As filed with the Securities and Exchange Commission on September 30, 1998

                                                   REGISTRATION NO. 333-______

==============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                         -------------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                         -------------------------
                        LOEWS CINEPLEX ENTERTAINMENT
                                CORPORATION
           (Exact name of registrant as specified in its charter)
            ---------------------------------------------------

        DELAWARE                       7832                    13-3386485
    (State or other        (Primary Standard Industrial     (I.R.S. Employer
    jurisdiction of               Classification           Identification No.)
    incorporation or               Code Number)
     organization)

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                               711 FIFTH AVENUE
                                  11TH FLOOR
                           NEW YORK, NEW YORK 10022
                                (212) 833-6200
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            ---------------------------------------------------
                         JOHN C. MCBRIDE, JR., ESQ.
                 SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                              711 FIFTH AVENUE
                                 11TH FLOOR
                          NEW YORK, NEW YORK 10022
                               (212) 833-6200
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

            ---------------------------------------------------
                                  COPY TO:
                            DAVID C. GOLAY, ESQ.
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                             ONE NEW YORK PLAZA
                       NEW YORK, NEW YORK 10004-1980
                               (212) 859-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after the effective date of this Registration Statement.

            ---------------------------------------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

            ---------------------------------------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

            ---------------------------------------------------

                      CALCULATION OF REGISTRATION FEE
===============================================================================
                            AMOUNT       PROPOSED      PROPOSED     AMOUNT OF
   TITLE OF CLASS OF         TO BE       MAXIMUM       MAXIMUM     REGISTRATION
    SECURITIES TO BE      REGISTERED    AGGREGATE     AGGREGATE        FEE
       REGISTERED                         PRICE        OFFERING
                                       PER UNIT (1)   PRICE (1)
-------------------------------------------------------------------------------
     8 7/8% SENIOR
   SUBORDINATED NOTES    $300,000,000      100%      $300,000,000    $88,500
DUE 2008............
===============================================================================

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.

            ---------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[RED HERRING]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

              SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998

PROSPECTUS

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                           OFFERS TO EXCHANGE ITS
                 8 7/8% SENIOR SUBORDINATED NOTES DUE 2008
                      WHICH HAVE BEEN REGISTERED UNDER
                  THE SECURITIES ACT OF 1933, AS AMENDED,
                     FOR ANY AND ALL OF ITS OUTSTANDING
                       OLD NOTES (AS DEFINED HEREIN)


-------------------------------------------------------------------------------
                       THE EXCHANGE OFFER WILL EXPIRE
      AT 5:00 P.M., NEW YORK CITY TIME, ON [ ], 1998, UNLESS EXTENDED.
 AS DESCRIBED HEREIN, WITHDRAWAL RIGHTS WITH RESPECT TO THE EXCHANGE OFFER
       ARE EXPECTED TO EXPIRE AT THE EXPIRATION OF THE EXCHANGE OFFER
-------------------------------------------------------------------------------

     Loews Cineplex Entertainment Corporation, a Delaware corporation ("Loews Cineplex" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to $300,000,000 aggregate principal amount of its 8 7/8% Senior Subordinated Notes Due 2008 (the "New Notes"), which will be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for a like principal amount of its issued and outstanding 8 7/8% Senior Subordinated Notes Due 2008 (the "Old Notes" and, together with the New Notes, the "Notes"). The Exchange Offer is being made pursuant to the terms of the Exchange and Registration Rights Agreement, dated August 5, 1998 (the "Exchange and Registration Rights Agreement"), entered into between the Company and Goldman, Sachs & Co., BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation and Salomon Brothers Inc (the "Initial Purchasers") pursuant to the terms of the Purchase Agreement (the "Purchase Agreement"), dated August 5, 1998, between the Company and the Initial Purchasers. See "The Exchange Offer--Purpose and Effect of the Exchange Offer".
                                             (cover continued on next page)

                            --------------------

          SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR A DISCUSSION
                 OF CERTAIN FACTORS WHICH INVESTORS SHOULD
                  CONSIDER IN CONNECTION WITH THE EXCHANGE
                       OFFER AND AN INVESTMENT IN THE
                          NEW NOTES OFFERED HEREBY

                            --------------------
       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
               COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO
                    THE CONTRARY IS A CRIMINAL OFFENSE.
                            --------------------
             The date of this Prospectus is            , 1998.

     Interest on the New Notes will be payable on February 1 and August 1 of each year, commencing February 1, 1999. The New Notes will mature on August 1, 2008. The New Notes will be redeemable, in whole or in part, at the option of the Company at any time on or after August 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or before August 1, 2001 the Company may, at its option and subject to certain requirements, use an amount equal to the net cash proceeds from one or more Public Equity Offerings (as defined herein) to redeem up to an aggregate of 33 1/3% of the principal amount of the New Notes originally issued at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a Change of Control (as defined herein), the Company is required to offer to repurchase all outstanding New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes".

     The New Notes will be general unsecured indebtedness of the Company subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Company, and senior to or pari passu with all existing and future subordinated indebtedness of the Company. At May 31, 1998 on a pro forma basis after giving effect to the Transactions (as defined herein), the Company would have had $654 million of indebtedness outstanding, of which $350 million would have been Senior Debt.

     The New Notes will be obligations of the Company entitled to the benefits of the Indenture (as defined herein). The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes will have been registered under the Securities Act, (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Exchange and Registration Rights Agreement, which agreement will terminate upon consummation of the Exchange Offer and (iii) the New Notes will not be entitled to the contingent increase in interest rate provided pursuant to the Indenture and the Old Notes. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof, and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. Following completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Indenture and the Old Notes. See "The Exchange Offer".

     The Company will accept for exchange any and all validly tendered Old Notes on or prior to 5:00 p.m., New York City time, on [ ], 1998, unless extended by the Company (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for payment by the Company. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company. Old Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. New Notes to be issued in exchange for validly tendered Old Notes will be delivered through the facilities of The Depository Trust Company ("DTC") by the Exchange Agent (as defined herein). The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer".

     Any waiver, extension or termination of the Exchange Offer will be publicly announced by the Company through a release to PR Newswire and as otherwise required by applicable law or regulations.

     The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in no-action letters issued to third parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on those interpretations by the staff of the Division of Corporation Finance of the Commission, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in the distribution (within the meaning of the Securities Act) of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely upon such interpretations by the staff of the Division of Corporation Finance of the Commission as set forth in these no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction, and any such secondary resale transaction must be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act.

     Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as the result of market-making activities or other trading activities and will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed to make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date or, earlier, if all New Notes have been disposed of by such broker-dealers. See "Plan of Distribution" and "The Exchange Offer".

     The New Notes will be represented by a Global Certificate (as defined herein) registered in the name of a nominee of DTC, as Depositary. Beneficial interest in the Global Certificates will be shown on, and transfers will be effected only through, records maintained by the
Depositary and its participants. See "Description of the New Notes--Book-Entry; Delivery and Form".

     The New Notes will constitute a new issue of securities with no established trading market. Accordingly, there can be no assurance that an active trading market for any issue of the New Notes will develop. See "Risk Factors -- Absence of Public Market for the New Notes; Volatility". To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. It is not expected that an active trading market for the Old Notes will develop while they are subject to restrictions on transfer. See "Risk Factors -- Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes".

     This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders of Old Notes as of [ ], 1998. As of such date, there were [ ] registered holder(s) of the Old Notes.

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses it incurs in the Exchange Offer. No dealer-manager is being used in connection with the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution".

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT
     SURRENDERS OF OLD NOTES FOR EXCHANGE FROM, HOLDERS THEREOF IN ANY
         JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE
           THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES
                  OR "BLUE SKY" LAWS OF SUCH JURISDICTION.

                           AVAILABLE INFORMATION


     The Company has filed with the Commission a Registration Statement (together with any amendments thereto, the "Registration Statement") on Form S-4 under the Securities Act, with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein and filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the New Notes, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, Suite 1400, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661-2511; and Northeast Regional Office, Suite 1300, 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding the Company. Such material can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and The Toronto Stock Exchange, 2 First Canadian Place, Toronto, Ontario M5X 1J2, on which exchanges the shares of the Company's Common Stock, $.01 par value per share (the "Shares") is listed. Copies of the aforementioned materials may also be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     Under the Indenture relating to the New Notes, and without regard to whether the Company is subject to the informational requirements of the Exchange Act, the Company has agreed to file with the Commission and to distribute to the Trustee (as defined herein) and the holders of the New Notes annual reports of the Company containing audited consolidated financial statements, as well as quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

     Potential investors may obtain a copy of the agreements summarized herein without charge by request directed to the Secretary of the Company at 711 Fifth Avenue, 11th Floor, New York, New York 10022, telephone (212) 833-6200.

         CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


     Certain statements contained herein, including, without limitation, under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "The Transactions" and "Business", and including, without limitation, statements concerning (i) business strategy (including, without limitation, the Company's plans to improve operating efficiencies and reduce costs), (ii) expansion plans and (iii) capital expenditures, contain certain forward-looking statements. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors". The words "intend", "believe", "expect", "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     In addition to other factors and matters discussed elsewhere herein, management believes that the following additional factors could cause actual results to differ materially from those discussed in forward-looking statements: (i) the effect of economic conditions on a national, regional or international basis; (ii) the ability of Loews Cineplex to integrate the operations of Cineplex Odeon Corporation ("Cineplex Odeon"), the compatibility of the operating systems of the combined companies, and the degree to which existing administrative functions and costs are complementary or redundant; (iii) competitive pressures in the motion picture exhibition industry; (iv) the financial resources of, and films available to, the Company's competitors; (v) changes in laws and regulations, including changes in accounting standards; (vi) the determination of the number, job classification and location of employee positions to be eliminated as a result of the combination of Loews Theatres (as defined herein) and Cineplex Odeon; and (vii) opportunities that may be presented to, and pursued by, the Company.

                             PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus. Prospective investors are urged to read this Prospectus in its entirety. Unless otherwise indicated, industry data contained herein is derived from publicly available industry trade journals, government reports and other publicly available sources, which the Company has not independently verified but which the Company believes to be reliable, and where such sources were not available, from Company estimates, which the Company believes to be reasonable, but which cannot be independently verified. As used in this Prospectus, "$" refers to U.S. dollars and "Cdn$" refers to Canadian dollars. Unless otherwise stated or where the context otherwise requires, references herein to the "Company" or "Loews Cineplex" refer to Loews Cineplex Entertainment Corporation and its direct and indirect subsidiaries. References herein to "fiscal" years refer to the Company's fiscal years ended February 28 or 29, as the case may be. Information given with respect to "North America" includes the United States and Canada and excludes Mexico.

                                THE COMPANY

     Loews Cineplex is the world's largest publicly traded theatre exhibition company in terms of revenues and operating cash flow. On May 14, 1998, the Company completed the business combination (the "Combination") of the Loews Theatres exhibition business ("Loews Theatres") of Sony Pictures Entertainment Inc. ("SPE") and Cineplex Odeon, another major motion picture exhibitor with operations in the United States and Canada. On a pro forma basis for the fiscal year ended February 28, 1998, the Company had approximately $1.0 billion in revenues. Approximately 71% of such revenues was related to box office receipts and approximately 29% was generated by concession sales and other revenues. The Company's pro forma share of total industry box office receipts in North America in 1997 was approximately 10.2%.

     As of May 31, 1998, Loews Cineplex owned and operated or had interests in 2,794 screens at 450 locations, of which 2,783 screens were located in 22 U.S. states, the District of Columbia and 6 Canadian provinces. The Company's North American exhibition screens represent approximately 8.8% of all exhibition screens in North America. The Company's North American theatres are concentrated in densely populated urban and suburban areas, with a strong presence in metropolitan New York, Boston, Chicago, Baltimore, Dallas, Houston, Detroit, Los Angeles, Seattle, Washington, D.C., Toronto, Montreal and Vancouver. Approximately 83% of the Company's U.S. theatres are located in 11 of the 15 largest areas of dominant influence as defined by the A.C. Nielsen Company/EDI ("ADIs") in the United States, and approximately 83% of the Company's Canadian theatres are located in the top 10 ADIs in Canada. Since June 10, 1998, the Company has also owned a 50% interest in 108 screens in 13 locations in Spain through a joint venture with Yelmo Films S.A. ("Yelmo Films"), a leading local Spanish exhibitor. The Company has also established an initial presence in both Hungary and Turkey.

     The Company holds a 50% partnership interest in each of Loeks-Star Theatres and Magic Johnson Theatres (collectively, the "U.S. Partnerships"). As of May 31, 1998, the U.S. Partnerships held interests in and operated 12 locations with a total of 149 screens. Loeks-Star Theatres' circuit is located in the metropolitan Detroit, Michigan area. Magic Johnson Theatres' circuit is located in densely populated urban areas with predominantly minority populations. Unless otherwise noted, the screen and location figures presented herein for the Company include the screens and locations of the Company's U.S. Partnerships.

     Loews Cineplex was the first commercial motion picture exhibitor in North America, and perhaps the world, with operations beginning in 1904, when Marcus Loew set up a "nickelodeon" in a rented room above a penny arcade store in Cincinnati, Ohio. Loews Cineplex's theatre circuit has grown over the years through both internal development and acquisitions. Today, Loews Cineplex operates theatres under the Loews, Sony and Cineplex Odeon theatres names, and the Company's partnerships and joint ventures operate theatres under the Star, Magic Johnson and Yelmo Cineplex names.

PRINCIPAL STOCKHOLDERS

     The Company's principal stockholders include SPE, a wholly owned subsidiary of Sony Corporation of America ("SCA"), Universal Studios, Inc. ("Universal") and the Charles Rosner Bronfman Discretionary Trust and certain related stockholders (the "Claridge Group"), which own 39.5% (39.5% of the Company's voting Common Stock), 25.6% (25.5% of the Company's voting Common Stock) and 7.4% (7.4% of the Company's voting Common Stock) of the Company's capital stock, respectively, and collectively own approximately 72.5% of the Company's capital stock (and 72.4% of its voting Common Stock). SPE, Universal and the Claridge Group are collectively referred to herein as the "Stockholders".

PRINCIPAL EXECUTIVE OFFICES

     The address of Loews Cineplex's principal executive offices is 711 Fifth Avenue, 11th Floor, New York, New York 10022 and its telephone number is (212) 833-6200.

CERTAIN RECENT TRANSACTIONS

     On August 5, 1998, the Company concurrently consummated the following transactions, which were designed to increase stockholders' equity, reduce the Company's debt and interest expense, improve the public float for the Common Stock, increase the Company's access to capital markets and improve the Company's operating and financial flexibility:

* The Company offered $300 million aggregate principal amount of the Old Notes (the "Old Notes Offering").

* The Company sold to the public, in a registered offering, 10 million shares of Common Stock at a public offering price of $11.00 per share (the "Equity Offering" and, together with the Old Notes Offering, the "Concurrent Offerings").

* The Company used approximately $215.7 million of the net proceeds of the Concurrent Offerings to pay the applicable consideration under an at-the-market tender offer (the "At-the-Market Offer") by the Company's wholly owned subsidiary, Plitt Theatres, Inc. ("Plitt"), for any and all of Plitt's outstanding 10 7/8% Senior Subordinated Notes due 2004 (the "Plitt Notes"), which the Company unconditionally guaranteed on a senior subordinated basis in connection with closing the Combination. The At-the-Market Offer expired on August 4, 1998, with holders of approximately 97% of the outstanding Plitt Notes tendering into the At-the-Market Offer. Payment for tendered Plitt Notes was made on August 5, 1998.

     The remaining amount of the net proceeds of the Concurrent Offering was used to reduce the outstanding balance on the Bank Credit Facilities (as defined herein). These amounts may be reborrowed and are available to the Company for the funding of its North American and international expansion plans and for general corporate purposes, subject to the satisfaction of certain covenants and financial ratios.

     In addition to the above mentioned transactions, upon the consummation of the Equity Offering, the Company's Class A Non-Voting Common Stock then held by SPE automatically converted (the "Automatic Conversion") into an equal number of shares of Common Stock and 3,255,212 additional shares of Common Stock was issued to Universal for no consideration (the "Universal Issuance") under anti-dilution provisions of the Company's subscription agreement with Universal (the Universal Issuance, the Automatic Conversion, the Old Notes Offering, the Equity Offering and the Plitt Note Repurchase (as defined herein) collectively referred to as the "Transactions").

     Under the terms of an agreement with the U.S. Department of Justice ("DOJ"), which was entered into in connection with its approval of the Combination, the Company agreed to divest 25 theatres, representing 85 screens in the New York and Chicago areas. The sale of these theatres is subject to approval by the DOJ. On August 27, 1998, the Company announced that it had reached an agreement to sell 31 theatres in the New York City, Chicago and suburban New York areas for $92 million to Cablevision Systems Corp.("Cablevision"), one of the nation's leading telecommunications and entertainment companies, subject to certain conditions, including DOJ approval. The Company is in discussions with Cablevision regarding obtaining DOJ approval. These 31 theatres include an additional seven theatres, representing 21 screens, in the suburban New York area, which will be sold, subject to certain conditions, in a separate transaction unrelated to the agreement with the DOJ. The theatres being sold represent approximately 3.6% of the Company's total screens and 6.8% of total box office receipts on an annual basis. Proceeds from the sale are expected to be used to reduce borrowings under the Bank Credit Facilities and for general corporate purposes. Subject to DOJ approval, the Company expects to close these transactions in the third quarter ending November 30, 1998.

                                THE OFFERING

     On August 5, 1998, the Company consummated the offering of $300 million aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2008 exempt from registration under the Securities Act (the "Offering"). The net proceeds of the Offering were used to fund the Plitt Note Repurchase, repay loans under the Company's Bank Credit Facilities, pay fees and expenses related to the Transactions and for general corporate purposes. See "Prospectus Summary--The Transactions" and "Use of Proceeds".

The Old Notes.....  The Old  Notes  were sold by the  Company  on August 5,
                    1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act ("Rule 144A") and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Exchange and
Registration
Rights
Agreement.........  Pursuant to the Purchase Agreement, the Company and the
                    Initial Purchasers entered into the Exchange and Registration Rights Agreement, which granted the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is being made pursuant to the Exchange and Registration Rights Agreement and is intended to satisfy such rights which, except under limited circumstances, terminate upon consummation of the Exchange Offer.

                             THE EXCHANGE OFFER

Securities
Offered...........  $300,000,000   aggregate   principal   amount   of  the
                    Company's 8 7/8% Senior Subordinated Notes due 2008.

The Exchange
Offer.............  Pursuant to the Exchange Offer, $1,000 principal amount of New Notes will be issued in exchange for each $1,000 principal amount of Old Notes that are validly tendered and not withdrawn. On the date of this Prospectus, $300,000,000 aggregate principal amount of Old Notes were outstanding. See "The Exchange Offer".

                    The Exchange Offer is not being made to, nor will the Company accept surrenders of Old Notes for exchange from, holders thereof in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

                    Holders of Old Notes whose Old Notes are not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences thereof and will be subject to the limitations applicable thereto under the Indenture, dated as of August 5, 1998 (the "Indenture") between the Company and Bankers Trust Company, as Trustee, governing the Old Notes and the New Notes. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof, and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. Following the completion of the Exchange Offer, none of the Old Notes will be entitled to the contingent increase in interest rate provided pursuant to the Indenture and the Old Notes.

Resales...........  Based on  interpretations  by the staff of the Division of Corporate Finance the Commission set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the
                    Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution (within the meaning of the Securities Act) of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely upon such interpretations by the staff of the Division of Corporate Finance the Commission as set forth in these no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction, and any such secondary resale transaction must be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date or, earlier, if all New Notes have been disposed of by such broker-dealers. Any broker-dealer who is an affiliate of the Company may not participate in the Exchange Offer and may not rely on the no-action letters referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "The Exchange Offer--Purpose
                    and  Effect  of  the  Exchange   Offer"  and  "Plan  of
                    Distribution".

Expiration Date...  The Exchange  Offer will expire at 5:00 p.m.,  New York
                    City time, on [ ], 1998, unless extended, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Any extension, if made, will be publicly announced through a release to PR Newswire and as otherwise required by applicable law or regulations.

Conditions to the
Exchange
Offer............   The  Exchange  Offer is subject to certain  conditions,
                    which may be waived by the Company.  See "The  Exchange
                    Offer--Conditions  of the Exchange Offer". The Exchange
                    Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

                    The Company reserves the right, in its discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "The Exchange Offer--Conditions of the Exchange Offer" shall not have been satisfied in the good faith determination of the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. See "The Exchange Offer--Terms of the Exchange Offer--Expiration Date; Extensions; Amendments".

Procedures for
Tendering Old
Notes.............  Each beneficial  owner owning interests in Old Notes (a
                    "Beneficial Owner") through a DTC Participant (as defined herein) must instruct such DTC Participant to cause Old Notes to be tendered in accordance with the procedures set forth in this Prospectus and in the applicable Letter of Transmittal (as defined herein). See "The Exchange Offer--Procedures for Tendering--Old Notes held through DTC".

                    Each participant (a "DTC Participant") in the DTC holding Old Notes through DTC must (i) electronically transmit its acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and send an Agent's Message (as defined herein) to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus and in the Letter of Transmittal. By tendering through ATOP, DTC Participants will expressly acknowledge receipt of the accompanying Letter of Transmittal and agree to be bound by its terms and the Company will be able to enforce such agreement against such DTC Participants. See "The Exchange Offer--Procedures for Tendering--Old Notes Held through DTC" and "--Guaranteed Delivery Procedures--Old Notes held through DTC".

                    Each holder of Old Notes must (i) complete and sign a Letter of Transmittal, and mail or deliver such Letter of Transmittal, and all other documents required by the Letter of Transmittal, together with certificates(s) representing all tendered Old Notes, to the Exchange Agent at its address set forth in this Prospectus and in the Letter of Transmittal, or (ii) comply with the guaranteed delivery procedures set forth in this
                    Prospectus. See "The Exchange Offer--Procedures for Tendering", "--Exchange Agent" and "--Guaranteed Delivery Procedures--Old Notes Held by Holders".

                    By tendering, each holder of Old Notes will represent to the Company that, among other things, (i) it is not an affiliate of the Company, (ii) it is not a broker-dealer tendering Old Notes acquired directly from the Company for its own account, (iii) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder and (iv) it has no arrangements or understandings with any person to participate in the Exchange Offer for the purpose of distributing the New Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer".

Special
Procedures for
Beneficial
Owners............  Any beneficial  owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his or her own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his or her Old Notes (or, in the case of a book-entry transfer, causing to be delivered an Agent's Message), either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer--Procedures for Tendering Old Notes".

Guaranteed
Delivery
Procedures........  DTC Participants holding Old Notes through DTC who wish to cause their Old Notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus and in the Letter of Transmittal. See "The Exchange Offer--Guaranteed Delivery Procedures". Holders who wish to tender their Old Notes but (i) whose Old Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus. See "The Exchange Offer--Guaranteed Delivery Procedures".

Acceptance of Old
Notes and
Delivery of
New Notes.........  Subject to certain  conditions (as described more fully in "The Exchange Offer--Conditions of the Exchange Offer"), the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.

Withdrawal
Rights............  Except as  otherwise  provided  herein,  tenders of Old
                    Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer--Withdrawal of Tenders of Old Notes".

Taxation..........  An  exchange  of Old Notes  for New  Notes  will not be taxable to holders. See "Certain Federal Income Tax Consequences of the Exchange Offer".

Use of Proceeds...  The Company will not receive any proceeds  from the New
                    Notes offered hereby. See "Use of Proceeds".

Exchange Agent....  Bankers  Trust  Company  is  the  Exchange  Agent.  The
                    address, telephone number and facsimile number of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent".

                       SUMMARY OF TERMS OF THE NEW NOTES

General...........  The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes have been registered under the Securities Act and, therefore, will not contain terms or bear legends with respect to transfer restrictions, (ii) the New Notes do not include provisions providing for an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer and (iii) holders of New Notes will not be entitled to certain rights under the Exchange and Registration Rights Agreement, which rights will terminate when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of New Notes".

Securities
Offered...........  $300,000,000   aggregate   principal   amount   of  the
                    Company's 8 7/8% Senior Subordinated Notes due 2008.

Maturity Date.....  August 1, 2008.

Interest
Payment Dates.....  February  1  and  August  1 of  each  year,  commencing
                    February 1, 1999.

Optional
Redemption........  The Notes will be  redeemable,  in whole or in part, at the option of the Company at any time on or after August 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to but excluding the date of redemption. In addition, on or before August 1, 2001, the Company may, at its option and subject to certain requirements, use an amount equal to the net cash proceeds from one or more Public Equity Offerings to redeem up to an aggregate of 33 1/3% of the original aggregate principal amount of the Notes issued at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of redemption. See "Description of Notes--Optional Redemption".

Change of
Control...........  Upon the occurrence of a Change of Control, the Company is required to offer to repurchase all outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes--Covenants--Change of Control".

Certain
Covenants.........  The Indenture  contains certain covenants which,  among other things, restrict the ability of the Company and its Restricted Subsidiaries (as defined herein) to incur additional indebtedness, pay dividends or make distributions in respect of the Company's capital stock or make other restricted payments, sell assets, create certain liens or enter into certain transactions with affiliates. See "Description of New Notes--Covenants".

Sinking Fund......  None.

Ranking...........  The  New  Notes  will  constitute   general   unsecured
                    indebtedness  of the Company,  subordinated in right of
                    payment to all existing and future senior  indebtedness
                    of the  Company,  including  borrowings  under the Bank
                    Credit Facilities. At May 31, 1998 on a pro forma basis
                    after giving  effect to the  Transactions,  the Company
                    would   have   had   $654   million   of   indebtedness
                    outstanding,  of which  $350  million  would  have been
                    Senior Debt.  The  Indenture  pursuant to which the New
                    Notes  will be  issued  permits  the  Company  to incur
                    additional indebtedness, including Senior Debt, subject
                    to  certain   limitations.   See  "Capitalization"  and
                    "Description   of   New   Notes--Subordination".    See
                    "Description of the New Notes--Subordination".

Market............  The New Notes will constitute a new issue of securities with no established trading market. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. It is not expected that an active trading market for the Old Notes will develop while they are subject to restrictions on transfer. See "Risk Factors--Absence of Public Market for the New Notes; Volatility" and "--Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes".

                                RISK FACTORS

     Prospective investors should consider all of the information contained in this Prospectus before making an investment in the New Notes. In particular, prospective investors should carefully consider the factors set forth under "Risk Factors".

         SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

LOEWS CINEPLEX

     The following table sets forth summary historical financial data, based on continuing operations, for the Company for the five fiscal years ended February 28, 1998 and has been derived from the Company's annual consolidated financial statements. The following summary financial data for the three-month periods ended May 31, 1998 and May 31, 1997 is unaudited, but, in the opinion of management, includes all adjustments necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the three months ended May 31, 1998 are not necessarily indicative of the results to be attained for the entire year. The summary historical financial data should be read in conjunction with the separate consolidated financial statements and notes thereto of Loews Cineplex and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are included elsewhere in this Prospectus. THE FISCAL YEAR HISTORICAL DATA AND THE UNAUDITED FINANCIAL DATA FOR THE THREE MONTHS ENDED MAY 31, 1997 DO NOT GIVE EFFECT TO THE COMBINATION OR INCLUDE HISTORICAL INFORMATION FOR CINEPLEX ODEON. However, related historical financial data for Cineplex Odeon are presented following such data. The unaudited financial data as of, and for the three months ended, May 31, 1998, reflects the Combination and includes the results of Cineplex Odeon from May 15, 1998 through May 31, 1998.

     The unaudited pro forma combined income statement data give effect to the Combination and to the Transactions ("Pro Forma"), in each case as if the relevant Transactions had occurred on March 1, 1997, by combining the results of operations of the Company for the year ended February 28, 1998, with the results of operations of Cineplex Odeon for the year ended December 31, 1997, and, with respect to the three months ended May 31, 1998 by combining the results of operations of the Company and Cineplex Odeon for the three months ended May 31, 1998. The unaudited pro forma combined balance sheet data present the Pro Forma financial position of the Company and Cineplex Odeon at May 31, 1998, assuming that the relevant Transactions had been consummated as of that date. The Combination has been accounted for under the purchase method of accounting.

     The unaudited summary pro forma financial information is not necessarily indicative of the Company's combined financial position or results of operations that actually would have occurred if the Transactions had been consummated on the dates indicated. In addition, they are not intended to be a projection of results of operations that may be attained by the Company in the future. This unaudited summary pro forma financial information should be read in conjunction with detailed unaudited pro forma financial information and the historical financial statements and notes thereto of the Company and Cineplex Odeon included elsewhere in this Prospectus.

     Loews Cineplex has arranged to obtain an independent appraisal of significant assets, liabilities and business operations of Cineplex Odeon. Upon completion of the determination of fair value, the Excess Purchase Price (as defined herein) will be allocated to specific assets and liabilities of Cineplex Odeon. It is anticipated that there will be reductions in the carrying value associated with certain assets, and alternatively the fair value of certain other assets may exceed carrying value. Accordingly, the final valuation could result in materially different amounts and allocations of Excess Purchase Price from the amounts and allocations presented in the following unaudited pro forma financial data, primarily between goodwill and property, equipment and leaseholds, resulting in corresponding changes in depreciation and amortization amounts. For every one million dollars of Excess Purchase Price allocated to fixed assets, depreciation and amortization will increase $25,000 annually (assuming an average 20 year service life for fixed assets and straight line depreciation). Based on preliminary estimates of fair value related to certain assets, additional "Excess Purchase Price" of between $100 million and $150 million could result at the conclusion of the valuation. See "Risk Factors", "Unaudited Pro Forma Financial Information" and "Cautionary Statement Concerning Forward-Looking Statements".



                                                      LOEWS CINEPLEX
                                                                                                  UNAUDITED
                                                                                                  PRO FORMA
                                                           ACTUAL                                 YEAR ENDED
                                                 YEAR ENDED FEBRUARY 28 OR 29,                   FEBRUARY 28,
                                 -------------------------------------------------------------  -------------
                                  1994          1995         1996          1997        1998       1998 (1)(4)
                                 ----------  ------------  -----------  ----------  ----------  -------------
                                    (IN THOUSANDS, EXCEPT RATIOS, SHARES OUTSTANDING AND PER SHARE DATA)

INCOME STATEMENT
  DATA:
Admissions revenues.            $244,864     $255,392      $264,585     $273,498      $296,933       $688,195
Concessions revenues              75,355       79,287        84,358       90,643       104,009        248,671
Other revenues......               8,800        8,656        10,153       11,204        12,568         38,956
                                 -------       ------       -------       ------       -------        -------
                                 329,019      343,335       359,096      375,345       413,510        975,822
                                 -------      -------       -------      -------       -------        -------
Theatre operations
  and other expenses
  (including
  concession costs).             259,173      268,236       277,375      282,480       307,568        771,670
General and
  administrative....              17,449       18,753        20,282       21,447        28,917         59,230
Depreciation and
  amortization......              37,873       38,572        41,273       44,576        52,307        105,601
Loss on
  sale/disposals of
  theatres..........               3,491       13,420         7,249        9,951         7,787         13,683
Interest expense, net              9,865       10,613        15,376       14,776        14,319         47,153
Income tax
  expense/(benefit).               4,662       (1,337)          309        2,295         2,751          2,292
                                 -------     --------      --------     --------      --------      ---------
Net income (loss)...            $ (3,494)    $ (4,922)     $ (2,768)    $   (180)     $   (139)     $ (23,807)
                                ========     ========      ========     ========      ========      =========

Ratio of  earnings to
  fixed charges.....                1.11        N/A(5)        N/A(5)        1.14          1.18          N/A(5)

Earnings (loss) per
  common  share (2):
  basic.............             $(0.17)      $(0.24)       $(0.14)      $(0.01)       $(0.01)        $(0.41)
  diluted...........             $(0.17)      $(0.24)       $(0.14)      $(0.01)       $(0.01)        $(0.41)

Weighted average
  shares
  and equivalent
  outstanding (2):
  basic.............          20,472,807   20,472,807    20,472,807   20,472,807    20,472,807     58,602,844
  diluted...........          20,472,807   20,472,807    20,472,807   20,472,807    20,924,890     62,293,258

BALANCE SHEET DATA
  (AT PERIOD END):
Cash and cash
  equivalents.......             $ 4,698      $ 4,759       $ 2,390      $ 2,160       $ 9,064
Property, equipment
  and leaseholds, net           $566,043     $605,982      $602,435     $613,692      $609,152
Total assets........            $675,667     $723,108      $715,810     $721,372      $728,551
Total long-term debt
  (including current
  maturities and
  capital leases)...            $263,791     $313,098      $298,680     $306,342      $307,616
Total liabilities...            $343,147     $395,510      $390,980     $396,722      $404,040
Stockholders' equity            $332,520     $327,598      $324,830     $324,650      $324,511

CASH FLOW STATEMENT
  DATA (3):
Cash flow provided
  by operating
  activities........             $55,150      $36,188       $46,326      $47,976       $64,185

---------------------------------
(1) The final amount of the excess of the purchase price over the historical net book value of the net assets of Cineplex Odeon and the allocation of such excess has not yet been determined.

(2) Restated in all periods presented to reflect impact of a stock dividend declared on February 5, 1998.

(3) Due to the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the unaudited pro forma adjustments, cash flow from operations are not presented in the unaudited pro forma data.

(4) The unaudited pro forma data are not necessarily indicative of the combined results of operations of the Company that would have occurred nor are they necessarily indicative of future operating results of the Company.

(5) Earnings would not have covered the fixed charges by $6,259, $2,459 and $21,515 for the years ended February 28, 1995 and February 28, 1996 and on a pro forma basis for the year ended February 28, 1998, respectively.

                                                  UNAUDITED
                                         THREE MONTHS ENDED MAY 31,
                                      ---------------------------------------
                                         1997           1998(1)(3)
                                      ------------ --------------------------

                                        ACTUAL        ACTUAL(2)   PRO FORMA
                                      ------------ ------------- ------------
                                          (IN THOUSANDS, EXCEPT SHARES
                                        OUTSTANDING AND PER SHARE DATA)

INCOME STATEMENT DATA:
Admissions revenues...................    $ 67,370      $ 83,207     $148,747
Concessions revenues..................      23,486        31,170       56,471
Other revenues........................       2,360         3,437        9,107
                                      ------------ ------------- ------------
                                            93,216       117,814      214,325
                                      ------------ ------------- ------------
Theatre operations and other expenses
  (including  concession costs)........     71,095        89,943      175,948
General and administrative.............      5,937         7,946       15,116
Depreciation and amortization..........     12,597        14,681       24,514
Interest expense, net..................      3,622         6,106       12,426
Income tax expense/(benefit)...........        365         (119)          258
                                       ----------- ------------- ------------
Net income (loss)......................  $   (400)     $   (743)    $(13,937)
                                       =========== ============= ============

Ratio of earnings to fixed charges.....    N/A (6)        N/A(6)       N/A(6)

Earnings (loss) per common share (4):
  basic................................   $ (0.02)      $ (0.03)     $ (0.24)
  diluted..............................   $ (0.02)      $ (0.03)     $ (0.24)
Weighted average shares and equivalent
  outstanding (4):
  basic................................ 20,472,807    24,619,805   58,621,622
  diluted.............................. 20,472,807    24,984,549   62,035,255

BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents..............                 $ 37,785     $ 37,785
Property, equipment and leaseholds, net               $1,180,376   $1,180,376
Total assets...........................               $1,617,287   $1,625,287
Total long-term debt (including
  current maturities and capital
  leases)..............................                 $729,841     $653,778
Total liabilities......................               $1,022,019     $927,394
Stockholders' equity...................                 $595,268     $697,893

CASH FLOW STATEMENT DATA (5):
  Cash flow provided by operating
   activities..........................   $  9,974      $ 27,292

------------------
(1) The final amount of the excess of the purchase price over the historical net book value of the net assets of Cineplex Odeon and the allocation of such excess has not yet been determined.

(2) Includes operating results of Cineplex Odeon from May 15, 1998 through May 31, 1998.

(3) The unaudited quarterly pro forma data is not necessarily indicative of the combined results of operations of the Company that would have occurred nor is it necessarily indicative of future operating results of the Company. Further, due to seasonality in the exhibition industry, the Company's first fiscal quarter of 1998 is not necessarily representative of future operating results for the remainder of the year.

(4) Restated in all periods presented to reflect impact of a stock dividend declared on February 5, 1998.

(5) Due to the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the unaudited pro forma adjustments, cash flow from operations is not presented in the unaudited pro forma data.

(6) Earnings did not cover fixed charges by $35 and by $862 for the three months ended May 31, 1997 and 1998, respectively, and by $13,679 on a pro forma basis for the three months ended May 31, 1998.

CINEPLEX ODEON

     The following table sets forth summary historical financial data, based on continuing operations, for Cineplex Odeon for the five fiscal years ended December 31, 1997 and has been derived from Cineplex Odeon's annual consolidated financial statements and notes related thereto. The summary historical financial data should be read in conjunction with the separate consolidated financial statements and notes thereto of Cineplex Odeon and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cineplex Odeon", which are included elsewhere in this Prospectus. Cineplex Odeon's historical financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") in Canada, which, except as described in footnote 17 to Cineplex Odeon's historical financial statements, conform in all material respects with accounting principles generally accepted in the United States.


                                                         ACTUAL YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------------------
                                            1993          1994         1995          1996          1997
                                        ------------- ------------- ------------ ------------- -------------
                                                                  (IN THOUSANDS)


INCOME STATEMENT DATA:
Admissions revenues..............            $388,944      $384,558     $365,220      $358,973      $399,171
Concessions revenues.............             138,387       133,850      126,319       126,636       147,892
Other revenues...................              18,899        22,704       21,611        24,083        26,714
                                        ------------- ------------- ------------ ------------- -------------
                                              546,230       541,112      513,150       509,692       573,777
                                        ------------- ------------- ------------ ------------- -------------
Theatre operations and other
  expenses (including
  concession costs)..............             459,759       459,258      440,747       440,685       491,443
General and administrative.......              15,494        16,229       17,575        18,192        20,313
Depreciation and amortization....              41,577        40,859       42,621        43,648        45,715
Other expenses (income)..........             (1,267)         2,900        2,862         1,377        43,401
Interest expense, net............              28,033        33,641       40,983        35,482        33,900
Income taxes.....................               1,665         2,398        1,269         1,390         1,072
                                        ------------- ------------- ------------ ------------- -------------
Net income (loss)................             $   969     $(14,173)    $(32,907)     $(31,082)     $(62,067)
                                        ============= ============= ============ ============= =============

Earnings (loss) per common share:
  basic..........................               $0.01       $(0.13)      $(0.29)       $(0.19)       $(0.35)
  diluted........................               $0.01       $(0.13)      $(0.29)       $(0.19)       $(0.35)
Weighted average shares
  outstanding and equivalent
  outstanding:
  basic..........................         106,730,000   110,175,000  114,764,000   163,473,000   176,795,000
  diluted........................         115,181,000   118,245,000  122,616,000   176,107,000   191,304,000

BALANCE SHEET DATA (AT PERIOD
  END):
Cash and cash equivalents........             $ 1,268       $ 1,551      $ 1,604       $ 2,718       $ 3,505
Property, equipment and
  leaseholds, net................            $619,309      $614,741     $583,442      $579,841      $567,431
Total assets.....................            $697,105      $688,693     $649,643      $644,171      $635,475
Long-term debt (including current
  maturities and
  capital leases)................            $394,571      $396,665     $399,454      $341,301      $367,240
Total liabilities................            $496,718      $492,518     $483,651      $425,591      $484,293
Shareholders' equity.............            $200,387      $196,175     $165,992      $218,580      $151,182

CASH FLOW STATEMENT DATA:
Cash flow provided by operating
activities.......................             $38,674       $31,435      $ 3,522       $12,416       $30,780


                     HISTORICAL AND UNAUDITED PRO FORMA
                     COMBINED KEY OPERATING STATISTICS

LOEWS CINEPLEX

     The table below sets forth key operating statistics for Loews Cineplex on an actual basis and on a pro forma combined basis giving effect to the Combination. In order to arrive at a more meaningful presentation of financial operating data related to the productivity and performance of Loews Cineplex, and, except as otherwise noted, all amounts below include 100% of the operating results of the U.S. Partnerships, although Loews Cineplex has only a 50% interest in each of the U.S. Partnerships. This information does not include any potential benefit that may be realized from anticipated operating efficiencies and cost savings as a result of the Combination. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No measure is more meaningful than another, and management uses these measures collectively to assess Loews Cineplex's operating performance.


                                                                                  UNAUDITED                 UNAUDITED
                                                                                  PRO FORMA               THREE MONTHS
                                                  ACTUAL                             YEAR                 ENDED MAY 31,
                                                YEAR ENDED                          ENDED       ----------------------------------
                                             FEBRUARY 28 OR 29,                    FEBRUARY      1997             1998(7)
                           --------------------------------------------------        28,        --------     ---------------------
                           1994       1995       1996        1997        1998     1998(1)(7)     ACTUAL      ACTUAL   PRO FORMA(1)
                           ----       ----       ----        ----        ----     ----------    --------     -------  ------------

                                           (IN THOUSANDS, EXCEPT SCREEN, LOCATION, PER PATRON AND MARGIN DATA)

OPERATING DATA:
Screens operated at
  period end...........        981      1,030        950         959       1,035        2,704          986       2,794       2,728
Locations operated at
  period end...........        182        180        154         143         139          439          142         450         437
Screens per location...        5.4        5.7        6.2         6.7         7.4          6.2          6.9         6.2         6.2
Attendance.............     52,113     52,656     53,544      53,133      58,387      143,266       12,855      16,686      31,052
Total revenues.........  $ 360,828  $ 377,171  $ 400,412   $ 421,613   $ 480,437   $1,042,749     $105,553   $ 134,739    $231,251
Revenues per screen(2).  $  367.82  $  366.19  $  421.49   $  439.64   $  464.19   $   385.63     $ 107.60   $  100.40    $  84.77
Revenues per location(2) $1,982.57  $2,095.39  $2,600.08   $2,948.34   $3,456.38   $ 2,375.28     $ 733.01   $  701.77    $ 529.18
EBITDA(3)..............  $  48,906  $  42,926  $  54,190   $  61,467   $  69,238   $  131,239     $ 16,184   $  19,925    $ 23,261
Total EBITDA(4)........  $  57,982  $  62,540  $  68,177   $  78,273   $  86,643   $  154,540     $ 17,841   $  22,210    $ 25,546
Partners' share of
  Total EBITDA.........  $   3,677  $   4,287  $   4,800   $   4,853   $   6,339   $    6,339     $  1,025   $   1,419    $  1,419
Attributable EBITDA(4).  $  54,305  $  58,253  $  63,377   $  73,420   $  80,304   $  148,201     $ 16,816   $  20,791    $ 24,127
Total EBITDA per
  screen(2)............  $   59.10  $   60.72  $   71.77   $   81.62   $   83.71   $    57.15     $  18.19   $   16.55    $   9.36
Total EBITDA per
  location(2)..........  $  318.58  $  347.44  $  442.71   $  547.36   $  623.33   $   352.03     $ 123.90   $  115.68    $  58.46
Total EBITDA per
  patron(2)............  $    1.11  $    1.19  $    1.27   $    1.47   $    1.48   $     1.08     $   1.39   $    1.33    $   0.82
Concessions revenue per
  patron...............  $    1.63  $    1.70  $    1.82   $    1.98   $    2.14   $     1.88     $   2.12   $    2.20    $   2.00
Concessions margin.....       80.8%      80.9%      80.9%       82.8%       84.5%        82.4%        84.2%       84.6%       83.0%
Admissions revenue per
  patron...............  $    5.16  $    5.34  $    5.52   $    5.79   $    5.91   $     5.14     $   5.93   $    5.69    $   5.16

CASH FLOW STATEMENT
  DATA(5)(6):
Net cash provided by
  operating
    activities.........  $  55,150  $  36,188  $  46,326   $  47,976   $  64,185                  $  9,974   $  27,292
Net cash used in
  investing activities.  $ (32,098) $ (82,486) $ (34,690)  $ (53,254)  $ (51,439)                 $ (8,960)  $ (18,590)
Net cash
  (used)/provided by
  financing
    activities.........   $(23,022) $  46,359  $ (14,005)  $   5,048   $  (5,842)                 $ 10,449   $  20,019

------------------------
(1)  The  information   presented  is  derived  from  unaudited  pro  forma
     information which is presented elsewhere in this Prospectus. See "Unaudited Pro Forma Financial Information".

(2) All per screen, location and patron ratios are calculated based upon screens and locations as of period end and include the U.S. Partnerships except for the actual three months ended May 31, 1998 and 1997, which are calculated using a weighted average number of screens and locations. This is due to the inclusion of the operations of Cineplex Odeon for the last 17 days of the period ended May 31, 1998. Use of the weighted average number of screens and locations for the remaining historical data would not result in substantially different data from the information presented.

(3) EBITDA consists of earnings before interest, income taxes, depreciation and amortization including equity earnings from investments in the U.S. Partnerships. EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP), as a measure of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with U.S. GAAP), as a measure of the Company's liquidity. EBITDA measures the amount of cash that a company has available for investment or other uses and is used by the Company as a measure of its performance. The Company believes that EBITDA is an important measure, in addition to cash flow from operations, Attributable EBITDA and Total EBITDA, in viewing its overall liquidity and borrowing capacity.

(4) Total EBITDA consists of EBITDA plus loss on sale/disposals of theatres and 100% of the operating results of the U.S. Partnerships. Total EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP), as a measure of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with U.S.
     GAAP), as a measure of the Company's liquidity. Total EBITDA measures the amount of cash that a company has available for investment or other uses and is used by the Company as a measure of its performance. The Company believes that Total EBITDA is an important measure, in addition to cash flow from operations, Attributable EBITDA and EBITDA, in viewing its overall liquidity and borrowing capacity. Attributable EBITDA equals Total EBITDA less partners' share of Total EBITDA. A reconciliation of EBITDA to Total EBITDA and Attributable EBITDA follows:



                                                                                                         UNAUDITED
                                                                                                       THREE MONTHS
                                            ACTUAL                                                     ENDED MAY 31,
                                           YEAR ENDED                             UNAUDITED    -----------------------------------
                                         FEBRUARY 28 OR 29,                       PRO FORMA      1997             1998
                          ------------------------------------------------------ YEAR ENDED    -----------   ---------------------
                                                                                 FEBRUARY 28,
                             1994    1995       1996        1997       1998          1998        ACTUAL        ACTUAL   PRO FORMA
                          -------- ---------- ---------- ----------- ----------- ------------  -----------   --------- -----------
                                                                 (IN THOUSANDS)


    EBITDA..............  $ 48,906   $ 42,926   $ 54,190   $  61,467   $  69,238   $  131,239    $  16,184    $ 19,925  $   23,261
    Add:  Loss on
      sale/disposals of
      theatres*.........     3,491     13,420      7,249       9,951       7,787       13,683           --          --          --
                          --------  ---------   --------   ---------   ---------   ----------    ---------    --------  ----------
    Modified EBITDA,
      including equity
      earnings..........    52,397     56,346     61,439      71,418      77,025      144,922       16,184      19,925      23,261
    Less: Equity
      earnings/other,
      included in EBITDA     1,769      2,380      2,862       2,851       3,060        3,060          393         553         553
    Add:  EBITDA from
      U.S. Partnerships.     7,354      8,574      9,600       9,706      12,678       12,678        2,050       2,838       2,838
                          --------  ---------   --------   ---------   ---------   ----------    ---------    --------  ----------
    Total EBITDA........    57,982     62,540     68,177      78,273      86,643      154,540       17,841      22,210      25,546
    Less:  Partners'
      share of Total
      EBITDA............     3,677      4,287      4,800       4,853       6,339        6,339        1,025       1,419       1,419
                          --------  ---------   --------   ---------   ---------   ----------    ---------    --------  ----------
    Attributable EBITDA.  $ 54,305  $  58,253   $ 63,377   $  73,420     $80,304   $  148,201    $  16,816    $ 20,791  $   24,127
                          ========  =========   ========   =========   =========   ==========    =========    ========  ==========


------------------------------
* Primarily represents (i) the noncash write off of the net book value of the theatres disposed of and (ii) provisions for net disposal costs (where applicable) related to the disposition of such theatres.

(5)  Cash  flow   statement   data  includes  cash  flows  from  long  term
     investments in the U.S. Partnerships to the extent of the Company's equity interest.

(6) Due to the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the unaudited pro forma adjustments, cash flow from operating, investing and financing activities are not presented in the unaudited pro forma data.

(7) The unaudited pro forma data is not necessarily indicative of the combined results of operations of the Company that would have occurred nor is it necessarily indicative of future operating results of the Company. Further, due to seasonality in the exhibition industry, the Company's first fiscal quarter of 1998 is not necessarily representative of future operating results for the remainder of the year.

CINEPLEX ODEON

     The table below sets forth key operating statistics, based on continuing operations, for Cineplex Odeon as of, and for, each of the periods indicated. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No measure is more meaningful than another, and management uses these measures collectively to assess Cineplex Odeon's operating performance.


                                                  YEAR ENDED DECEMBER 31,
                                  -----------------------------------------------------------
                                     1993       1994        1995        1996        1997
                                  ----------- ---------- ----------- ----------- ------------
                                         (IN THOUSANDS, EXCEPT SCREEN, LOCATION, PER
                                                    PATRON AND MARGIN DATA)


OPERATING DATA:
Screens operated at period end...       1,622      1,638       1,512       1,549        1,729
Locations operated at period end.         363        360         325         316          315
Screens per location.............         4.5        4.6         4.7         4.9          5.5
Attendance.......................      88,225     86,082      81,203      78,356       87,321
Total revenues...................   $ 546,230  $ 541,112   $ 513,150   $ 509,692    $ 573,777
Revenues per screen(1)...........   $  336.76  $  330.35   $  339.38   $  329.05    $  331.85
Revenues per location(1).........   $1,504.77  $1,503.09   $1,578.92   $1,612.95    $1,812.51
EBITDA(2)........................   $  72,244  $  62,725   $  51,966   $  49,438    $  18,620
Modified EBITDA(3)...............   $  70,977  $  65,625   $  54,828   $  50,815    $  62,021
Modified EBITDA per screen(1)....   $   43.76  $   40.06   $   36.26   $   32.81    $   35.87
Modified EBITDA per location(1)..   $  195.53  $  182.29   $  168.70   $  160.81    $  196.89
Modified EBITDA per patron(1)....   $    0.80  $    0.76   $    0.68   $    0.65    $    0.71
Concessions revenue per patron(4)   $    1.57  $    1.55   $    1.56   $    1.62    $    1.69
Concessions margin...............        85.9%      83.8%       82.6%       82.3%        80.6%
Admissions revenue per patron(4).   $    4.41  $    4.47   $    4.50   $    4.58    $    4.57
CASH FLOW STATEMENT DATA:
Cash provided by (used for)
  operating activities...........   $  38,674  $  31,435   $   3,522   $  12,416    $  30,780
Cash used for investment
  activities.....................   $  (7,264) $ (41,049)  $  (7,714)  $ (35,961)   $ (58,697)
Cash provided by (used for)
  financing activities...........   $ (30,445) $   9,897   $   4,245   $  24,659    $  28,704


--------------------------------------------------
(1) All per screen, location and patron ratios are calculated as of period end and include screens and locations in which Cineplex Odeon has a partnership interest. Revenues, EBITDA and Modified EBITDA, however, reflect only Cineplex Odeon's proportionate share of the revenues, EBITDA and Modified EBITDA of such partnerships, equal to the respective percentage ownership interests of Cineplex Odeon in such partnerships.
(2) EBITDA consists of earnings before interest, taxes, depreciation and amortization. EBITDA should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's liquidity. EBITDA measures the amount of cash that a company has available for investment or other uses and was used by Cineplex Odeon as a measure of its performance. Cineplex Odeon believes that EBITDA is an important measure, in addition to cash flow from operations and Modified EBITDA, in viewing its overall liquidity and borrowing capacity. EBITDA measures the amount of cash that a company has available for investment or other uses and is used by the Cineplex Odeon as a measure of its performance.
(3) Modified EBITDA is EBITDA after eliminating the impact of other expenses (income). Modified EBITDA should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's liquidity. Modified EBITDA measures the amount of cash that a company has available for investment or other uses and was used by Cineplex Odeon as a measure of its performance. Cineplex Odeon believes that Modified EBITDA is an important measure, in addition to cash flow from operations and EBITDA, in viewing its overall liquidity and borrowing capacity. A reconciliation of EBITDA to Modified EBITDA follows:



                                             YEAR ENDED DECEMBER 31,
                                  -----------------------------------------------------------
                                     1993       1994        1995        1996       1997
                                  ----------- ---------- ----------- ----------- ------------
                                                 (IN THOUSANDS)


    EBITDA .......................  $  72,244  $  62,725  $   51,966  $   49,438   $   18,620
    Other expenses (income).......     (1,267)     2,900       2,862       1,377       43,401*
                                  ----------- ---------- ----------- ----------- ------------
    Modified EBITDA**.............  $  70,977  $  65,625  $   54,828  $   50,815   $   62,021
                                  =========== ========== =========== =========== ============

    ------------------------------
    * Includes $37.5 million representing unusual and nonrecurring loss on Cineplex Odeon theatres to be closed as part of the contractual obligations related to the Combination. This charge was recorded in the fourth quarter of 1997.
    ** In the case of Cineplex Odeon, Modified EBITDA is substantially comparable to Attributable EBITDA.
(4) Admissions and concessions revenue per patron is affected by the fact that, during the periods reflected, a significant portion of Cineplex Odeon's revenues was generated in Canadian dollars and for purposes of financial reporting has been converted to U.S. dollars.

                                RISK FACTORS


     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors before exchanging for the New Notes offered hereby. This Prospectus contains forward looking statements. These statements are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. See "Cautionary Statement Concerning Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

HISTORICAL NET LOSSES

     Each of the Company and Cineplex Odeon reported net losses during the three fiscal years ended December 31, 1997, in the case of Cineplex Odeon, and February 28, 1998, in the case of the Company, although each company had positive cash flow from operations during such periods. Historically, the respective companies used such cash flow to fund, among other things, investments in theatre facilities and to service outstanding debt. Among the principal assumptions made by Loews Cineplex in analyzing the Combination were that (i) the cash flow of Loews Cineplex would increase compared to the separate results of Cineplex Odeon and Loews Theatres due to certain cost savings and revenue enhancements anticipated to result from the Combination, (ii) the Company would achieve such cost savings and revenue enhancements through, among other things, the reduction of certain overhead expenses of the two companies and (iii) the Company would benefit from the complementary skills and expertise of the respective managements of Loews Theatres and Cineplex Odeon. There can be no assurance, however, as to the amount of cash flow that will be generated by the Company and available to fund expansion projects and service debt of the Company or that the other assumed benefits of the Combination will be realized. In addition, there can be no assurance that the Company will not continue to have net losses. Moreover, under U.S. GAAP, the accounting for the Combination follows the purchase method of accounting. The valuations and other studies required to determine the allocation of Excess Purchase Price to the net assets acquired (e.g., fixed assets, goodwill and other intangibles) are in process and have not yet been completed. Accordingly, the final valuation could result in a materially different amount of Excess Purchase Price and a materially different allocation of the purchase price among the purchased assets from the amounts and allocations presented in the pro forma financial statements included elsewhere herein. The final valuation, and the allocations and amortization of goodwill resulting therefrom, could materially affect reported results. See "Unaudited Pro Forma Financial Information".

RISKS OF INTEGRATION

     The Combination involves the integration of two theatre circuits that previously operated independently. No assurance can be given that Loews Cineplex will be able to integrate the respective operations of the Loews Theatres and Cineplex Odeon theatre circuits without encountering difficulties or experiencing the loss of key personnel or that the benefits expected from such integration will be realized. The integration of two theatre circuits across geographically dispersed operations can create the risk of interruption of, or loss of momentum in, the activities of Loews Cineplex's operations, which could have an adverse effect on Loews Cineplex's business and financial condition. Furthermore, there can be no certainty that the Combination will not adversely affect the relationships with key suppliers of either Cineplex Odeon or Loews Theatres, which also could have an adverse effect on Loews Cineplex's business and financial condition.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

     Loews Cineplex is highly leveraged. At May 31, 1998, the Company's total long-term debt (including capital leases and the current portion of long-term debt) was approximately $730 million (representing approximately 55.1% of total capitalization) and, on a pro forma basis after giving effect to the Transactions, would have been approximately $654 million (representing approximately 48.4% of total capitalization).

     The degree to which Loews Cineplex is leveraged could have important consequences to holders of the New Notes, including: (i) that a substantial portion of the cash flow from operations of Loews Cineplex and its subsidiaries will be required to be dedicated to Loews Cineplex's interest and principal obligations with respect to its indebtedness (including Senior Debt) and may not be available to Loews Cineplex and its subsidiaries for operations, working capital, capital expenditures, expansion, acquisitions, general corporate or other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, expansion, acquisitions, general corporate or other purposes may be impaired; (iii) the Company may be more highly leveraged than certain other motion picture exhibitors, which may place it at a competitive disadvantage; (iv) the Company's flexibility in planning for, or reacting to, changes in its business and industry may be limited; and (v) the Company's degree of leverage may make it more vulnerable in the event of a downturn in its business or industry or the economy in general. In addition, the Bank Credit Facilities and the Indenture contain financial and other restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds, incur liens on its assets and pay dividends on its capital stock. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the New Notes tendered to it upon the occurrence of a Change of Control. See "Description of New Notes--Covenants--Change of Control" and "Description of Certain Indebtedness".

     The Company's ability to make scheduled principal payments on, or to pay interest on, or to refinance its indebtedness (including the New Notes) depends on its future performance which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the Company's current level of operations and anticipated growth, the management of the Company believes, based on current circumstances, the Company's available cash flow, together with available borrowing capacity under the Bank Credit Facilities and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, letters of credit, capital expenditures and scheduled payments of interest and, under certain circumstances, principal on amounts due under the Bank Credit Facilities, other Senior Debt and interest on the New Notes. However, there can be no assurance that the Company's businesses will generate sufficient cash flow from operations or that future financing will be available in an amount sufficient to enable the Company to service its indebtedness, including the New Notes, or to make necessary capital expenditures, or that any refinancing would be available, or available on commercially reasonable terms. Further, depending on the timing, amount and structure of any future acquisitions and the availability of funds for acquisitions under the Bank Credit Facilities, the Company may need to raise additional capital to fund the acquisitions of additional businesses. In the event that Loews Cineplex and its subsidiaries are unable to meet their obligations with respect to existing indebtedness (including Senior Debt), they may be required to refinance or restructure all or a portion of such indebtedness, sell material assets or operations, reduce or delay capital expenditures or seek to raise additional debt or equity capital. There can be no assurance that Loews Cineplex and its subsidiaries would be able to effect any such refinancing or restructuring or sell assets or obtain any such additional capital on satisfactory terms, or that any of the proceeds therefrom would be sufficient to enable the Company to service its indebtedness, including the New Notes, or to fund its other liquidity needs.

FRAUDULENT CONVEYANCE

     The incurrence by the Company of indebtedness under the Notes to fund the Plitt Note Repurchase could be subject to review under relevant federal and state fraudulent transfer or conveyance laws in a bankruptcy case involving, or a lawsuit commenced by or on behalf of unpaid creditors of, the Company. If a court were to find under such laws that (i) at the time the Notes were issued the Company had incurred the indebtedness under the Notes with the intent of hindering, delaying or defrauding creditors, or
(ii) the Company received less than reasonably equivalent value or fair consideration for the Notes and (x) was insolvent or rendered insolvent by reason of such transaction, (y) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (z) intended to incur, or believed that it would incur, debts that it would be unable to pay when due, such court could, among other things, subordinate the Notes to present or future indebtedness of the Company, void the issuance of some or all of the indebtedness under the Notes, direct any amounts paid under the Notes to be repaid to the Company or applied to a fund for the benefit of the Company's creditors or take other action that would be detrimental to the holders of the Notes.

     The Company believes that the indebtedness represented by the Old Notes was incurred for proper purposes and in good faith, that the Company is receiving reasonably equivalent value or fair consideration for incurring such indebtedness, that the Company was, is and will be solvent under the foregoing standards and that it had, has and will have sufficient capital for carrying on its business and was, is, and will be able to pay its debts as they mature. There can be no assurance, however, that a court would reach the same conclusions. See "--Substantial Leverage and Ability to Service Debt".

EFFECTIVE RANKING; SUBORDINATION OF THE NEW NOTES; ASSET ENCUMBRANCES

     The New Notes will be subordinated in right of payment to all current and future Senior Debt of the Company and effectively subordinated to all liabilities of its subsidiaries. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Debt will be entitled to be paid in full before any payment may be made with respect to the New Notes. In addition, the subordination provisions of the Indenture provide that payments with respect to the New Notes will be blocked in the event of a payment default on Senior Debt and may be blocked for up to 179 of each 360 days in the event of certain non-payment defaults on Senior Debt. In the event of a bankruptcy, liquidation or reorganization of the Company, holders of the New Notes will participate ratably with all holders of subordinated indebtedness of the Company that is deemed to be of the same class or ranking as the New Notes, and potentially with all other general creditors of the Company, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the Company. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the New Notes. As a result, holders of New Notes may receive less than the full amounts owing in respect of the New Notes and less, ratably, than the holders of Senior Debt and other general creditors of the Company. At May 31, 1998 on a pro forma basis after giving effect to the Transactions, the Company would have had $654 million of indebtedness outstanding, of which $350 million would have been Senior Debt.

     In  addition,  the  Bank  Credit  Facilities  are  secured  by a first priority lien against Loews Cineplex's personal property, including, without limitation, all of the shares of stock of its direct domestic subsidiaries and 65% of the capital stock of its direct foreign subsidiaries, and are guaranteed by each of its domestic subsidiaries, which guarantees are secured by a first priority lien against such guarantors' personal property, including, without limitation, all of the shares of stock of each of their direct domestic subsidiaries and 65% of the capital stock of each of their direct foreign subsidiaries. Under certain circumstances, certain other indebtedness or obligations of Loews Cineplex and its subsidiaries may be secured by liens on some or all of their assets. If the lenders under the Bank Credit Facilities or the holders of any other secured indebtedness were to foreclose on the collateral securing such indebtedness owing to them, it is possible that after satisfaction of all such other secured indebtedness in full, the value of the assets of Loews Cineplex not pledged to any other creditor would be insufficient to satisfy fully the claims of the holders of the New Notes and that the Company's financial condition and the value of the New Notes would be materially and adversely affected. See "Description of Certain Indebtedness".

RESTRICTIONS IMPOSED BY BANK CREDIT FACILITIES; VARIABLE INTEREST RATES

     The Bank Credit Facilities impose, and the Indenture imposes, a number of significant financial and other covenants on Loews Cineplex, including the maintenance of certain financial tests, all as described under the headings "Description of Certain Indebtedness" and "Description of New Notes". These covenants limit the operating flexibility of Loews Cineplex and Plitt and may adversely affect the Company's ability to finance its future operations or capital needs. In addition, the ability of the Company to comply with the financial covenants included in the financing arrangements may be affected by events beyond the Company's control. A failure to make any required payment under the financing arrangements or to comply with any of the financial or operating covenants included in the financing arrangements would generally result in an event of default thereunder, permitting the lenders to accelerate the maturity of the indebtedness under certain agreements, including without limitation, the Bank Credit Facilities and to foreclose upon the collateral securing such indebtedness. Under any such circumstances, there can be no assurance that Loews Cineplex would have sufficient assets to satisfy all of such obligations.

     Interest rates payable by Loews Cineplex under the Bank Credit Facilities are variable based on changes in certain market interest rates and the maintenance of certain financial performance ratios. If such interest rates were to rise substantially, the increased interest payments payable by the Company could have an adverse effect on its financial condition.

HOLDING COMPANY STRUCTURE

     The New Notes are obligations exclusively of the Company. Since most of the Company's operations are currently conducted through, and all of its theatres are owned or leased by, subsidiaries, the Company's cash flow and its ability to service its debt, including the New Notes, is dependent upon the earnings of its subsidiaries and the distribution of those earnings to the Company or upon loans or other payments of funds by those subsidiaries to the Company.

     As a result of the holding company structure of the Company, holders of the New Notes will be structurally junior to all creditors of the Company's subsidiaries, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company's subsidiaries, the Company will not receive funds available to pay to holders of the New Notes in respect of the New Notes until after the payment in full of the claims of the creditors of the subsidiaries.

POTENTIAL INABILITY TO REPURCHASE NEW NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase the New Notes at 101% of the principal amount of the New Notes, together with accrued and unpaid interest, if any, to the date of purchase. The events that constitute a Change of Control under the Indenture may also be events of default under the Bank Credit Facilities or other Senior Debt of the Company. Such events may permit the holders under such debt instruments to accelerate the payment of such Senior Debt and, if such Senior Debt is not paid, to proceed against their collateral, if any, or to commence litigation that could ultimately result in a sale of substantially all of the assets of the Company. If the Company is unable to repay all of such Senior Debt, the Company will be unable to offer to repurchase the New Notes, which would constitute an Event of Default under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make the payments (including repurchases of the New Notes) as described above or that the Company would be able to refinance its outstanding indebtedness in order to permit it to repurchase the New Notes or, if such refinancing were to occur, that such financing would be on terms favorable to the Company. See "Description of New Notes--Covenants--Change of Control".

DEPENDENCE UPON MOTION PICTURE PRODUCTION AND PERFORMANCE; SEASONALITY

     The ability of the Company to operate successfully depends upon a number of factors, the most important of which is the availability of suitable motion pictures for exhibition in its theatres and the commercial success of such motion pictures in its markets. Accordingly, the ultimate success of the Company's operations depends on, among other things, the quality, quantity, availability and acceptance by movie-goers of the films available for commercial exhibition. Any disruption in the production or distribution of motion pictures and/or poor performance of motion pictures could have a material adverse effect on the Company's business and financial condition. In addition, theatre admission and concession revenues are subject to seasonal fluctuations that affect all motion picture exhibitors. These fluctuations result principally from the distribution practices of the major motion picture studios which have historically concentrated on the release of a disproportionately large number of motion pictures during the summer and holiday seasons. This practice has in the past resulted, and may in the future be expected to result, in variations in the Company's results from period to period during a fiscal year.

COMPETITION

     The entertainment business generally, and the theatrical motion picture exhibition business in particular, are highly competitive. The
Company's operations are subject to varying degrees of competition with other theatre circuits with respect to, among other things, licensing films, attracting patrons, obtaining new theatre sites and acquiring theatre circuits. In addition, the Company's theatres face competition from alternative motion picture exhibition delivery systems, including video cassette, laser disk and digital video disk sales and rentals, satellite television, pay-per-view, pay television, other basic cable television services, broadcast network and syndicated television, the world-wide web and the Internet and other media. There can be no assurance that these alternative media and other forms of home entertainment that may become available in the future will not materially adversely affect the business or financial condition of the Company. The Company will also face competition from other forms of entertainment which compete for the public's leisure time and disposable income.

UNCERTAINTIES RELATING TO FUTURE EXPANSION PLANS

     Historically, both Loews Theatres and Cineplex Odeon greatly expanded their operations through existing theatre acquisitions and developing new theatres. The Company intends to continue to pursue a strategy of expansion involving the development of new theatres, including in foreign markets, and acquisitions of existing theatres and theatre circuits. Acquisitions generally would be made to enter into a new area or to expand the Company's presence in an existing area. There is significant competition for potential site locations and existing theatre and theatre circuit acquisition and expansion opportunities. There can be no assurance that the Company will be able to develop and/or acquire suitable theatres in the future or that its expansion strategy will result in improvements to its business, financial condition or profitability. Furthermore, the Company's expansion program may require funds in addition to internally generated funds and funds provided by the Bank Credit Facilities. Although the Company believes that internally generated funds and borrowings under the Bank Credit Facilities will be adequate to fund the Company's capital and expansion plans for the foreseeable future, there can be no assurances that the Company will not have additional financing requirements in the future or sources of such funds will be available to the Company on acceptable terms.

     Development of new movie theatres from concept through construction to opening is a form of commercial real estate development and is subject to many of the same risks as commercial real estate development. Loews Cineplex selectively screens potential development properties to locate new theatres in areas where attendance levels are expected to be sufficient to provide the Company with a reasonable return on its investment. Unanticipated costs may be incurred throughout the development process due to changes in design and/or increases in building material and construction labor costs. In most areas in which the Company is likely to develop new theatre facilities or expand existing facilities, the development and construction of theatres are subject to state and local planning, zoning and construction regulations, and the Company may have to obtain approvals and/or permits from planning and zoning boards and construction officials. In addition, local residents may oppose the building of a new theatre due to their perception of its impact on the community. If design or construction costs increase beyond anticipated levels, or necessary local approvals or permits are delayed, denied or challenged, the Company might be unable to pursue or complete certain development projects or the development costs may be significantly increased.

RISK OF FOREIGN OPERATIONS

     Foreign operations are generally subject to various risks that are not present, or not present to the same extent, in domestic operations, including without limitation restrictions on repatriation of funds, unexpected changes in tariffs and other trade barriers, difficulties in staffing and managing foreign operations, changes in foreign government regulations, inflation, fluctuations in interest rates and currency exchange rates, price, wage and exchange controls, labor disputes, reduced protection for intellectual property rights in some countries, licensing requirements, seasonal reductions in business activity, potentially adverse tax consequences and civil disturbances and uncertain political and economic environments as well as risks of war and other risks that may limit or disrupt motion picture exhibition and markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's anticipated future operations in foreign markets and, consequently, on the Company's business and results of operations. Loews Cineplex's management has only limited experience in conducting the motion picture exhibition business in international markets and, accordingly, there can be no assurance that the Company's future operations in foreign markets will be successful.

CONTROL BY SIGNIFICANT STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS;
POTENTIAL CONFLICTS OF INTEREST

     The Company is controlled by SPE, Universal and the Claridge Group, which own, respectively, 39.5% (39.5% of the voting Common Stock), 25.6% (25.5% of the voting Common Stock) and 7.4% (7.4% of the voting Common Stock) of the capital stock of Loews Cineplex. The Stockholders in the aggregate own approximately 72.5% of the outstanding Loews Cineplex Common Stock and have agreed to vote their respective Common Stock in connection with the election of Loews Cineplex directors and certain other matters in accordance with the terms of the Stockholders Agreement (as defined herein). As a result, the Stockholders will have the effective ability to control the management and operations of the Company. All of the directors of Loews Cineplex have been, and will continue to be, designated by SPE, Universal or the Claridge Group, other than (i) Independent Directors (as hereinafter defined) and (ii) the directors who are the two most senior executives of the Company (the "Management Directors"). Pursuant to the terms of the Amended and Restated Stockholders Agreement dated as of September 30, 1997 by and among the Company, SPE, Universal and the Claridge Group (the "Stockholders Agreement"), certain actions by the Company will require the prior consent of SPE and Universal including, without limitation, mergers and other business combinations involving the Company and third parties. See "The Stockholders Agreement".

     SPE and certain of its affiliates, and Universal and certain of its affiliates, currently produce and distribute motion pictures and license them to, among others, Loews Cineplex. While the management of Loews Cineplex anticipates that it will conduct business with SPE and Universal on terms no less favorable to Loews Cineplex than if such relationships were at arm's length, SPE and Universal are major stockholders of the Company, and the interests of SPE and its affiliates and Universal and its affiliates may conflict from time to time with the interest of the Company. An affiliate of Universal operates a theatre circuit that competes with the Company's international operations. In addition, businesses conducted by SPE or Universal, or by their affiliates, may compete with the business of the Company in the future.

     In addition, certain executives or affiliates of the Company have interests that may be in conflict with the interests of the Company's stockholders. See "Certain Relationships and Related Transactions".

GOVERNMENTAL REGULATION

     In the United States, the distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The most significant of these cases is U.S. v. Paramount Pictures Inc., et al., which was affirmed by the U.S. Supreme Court in 1950. The consent decrees resulting from the Paramount case bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors on a film-by-film and theatre-by-theatre basis. Consequently, Loews Cineplex will not be able to assure itself of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for its licenses on a film-by-film and theatre-by-theatre basis. See "Business--Legal Proceedings".

     The Americans with Disabilities Act (the "ADA") and certain state statutes and local ordinances, among other things, require that places of public accommodation, including theatres (both existing and newly constructed), be accessible to, and that assistive listening devices be available for use by, patrons with disabilities. The ADA may require that certain modifications be made to existing theatres in order to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed to permit persons with disabilities full use of a theatre and its facilities and reasonable access to work stations. Loews Cineplex has established a program to review and evaluate its U.S. theatres and to make changes that may be required by law. Although Loews Cineplex believes that the cost of complying with the ADA will not have a material adverse effect on its financial condition, the Company is unable to predict the extent to which the ADA or any future laws or regulations regarding the needs of the disabled will impact the Company. See "Business--Legal Proceedings".

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES; VOLATILITY

     The New Notes will constitute a new issue of securities with no established trading market. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. It is not expected that an active trading market for the Old Notes will develop while they are subject to restrictions on transfer. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. In addition, if a market for the New Notes develops, the market prices of the New Notes may be volatile. Factors such as fluctuations in the Company's earnings and cash flow, the difference between the Company's actual results and results expected by investors and analysts and economic developments could cause the market prices of the New Notes to fluctuate substantially.

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OLD NOTES

     In the event the Exchange Offer is consummated, the Company will not be required to register any Old Notes not tendered and accepted in the Exchange Offer. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act, since the Old Notes will continue to be subject to certain restrictions on transfer. Following the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided for (in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Exchange and Registration Rights Agreement) pursuant to the Indenture and the Old Notes.

                               CAPITALIZATION


     The following table sets forth (i) the consolidated historical capitalization of the Company as of May 31, 1998 and (ii) the Pro Forma capitalization of the Company as adjusted to give effect to the
Transactions as if they had been consummated as of that date. The information contained in this table should be read in conjunction with the historical and unaudited pro forma financial information of the Company, together with the related notes thereto, included elsewhere herein.

                                                            MAY 31, 1998
                                                        -----------------------
                                                         ACTUAL     PRO FORMA
                                                        ---------  ------------
                                                       (DOLLARS IN THOUSANDS)

Total Debt (including current portion)
  Bank Credit Facilities.............................   $ 473,000   $ 293,382
  Plitt Notes (guaranteed by Loews Cineplex).........     200,000       6,000
  8 7/8% Senior Subordinated Notes due August 1,
   2008 of the Company...............................          --     297,555
  Capital lease obligations..........................      29,468      29,468
  Mortgages Payable..................................      27,373      27,373
                                                       -----------  ----------
  Total debt.........................................     729,841     653,778
                                                       -----------  ----------
Stockholders' equity
  Common Stock, $.01 par value, 300,000,000 shares
   authorized; 44,079,924 shares issued and
   outstanding
   Actual and 58,537,622 shares Pro Forma............         441         585
  Class A Non-Voting Common Stock, $.01 par value,
   10,000,000 shares authorized; 1,202,486 shares
   issued and outstanding Actual and nil Pro Forma...          12          --
  Class B Non-Voting Common Stock, $.01 par value,
   10,000,000 shares authorized; 84,000 issued and
   outstanding Actual and Pro Forma..................           1           1
  Additional paid-in capital.........................     591,613     694,106
  Retained earnings..................................       3,201       3,201
                                                       -----------  ----------
  Total stockholders' equity.........................     595,268     697,893
                                                       -----------  ----------
Total capitalization.................................   $1,325,109  $1,351,671
                                                       ===========  ==========

                             THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were sold by the Company on August 5, 1998 to the Initial Purchasers in reliance on Section 4(2) of the Securities Act. The Initial Purchasers offered and sold the Old Notes within the United States only to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

     In connection with the sale of the Old Notes, the Company and the Initial Purchasers entered into the Exchange and Registration Rights Agreement, which requires the Company (i) to cause the Old Notes to be registered under the Securities Act or (ii) to file with the Commission a registration statement under the Securities Act with respect to an issue of New Notes of the Company identical in all material respects to the Old Notes and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without restrictive legends and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Exchange and Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Exchange and Registration Rights Agreement to satisfy the Company's obligations thereunder with regard to the Old Notes. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes, by book-entry transfer at DTC.

     The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission set forth in "no-action" letters issued to third parties in other transactions. However, the Company has not sought its own "no-action" letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on those interpretations by the staff of the Division of Corporation Finance of the Commission, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in the distribution (within the meaning of the Securities Act) of such New Notes. Any holder who participates in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely upon the position of the staff of the Division of Corporation Finance of the Commission as set forth in those no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction, and any such secondary resale transaction must be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company.

     Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as a result of market-making activities or other trading activities and will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date or, earlier, if all New Notes have been disposed of by such broker-dealers. See "Plan of Distribution". Any broker-dealer who is an affiliate of the Company may not participate in the Exchange Offer and may not rely on the no-action letters referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     The Exchange Offer is not being made to, nor will the Company accept surrender of Old Notes for exchange from, holders thereof in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or "blue sky" laws of such jurisdiction.

     By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder of Old Notes nor any such other person is participating, intends to participate or has an arrangement or understanding with any person to participate, in the distribution of such New Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate", that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it will acknowledge that it acquired such Old Notes as the result of market making activities or other trading activities and it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See "Plan of Distribution".

     Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Indenture and the Old Notes. Following the consummation of the Exchange Offer, holders of Notes will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. See "--Consequences of Failure to Exchange". Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "Risk Factors--Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes".

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     GENERAL. Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. New Notes will be issued in exchange for an equal principal amount of outstanding Old Notes accepted in the Exchange Offer. Old Notes may be tendered only in multiples of $1,000.

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Exchange and Registration Rights Agreement, which agreement will terminate upon consummation of the Exchange Offer and (iii) the New Notes will not be entitled to the contingent increase in interest rate provided pursuant to the Indenture and the Old Notes. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. The New Notes will be treated as a single class under the Indenture with any Old Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

     As of the date of this Prospectus, $300,000,000 aggregate principal amount of Old Notes was outstanding and there are [ ] registered holder(s) thereof. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A and to be issued and transferable in book-entry form through the facilities of DTC. The New Notes will also be issuable and transferable in book-entry form through DTC.

     This Prospectus, together with the Letter of Transmittal, is being sent to such registered holders.

     The Company intends to conduct the Exchange Offer in accordance with the provisions of the Exchange and Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue, but such Old Notes will not be entitled to any rights or benefits under the Exchange and Registration Rights Agreement.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent". The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company and delivering New Notes to such holders. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders  who  tender  Old  Notes  in the  Exchange  Offer  will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses".

     EXPIRATION DATE; EXTENSIONS; AMENDMENTS. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on [ ], 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the PR Newswire. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be the first business day following the Expiration Date.

     The Company reserves the right, in its discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied in the good faith determination of the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the PR Newswire.

     INTEREST ON THE NEW NOTES. Holders of Old Notes that are accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each New Note will bear interest from the most recent date to which interest has been paid on the Old Notes or New Notes, or, if no interest has been paid on the Old Notes or New Notes, from August 5, 1998.

     The New Notes will bear interest at a rate of 8 7/8% per annum. Interest on the New Notes will be payable semi-annually, in arrears, on each Interest Payment Date following the consummation of the Exchange Offer. Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will bear interest at a rate of 8 7/8% per annum after the Expiration Date.

     PROCEDURES FOR TENDERING OLD NOTES. The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. The tender of Old Notes will constitute an agreement to deliver good and marketable title to all tendered Old Notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind. Holders must follow the procedures set forth in this Prospectus in order to properly and effectively tender Old Notes.

     EXCEPT AS PROVIDED IN "--GUARANTEED DELIVERY PROCEDURES", UNLESS THE OLD NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. ISSUANCE OF EXCHANGE NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED OLD NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS. NOTWITHSTANDING THE FOREGOING, DTC PARTICIPANTS TENDERING THORUGH ATOP WILL BE DEEMED TO HAVE MADE VALID DELIVERY WHERE THE EXCHANGE AGENT RECEIVES AN AGENT'S MESSAGE (DEFINED BELOW) PRIOR TO THE EXPIRATION DATE.

     Old Notes Held Through DTC:

     Each Beneficial Owner holding Old Notes through a DTC Participant must instruct such DTC Participant to cause its Old Notes to be tendered in accordance with the procedures set forth in this Prospectus.

     Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant holding Old Notes through DTC must (i) electronically transmit its acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and send an Agent's Message to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth below and in the Note of Guaranteed Delivery. See "--Guaranteed Delivery Procedures".

     The Exchange Agent will (promptly after the date of this Prospectus) establish accounts at DTC for purposes of the Exchange Offer with respect to Old Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Old Notes in the Exchange Agent's account through ATOP. However, although delivery of interests in the Old Notes may be effected through book-entry transfer into the Exchange Agent's account through ATOP, an Agent's Message in connection with such book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth under "--Exchange Agent", or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation".

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participants have received a Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participants.

     Cede & Co., as the holder of the global certificates representing the Old Notes (a "Global Security"), will tender a portion of each Global Security equal to the aggregate principal amount due at the stated maturity or number of shares for which instructions to tender are given by DTC Participants.

     Old Notes Held by Holders:

     Each holder must (i) complete and sign and mail or deliver the accompanying Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Old Notes, to the Exchange Agent at its address set forth under "--Exchange Agent", or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See "--Guaranteed Delivery Procedures".

     All signatures on a Letter of Transmittal must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"); provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Old Notes are tendered for the account of an Eligible Institution including (as such terms are defined in Rule 17Ad-15): (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union;
(iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program.

     If a Letter of Transmittal or any Old Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

     Holders should indicate in the applicable box in the Letter of Transmittal the name and address to which substitute certificates evidencing Old Notes for amounts not tendered are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated. If no instructions are given, such Old Notes not tendered, as the case may be, will be returned to the person signing the Letter of Transmittal.

     By tendering, each holder and each DTC Participant will make to the Company the representations set forth in the sixth paragraph under the heading "--Purpose and Effect of the Exchange Offer".

     No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, as the case may be, each tendering holder waives any rights to receive any notice of the acceptance for purchase of its Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Old Notes will be resolved by the
Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any condition to the Exchange Offer and any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. The Company and the Exchange Agent shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     The method of delivery of Old Notes and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptances through ATOP, is at the election and risk of the persons tendering and delivering acceptances or Letters of Transmittal and, except as otherwise provided in the applicable Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Old Notes Held Through DTC:

     DTC Participants holding Old Notes through DTC who wish to cause their Old Notes to be tendered, but who cannot transmit their acceptance through ATOP prior to the Expiration Date, may cause a tender to be effected if:

          (a)  guaranteed  delivery  is  made  by or  through  an  Eligible
     Institution;

          (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided by the Company herewith; and

          (c) Book-Entry Confirmation and an Agent's Message in connection therewith (as described above) are received by the Exchange Agent within three New York Stock Exchange ("NYSE") trading days after the date of the execution of the Notice of Guaranteed Delivery.

     Old Notes Held by Holders:

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent, or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three NYSE trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation or book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

     TERMS AND  CONDITIONS  OF THE  LETTER OF  TRANSMITTAL.  The  Letter of
Transmittal   contains,   among  other  things,  the  following  terms  and
conditions, which are part of the Exchange Offer.

     The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or to transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

     By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above under the heading "--Purpose and Effect of the Exchange Offer".

     WITHDRAWAL OF TENDERS OF OLD NOTES. Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     Old Notes Held through DTC:

     DTC Participants holding Old Notes who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the Expiration Date, withdraw the instruction given thereby by delivering to the Exchange Agent, at its address set forth under "--Exchange Agent", a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount due at the stated maturity date of the Old Notes to which such withdrawal related and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such written notice of withdrawal by the Exchange Agent.

     Old Notes Held by Holders:

     Holders may withdraw a tender of Old Notes in the Exchange Offer, by a telegram, telex, letter or facsimile transmission notice of withdrawal received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such holder is withdrawing its election to have such Old Notes exchanged, (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender and (v) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Old Notes" at any time prior to the Expiration Date.

     All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Old Notes being withdrawn are held for the account of an Eligible Institution.

     A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC Participant or a holder may withdraw an instruction of a tender, as the case may be, only if such withdrawal complies with the provisions of this Prospectus.

     A withdrawal of a tender of Old Notes by a DTC Participant or a holder, as the case may be, may be rescinded only be a new transmission of an acceptance through ATOP or execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other terms of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer; or

          (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended. The Company will use its reasonable best efforts to prevent the issuance of any such order and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment; or

          (d) there shall occur a change in the current interpretations by the staff of the Commission which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the Exchange Offer; or

          (e) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (f) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company makes a good faith determination that any of the above conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Old Notes (see "--Terms of the Exchange Offer--Withdrawal of Tenders of Old Notes") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     The Bankers Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for the Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

      BY HAND:            BY OVERNIGHT DELIVERY:            BY MAIL:
 Bankers Trust Company      BT Services Tennessee,     BT Services Tennessee,
 Receipt and Delivery               Inc.                       Inc.
         Windows              Reorganization Unit        Reorganization Unit
123 Washington Street      648 Grassmer Park Road        P.O. Box 292737
        1st Floor             Nashville, Tennessee       Nashville, Tennessee
New York, New York 10006            37211                    37229-2737

                          FACSIMILE TRANSMISSION:
                      (for eligible institutions only)
                               (615) 835-3572
                 Confirm Receipt of Facsimile by Telephone
                               (615) 835-3701

         FOR INFORMATION WITH RESPECT TO THE EXCHANGE OFFER, CALL:
                             the Exchange Agent
                             at (800) 735-7777

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 under the Securities Act. Accordingly, such Old Notes may be resold only (i) to the Company or any subsidiary thereof, (ii) inside the United States to a qualified institutional buyer in compliance with Rule 144A,
(iii) inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes (the form of which letter can be obtained from the Trustee) and, if such transfer is in respect of an aggregate principal amount of Old Notes in the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in compliance with Rule 904 under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (vi) pursuant to an effective registration statement under the Securities Act. The liquidity of the Old Notes could be adversely affected by the Exchange Offer. Following the consummation of the Exchange Offer, holders of the Old Notes will have no further registration rights under the Registration Rights Agreement and will not be entitled to the contingent increase in the interest rate provided for in the Indenture and the Old Notes.

ACCOUNTING TREATMENT

     The New Notes would be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The costs of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the Notes.

       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER


     The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this Prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. Certain holders (including, without limitation, financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, and traders in securities that elect mark-to-market accounting treatment) may be subject to special rules not discussed below. Holders of Old Notes should consult their own tax advisors regarding the particular U.S. federal, state and local and foreign income and other tax consequences of exchanging the Old Notes for New Notes in the Exchange Offer.

     The exchange of Old Notes for New Notes in the Exchange Offer will not be a taxable exchange for federal income tax purposes and, accordingly, for such purposes a holder will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange. See also "Certain Federal Tax Consequences of an Investment in the New Notes".

     SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL DATA

  LOEWS CINEPLEX

     The following table sets forth selected historical financial data, based on continuing operations, for the Company for the five fiscal years ended February 28, 1998 and has been derived from the Company's annual consolidated financial statements. The following selected financial data for the three-month periods ended May 31, 1998 and May 31, 1997 is unaudited, but, in the opinion of management, includes all adjustments necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the three months ended May 31, 1998 are not necessarily indicative of the results to be attained for the entire year. The selected historical financial data should be read in conjunction with the separate consolidated financial statements and notes thereto of Loews Cineplex and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are included elsewhere in this Prospectus. THE FISCAL YEAR HISTORICAL DATA AND THE UNAUDITED FINANCIAL DATA FOR THE THREE MONTHS ENDED MAY 31, 1997 DO NOT GIVE EFFECT TO THE COMBINATION OR INCLUDE HISTORICAL INFORMATION FOR CINEPLEX ODEON. However, related historical financial data for Cineplex Odeon are presented following such data. The unaudited financial data as of, and for the three months ended, May 31, 1998, reflects the Combination and includes the results of Cineplex Odeon from May 15, 1998 through May 31, 1998.


                                                                                         UNAUDITED
                                                   ACTUAL                              THREE MONTHS
                                        YEAR ENDED FEBRUARY 28 OR 29,                  ENDED MAY 31,
                         -------------------------------------------------------  ------------------------
                           1994      1995       1996         1997       1998         1997       1998(1)
                         --------- ---------- ---------- ----------- -----------  ----------- ------------
                                      (IN THOUSANDS, EXCEPT RATIOS, SHARES OUTSTANDING AND PER
                                                               SHARE DATA)


INCOME STATEMENT
  DATA:
Admissions revenues..     $244,864   $255,392   $264,585    $273,498   $ 296,933      $67,370  $    83,207
Concessions revenues.       75,355     79,287     84,358      90,643     104,009       23,486       31,170
Other revenues.......        8,800      8,656     10,153      11,204      12,568        2,360        3,437
                         --------- ---------- ---------- ----------- -----------  ----------- ------------
                           329,019    343,335    359,096     375,345     413,510       93,216      117,814
                         --------- ---------- ---------- ----------- -----------  ----------- ------------
Theatre operations
  and other expenses
  (including
  concession costs)..      259,173    268,236    277,375     282,480     307,568       71,095       89,943
General and
  administrative.....       17,449     18,753     20,282      21,447      28,917        5,937        7,946
Depreciation and
  amortization.......       37,873     38,572     41,273      44,576      52,307       12,597       14,681
Loss on
  sale/disposals of
  theatres...........        3,491     13,420      7,249       9,951       7,787           --           --
Interest expense, net        9,865     10,613     15,376      14,776      14,319        3,622        6,106
Income tax
  expense/(benefit)..        4,662     (1,337)       309       2,295       2,751          365         (119)
                         --------- ---------- ---------- ----------- -----------  ----------- ------------
Net income (loss)....    $  (3,494) $  (4,922)  $ (2,768)   $   (180)   $  (139)      $  (400)  $     (743)
                         ========= ========== ========== =========== =========== ============ ============
Ratio of earnings to
  fixed charges......         1.11      N/A(3)     N/A(3)       1.14       1.18        N/A(3)       N/A(3)

Earnings (loss) per
  common share (2):
  basic..............    $   (0.17) $   (0.24)  $  (0.14)   $  (0.01)   $ (0.01)      $ (0.02)  $    (0.03)
  diluted............    $   (0.17) $   (0.24)  $  (0.14)   $  (0.01)   $ (0.01)      $ (0.02)  $    (0.03)
Weighted average
  shares
    and equivalent
  outstanding (2):
  basic..............   20,472,807 20,472,807 20,472,807  20,472,807  20,472,807   20,472,807   24,619,807
  diluted............   20,472,807 20,472,807 20,472,807  20,472,807  20,924,890   20,472,807   24,984,549

BALANCE SHEET DATA
  (AT PERIOD END):
Cash and cash
  equivalents........    $   4,698  $   4,759   $  2,390    $  2,160    $ 9,064                 $   37,785
Property, equipment
  and leaseholds, net    $ 566,043  $ 605,982   $602,435    $613,692    $609,152                $1,180,376
Total assets.........    $ 675,667  $ 723,108   $715,810    $721,372    $728,551                $1,617,287
Total long-term debt
  (including current
  maturities and
  capital leases)....    $ 263,791  $ 313,098   $298,680    $306,342    $307,616                $  729,841
Total liabilities....    $ 343,147  $ 395,510   $390,980    $396,722    $404,040                $1,022,019
Stockholders' equity.    $ 332,520  $ 327,598   $324,830    $324,650    $324,511                $  595,268

CASH FLOW STATEMENT
  DATA:
  Cash flow provided
   by operating
   activities .......    $  55,150  $  36,188   $ 46,326    $ 47,976    $ 64,185      $ 9,974   $   27,292


----------------------------------
(1) Includes operating results of Cineplex Odeon from May 15, 1998 through May 31, 1998.

(2) Restated in all periods presented to reflect impact of a stock dividend declared on February 5, 1998.

(3) Earnings did not cover fixed charges by $6,259, $2,459, $35 and $862 for the years ended February 28, 1995 and February 28, 1996 and for the three months ended May 31, 1997 and 1998, respectively.


  CINEPLEX ODEON

     The following table sets forth selected historical financial data, based on continuing operations, for Cineplex Odeon for the five fiscal years ended December 31, 1997 and has been derived from Cineplex Odeon's annual consolidated financial statements and notes related thereto. The selected historical financial data should be read in conjunction with the separate consolidated financial statements and notes thereto of Cineplex Odeon and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cineplex Odeon", which are included elsewhere in this Prospectus. Cineplex Odeon's historical financial statements are prepared in accordance with GAAP in Canada, which, except as described in footnote 17 to Cineplex Odeon's historical financial statements, conform in all material respects with accounting principles generally accepted in the United States.



                                                     YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------
                                     1993        1994       1995        1996        1997
                                  ------------ ----------- ------------ ----------- ------------
                                                        (IN THOUSANDS)


INCOME STATEMENT DATA:
Admissions revenues............      $ 388,944  $  384,558   $  365,220   $  358,973  $   399,171
Concessions revenues...........        138,387     133,850      126,319      126,636      147,892
Other revenues.................         18,899      22,704       21,611       24,083       26,714
                                  ------------  -----------  ------------ ----------- ------------
                                       546,230     541,112      513,150      509,692      573,777
                                  ------------  -----------  ------------ ----------- ------------
Theatre operations and other
  expenses (including
  concession costs)............        459,759     459,258      440,747      440,685      491,443
General and administrative.....         15,494      16,229       17,575       18,192       20,313
Depreciation and amortization..         41,577      40,859       42,621       43,648       45,715
Other expenses (income)........         (1,267)      2,900        2,862        1,377       43,401
Interest expense, net..........         28,033      33,641       40,983       35,482       33,900
Income taxes...................          1,665       2,398        1,269        1,390        1,072
                                  ------------ ------------ ------------ ----------- ------------
Net income (loss)..............      $     969  $  (14,173)  $  (32,907) $   (31,082) $   (62,067)
                                  ============ ============ ============ =========== ============
Earnings (loss) per common
  share:
  basic........................      $    0.01  $    (0.13)   $   (0.29) $    (0.19)  $     (0.35)
  diluted......................      $    0.01  $    (0.13)   $   (0.29) $    (0.19)  $     (0.35)
Weighted average shares
  outstanding and equivalent
  outstanding:
  basic........................    106,730,000 110,175,000  114,764,000  163,473,000  176,795,000
  diluted......................    115,181,000 118,245,000  122,616,000  176,107,000  191,304,000

BALANCE SHEET DATA (AT PERIOD
  END):
Cash and cash equivalents......      $   1,268  $    1,551    $   1,604  $     2,718  $     3,505
Property, equipment and
  leaseholds, net..............      $ 619,309  $  614,741    $ 583,442  $   579,841  $   567,431
Total assets...................      $ 697,105  $  688,693    $ 649,643  $   644,171  $   635,475
Long-term debt (including
  current maturities and
  capital leases)..............      $ 394,571  $  396,665    $ 399,454  $   341,301  $   367,240
Total liabilities..............      $ 496,718  $  492,518    $ 483,651  $   425,591  $   484,293
Shareholders' equity...........      $ 200,387  $  196,175    $ 165,992  $   218,580  $   151,182

CASH FLOW STATEMENT DATA:
  Cash flow provided by              $  38,674  $   31,435    $   3,522  $    12,416  $    30,780
   operating activities........


HISTORICAL AND UNAUDITED PRO FORMA COMBINED KEY OPERATING STATISTICS

  LOEWS CINEPLEX

     The table below sets forth key operating statistics for Loews Cineplex on an actual basis and on a pro forma combined basis giving effect to the Combination. In order to arrive at a more meaningful presentation of financial operating data related to the productivity and performance of Loews Cineplex, and, except as otherwise noted, all amounts below include 100% of the operating results of the U.S. Partnerships, although Loews Cineplex has only a 50% interest in each of the U.S. Partnerships. This information does not include any potential benefit that may be realized from anticipated operating efficiencies and cost savings as a result of the Combination. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No measure is more meaningful than another, and management uses these measures collectively to assess Loews Cineplex's operating performance.



                                                                                                         UNAUDITED
                                                                                                       THREE MONTHS
                                            ACTUAL                                                     ENDED MAY 31,
                                           YEAR ENDED                             UNAUDITED  --------------------------------------
                                         FEBRUARY 28 OR 29,                       PRO FORMA       1997               1998(7)
                          ------------------------------------------------------  YEAR ENDED   -----------   ----------------------
                                                                                 FEBRUARY 28,
                             1994    1995       1996        1997       1998      1998(1)(7)      ACTUAL        ACTUAL  PRO FORMA(1)
                          -------- ---------- ---------- ----------- ----------- ------------  -----------   --------- ------------
                                                   (IN THOUSANDS, EXCEPT SCREEN, LOCATION, PER PATRON AND MARGIN DATA)


OPERATING DATA:
Screens operated at
  period end..........        981       1,030         950         959       1,035        2,704          986       2,794       2,728
Locations operated at
  period end..........        182         180         154         143         139          439          142         450         437
Screens per location..        5.4         5.7         6.2         6.7         7.4          6.2          6.9         6.2         6.2
Attendance............     52,113      52,656      53,544      53,133      58,387      143,266       12,855      16,686      31,052
Total revenues........  $ 360,828  $  377,171 $   400,412 $   421,613 $   480,437 $  1,042,749  $   105,553  $  134,739 $   231,251
Revenues per screen(2)  $  367.82  $   366.19 $    421.49 $    439.64 $    464.19 $     385.63  $    107.60  $   100.40 $     84.77
Revenues per location(2)$1,982.57  $ 2,095.39 $  2,600.08 $  2,948.34 $  3,456.38 $   2,375.28  $    733.01  $   701.77 $    529.18
EBITDA(3).............  $  48,906  $   42,926 $    54,190 $    61,467 $    69,238 $    131,239  $    16,184  $   19,925 $    23,261
Total EBITDA(4).......  $  57,982  $   62,540 $    68,177 $    78,273 $    86,643 $    154,540  $    17,841  $   22,210 $    25,546
Partners' share of
  Total EBITDA........  $   3,677  $    4,287 $     4,800 $     4,853 $     6,339 $      6,339  $     1,025  $    1,419 $     1,419
Attributable EBITDA(4)  $  54,305  $   58,253 $    63,377 $    73,420 $    80,304 $    148,201  $    16,816  $   20,791 $    24,127
Total EBITDA per
  screen(2)...........  $   59.10  $    60.72 $     71.77 $     81.62 $     83.71 $      57.15  $     18.19  $    16.55 $      9.36
Total EBITDA per
  location(2).........  $  318.58  $   347.44 $    442.71 $    547.36 $    623.33 $     352.03  $    123.90  $   115.68 $     58.46
Total EBITDA per
  patron(2)...........  $    1.11  $     1.19 $      1.27 $      1.47 $      1.48 $       1.08  $      1.39  $     1.33 $      0.82
Concessions revenue per
  patron..............  $    1.63  $     1.70 $      1.82 $      1.98 $      2.14 $       1.88  $      2.12  $     2.20 $      2.00
Concessions margin....       80.8%       80.9%       80.9%       82.8%       84.5%        82.4%        84.2%       84.6%       83.0%
Admissions revenue per
  patron..............  $    5.16  $     5.34 $      5.52 $      5.79 $      5.91 $       5.14  $      5.93  $     5.69 $      5.16
CASH FLOW STATEMENT
  DATA(5)(6):
Net cash provided by
  operating
  activities..........  $  55,150  $   36,188 $    46,326 $    47,976 $    64,185               $     9,974  $   27,292
  Net cash used in
  investing activities  $ (32,098) $  (82,486)$   (34,690)$   (53,254)$   (51,439)              $    (8,960) $  (18,590)
Net cash
  (used)/provided by
  financing
  activities..........  $ (23,022) $   46,359 $   (14,005)$     5,048 $    (5,842)              $    10,449  $   20,019


------------------------
(1)  The  information   presented  is  derived  from  unaudited  pro  forma
     information which is presented elsewhere in this Prospectus. See "Unaudited Pro Forma Financial Information".

(2) All per screen, location and patron ratios are calculated based upon screens and locations as of period end and include the U.S. Partnerships except for the actual three months ended May 31, 1998 and 1997, which are calculated using a weighted average number of screens and locations. This is due to the inclusion of the operations of Cineplex Odeon for the last 17 days of the period ended May 31, 1998. Use of the weighted average number of screens and locations for the remaining historical data would not result in substantially different data from the information presented.

(3) EBITDA consists of earnings before interest, income taxes, depreciation and amortization including equity earnings from investments in the U.S. Partnerships. EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP), as a measure of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with U.S. GAAP), as a measure of the Company's liquidity. EBITDA measures the amount of cash that a company has available for investment or other uses and is used by the Company as a measure of its performance. The Company believes that EBITDA is an important measure, in addition to cash flow from operations, Attributable EBITDA and Total EBITDA, in viewing its overall liquidity and borrowing capacity.

(4) Total EBITDA consists of EBITDA plus loss on sale/disposals of theatres and 100% of the operating results of the U.S. Partnerships. Total EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP), as a measure of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with U.S.
     GAAP), as a measure of the Company's liquidity. Total EBITDA measures the amount of cash that a company has available for investment or other uses and is used by the Company as a measure of its performance. The Company believes that Total EBITDA is an important measure, in addition to cash flow from operations, Attributable EBITDA and EBITDA, in viewing its overall liquidity and borrowing capacity. Attributable EBITDA equals Total EBITDA less partners' share of Total EBITDA. A reconciliation of EBITDA to Total EBITDA and Attributable EBITDA follows:



                                                                                                         UNAUDITED
                                                                                                       THREE MONTHS
                                            ACTUAL                                                     ENDED MAY 31,
                                           YEAR ENDED                             UNAUDITED  --------------------------------------
                                         FEBRUARY 28 OR 29,                       PRO FORMA       1997               1998
                          ------------------------------------------------------  YEAR ENDED   -----------   ----------------------
                                                                                 FEBRUARY 28,
                             1994    1995       1996        1997       1998          1998        ACTUAL       ACTUAL   PRO FORMA(1)
                          -------- ---------- ---------- ----------- ----------- ------------  -----------   -------- -------------
                                                           (IN THOUSANDS)

    EBITDA..............  $48,906     $42,926     $54,190     $61,467     $69,238     $131,239      $16,184     $19,925     $23,261
      Add: Loss on
       sale/disposals of
       theatres*........    3,491      13,420       7,249       9,951       7,787       13,683           --          --          --
                          --------  ---------  ----------  ----------  ----------  -----------  -----------  ----------  ----------
    Modified EBITDA,
      including equity
      earnings..........   52,397      56,346      61,439      71,418      77,025      144,922       16,184      19,925      23,261
      Less: Equity
       earnings/other,
       included in
       EBITDA...........    1,769       2,380       2,862       2,851       3,060        3,060          393         553         553
      Add: EBITDA from
       U.S.
       Partnerships.....    7,354       8,574       9,600       9,706      12,678       12,678        2,050       2,838       2,838
                          --------  ---------  ----------  ----------  ----------  -----------  -----------  ----------  ----------
    Total EBITDA........   57,982      62,540      68,177      78,273      86,643      154,540       17,841      22,210      25,546
      Less: Partners'
       share of
       Total EBITDA.....    3,677       4,287       4,800       4,853       6,339        6,339        1,025       1,419       1,419
                          ---------------------------------------------------------------------------------------------------------
    Attributable EBITDA.  $54,305     $58,253     $63,377     $73,420     $80,304     $148,201      $16,816     $20,791     $24,127
                          ========  =========  =========  ===========  ========== ============  ===========  ==========  ==========

------------------------
* Primarily represents (i) the noncash writeoff of the net book value of the theatres disposed of and (ii) provisions for net disposal costs (where applicable) related to the disposition of such theatres.

(5)  Cash  flow   statement   data  includes  cash  flows  from  long  term
     investments in the U.S. Partnerships to the extent of the Company's equity interest.

(6) Due to the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the unaudited pro forma adjustments, cash flow from operating, investing and financing activities are not presented in the unaudited pro forma data.

(7) The unaudited pro forma data is not necessarily indicative of the combined results of operations of the Company that would have occurred nor is it necessarily indicative of future operating results of the Company. Further, due to seasonality in the exhibition industry, the Company's first fiscal quarter of 1998 is not necessarily representative of future operating results for the remainder of the year.

  CINEPLEX ODEON

     The table below sets forth key operating statistics, based on continuing operations, for Cineplex Odeon as of, and for, each of the periods indicated. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No measure is more meaningful than another, and management uses these measures collectively to assess Cineplex Odeon's operating performance.


                                                         YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------------------------
                                         1993        1994          1995           1996         1997
                                     ---------  ------------  ------------   -----------  ------------
                                   (IN THOUSANDS, EXCEPT SCREEN, LOCATION, PER PATRON AND MARGIN DATA)


OPERATING DATA:
Screens operated at period end ..        1,622         1,638         1,512         1,549         1,729
Locations operated at period end.          363           360           325           316           315
Screens per location ............          4.5           4.6           4.7           4.9           5.5
Attendance ......................       88,225        86,082        81,203        78,356        87,321
Total revenues ..................   $  546,230    $  541,112    $  513,150    $  509,692    $  573,777
Revenues per screen(1) ..........   $   336.76    $   330.35    $   339.38    $   329.05    $   331.85
Revenues per location(1) ........   $ 1,504.77    $ 1,503.09    $ 1,578.92    $ 1,612.95    $ 1,812.51
EBITDA(2) .......................   $   72,244    $   62,725    $   51,966    $   49,438    $   18,620
Modified EBITDA(3) ..............   $   70,977    $   65,625    $   54,828    $   50,815    $   62,021
Modified EBITDA per screen(1) ...   $    43.76    $    40.06    $    36.26    $    32.81    $    35.87
Modified EBITDA per location(1) .   $   195.53    $   182.29    $   168.70    $   160.81    $   196.89
Modified EBITDA per patron(1) ...   $     0.80    $     0.76    $     0.68    $     0.65    $     0.71
Concessions revenue per patron(4)   $     1.57    $     1.55    $     1.56    $     1.62    $     1.69
Concessions margin ..............         85.9%         83.8%         82.6%         82.3%         80.6%
Admissions revenue per patron(4)    $     4.41    $     4.47    $     4.50    $     4.58    $     4.57

CASH FLOW STATEMENT DATA:
Cash provided by (used for)
  operating activities...........   $   38,674    $   31,435    $    3,522    $   12,416    $   30,780
Cash used for investment
  activities.....................   $   (7,264)   $  (41,049)   $   (7,714)   $  (35,961)   $  (58,697)
Cash provided by (used for)
  financing activities...........   $  (30,445)   $    9,897    $    4,245    $   24,659    $   28,704


---------------------------------

(1) All per screen, location and patron ratios are calculated as of period end and include screens and locations in which Cineplex Odeon has a partnership interest. Revenues, EBITDA and Modified EBITDA, however, reflect only Cineplex Odeon's proportionate share of the revenues, EBITDA and Modified EBITDA of such partnerships, equal to the respective percentage ownership interests of Cineplex Odeon in such partnerships.

(2) EBITDA consists of earnings before interest, taxes, depreciation and amortization. EBITDA should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's liquidity. EBITDA measures the amount of cash that a company has available for investment or other uses and was used by Cineplex Odeon as a measure of its performance. Cineplex Odeon believes that EBITDA is an important measure, in addition to cash flow from operations and Modified EBITDA, in viewing its overall liquidity and borrowing capacity. EBITDA measures the amount of cash that a company has available for investment or other uses and is used by Cineplex Odeon as a measure of its performance.

(3) Modified EBITDA is EBITDA after eliminating the impact of other expenses (income). Modified EBITDA should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's liquidity. Modified EBITDA measures the amount of cash that a company has available for investment or other uses and was used by Cineplex Odeon as a measure of its performance. Cineplex Odeon believes that Modified EBITDA is an important measure, in addition to cash flow from operations and EBITDA, in viewing its overall liquidity and borrowing capacity. A reconciliation of EBITDA to Modified EBITDA follows:




                                                            YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------------------------
                                         1993        1994          1995           1996         1997
                                     ---------  ------------  ------------   -----------  ------------
                                                                 (in thousands)

EBITDA ................                $72,244    $   62,725     $  51,966      $ 49,438       $18,620
Other expenses (income)                 (1,267)        2,900         2,862         1,377        43,401*
                                       -------    ----------     ---------      --------       -------
Modified EBITDA** .....                $70,977    $   65,625     $  54,828      $ 50,815       $62,021
                                       =======    ==========     =========      ========       =======
---------------------------------

* Includes $37.5 million representing unusual and nonrecurring loss on Cineplex Odeon theatres to be closed as part of the contractual obligations related to the Combination. This charge was recorded in the fourth quarter of 1997.

** In the case of Cineplex Odeon, Modified EBITDA is substantially comparable to Attributable EBITDA.

(4) Admissions and concessions revenue per patron is affected by the fact that, during the periods reflected, a significant portion of Cineplex Odeon's revenues was generated in Canadian dollars and for purposes of financial reporting has been converted to U.S. dollars.

                 UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma combined income statement data give effect to the Combination and to the Transactions ("Pro Forma"), in each case as if the relevant Transactions had occurred on March 1, 1997, by combining the results of operations of the Company for the year ended February 28, 1998, with the results of operations of Cineplex Odeon for the year ended December 31, 1997, and, with respect to the three months ended May 31, 1998 by combining the results of operations of the Company and Cineplex Odeon for the three months ended May 31, 1998. The unaudited pro forma combined balance sheet data present the Pro Forma financial position of the Company and Cineplex Odeon at May 31, 1998, assuming that the relevant Transactions had been consummated as of that date.

     Under U.S. GAAP, the accounting for the Combination follows the purchase method of accounting, where the net assets of the acquired company are "purchased" by the acquiring company. Accordingly, the cost to acquire Cineplex Odeon will be allocated to the assets acquired and liabilities assumed of Cineplex Odeon based on their respective fair values, with the excess to be allocated to goodwill. The valuations and other studies, required to determine the fair value of the assets acquired and liabilities assumed, have not been performed, and, accordingly, the adjustments reflected in the unaudited pro forma combined financial information are preliminary and subject to further revisions and adjustments. For purposes of this presentation, the carrying value of the Cineplex Odeon net assets acquired was assumed to approximate fair value. Therefore, the excess of purchase price over the historical net book value of the net assets of Cineplex Odeon has been classified on the pro forma balance sheet as Excess Purchase Price.

     Loews Cineplex has arranged to obtain an independent appraisal of significant assets, liabilities and business operations of Cineplex Odeon. Upon completion of the determination of fair value, the Excess Purchase Price will be allocated to specific assets and liabilities of Cineplex Odeon. It is anticipated that there will be reductions in the carrying value associated with certain assets, and alternatively the fair value of certain other assets may exceed carrying value. Accordingly, the final valuation could result in materially different amounts and allocations of Excess Purchase Price from the amounts and allocations presented in the following unaudited pro forma financial data, primarily between goodwill and property, equipment and leaseholds, resulting in corresponding changes in depreciation and amortization amounts. For every one million dollars of Excess Purchase Price allocated to fixed assets, depreciation and amortization will increase $25,000 annually (assuming an average 20 year service life for fixed assets and straight line depreciation). Based on preliminary estimates of fair value related to certain assets, additional Excess Purchase Price of between $100 million and $150 million could result at the conclusion of the valuation.

     The unaudited pro forma financial information is not necessarily indicative of the Company's combined financial position or results of operations that actually would have occurred had the Transactions been consummated at the beginning of the periods presented and should not be construed as being representative of future operations. In addition, no effect has been given to the pending disposition of 31 theatres comprising 105 screens in New York City, Chicago and suburban New York for $92 million to Cablevision, including 25 theatres that the Company is obligated to sell under an agreement reached with the DOJ and the attorneys general of New York and Illinois in connection with the approval of the Combination. Proceeds from the sale are expected to be used to reduce borrowings under the Bank Credit Facilities and for general corporate purposes. The theatres held for disposition represented approximately 3.6% of total screens and generated approximately 6.8% of total box office revenue on an annual basis. THE UNAUDITED PRO FORMA ADJUSTMENTS ALSO DO NOT INCLUDE ANY POTENTIAL BENEFIT TO BE REALIZED FROM ANTICIPATED OPERATING EFFICIENCIES AND COST SAVINGS AS A RESULT OF THE COMBINATION. IN ADDITION, THE PRO FORMA DEBT LEVEL OF APPROXIMATELY $654 MILLION INCLUDES APPROXIMATELY $29.3 MILLION OF CAPITAL SPENDING ON THEATRE PROJECTS IN VARIOUS STAGES OF DEVELOPMENT AS OF THE RESPECTIVE BALANCE SHEET DATES. THE UNAUDITED PRO FORMA ADJUSTMENTS DO NOT INCLUDE THE FUTURE REVENUE STREAMS ASSOCIATED WITH THESE THEATRE LOCATIONS.

     This unaudited pro forma financial information should be read in conjunction with the historical financial statements and notes thereto of the Company and Cineplex Odeon included elsewhere in this Prospectus. See "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements".


                 COMBINED LOEWS THEATRES AND CINEPLEX ODEON

 UNAUDITED PRO FORMA INCOME STATEMENT--FISCAL YEAR ENDED FEBRUARY 28, 1998
        (IN THOUSANDS EXCEPT SHARES OUTSTANDING AND PER SHARE DATA)

                                      LOEWS           CINEPLEX
                                     THEATRES           ODEON
                                     YEAR  ENDED      YEAR ENDED     PRO FORMA
                                      2/28/98          12/31/97      ADJUSTMENTS          PRO FORMA
                                     -----------  --------------  ---------------     --------------


REVENUES
  Admissions.......................  $  296,933     $   399,171   $   (7,909)(1)        $  688,195
  Concessions......................     104,009         147,892       (3,230)(1)           248,671
  Other (A)........................      12,568          26,714         (326)(1)            38,956
                                     ----------     -----------   --------------       -------------
                                        413,510         573,777      (11,465)              975,822
                                     ----------     -----------   --------------       -------------
EXPENSES
  Theatre operations and other          291,421         462,738      (26,695)(1)(1a)       727,464
   expenses........................
  Cost of concessions..............      16,147          28,705         (646)(1)            44,206
  General and administrative.......      28,917          20,313       10,000(1a)            59,230
  Depreciation and amortization....      52,307          45,715        6,779(2)            105,601
                                                                         800(9)
  Loss on sale/disposal of theatres
   and other.......................       7,787               0        5,896(3)             13,683
                                     ----------     -----------   --------------       -------------
                                        396,579         557,471       (3,866)              950,184
                                     ----------     -----------   --------------       -------------
OPERATING INCOME...................      16,931          16,306       (7,599)               25,638

OTHER EXPENSES
  Interest Expense/(Income)........      14,319          33,900        2,131(4)             47,153
                                                                      (7,697)(10)
                                                                       4,500(11)
  Other Expenses (Merger Related)..           0          37,505      (37,505)(5)              --
  Other Expenses...................           0           5,896       (5,896)(3)              --
                                     ----------    ------------   --------------       -------------
INCOME/(LOSS) BEFORE INCOME TAXES..       2,612         (60,995)      36,868               (21,515)
INCOME TAX EXPENSE/(BENEFIT).......       2,751           1,072       (1,531)(6)             2,292
                                     ----------    ------------   --------------       -------------
NET LOSS...........................  $     (139)   $    (62,067)  $   38,399           $   (23,807)
                                     ===========   ============   ==============       =============

Shares Outstanding:
  Basic........................................................................         58,602,844(8)
  Fully Diluted................................................................         62,293,258(8)

Loss Per Share:
  Basic........................................................................        $       (0.41)
  Fully Diluted................................................................        $       (0.41)

--------------------------
(A)    Includes the Company's equity earnings from U.S. Partnerships.



            The accompanying notes are an integral part of these
                 unaudited pro forma financial statements.


                                 COMBINED LOEWS THEATRES AND CINEPLEX ODEON

                UNAUDITED PRO FORMA INCOME STATEMENT--FOR THE THREE MONTHS ENDED MAY 31, 1998
                        (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND PER SHARE DATA)

                                      LOEWS           CINEPLEX
                                     THEATRES           ODEON
                                THREE MONTHS ENDED   PERIOD ENDED    PRO FORMA
                                      5/31/98          5/15/98      ADJUSTMENTS          PRO FORMA
                                   -------------  --------------  ---------------     --------------


REVENUES
Admissions.........................   $  83,207   $   66,839         $(1,299)(1)        $ 148,747
Concessions........................      31,170       25,861            (560)(1)           56,471
Other (A)..........................       3,437        5,749             (79)(1)            9,107
                                     ----------  -----------        --------            ---------
                                        117,814       98,449          (1,938)             214,325
                                     ----------  -----------        --------            ---------
EXPENSES
Theatre operations and other             85,115       86,974          (5,872)(1)(1a)      166,217
  expenses.........................
Cost of concessions................       4,828        4,999             (96)(1)            9,731
General and administrative.........       7,946        4,554           2,616(1a)           15,116
Depreciation and amortization......      14,681        8,101           1,532(2)            24,514
                                                                         200(9)
                                     ----------  -----------        --------            ---------
                                        112,570      104,628          (1,620)             215,578
                                     ----------  -----------        --------            ---------
OPERATING INCOME...................       5,244       (6,179)           (318)              (1,253)
OTHER EXPENSES
Interest Expense/(Income)..........       6,106        7,674           (555)(4)            12,426
                                                                      (1,924)(10)
                                                                       1,125(11)
Other Expenses (Merger Related)....                    2,009          (2,009)(5)
                                     ----------  -----------        --------            ---------

INCOME/(LOSS) BEFORE INCOME TAXES..        (862)     (15,862)          3,045             (13,679)
INCOME TAX EXPENSE/(BENEFIT).......        (119)         377              --                 258
                                     ----------  -----------        --------            ---------
NET LOSS...........................   $    (743) $   (16,239)        $ 3,045            $(13,937)
                                     ==========  ===========        ========            =========
Shares Outstanding:
  Basic.............................................................                58,621,622(8)
  Fully Diluted.....................................................                62,035,255(8)

Loss Per Share:
  Basic.............................................................                      $(0.24)
  Fully Diluted.....................................................                      $(0.24)


--------------------------------------------------
(A)    Includes the Company's equity earnings from U.S. Partnerships.



            The accompanying notes are an integral part of these
                 unaudited pro forma financial statements.

                                 COMBINED LOEWS THEATRES AND CINEPLEX ODEON

                                     UNAUDITED PRO FORMA BALANCE SHEET
                                             AS OF MAY 31, 1998
                                               (IN THOUSANDS)


                                             LOEWS
                                           CINEPLEX AS   PRO FORMA
                                           OF 5/31/98   ADJUSTMENTS   PRO FORMA
                                           ------------ ----------  -----------


ASSETS
CURRENT ASSETS
  Cash and cash equivalents..............  $   37,785               $   37,785
  Accounts receivable....................      15,374                   15,374
  Prepaid and other current assets.......      18,773                   18,773
                                           ----------   --------    ----------
   TOTAL CURRENT ASSETS..................      71,932                   71,932

PROPERTY, EQUIPMENT AND LEASEHOLDS, net..   1,180,376                1,180,376
OTHER ASSETS
  Long-term Investments and Advances to        28,941                   28,941
   Partnerships..........................
  Goodwill (Historical)..................      83,913                   83,913
  Excess Purchase Price..................     224,304                  224,304
  Other Intangible Assets................       6,503                    6,503
  Deferred charges and other assets......      21,318     $8,000(9)     29,318
                                           ----------   --------    ----------
      TOTAL ASSETS.......................  $1,617,287     $8,000    $1,625,287
                                           ==========   ========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses..   $ 230,471   $(18,562)(7)$  211,909
  Interest payable to Sony affiliate.....                                    0
  Other Current liabilities..............      22,122                   22,122
  Current portion of long-term debt and
   other obligations.....................       9,785                    9,785
                                            ---------    -------    ----------
   TOTAL CURRENT LIABILITIES                  262,378    (18,562)      243,816

DEFERRED INCOME TAXES....................      16,174                   16,174
LONG-TERM DEBT (including capital lease
  obligations)...........................     520,056    212,562(7)    340,438

                                                        (102,625)(8)
                                                        (289,555)(9)

PLITT DEBT...............................     200,000   (194,000)(7)     6,000
8 7/8% SUBORDINATED DEBT.................                297,555(9)    297,555
OTHER LIABILITIES........................      23,411                   23,411
                                           ----------   --------    ----------
   TOTAL LIABILITIES                        1,022,019    (94,625)      927,394
                                           ----------   --------    ----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Common stock...........................         454        132(8)        586
  Additional paid-in capital.............     591,613    102,493(8)    694,106
  Retained earnings......................       3,201                    3,201
                                           ----------   --------    ----------
TOTAL SHAREHOLDERS' EQUITY...............     595,268    102,625       697,893
                                           ----------   --------    ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $1,617,287     $8,000    $1,625,287
                                           ==========   ========    ==========

     The accompanying notes are an integral part of these unaudited pro forma financial statements.


------------------------------
(1) Elimination of the operating results for certain Cineplex Odeon theatres to be closed as a result of the Combination.

(1a) Reclassification of Cineplex Odeon district office expenses from theatre operations and other expenses to general and administrative expenses of $10 million ($2.6 million for the three months ended May 31, 1998) to conform with Loews Theatres' presentation.

(2) Additional amortization expense for the excess of purchase price over historical book value of Cineplex Odeon's net assets acquired and transaction related costs. "Excess Purchase Price" (currently estimated at $224 million at May 31, 1998) consists of (i) the excess of fair value over the historical book value of net assets for Cineplex Odeon calculated at May 14, 1998, (ii) transaction related costs and (iii) the establishment of certain liabilities as a result of the Combination. The excess of fair value over the historical book value of net assets for Cineplex Odeon was determined based upon the sales price per Cineplex Odeon Common Share outstanding and the estimated net book value of Cineplex Odeon at the closing date of the Combination. The Excess Purchase Price of approximately $224 million has been amortized based upon a useful life of 40 years. For each five-year reduction in the useful life assigned to Excess Purchase Price there would be an increase of $800,000 to amortization expense on an annual basis. Amortization has also been adjusted to reflect the impact of theatre dispositions and deferred financing costs as follows:


    Amortization of Excess Purchase Price
      over 40 years.......................................... $ 5.5 million
    Plus: Amortization of deferred Financing Charges
      ($6.6 million) over 5 years.............................  1.3 million
                                                             --------------
    Total Fiscal Year Ended February 28, 1998.................$ 6.8 million
                                                             ==============
    Total Quarter Ended May 31, 1998..........................$ 1.7 million*
                                                             ==============


-----------------------------------
     * Total of approximately $200,000 was recorded by Loews Cineplex for the period May 15, 1998 through May 31, 1998.

     The final determination of Excess Purchase Price will be based upon the completion of a formal valuation of the Cineplex Odeon net assets as of the closing date of the Combination. Based upon preliminary estimates of fair value related to certain assets, additional Excess Purchase Price of between $100 million and $150 million could result at the conclusion of the valuation.

(3)  Reclassification   of  certain  costs  relating  to  loss  on  theatre
     dispositions/impairments and other restructuring charges to conform to U.S. GAAP financial statement presentation.

(4) Adjustment necessary to reflect interest expense based upon the pro forma long-term debt balance of approximately $686 million at February 28, 1998 and the actual long-term debt balance (including current portion) of $730 million at May 31, 1998 at an average annual interest rate of 7.5%. Amounts reflected are net of capitalized interest on projects under development. Each 125 percentage point change in the interest rate charged on long-term borrowings would result in a change in interest expense of approximately $900,000 based on the actual debt level of $730 million.

(5) Elimination of impact of unusual and nonrecurring loss on Cineplex Odeon theatres and other activity pursuant to contractual obligations related to the Combination. These theatres are not related to theatres to be disposed of in connection with the DOJ settlement.

(6) Income taxes have been calculated at applicable statutory rates, adjusted for nondeductible items and state and local minimum taxes.

(7) Represents payment of the premium required as part of the Plitt Note Repurchase. Further, the reclassification of $18.6 million from accounts payable to Long-Term Debt reflects the funding of the premium for the Plitt Note Repurchase through Long-Term Debt rather than working capital as previously considered.

(8) Equity Offering Adjustments as follows (in thousands, except share data):


    Issuance of 10 million shares at $11.00 per share.......... $      100
    Issuance  of   3,255,212   shares   issued  to  Universal
      pursuant  to the  Subscription  Agreement  (transferred
      from additional-paid-in-capital).........................         32
    Additional paid-in capital.................................    109,868
                                                               ------------
    Gross proceeds from Equity Offering........................    110,000
                                                               ------------
    Expenses related to Equity Offering (estimated)............     (7,375)
                                                               ------------
                                                                $  102,625
                                                               ============
     The estimated net proceeds of $102.6 million from the Equity Offering have been reflected in this pro forma financial information as a reduction of Long-Term Debt.

                                                                    RECONCILIATION OF BASIC
                                                                        TO DILUTED EPS
                                                               ------------------------------
                                                                FEB. 28, 1998    MAY 31, 1998
                                                               ---------------  -------------


      Basic Shares Outstanding Before Equity Offering.....       45,347,632        45,366,410
      Shares Issued in Equity Offering*...................       13,255,212        13,255,212
                                                               ------------   ---------------
      Basic Shares Outstanding After Equity Offering......       58,602,844        58,621,622
                                                               ============   ===============
      Basic Shares Outstanding Before Equity Offering ....       45,347,632        45,366,410
      Weighted Average Dilution Under Stock Option Plans..        3,690,414         3,413,633
                                                               ------------   ---------------
      Weighted Average Diluted Shares Outstanding
      Before Equity Offering..............................       49,038,046        48,780,043
                                                               ============   ===============
      Basic Shares Outstanding After Equity Offering......       58,602,844        58,621,622
      Weighted Average Dilution Under Stock Option Plans          3,690,414         3,413,633
                                                               ------------   ---------------
      Weighted Average Diluted Shares Outstanding After
      Equity Offering....................................        62,293,258        62,035,255
                                                               ============   ===============

---------------------------------------

     * Shares issued in conjunction with the Equity Offering comprised of 10 million shares at $11.00 per share sold in public offering and 3,255,212 shares issued to Universal pursuant to the Subscription Agreement.

(9) Represents the issuance of $300 million 8 7/8% senior subordinated notes (net of original issue discount) and the estimated costs ($8.0 million) associated with such debt offering. These costs will be amortized over the life of the debt (assuming 10 years).

(10) Interest Expense Adjustment Related to the Equity Offering:


    Annual interest savings assuming paydown of long-term
      debt utilizing proceeds from Equity Offering*..........     $  7.7 million
                                                                 ===============
    Quarterly interest savings assuming paydown of long-term
      debt utilizing proceeds from Equity Offering...........     $  1.9 million
                                                                 ===============

--------------------
     *    Annual impact of $102.6 million at 7.5% interest rate.

(11) Interest Expense Adjustment Related to the Debt Offering:



    Annual incremental interest related to issuance of $300
    million 8 7/8% Senior Subordinated Notes**..............     $  4.5 million
                                                                 ===============
    Total each quarter......................................     $1.125 million
                                                                 ===============

     ** Represents difference anticipated in rate on new borrowing of 8 7/8% compared to blended rate under the Bank Credit Facilities of 7.5% (plus amortization of original issue discount).


NOTE:

     The combined pro forma financial information does not reflect the impact of the pending disposition of 31 theatres comprising 105 screens to Cablevision for $92 million representing 3.6% of the Company's total screens and 6.8% of total box office receipts on an annual basis. This transaction is not deemed significant for separate pro forma presentation.

     In addition, the pro forma financial data do not include any potential payments owed by the Company to SPE as a result of the Combination. The final payment to SPE is subject to specific post-closing audit procedures, which have not yet been completed. The Company estimates that upon completion of the procedures it may be required to pay a range of approximately $10 million to $15 million.

     The unaudited pro forma data is not necessarily indicative of the combined results of operations of the Company that would have occurred nor is it necessarily indicative of future operating results of the Company. Further, due to seasonality in the exhibition industry, the Company's first fiscal quarter of 1998 is not necessarily representative of future operating results for the remainder of the year.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LOEWS CINEPLEX

  GENERAL

     The  following  discussion of the  Company's  financial  condition and operating results should be read in conjunction with the selected historical financial data and the audited consolidated financial statements of the Company for the fiscal years ended February 28, 1998, February 28, 1997 and February 29, 1996 and with selected historical financial data and the unaudited consolidated financial statements of the Company for the three month periods ended May 31, 1998 and 1997. The information presented below includes the results of Cineplex Odeon, which became a wholly owned subsidiary of the Company on May 14, 1998, for the 17 day period ended May 31, 1998 and does not include any of its results prior to that time.

     This discussion incorporates operating results of partnerships in which the Company has interests to the extent of its equity share as required by the equity method of accounting.

  RESULTS OF OPERATIONS

     THREE MONTHS ENDED MAY 31, 1998 COMPARED TO THREE MONTHS ENDED MAY 31, 1997. Operating Revenues of approximately $117.8 million for the three months ended May 31, 1998 were $24.6 million, or 26.4%, higher than the comparable period of the prior year. Operating revenues are generated primarily from admission revenues and concession sales. Admission revenues for the three months ended May 31, 1998 of approximately $83.2 million were $15.8 million, or 23.4%, higher, and concession revenues of approximately $31.2 million were $7.7 million, or 32.8%, higher, in comparison to the three months ended May 31, 1997. The increases in revenue for the quarter were primarily due to the inclusion of 17 days of operating results for Cineplex Odeon of $26.5 million.

     Operating Costs of approximately $89.9 million for the three months ended May 31, 1998 were approximately $18.8 million, or 26.4%, higher than the three months ended May 31, 1997, due primarily to the inclusion of 17 days of operating results for the Cineplex Odeon theatres of $21.1 million.

     General and Administrative Costs of approximately $7.9 million for the three months ended May 31, 1998 were $2.0 million higher than the three months ended May 31, 1997 due primarily to the inclusion of 17 days of operating results for Cineplex Odeon and start up costs associated with the Company's international operations.

     Depreciation and Amortization Costs of approximately $14.7 million for the three months ended May 31, 1998 were $2.1 million higher than for the three months ended May 31, 1997 due to the inclusion of 17 days of operating results for the Cineplex Odeon theatres.

     Interest Expense of approximately $6.1 million for the three months ended May 31, 1998 was $2.5 million higher than for the three months ended May 31, 1997 due primarily to the inclusion of 17 days of results for Cineplex Odeon and the impact of additional borrowings under the Company's Bank Credit Facilities.

     Modified EBITDA for the three months ended May 31, 1998 of $19.9 million increased $3.7 million in comparison to the three months ended May 31, 1997 primarily due to the inclusion of 17 days of results for Cineplex Odeon. Modified EBITDA (earnings before interest, taxes, depreciation and amortization, and gains/losses on asset disposal or sales) is a measure of financial performance that management uses in measuring the Company's financial performance. Modified EBITDA measures the amount of cash that a company has available for investment or other uses and is used by the
Company  as a  measure  of  performance.  Modified  EBITDA is  primarily  a management  tool  and only  one  measure  of  financial  performance  to be considered by the investment community. Modified EBITDA is not an alternative to measuring operating results or cash flow under U.S. GAAP.

     FISCAL YEAR ENDED FEBRUARY 28, 1998 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 1997. Operating Revenues of approximately $413.5 million for the fiscal year ended February 28, 1998 were $38.2 million, or 10.2%, higher than the comparable period of the prior year. Operating revenues are generated primarily from admission revenues and concession sales. Admission revenues for the fiscal year ended February 28, 1998 of approximately $296.9 million were $23.4 million, or 8.6%, higher and concession revenues of approximately $104.0 million were $13.4 million, or 14.8%, higher in comparison to the fiscal year ended February 28, 1997. Other income for the year ended February 28, 1998 of approximately $12.6 million was $1.4 million higher than the same period in fiscal 1997. These increases in revenues were due primarily to the effect of additional revenue from new theatre openings/expansion of existing theatres of $33.8 million, higher admissions and concession revenue per patron resulting in an increase of $6.4 million and $5.2 million, respectively, partially offset by other reductions in operating revenues, including the effect of theatre dispositions, which reduced operating revenues by approximately $7.2 million.

     Operating Costs of approximately $307.6 million for the year ended February 28, 1998 were $25.1 million, or 8.9%, higher than the fiscal year ended February 28, 1997 due primarily to increased costs of $22.7 million related to the aforementioned increase in operating revenues and higher occupancy costs attributable to new theatre openings of $5.4 million offset by lower costs, including the effect of theatre dispositions, of $3.0 million.

     General and Administrative Costs of approximately $28.9 million for the year ended February 28, 1998 were $7.5 million higher than the fiscal year ended February 28, 1997 due primarily to higher salaries and fringe benefits as a result of normal merit increases and higher staffing levels required as a result of increased business activity, certain contractual buyouts and other costs related to the Combination and the start-up of the Company's international operations.

     Depreciation and Amortization Costs of approximately $52.3 million for the year ended February 28, 1998 were $7.7 million higher than for the fiscal year ended February 28, 1997 due primarily to the effect of new theatre openings, provisions for asset impairment under SFAS No. 121 and incremental depreciation on refurbishment and information systems expenditures.

     Loss on Sale/Disposal of Theatres of approximately $7.8 million for the year ended February 28, 1998 was $2.2 million lower than for the fiscal year ended February 28, 1997 due primarily to the timing, nature and characteristics of theatre dispositions. During fiscal 1998, Loews Cineplex disposed of 10 theatres comprising 28 screens.

     Interest  Expense of  approximately  $14.3  million for the year ended
February  28,  1998 was  $500,000  lower  than for the  fiscal  year  ended
February 28, 1997 due primarily to the impact of lower interest rates partially offset by the impact of new borrowings.

     Modified EBITDA for the year ended February 28, 1998 of $77.0 million increased $5.6 million in comparison to the year ended February 28, 1997 primarily due to the increase in admission and concession revenues per patron and the impact of newly opened theatres which were previously discussed.

     FISCAL YEAR ENDED FEBRUARY 28, 1997 COMPARED TO FISCAL YEAR ENDED FEBRUARY 29, 1996. Operating Revenues of approximately $375.3 million for the fiscal year ended February 28, 1997 were $16.2 million, or 5%, higher than the comparable period of the prior year. Operating revenues are generated primarily from admission revenues and concession sales. Admission revenues for the fiscal year ended February 28, 1997 of approximately $273.5 million were $8.9 million, or 3%, higher and concession revenues of approximately $90.6 million were $6.3 million, or 7%, higher in comparison to the fiscal year ended February 29, 1996. These increases in both admissions and concessions revenues were due primarily to the effect of additional revenue from new theatre openings/expansion of existing theatres of approximately $19.2 million, higher admissions and concessions revenue per patron resulting in an increase of $11.2 million and $6.5 million, respectively, partially offset by other reductions in operating revenues, including the effect of theatre dispositions, which reduced operating revenues by approximately $20.7 million.

     Operating Costs of approximately $282.5 million for the year ended February 28, 1997 were $5.1 million, or 2%, higher than the fiscal year ended February 29, 1996 due primarily to costs of $16 million directly related to the aforementioned increase in operating revenues and higher occupancy costs attributable to new theatre openings of $2.8 million offset by lower costs, including the effect of theatre dispositions, of $13.7 million.

     General and Administrative Costs of approximately $21.4 million for the year ended February 28, 1997 were $1.2 million higher than the fiscal year ended February 29, 1996 due primarily to higher salaries and fringe benefits as a result of normal merit increases.

     Depreciation and Amortization Costs of approximately $44.6 million for the year ended February 28, 1997 were $3.3 million higher than for the fiscal year ended February 29, 1996 due primarily to the effect of new theatre openings.

     Loss on Sale/Disposal of Theatres of approximately $10.0 million for the year ended February 28, 1997 was $2.7 million higher than for the fiscal year ended February 29, 1996 due primarily to the timing, nature and characteristics of theatre dispositions. During fiscal 1997, Loews Cineplex disposed of an aggregate 15 theatres comprising 57 screens.

     Interest  Expense of  approximately  $14.8  million for the year ended
February  28,  1997 was  $600,000  lower  than for the  fiscal  year  ended
February 29, 1996 due primarily to the impact of lower interest rates partially offset by the impact of new borrowings.

     Modified EBITDA for the year ended February 28, 1997 of $71.4 million increased $10.0 million in comparison to the year ended February 29, 1996, due primarily to the increase in admission and concession revenues per patron and the impact of newly opened theatres which were previously discussed.

  LIQUIDITY AND CAPITAL RESOURCES (PRIOR TO CONSUMMATION OF THE COMBINATION)

     Cash flow from operations for the three months ended May 31, 1998 was approximately $27.3 million, which was approximately $17.3 million higher than for the three months ended May 31, 1997. Cash flow from operations for the year ended February 28, 1998 was approximately $64.2 million, which was approximately $16.2 million higher than for the year ended February 28, 1997. Loews Cineplex derives substantially all of its revenues from cash collected at the box office and through concession sales. Generally, this provides Loews Cineplex with a working capital operating float since cash revenues are generally collected in advance of the payment of related expenses. Prior to the closing of the Combination, Loews Theatres determined the amount of cash required to fund operational needs and all cash in excess of the daily operational needs was "swept" by Sony Capital Corporation, an affiliate, and applied to Loews Theatres' intercompany payable account with its affiliates. Since Loews Theatres does not carry any significant amounts of inventory or accounts receivable and any excess cash historically was "swept" by an affiliate of Loews Theatres' corporate parent, it has historically operated with negative working capital. However, there are times during the year when, based on seasonal changes in the pattern of cash collections and the timing of cost and expense payments, additional working capital may be required. During such times, Loews Theatres had an arrangement whereby SCA and/or its affiliates would make additional funds available to Loews Theatres through a short-term credit facility at interest rates, commensurate with market, established at the time of the loan. Historically, Loews Theatres funded its capital requirements for its new theatre acquisition, construction and reconfiguration programs with internally generated funds and borrowings under its intercorporate credit facility with SCA (the "Sony Facility").

     On February 5, 1998, in connection with the Combination, the Company declared and paid a stock dividend of 19,269,348.25 shares of Common Stock and 1,202,486 shares of Class A Non-Voting Common Stock to the Company's sole stockholder of record at the time. In connection with the stock dividend, $205,000 was transferred from retained earnings to additional paid-in capital and Common Stock.

     On May 14, 1998 and in connection with the Combination, the Company repaid all amounts outstanding under the Sony Facility. At February 28, 1998, Loews Theatres' outstanding balance under the Sony Facility was approximately $296.3 million and net borrowings for the year then ended were approximately $1.8 million. At February 28, 1997, Loews Theatres' outstanding balance against the Sony Facility was approximately $294.6 million and net borrowings during the fiscal year ended February 28, 1997 were approximately $8.2 million.

     For periods prior to the closing of the Combination, Loews Cineplex is included in the consolidated federal income tax returns of SCA. For financial reporting purposes, Loews Cineplex reports its federal income tax expense and related liability as if it filed a separate income tax return. The resultant liability (or benefit) is treated as an intercompany payable (or receivable).

     Loews Cineplex has made significant investments in its theatres over the last five years (including new builds, reconfigurations of existing theatres and closing unprofitable or uncompetitive theatres). For the five-year period ending February 28, 1998, Loews Cineplex has added 338 screens (including 52 screen expansions at existing locations) at 25 locations.

     The Company has experienced, and expects to continue to realize, improved operating results as a result of investments in theatres over the last five years (including new builds, reconfigurations of existing theatres and closing unprofitable or uncompetitive theatres). At May 31, 1998, the Company had capital spending commitments for the future development and construction of 41 theatre properties comprising 608 screens aggregating approximately $290.0 million.

     Additionally, the Company is committed, under the terms of the joint venture agreement dated June 10, 1998 with Yelmo Films to provide funding for the future development and construction of threatre properties aggregating approximately $50 million.

  LIQUIDITY AND CAPITAL RESOURCES (AFTER CONSUMMATION OF THE COMBINATION)

     Subsequent to consummation of the Combination, the Company has performed all cash management functions on a "stand-alone" basis.

     In connection with the Combination, Loews Cineplex entered into the $1.0 billion Bank Credit Facilities. The Bank Credit Facilities, together with funds in the amount of $84.5 million paid by Universal under the Subscription Agreement, replaced Cineplex Odeon's existing credit facility and the Sony Facility, funded cash paid to SPE and/or its affiliates in connection with the Combination and, together with the net proceeds of the Concurrent Offerings will provide ongoing financing to Loews Cineplex to fund further expansion in North America and internationally. The Company initially borrowed $500 million under the Bank Credit Facilities at the time the Combination was consummated. The Bank Credit Facilities are comprised of a $750 million senior secured revolving credit facility, secured by substantially all of the assets of Loews Cineplex and its U.S. subsidiaries, and a $250 million uncommitted facility. The Bank Credit Facilities bear interest at a rate of either the current prime rate as offered by Bankers Trust Company and Adjusted Eurodollar (as defined in the credit agreement governing the Bank Credit Facilities) rate plus an applicable margin based on the Leverage Ratio (as defined in the credit agreement governing the Bank Credit Facilities). The Bank Credit Facilities include various financial covenants, including a leverage test and interest coverage test, as well as customary restrictive covenants, including: (i) limitations on indebtedness, (ii) limitations on dividends and other payment restrictions, (iii) limitations on asset sales, (iv) limitations on transactions with affiliates, (v) limitations on the issuance and sale of capital stock of subsidiaries, (vi) limitations on lines of business, (vii) limitations on merger, consolidation or sale of assets and (viii) certain reporting requirements. Future cash needs in excess of amounts provided by operations will be funded by the Bank Credit Facilities.

     The Company's borrowings under the Bank Credit Facilities at May 31, 1998 totaled $473 million.

     Recent Developments

     Two of the Company's leased drive-in motion picture theatres in the State of Illinois are located on properties on which certain third parties disposed of substantial quantities of auto shredder residue and other debris. Such materials may contain hazardous substances. With respect to one of these sites, located in Cicero, Illinois, the Company has been named as one of two defendants in a lawsuit commenced in August 1998 by the Illinois Attorney General's Office at the request of the Illinois Environmental Protection Agency. The action was brought pursuant to the Illinois Environmental Protection Act and alleges, among other things, that the Company caused or allowed the disposal of certain wastes bearing hazardous substances on the theatre property. The action seeks civil penalties and various forms of equitable relief, including the removal of all wastes allegedly present at the property, soil and groundwater testing and remediation, if necessary. The Company's range of liability with respect to this action cannot be precisely estimated at this time due to several unknown factors, including the scope of contamination at the theatre property, the allocation of such liability, if any, to other responsible parties, and the ability of such parties to satisfy their share of such liability. The Company has accrued an amount that it believes represents the minimum amount of the Company's potential liability relating to the action. The Company will continue to evaluate future information and developments with respect to conditions at the theatre property and will periodically reassess any liability and adjust its accrual accordingly. Based on the foregoing, there can be no assurance that the Company's liability in connection with this action will not be material.

     In August 1998, the Company entered into interest rate exchange agreements effectively setting a fixed rate of 5.78% per annum (plus a margin) on a notional amount of $250 million of indebtedness. Each Swap has a quarterly reset date for settlements. The Company will account for these Swaps as interest rate hedges.

     As a result of the consummation of the Combination, Loews Cineplex was obligated to offer to purchase the outstanding Plitt Notes for a price equal to 101% of the outstanding principal amount plus accrued and unpaid interest. In order to satisfy this requirement and retire the Plitt Notes, on June 15, 1998, Plitt commenced the At-the-Market Offer, which terminated on August 4, 1998. Pursuant to the At-the-Market Offer, Plitt purchased 97% of the outstanding Plitt Notes for $216 million or 109.261% of the outstanding principal amount of the Plitt Notes, plus accrued and unpaid interest, leaving approximately $6 million of the Plitt Notes outstanding. In connection with closing the Combination, the Company guaranteed the Plitt Notes on a senior subordinated basis, and Cineplex Odeon was released from its guarantee of the Plitt Notes. See "The Transactions".

     On August 5, 1998, the Company simultaneously completed a pubic offering of 10 million shares of its common stock at a price of $11 a share and the issuance of $300 million of 8 7/8% Senior Subordinated Notes due 2008 through a private placement. The Company used $215.7 million of the proceeds from these offerings to acquire the Plitt Notes and the remaining amount to reduce Bank Credit Facilities and pay fees and expenses associated with these offerings.

     Under the terms of an agreement with the DOJ, which was entered into in connection with its approval of the Combination, the Company agreed to divest 25 theatres, representing 85 screens in the New York and Chicago areas. The sale of these theatres is subject to approval by the DOJ. On August 27, 1998, the Company announced that it had reached an agreement to sell 31 theatres in the New York City, Chicago and suburban New York areas for $92 million to Cablevision, one of the nation's leading telecommunications and entertainment companies, subject to certain conditions, including DOJ approval. The Company is in discussions with Cablevision regarding obtaining DOJ approval. These 31 theatres include an additional seven theatres, representing 21 screens, in the suburban New York area, which will be sold, subject to certain conditions, in a separate transaction unrelated to the agreement with the DOJ. The theatres being sold represent approximately 3.6% of the Company's total screens and 6.8% of total box office receipts on an annual basis. Proceeds from the sale are expected to be used to reduce borrowings under the Bank Credit Facilities and for general corporate purposes. Subject to DOJ approval, the Company expects to close these transactions in the third quarter ending November 30, 1998.

     The Company is offering to exchange hereby $300 million aggregate principal amount of New Notes. The New Notes will be general unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company, including indebtedness under the Bank Credit Facilities. For a description of the New Notes, see "Description of New Notes".


  EFFECT OF INFLATION

     Inflation  has  not  had  a  material   effect  on  Loews   Cineplex's
operations.


  YEAR 2000 ISSUE

     The Year 2000 issue affects virtually all companies and organizations. Loews Cineplex has implemented programs designed to ensure that all software used in connection with providing services to its customers and its internal operations will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality. Loews Cineplex does not anticipate incurring significant additional costs to address the Year 2000 issue, although the effectiveness of Loews Cineplex's present efforts to address the Year 2000 issue cannot be assured. In addition, it is currently unknown whether vendors and other third parties with whom Loews Cineplex conducts business will successfully address the Year 2000 issue with respect to their own computer software. If Loews Cineplex's present efforts to address the Year 2000 issue are not successful, or if vendors and other third parties with which Loews Cineplex conducts business do not successfully address the Year 2000 issue, Loews Cineplex's business and financial condition could be adversely affected.

  NEW ACCOUNTING PRONOUNCEMENTS

     Loews Cineplex has determined that three new pronouncements that have been issued but are not yet effective are applicable to Loews Cineplex, and may have an impact on its financial statements:

     Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosure about Segments of an Enterprise and Related Information", which is effective for Loews Cineplex's fiscal year ending February 28, 1999, requires Loews Cineplex to disclose financial information about business segments, including certain information about products and services, activities in different geographic areas and other information.

     SFAS No. 132, "Employer's Disclosure about Pensions and Other Post-Retirement Benefits", is effective for the Company's fiscal year ending February 28, 1999. SFAS No. 132 standardizes the disclosure requirements for pension and other post-retirement plans; the standard does not change the measurement or recognition of such plans.

     Additionally, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity", is effective for all the Company's fiscal quarters of all fiscal years beginning February 28, 2000. This statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts by requiring that the Company recognize those items as assets or liabilities in the statement of financial position and measure them at fair value.

     Loews Cineplex expects to adopt these standards when required and does not believe they will have a material impact on its financial statements.

CINEPLEX ODEON

  INTRODUCTION

     Management's discussion and analysis of results of operations and financial condition focuses on liquidity, capital resources and the results of Cineplex Odeon's operations. This section should be read in conjunction with the consolidated financial statements, the notes thereto and other information presented elsewhere herein.

  RESULTS OF OPERATIONS--YEARS ENDED DECEMBER 31, 1997 AND 1996

     Cineplex Odeon recorded a net loss for the year ended December 31, 1997 of $62,067,000 compared to a net loss for the year ended December 31, 1996 of $31,082,000 and a net loss for the year ended December 31, 1995 of $32,907,000. Included in the 1997 net loss are other expenses of $43,401,000 (1996--$1,377,000 and 1995--$2,862,000). Other expenses in 1997 includes a charge of $46,239,000 representing the costs associated with terminating certain leases and disposing of certain properties and the write-off of the net book value attributable to the related properties.

     Industry admission revenue and attendance increased in 1997 by 7.7% and 3.9% respectively compared to 1996 figures.

     Cineplex Odeon reported its results in United States dollars. In order to eliminate the impact of exchange rate fluctuations on the yearly comparison of both admission and concession revenue, the results for the Canadian operations discussed below are stated in Canadian dollars. In 1996 Cineplex Odeon sold five theatres located in Texas. The impact of this sale is not considered significant to Cineplex Odeon's United States results.

     Cineplex Odeon's United States theatre circuit box office revenue increased for both the year and the quarter ended December 31, 1997 by 3.3% and 10.0% respectively when compared to the corresponding period in the prior year. This increase in box office revenue for the year ended December 31, 1997 was the result of an increase in attendance of 1.7% and an increase in box office revenue per patron of 1.6%. The increase in box office revenue in the fourth quarter of 1997 was the result of an attendance increase of 8.2% and an increase in box office revenue per patron of 1.8%. The increase in attendance in the fourth quarter reflects a strong slate of pictures released in that period, including Titanic, and the impact of new theatres opened by Cineplex Odeon in the United States.

     Cineplex Odeon's Canadian theatres reported an increase in box office revenue of 28.4% in 1997 compared to 1996 (when measured in Canadian dollars). This increase was the result of an increase in attendance of 24.1% and an increase in box office revenue per patron of 4.3%. In the fourth quarter of 1997 Cineplex Odeon's Canadian theatres reported an increase in box office revenue of 43.5% compared to the fourth quarter of 1996 (when measured in Canadian dollars). This increase was the result of an increase in attendance of 39.5% and an increase in box office revenue per patron of 4.0%. The increase in attendance experienced by Cineplex Odeon's Canadian theatre circuit in both the quarter and year ended December 31, 1997 compared to 1996 was a result of Cineplex Odeon's relationships with certain film distributors who enjoyed comparatively more successful film product in 1997 compared to 1996 and the impact of new theatres opened by Cineplex Odeon in Canada.

     Cineplex Odeon's United States concession revenue increased by 8.8% in 1997 compared to 1996. This increase was the result of an increase in attendance of 1.7% and an increase in concession revenue per patron of 7.1%. In the fourth quarter of 1997, Cineplex Odeon's United States concession revenue increased by 16.9% when compared to the fourth quarter of 1996. For the fourth quarter the increase was the result of an increase in attendance of 8.2% and an 8.7% increase in concession revenue per patron.

     Cineplex Odeon's Canadian concession revenue increased in 1997 by 31.5% (when measured in Canadian dollars) compared to 1996, reflecting an increase in concession revenue per patron of 7.4% and an increase in attendance of 24.1%. For the fourth quarter of 1997, Cineplex Odeon's Canadian concession revenue increased by 49.4% comprising an increase in attendance of 39.5% and an increase in concession revenue per patron of 9.9%.

     The increase in concession revenue per patron in both the United States and Canada for the year reflects the impact of Cineplex Odeon's focus in this area and the augmented design of concession stands in Cineplex Odeon's newer theatres.

     GROSS MARGIN AND OTHER COSTS. The gross margin from theatre operations (being revenue from theatre operations less film cost, cost of concessions, advertising, theatre payroll, occupancy and supplies and services), when expressed as a percentage of theatre operating revenue, increased in 1997 to 16.2% compared to 15.4% in 1996. For the fourth quarter of 1997 compared to the fourth quarter of 1996 the gross margin from theatre operations, when expressed as a percentage of theatre operating revenue, increased to 17.7% from 14.0%. The increase in gross margin for both the year and the fourth quarter was primarily the result of the increase in revenue.

     Interest on long-term debt decreased by 4.5% in 1997 compared to the prior year. The decrease in interest on long-term debt was primarily a result of the decision to denominate certain of Cineplex Odeon's long-term debt in Canadian dollars during 1997 which, for the period was subject to a lower interest rate.

     In 1997 other expenses were $43,401,000 compared to $1,377,000 in 1996 and $2,862,000 in 1995. The primary component of this charge is an expense of $46,239,000 relating to the costs associated with terminating certain theatre leases and disposing of certain other theatre properties and the corresponding write-off of the net book value associated with the properties. It is anticipated that the disposal of these properties will be substantially complete by the end of 1998 and will result in an annual operating cash flow improvement of $7,000,000.

     During 1997 the value of the Canadian dollar weakened relative to the United States dollar. While currency movements affect the reporting of revenues and expenses of Cineplex Odeon's Canadian operations, the financial impact is limited as the costs of operating the Canadian theatres are supported by the revenues of such theatres.

  RESULTS OF OPERATIONS--1996 AND 1995

     Industry admission revenue and attendance increased in 1996 by 7.6% and 6.0% respectively compared to 1995 figures.

     Cineplex Odeon's United States results were impacted by the sale of 28 theatres, located in Florida and Georgia, to Carmike Cinemas, Inc. in the second quarter of 1995. In 1996 Cineplex Odeon sold five theatres located in Texas, the impact of which is not considered significant to Cineplex Odeon's United States results.

     Cineplex Odeon's United States theatre circuit box office revenue decreased for both the year and the quarter ended December 31, 1996 by 4.0% and 8.6% respectively when compared to the corresponding period in the prior year. Adjusting for the impact of the sale of the Florida and Georgia theatres, Cineplex Odeon's United States theatre circuit box office revenue decreased by 1.9% for the year ended December 31, 1996 compared to the year ended December 31, 1995. This decrease in box office revenue for the year ended December 31, 1996 was the result of a decrease in attendance of 4.3% offset by an increase in box office revenue per patron of 2.4%. The decrease in attendance in 1996 compared to 1995 is a direct result of increasing competition from other film exhibitors who have been aggressively building new theatres. The decrease in box office revenue in the fourth quarter of 1996 was the result of an attendance decrease of 10.3% offset by an increase in box office revenue per patron of 1.7%. The decrease in attendance in the fourth quarter reflects the fact that the film product in the fourth quarter of 1996 was not as strong as the prior year and the aforementioned increasing competition.

     Cineplex Odeon's Canadian theatres reported an increase in box office revenue of 2.8% in 1996 compared to 1995 (when measured in Canadian dollars). This increase was the result of an increase in attendance of 3.5% offset by a decrease in box office revenue per patron of 0.7%. In the fourth quarter of 1996 Cineplex Odeon's Canadian theatres reported an increase in box office revenue of 5.0% compared to the fourth quarter of 1995 (when measured in Canadian Dollars). This increase was the result of an increase in attendance of 4.1% and an increase in box office revenue per patron of 0.9%. The increase in attendance experienced by Cineplex Odeon's Canadian theatre circuit in 1996 compared to 1995 was a result of Cineplex Odeon's relationships with certain film distributors who enjoyed comparatively more successful film product in 1996 compared to 1995.

     Cineplex Odeon's United States concession revenue decreased by 3.0% in 1996 compared to 1995. In the fourth quarter of 1996, Cineplex Odeon's United States concession revenue decreased by 5.1% when compared to the fourth quarter of 1995. Adjusting for the impact of the sale of the Florida and Georgia theatres, Cineplex Odeon's United States concession revenue for the year ended December 31, 1996 was equivalent to that of the year ended December 31, 1995. This was achieved due to an increase in concession revenue per patron of 4.3% which offset the decrease in attendance. For the fourth quarter the decrease was the result of a decrease in attendance of 10.3% offset by a 5.2% increase in concession revenue per patron.

     Cineplex Odeon's Canadian concession revenue increased in 1996 by 6.0% (when measured in Canadian dollars) compared to 1995, reflecting an increase in concession revenue per patron of 2.5% and an increase in attendance of 3.5%. For the fourth quarter of 1996, Cineplex Odeon's
Canadian concession revenue increased by 3.7% comprising an increase in attendance of 4.1% and a decrease in concession revenue per patron of 0.4%. The increase in concession revenue per patron for the year reflects the impact of Cineplex Odeon's focus in this area and the augmented design of concession stands in Cineplex Odeon's newer theatres.

     GROSS MARGIN AND OTHER COSTS. The gross margin from theatre operations (being revenue from theatre operations less film cost, cost of concessions, advertising, theatre payroll, occupancy and supplies and services), when expressed as a percentage of theatre operating revenue, decreased in 1996 to 15.4% compared to 15.7% in 1995. The slight decline in gross margin for the year was primarily the result of a general increase in certain direct costs associated with theatre operations.

     The gross margin from theatre operations, when expressed as a percentage of theatre operating revenue, decreased in the fourth quarter of 1996 compared to the fourth quarter of 1995 to 14.0% from 16.4%. The decline in gross margin for the fourth quarter of 1996 was due to (1) a general increase in certain direct costs associated with theatre operations; and (2) the fixed component of theatre operating costs (primarily occupancy costs).

     Interest on long-term debt decreased by 13.4% in 1996 compared to the prior year. The decrease in interest on long-term debt was primarily attributable to the initial application of equity proceeds from the public offering in the first quarter of 1996 against Cineplex Odeon's long-term debt.

     During 1996 the value of the Canadian dollar strengthened relative to the United States dollar. While currency movements affect the reporting of revenues and expenses of Cineplex Odeon's Canadian operations, the financial impact is limited as the costs of operating the Canadian theatres are supported by the revenues of such theatres.

  RESULTS OF OPERATIONS--SINCE DECEMBER 31, 1997

     Unaudited financial statements for Cineplex Odeon for the three months ended March 31, 1998 and March 31, 1997 are included herein commencing at page F-59. On a stand alone basis for the three months ended May 31, 1998, Cineplex Odeon's revenues and EBITDA were lower than for the corresponding period in the prior year.

  LIQUIDITY AND CAPITAL RESOURCES

     CASH FLOW FROM CONTINUING OPERATIONS. Cash flow from operations in 1997 amounted to a net inflow of $30,780,000 compared to a net inflow of $12,416,000 in 1996. The increase in cash flow from operations is a function of the increase in revenue experienced in 1997 (See "--Results of Operations"). Excluding the impact of the net change in non-cash working capital, Cineplex Odeon's cash flow from operations for the year ended December 31, 1997 amounted to a net inflow of $1,622,000 compared to a net inflow of $10,468,000 for the year ended December 31, 1996. This decline is attributable to the cash costs associated with the aforementioned disposition of certain properties which amounted to $21,648,000.

     LONG-TERM DEBT. Long-term debt increased from $326,058,000 at December 31, 1996 to $333,523,000 at December 31, 1997. This increase is the result of the capital expenditures associated with Cineplex Odeon's expansion program. In connection with the Combination, Cineplex Odeon repaid $153.9 million of outstanding debt under its credit facility with funds provided by Loews Cineplex from borrowings under the Bank Credit Facilities, and the Cineplex Odeon facility was terminated.

     At December 31, 1997 Cineplex Odeon had two interest rate swap agreements outstanding. The aggregate notional principal associated with the two swap agreements is $35,000,000 and such agreements require Cineplex Odeon to pay a fixed interest rate and receive a floating rate. The weighted average fixed interest rates associated with the swap agreements are 5.73%. These agreements were terminated in connection with the Combination. Of Cineplex Odeon's long-term debt at December 31, 1997, approximately 79% was subject to fixed rates of interest.

     FUTURE COMMITMENTS. In 1997 Cineplex Odeon opened seven new theatres and refurbished two theatres in the United States adding a total of 87 new screens. In Canada in 1997 Cineplex Odeon opened ten new theatres and refurbished four theatres adding a total of 127 new screens. The total cost associated with the construction of these theatres was approximately $50,000,000.

  CANADIAN ISSUER

     Cineplex Odeon is an Ontario corporation which conducts approximately one-third of its operations in Canada. Cineplex Odeon is subject to certain Canadian economic, fiscal, monetary and political policies and factors.

     Reference is made to Note 17 of the Notes to the Consolidated Financial Statements of Cineplex Odeon for a reconciliation of Cineplex Odeon's financial statements to United States generally accepted accounting principles.

  INFLATION

     For the three years ended December 31, 1997, inflation did not have a pronounced effect on Cineplex Odeon's results of operations.

                   THE MOTION PICTURE EXHIBITION INDUSTRY


GENERAL

     The motion picture exhibition industry in North America comprises over 400 exhibitors, 250 of which operate four or more screens. Based on the listing of exhibitors in the National Association of Theatre Operators ("NATO") 1997-98 Encyclopedia of Exhibition, as of May 1, 1997, the ten largest exhibitors (in terms of number of screens in the United States) operated approximately 51% of the total screens, with no one exhibitor operating more than 10% of the total of 29,731 screens.

     The following table presents the ten largest exhibition companies in North America by box office revenue, screens and theatres according to the most recent publicly available information:

                                            BOX
                                          OFFICE
    COMPANY                              REVENUES      SCREENS    THEATRES(3)
--------------------                  -------------  ----------  ------------
                                        (MILLIONS)

    Loews Cineplex.....................   $688.2(1)     2,781(2)      450(2)
    AMC Entertainment..................    530.7        2,475         231
    United Artists Theatres............    465.6        2,154         332
    Regal Cinemas(3)...................    344.0        2,306         256
    Carmike Cinemas....................    322.6        2,720         520
    GC Companies.......................    298.3        1,222         182
    Cinemark Cinemas...................    288.1        2,310         233
    Act III Theatres(3)................    166.4          673         122
    Hoyts Cinemas Corp.................    N/A            817         114
    National Amusements................    N/A          1,141         125

---------------------------------
(1) Includes Loeks-Star Theatres and Magic Johnson Theatres. Amounts for Loews Cineplex represent the sum of data reported for Loews Theatres as of February 28, 1998 and Cineplex Odeon as of December 31, 1997. This data is not intended to represent total screens, locations or box office revenue of the Company on a pro forma basis at any time.

(2) Amount for Loews Cineplex include screens and theatres of Loeks-Star Theatres and Magic Johnson Theatres.

(3) Data for Regal Cinemas is prior to its merger with Act III Theatres. Act III Theatres screen and theatre information is as of December 31, 1996.

     In 1997, U.S. motion picture attendance was approximately 1.4 billion, the highest attendance level recorded by NATO during the past 38 years, and in the same year, box office revenues exceeded $6.4 billion, an 8% increase over 1996. The average ticket price for 1997 was $4.59, an increase of 4% over 1996.

     Exhibitors' chief sources of revenue are derived from box office sales of theatre tickets and sale of concession products at theatres. Box office revenues are directly related to attendance which is driven by the quality of the movie-going experience including the comfort, cleanliness and convenience of the location of theatres, the content and quality of film product distributed by major motion picture and independent film studios, the ticket price, the quality of projection and sound presentation and the level of customer service. Concessions (generally food and beverage items) are sold at stands located within theatres. Concession revenues are largely dependent on attendance levels and the effectiveness of theatre staffing, training and the type and quality of products offered.

     Exhibitors' primary operating costs include film costs for licensing rights paid to motion picture distributors, the cost of concession products, labor, theatre rents, real estate taxes and advertising. In recent years, film costs to the exhibition industry have increased. There are a variety of reasons for this, including a trend toward shorter film exhibition runs. In addition, exhibitors must spend significant amounts of capital on investments in developing and constructing theatre facilities.

RELATIONSHIP BETWEEN MOTION PICTURE PRODUCTION AND DISTRIBUTION
AND MOTION PICTURE EXHIBITION

     There is an integral relationship between the motion picture exhibition and the motion picture production and distribution industries. Motion picture theatres are the primary initial distribution channel for new motion picture releases, and theatrical success of a motion picture is often the most important factor in establishing its value in the cable television, pay-per-view, videocassette and other ancillary markets. At the same time, the ultimate success of an exhibitor's box office is dependent on, among other things, the quality, quantity, availability and acceptance by movie going patrons of the motion picture product produced by the motion picture production companies and licensed for exhibition to the motion picture exhibitors by distribution companies.

     The motion picture production and distribution industry in North America is led by a few major movie studios and their distribution operations. The major studios and distributors are Columbia and TriStar (which are both owned by Sony), Universal (approximately 84% of which is owned by Seagram), The Walt Disney Corporation, Warner Bros. (which is owned by Time-Warner Inc.), Paramount Pictures (which is owned by Viacom Inc.), Twentieth Century-Fox (which is owned by NewsCorp.) and Metro-Goldwyn-Mayer Inc. These studios account for approximately 90% of the motion picture product exhibited in the United States, based on box office receipts.

FILM LICENSING

     In order to secure adequate product, theatrical exhibitors, such as the Company, must engage in continuous negotiations with film distributors for licensing rights of first run feature motion pictures. Such negotiations are conducted on a film-by-film and theatre-by-theatre basis and consider, among other things, the projected success of the movie, the movie's subject content and appeal to segments of the population and the exhibitor's presence in metropolitan areas, theatre locations and size. Film exhibition licenses typically specify rental fees based upon a gross receipts formula or a theatre admissions revenue-sharing formula. Under a gross receipts formula, the distributor receives a specified percentage of box office receipts, with the percentage generally declining over the term of the run. Under a theatre admissions revenue-sharing formula, the distributor receives a specified percentage of the excess of box office receipts over a negotiated house expense.

     If there are multiple exhibitors in a film zone, a distributor may require the exhibitors in a zone to bid for a film or may allocate its films among the exhibitors in the zone. When films are licensed under the allocation process, a distributor will choose which exhibitor is offered a movie and then that exhibitor will negotiate film rental terms directly with the distributor for the film. Over the past several years, distributors have generally used the allocation rather than the bidding process to license their films. The Company does not currently bid for film licenses in any of the markets in which it operates.

SEASONALITY

     The release of motion pictures is often seasonal, with the release of a disproportionate number of major motion pictures taking place during the summer and holiday seasons. This industry-wide practice is expected to continue and may cause significant swings in attendance levels, theatre staffing levels and reported results for the Company from quarter to quarter. However, recently there has been an industry trend towards movie releases in the "off" season to attempt to mitigate the effect described above and annual attendance levels and admissions revenues have tended to increase moderately in the recent past.

GOVERNMENT REGULATION

     In the United States, the distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The most significant of these cases is U.S. v. Paramount Pictures Inc., et al., which was affirmed by the U.S. Supreme Court in 1950. The consent decrees resulting from the Paramount case bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors on a film-by-film and theatre-by-theatre basis. Consequently, Loews Cineplex will not be able to assure itself of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete and negotiate for its licenses on a film-by-film and theatre-by-theatre basis. See "Business--Legal Proceedings".

     The ADA and certain state statutes and local ordinances, among other things, require that places of public accommodation, including theatres (both existing and newly constructed), be accessible to, and that assistive listening devices be available for use by, patrons with disabilities. The ADA may require that certain modifications be made to existing theatres in order to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed to permit persons with disabilities full use of theatre and its facilities and reasonable access to work stations. Loews Cineplex has established a program to review and evaluate its U.S. theatres and to make changes that may be required by law. See "Business--Legal Proceedings" for information concerning claims alleging that certain theatres in the Cineplex Odeon circuit are not in compliance with the ADA.

     Motion picture theatres are also subject to certain U.S. and Canadian federal, state, provincial and local laws governing such matters as construction, renovation and operation of its theatres, employee wages and working conditions, health and sanitation regulations. Loews Cineplex believes all of its theatres are in material compliance with such requirements.

                                  BUSINESS


     Loews Cineplex is the world's largest publicly traded theatre exhibition company in terms of revenues and operating cash flow. On May 14, 1998, the Company completed the business combination of the Loews Theatres exhibition business of SPE and Cineplex Odeon, another major motion picture exhibitor with operations in the United States and Canada. On a pro forma basis for the fiscal year ended February 28, 1998, the Company had approximately $1.0 billion in revenues and $148.2 million in Attributable EBITDA. Approximately 71% of such revenues was related to box office receipts and approximately 29% was generated by concession sales and other revenues. The Company's pro forma share of total industry box office receipts in North America in 1997 was approximately 10.2%. See "Selected Historical and Unaudited Pro Forma Financial Information--Historical and Unaudited Pro Forma Combined Key Operating Statistics" for a reconciliation of EBITDA and Attributable EBITDA.

     As of May 31, 1998, Loews Cineplex owned and operated or had interests in 2,794 screens at 450 locations, of which 2,783 screens were located in 22 U.S. states, the District of Columbia and 6 Canadian provinces. The Company's North American exhibition screens represent approximately 8.8% of all exhibition screens in North America. The Company's North American theatres are concentrated in densely populated urban and suburban areas, with a strong presence in metropolitan New York, Boston, Chicago, Baltimore, Dallas, Houston, Detroit, Los Angeles, Seattle, Washington, D.C., Toronto, Montreal and Vancouver. Approximately 83% of the Company's U.S. theatres are located in 11 of the 15 largest ADIs in the United States, and approximately 83% of the Company's Canadian theatres are located in the top 10 ADIs in Canada. Since June 10, 1998, the Company has also owned a 50% interest in 108 screens in 13 locations in Spain through a joint venture with Yelmo Films, a leading local Spanish exhibitor. The Company has also established an initial presence in both Hungary and Turkey.

     The Company holds a 50% partnership interest in each of the U.S. Partnerships. As of May 31, 1998, the U.S. Partnerships held interests in and operated 12 locations with a total of 149 screens. Loeks-Star Theatres' circuit is located in the metropolitan Detroit, Michigan area. Magic Johnson Theatres' circuit is located in densely populated urban areas with predominantly minority populations. Unless otherwise noted, the screen and location figures presented herein for the Company include the screens and locations of the Company's U.S. Partnerships.

     Loews Cineplex was the first commercial motion picture exhibitor in North America, and perhaps the world, with operations beginning in 1904, when Marcus Loew set up a "nickelodeon" in a rented room above a penny arcade store in Cincinnati, Ohio. Loews Cineplex's theatre circuit has grown over the years through both internal development and acquisitions. Today, Loews Cineplex operates theatres under the Loews, Sony and Cineplex Odeon theatres names, and the Company's partnerships and joint ventures operate theatres under the Star, Magic Johnson and Yelmo Cineplex names.

     The Company's principal stockholders include SPE, a wholly owned subsidiary of SCA, Universal and the Claridge Group, which own 39.5%, 25.6% (25.5% of the Company's voting Common Stock) and 7.4% (7.4% of the Company's voting Common Stock), respectively, of the Company's capital stock and collectively own approximately 72.5% of the Company's capital stock (and 72.4% of its voting Common Stock). SPE, Universal and the Claridge Group are collectively referred to herein as the "Stockholders".

     The Company was incorporated under the laws of the State of Delaware in 1986. Its principal offices are located at 711 Fifth Avenue, 11th Floor, New York, New York 10022, and its telephone number is (212) 833-6200.

                          KEY BUSINESS STRATEGIES

     The Company's goals are:

     * to be the leading theatrical exhibitor in densely populated metropolitan centers in North America;

     * to expand into selected international markets through joint ventures, new theatre construction and acquisitions; and

     *    to  maintain  its   reputation  as  a  preferred   exhibitor  for
          distributors and theatre-going patrons.

The Company has developed a number of successful operating and expansion strategies designed to achieve these goals and place it at the forefront of the industry.

OPERATING STRATEGY

     The Company intends to achieve the same high levels of operating performance and cash flow growth historically achieved by Loews Theatres by applying its proven operating strategy to the recently acquired Cineplex Odeon theatres and to the Company's new ventures. During the last five fiscal years, the Company's Loews Theatres circuit consistently achieved strong operating results, with Total EBITDA per location growing at a compound annual growth rate of 18.3% from fiscal 1994 to fiscal 1998 and its Total EBITDA margin improving from 16.1% to 18.0% during the same period . The Company has achieved these results by actively managing and improving the Loews Theatres portfolio, providing a high level of customer service, actively controlling operating costs, closely monitoring operations on a daily basis, and increasing efficiency through the integration of highly flexible state-of-the-art information systems into the Company's theatre operations. In contrast, Cineplex Odeon experienced virtually no growth in Modified EBITDA (which, in the case of Cineplex Odeon, is substantially comparable to Loews Theatres' Total EBITDA) per theatre from 1993 through 1997, and its Modified EBITDA margin declined from 13.0% in 1993 to 10.8% in 1997. The Company believes that this lack of growth and margin decline was attributable primarily to capital constraints and Cineplex Odeon management's need to focus on certain long-term strategies. For the definitions of Total EBITDA, Attributable EBITDA, Modified EBITDA and EBITDA, see "Selected Historical and Unaudited Pro Forma Financial Information--Historical and Unaudited Pro Forma Combined Key Operating Statistics".

     The Company's management believes that there are significant opportunities to improve the performance of the combined circuit by adopting Loews Theatres' policies and practices throughout the combined circuit. Key elements of the Company's operating strategy include:

  PURSUE COST SAVINGS AND OPERATING EFFICIENCIES

     The Company believes that it will be able to significantly improve its revenues, operating cash flow and gross margins by improving operating efficiencies and reducing costs following the combination of the Loews Theatres and Cineplex Odeon theatre circuits. The Company believes it can achieve these efficiency improvements and cost reductions by (i) applying Loews Theatres' proven operating practices and revenue enhancement programs throughout the Company's combined chain of theatres and (ii) eliminating redundant overhead and taking advantage of economies of scale. Since the consummation of the Combination, the Company has already begun to reduce overhead costs through headcount reductions, negotiated the extension of significant volume discounts on bulk concession items to the Cineplex Odeon circuit and implemented other efficiencies. The Company estimates that initial steps taken to date will result in annual cost savings and operating efficiencies of approximately $10 million. The Company anticipates that, over the next several years, these cost savings and operating efficiencies will increase to approximately $25 million annually.

     APPLY PROVEN OPERATING PRACTICES. Over the past five fiscal years, Loews Theatres increased concessions revenue per patron by 31.3% from $1.63 to $2.14. This increase was attributable to expanded concession offerings designed to provide more variety to patrons, increased prices, the implementation of employee training and incentive programs which encourage "upselling" and improve customer service, and more efficient design of concession stands in the Company's new theatres. Loews Theatres' concession margins have increased from 80.8% to 84.5% during the same period. This improvement was due to the Company's ability to obtain favorable terms with its vendors, benefit from volume discounts and offer a varied product mix while maintaining attractive margins. In contrast, Cineplex Odeon increased its concession revenue per patron by only 7.6% from $1.57 to $1.69 and its concession margins decreased from 85.9% to 80.6% from 1994 to 1997. The Company expects that Loews Theatres' proven operating practices will improve Cineplex Odeon's overall concession productivity and margins.

     Loews Theatres' theatre operating expenses (including concession costs) as a percentage of revenues decreased from 78.8% to 74.4% between fiscal 1994 and fiscal 1998. Loews Theatres has been successful in reducing these expenses by minimizing rent through favorable real estate practices and implementing more efficient facilities layouts in the Company's newer theatres, as well as by cross-training its staff and adjusting staffing levels based on "real time" information from its theatres in order to increase staffing efficiency. Between 1993 and 1997, Cineplex Odeon's theatre operating expenses (including concession costs) as a percentage of revenues increased from 84.2% to 85.7%. The Company believes that by applying Loews Theatres' proven operating practices Cineplex Odeon's cost structure will improve as the two circuits are integrated.

     REALIZE ECONOMIES OF SCALE. The Company believes that it can improve operating margins by realizing cost savings through the elimination of overhead redundancies and by spreading the remaining overhead costs over a larger theatre circuit. The Company also anticipates that it will realize additional benefits created by economies of scale such as volume purchase discounts, application of more favorable terms with selected vendors and service suppliers and certain revenue generating contracts on a circuitwide basis. Additional efficiencies are expected to be realized through more efficient film programming and scheduling, enabling the Company to exhibit motion pictures for the maximum play time by matching optimal auditoria size with rapidly changing audience demands.

  FOCUS ON CUSTOMER SERVICE

     The Company's goal is to be the industry leader in, and to provide an unprecedented level of, customer service and convenience, positioning Loews Cineplex as the "theatre of choice" for movie-going patrons. Loews Theatres has developed a proven customer service program focused on increasing patronage and generating customer loyalty by improving the overall movie-going experience. This program includes optimizing the scheduling of showtimes to lessen congestion at its theatres, offering more frequent showtimes of popular films for the convenience of its patrons, guaranteeing "next-in-line" service to improve ticket and concession sales, and scripted greetings to promote a friendly atmosphere. The Company also provides intensive employee training to improve service and sales techniques and increase concession sales. By serving customers more quickly, the Company believes that it can increase its concession revenues per patron. To encourage increased patronage, the Company has established new concession programs, providing a wider selection of concession items and enhanced promotions and merchandising activities. The Company has also established a series of box office admission discount programs, including bargain matinees, as incentives for patronage by select groups of customers, including senior citizens and children.

  MAINTAIN STATE-OF-THE-ART INFORMATION SYSTEMS

     In the last three years, Loews Theatres has streamlined its point-of-sales system and invested in state-of-the-art computer technology at its theatre box offices and concession stands, enabling it to increase productivity and manage operating costs more efficiently. Touch screen selling stations at its box offices and concession stands provide quicker service, resulting in higher customer turnover and productivity improvements. This system has shortened transaction processing times and provides "real time" information to the home office regarding attendance levels, box office receipts, concession sales and employee productivity at each location, as well as better inventory management and control. Immediate access to attendance levels and concession sales at each theatre allows management to make daily adjustments to staffing levels and inventories in order to maximize staffing efficiencies and concession productivity. This is especially important during critical operating periods such as weekends and holidays. The Company has also made significant investments in technology to streamline and enhance features within its major reporting systems. Over the past three years, the Company has spent approximately $13.0 million on information systems technology. The Company has begun to integrate the Cineplex Odeon theatres into the Company's systems in order to achieve similar benefits in its revenues and operating costs.

  EXPAND ANCILLARY REVENUES

     The Company is continually identifying ancillary revenue opportunities in addition to box office and concession revenues. The Company believes that it can be an attractive medium for advertising and joint marketing and promotion efforts because it can provide access to mass audiences throughout North America (approximately 145 million patrons in fiscal 1998 on a pro forma basis) with highly attractive demographics. The Company maintains screen advertising programs circuitwide with local and national advertisers. The Company is currently advertising Calvin Klein Jeans' products on its serving containers for popcorn and beverages and is exploring additional advertising and marketing programs with other world class consumer product companies. The Company has also generated additional revenue through the leasing of its theatres for motion picture premieres and screenings, corporate events and private parties. Certain of the Company's theatres, such as the Sony Lincoln Square Theatre in New York City, have earned reputations as the "preferred" theatres for these events given their locations in key urban markets as well as their upscale settings.

  MOTIVATE KEY EMPLOYEES

     The Company adopted the Stock Incentive Plan in connection with the Combination which is designed to link compensation of management with stockholder return. The Company expects to expand this program by granting additional options to key employees. The Company provides additional incentives to its theatre staff employees through the payment of commissions for concession productivity over certain target levels, and through the offer of benefits such as college tuition assistance programs designed to reduce employee turnover and increase operating efficiencies.

EXPANSION STRATEGY AND PORTFOLIO MANAGEMENT

     A key component of Loews Cineplex's business strategy is to pursue a significant expansion and upgrade of its portfolio of movie theatre properties. The Company plans to spend an aggregate of approximately $1.0 billion in capital expenditures during the next five years to (i) develop or acquire additional theatres in the North American and international markets, (ii) expand the number of screens at certain existing theatres,
(iii) significantly upgrade and modernize existing theatres where appropriate and (iv) dispose of obsolete, unprofitable and non-strategic theatres. During the past four fiscal years, Loews Theatres has achieved an average return on investment from new theatre construction of greater than 20% per annum (calculated on the basis of EBITDA to net investment).

  UPGRADE AND EXPAND IN NORTH AMERICA

     In the past four years, Loews Theatres has implemented a major theatre reconfiguration and expansion program. This program has increased screens per location from 5.4 at the end of fiscal year 1994 to 7.4 at the end of fiscal year 1998. In conjunction with this expansion program, the Company has adopted a prototype design for new theatre construction which typically has between 12 and 24 screens depending on the location, with oversized screens, stadium seating, rocking chair seats, state-of-the-art digital sound systems and spacious lobbies. The prototype also provides operating efficiency in the design, location and size of concession stands and incorporates state-of-the-art point-of-sale technology. The Company believes larger multiscreen theatres are more efficient to operate and provide for greater operating margins and better asset utilization. The greater number of screens per theatre provides effective leverage of fixed costs and staffing levels over a larger revenue base. Multiscreen facilities also enable Loews Cineplex to present a variety of films with more frequent showtimes to the movie-going public, in order to maximize attendance levels.

     During the five fiscal years ended February 28, 1998, Loews Theatres constructed and placed into service 25 new multiplex and megaplex theatres with a total of 286 screens. During the same period, Loews Theatres also added 52 new screens at existing theatres. The quality of the Company's theatres and their major metropolitan locations position the Company's theatres among the top grossing theatres in the United States. The Company currently operates the three highest grossing theatres in the United States for the 1998 year-to-date according to A.C. Nielsen Company/EDI: (i) the 13-screen flagship Sony Theatres Lincoln Square in New York City (home of the first commercial 3-D IMAX(R) theatre in the United States); (ii) the 18-screen Universal City at Citywalk, a retail and entertainment complex in Universal City, California; and (iii) the 20-screen Star Theatres in Southfield, Michigan.

     The following table indicates the number of theatre locations, screens and changes to the Loews Theatres circuit configuration as a result of its theatre reconfiguration program (including screens and locations relating to Loeks-Star Theatres and Magic Johnson Theatres but excluding screens and locations relating to Cineplex Odeon's theatres and Yelmo Cineplex de Espana's theatres) during the fiscal years ending in 1994 through 1998:


                                                                                               FIVE
                                                     FEBRUARY 28 OR 29,                        YEAR
                              ----------------------------------------------------------
                                1994         1995         1996         1997        1998       TOTAL
                              --------   ----------   ----------   ----------   ---------   ---------
SCREENS
Beginning of year.........         944          981        1,030          950         959         944
  New construction                  60           54           36           44          92         286
  Expansions .............          --           15            3           22          12          52
  Dispositions ...........         (23)         (20)        (119)         (57)        (28)       (247)
                              --------   ----------   ----------   ----------   ---------   ---------
Year end .................         981        1,030          950          959       1,035       1,035
                              ========   ==========   ==========   ==========   =========   =========
LOCATIONS
Beginning of year.........         188          182          180          154         143         188
  New construction                   7            5            3            4           6          25
  Dispositions ...........         (13)          (7)         (29)         (15)        (10)        (74)
                              --------   ----------   ----------   ----------   ---------   ---------
Year end .................         182          180          154          143         139         139
                              ========   ==========   ==========   ==========   =========   =========
Average screens per                5.4          5.7          6.2          6.7         7.4
  location................

     With the addition of the Cineplex Odeon theatre circuit as a result of the Combination, at May 31, 1998, the Company operated theatres at 450 locations with 2,794 screens or an average of 6.2 screens per location. These include 31 theatres comprising 105 screens in New York City, Chicago and suburban New York that the Company has agreed to sell to Cablevision for $92 million, including 25 theatres comprising 85 screens that the Company is obligated to sell under an agreement reached with the DOJ and the attorneys general of New York and Illinois in connection with the approval of the Combination. The theatres held for disposition represent approximately 3.6% of the Company's total screens and generated approximately 6.8% of total box office revenue on an annual basis. The Company also expects to close or dispose of certain overlapping theatre locations and underperforming theatres, including older obsolete theatres. In the aggregate, these theatres contribute only marginally to cash flow from operations or that are operating at a loss. The Company has preliminarily targeted a significant number of these theatres for closing.

     The Company believes that a significant opportunity exists to improve the Company's competitive position in many of its existing markets as well as to selectively enter new markets in North America that are currently underserved. The Company's goal in this expansion effort is to develop a more modern portfolio of multiplex and megaplex theatre properties which offer customers an exceptional movie-going experience. The Company currently is targeting to open approximately 12 to 15 new theatre locations annually, and to add new screens at certain existing locations. The Company has enacted a program to upgrade existing theatres with stadium seating, where appropriate. The Company also expects to close or dispose of certain overlapping theatre locations and underperforming theatres, including older obsolete theatres that contribute only marginally to cash flow from operations or that are operating at a loss. The Company has preliminarily targeted approximately 550 screens for disposition or closing over the next five years. While in the aggregate the screens to be disposed of currently generate significant revenues, the Company believes that the disposition or closure of these screens will not negatively impact the Company's operating cash flow on an ongoing basis. Closure costs related to most of these theatre closings have been provided for as part of the "Excess Purchase Price" in connection with the purchase accounting adjustments resulting from the Combination. See "Unaudited Pro Forma Financial Information" and "Properties".

  EXPAND INTERNATIONALLY

     According to the Baskerville Communications Corporation, the international (i.e., non-North American) share of total worldwide box office receipts rose from 43% in 1983 to 62% in 1996 and since 1983 international box office receipts have increased at approximately a 9% compounded annual growth rate. The Company believes that the international market offers significant growth opportunities to motion picture exhibitors, particularly through the replication of the multiplexing process underway today in the domestic arena. Much of the world is underscreened and underserved by poor quality theatres. According to Screen Digest, there were approximately 9,000 people per screen in the United States in 1996, compared to an average of approximately 20,000 people per screen in Western Europe and approximately 79,000 people per screen in Latin America. In the United States, the average person visits a theatre approximately five times per year, compared to 1.9 times per year in Western Europe and only 0.6 times per year in Latin America. Marginal increases in attendance rates and increased average ticket prices have a dramatic impact in expanding box office receipts.

     In June 1998, the Company formed its Loews Cineplex International division to develop, construct and operate theatres outside of North
America. The Company is currently  considering  expansion  opportunities in selected areas throughout the world that the Company believes are underscreened and underserved by existing operators and is currently pursuing several opportunities in Western Europe and developed countries in other regions. The Company has targeted selected markets in Western Europe for its international expansion based on the favorable economy, ease of doing business and availability of attractive partners. The Company intends to identify local partners in targeted international markets with whom management can pursue joint venture opportunities that capitalize on the Company's development and operating expertise and access to capital, and that take advantage of the local partners' established presence and significant local expertise.

     On June 10, 1998, Loews Cineplex and Yelmo Films formed Yelmo Cineplex de Espana, a 50/50 joint venture, to develop, construct and operate movie theatres throughout Spain. Yelmo Films, Spain's second largest film exhibition company and leading builder of state-of-the-art multiplex theatres, currently owns and operates 108 screens (25 of which were opened in 1997) at 13 theatre locations in high-density population areas in Madrid, Catalunya and Galicia. Under the terms of the agreement, Loews Cineplex and Yelmo Films formed a 50/50 joint venture into which Yelmo Films contributed its existing theatre assets and Loews Cineplex will contribute cash equal to the agreed value of these assets net of debt on an "as-needed" basis, primarily to fund the construction of new multiplexes. The newly formed company expects to add approximately 15 new theatre locations and approximately 175 screens to its existing assets in the next several years. There are currently eight theatre locations, representing 70 screens, which are in various stages of development. The Spanish film exhibition market has experienced strong growth recently with a 34% increase in box office receipts since 1993.

     The Company also operates a six-screen theatre in Hungary and a five-screen theatre in Turkey. The Company is currently evaluating several other specific international expansion opportunities in Western Europe, Eastern Europe, Latin America and Asia.

  PURSUE ACQUISITIONS AND JOINT VENTURES

     The Company is continually seeking opportunities to acquire theatre circuits with locations that complement the Company's existing locations and that provide the opportunity to improve operating margins through significant cost savings realized through economies of scale. Acquisitions can also provide the critical mass needed to expand into new markets. The Company targets acquisitions that can be consummated at an attractive valuation and where there is a significant strategic fit with the Company's existing theatre circuit.

     The Company also explores joint ventures with partners that offer complementary expertise, enabling Loews Cineplex to increase its success in entering certain niche markets or markets where it currently does not have a presence. The Company's partnership interest in the Loeks-Star Theatre circuit provides the opportunity to capitalize on the local reputation and consumer recognition of a high quality circuit, while offering the resources and expertise of a national exhibitor. The Magic Johnson Theatres partnership leverages the brand name recognition of one of the most well-known and respected athletes in the world and provided Loews Theatres with a unique vehicle through which to make the first successful entry into underserved, minority markets. The Company's joint venture with Yelmo Films in Spain is another example of the Company's strategy of combining its financial resources and operating expertise with a partner's knowledge of a local market in order to expand into a new market with the optimal combination of key elements to facilitate a successful entry.

     Although the Company regularly evaluates acquisition opportunities, the Company has not entered into any commitment with respect to any future material acquisition.

  OPEN THEATRES IN LOCATION-BASED ENTERTAINMENT CENTERS

     As consumers seek more sophisticated entertainment offerings, the Company and its competitors have begun to construct new theatres in location-based entertainment centers. In addition to theatres, these centers typically have specialty retail stores, themed restaurants and video arcades, all of which have high entertainment content. The Company currently operates the 18-screen Universal City theatre multiplex at Citywalk, and will operate a 15-screen theatre and a Sony IMAX(R) theatre at Metreon, Sony's 350,000 square foot entertainment center in San
Francisco scheduled to open in mid-1999. The Company will continue to explore these opportunities with Sony and Universal as well as other developers of location-based entertainment centers.

THEATRE OPERATIONS

     Nearly all of the Company's screens are located in multiscreen theatres. The Company's average screens per theatre is 6.2 as of May 31, 1998, and the Company intends to increase this ratio through the construction of larger multiplex or megaplex theatres as well as expansion of certain existing theatres and closing of smaller obsolete theatres. Multiplex theatres enable the Company to present a variety of films appealing to several segments of the movie-going public while serving patrons from common support facilities, box office, concession areas, restrooms and lobby. This strategy enhances attendance, utilization of theatre capacity and operating efficiencies thereby enhancing revenues and profitability. Staggered scheduling of starting times minimizes staffing requirements for crowd control, box office and concession services while reducing congestion at the box office and in the concession areas.

     The Company relies upon advertising and movie schedules printed in newspapers to inform its patrons of film selections and show times. The Company also exhibits in its theatres previews of coming attractions and films presently playing on the Company's other screens in the same market area.

PROPERTIES

     At May 31, 1998, the Company, including Loeks-Star Theatres and Magic Johnson Theatres, operated or had interests in 2,794 screens in 450 theatres, of which 46 theatres were owned by the Company, 398 theatres were leased and 6 theatres were subject to management arrangements. The Company's leases are generally entered into on a long-term basis with terms (including options to renew) generally ranging from 20 to 40 years. Theatre leases generally provide for the payment of a fixed annual rent and, in some cases, a percentage of box office receipts or total theatre revenue. The table below sets forth the locations of the Company's screens at May 31, 1998 (except in the case of Spain which is as of June 10, 1998).

                 UNITED STATES                                                         CANADA
----------------------------------------------------            -----------------------------------------------------
STATE                     SCREENS     LOCATIONS(1)                 PROVINCE                  SCREENS   LOCATIONS(FN1)
----------------          --------     -------------            ------------------------  -----------  --------------
Arizona...................     33            4                  Alberta..................     116           19
California................     69           10                  British Columbia.........      53           11
Connecticut...............     32            8                  Manitoba.................       9            3
District of Columbia......     38           12                  Ontario..................     373           62
Florida...................      7            1                  Quebec...................     224           36
Georgia...................     12            1                  Saskatchewan.............      27            4
Idaho.....................     21            5                                           ------------  -------------
Illinois (FN2)............    364           63                      Total................     802          135
Indiana...................     54            6                                           ============  =============
Kentucky..................      9            2
Maryland..................    169           27                                    INTERNATIONAL
Massachusetts.............     82           12                  ----------------------------------------------------
Michigan..................    113            9                  COUNTRY                      SCREENS   LOCATIONS(1)
Minnesota.................     25            5                  Spain....................     108          13
New Hampshire.............     12            2                  Hungary..................       6           1
New Jersey................    196           23                  Turkey...................       5           1
New York(2)...............    299           59                                           ------------  ------------
Ohio......................     26            4                      Total................     119          15
Pennsylvania..............      7            1                                           ============ =============
Texas.....................    180           20
Utah......................     65           12
Virginia..................     57            9
Washington................    111           18
                          ----------  --------------
  Total...................  1,981          313
                          ==========  ==============

------------------------------

(1) Includes theatres owned, leased or managed by the Company, as well as partnerships in which the Company has interests.

(2) The above properties include 31 theatres comprising 105 screens the Company has agreed to sell to Cablevision for $92 million, including 25 theatres required to be divested as a result of the DOJ settlement. See "--Legal Proceedings".


     Pursuant to the agreements governing the Loeks-Star Theatres partnership, the Company is responsible for film booking arrangements and the facilities are managed by Loeks Michigan Theatres, Inc. under an operating agreement. Those agreements also include certain provisions governing the transfer of partnership interest between the partners and to unaffiliated third parties.

COMPETITION

     The North American motion picture exhibition industry is generally fragmented, with ten large companies owning or operating a majority of screens. In most of its respective markets, the Company is in direct competition for film exhibition licensing rights and theatre locations with both large and small exhibition companies. See "Risk Factors--Competition" and "The Motion Picture Exhibition Industry".

ENVIRONMENTAL MATTERS

     The Company owns, manages and/or operates theatres and other properties that are subject to certain U.S. and Canadian federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing the investigation and remediation of contamination resulting from past or present releases of hazardous substances. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of such contamination, regardless of fault or the legality of the original disposal. These persons include the present or former owner or operator of a contaminated property, and companies that generated, disposed of or arranged for the disposal of hazardous substances found at the property.

     Two of the Company's leased drive-in motion picture theatres in the State of Illinois are located on properties on which certain third parties disposed of substantial quantities of auto shredder residue and other debris. One of these theatres is currently the subject of a claim filed by the Attorney General of the State of Illinois and an investigation by the Illinois Environmental Protection Agency in connection with the past disposal of auto shredder residue and other debris which appear to contain hazardous materials. See "--Legal Proceedings".

LEGAL PROCEEDINGS

     From time to time, the Company is involved in routine litigation and legal proceeding in the ordinary course of its business, such as personal injury claims, employment matters and contractual disputes. Except for those instances noted below, the Company does not have any litigation or proceedings that management believes will have a material adverse effect, either individually or in the aggregate, upon the Company.

  DOJ PROCEEDINGS

     On April 16, 1998, a Complaint was filed in the Southern District of New York by the United States of America, the State of New York, by and through its Attorney General, Dennis C. Vacco, and the State of Illinois, by and through its Attorney General, Jim Ryan vs. SCA, LTM Holdings, Inc. d/b/a/ Loews Theatres, Cineplex Odeon and Seagram Co. Ltd., alleging federal antitrust violations in New York and Illinois stemming from the Combination. That same day the parties entered into, and the Southern District of New York so ordered, a Stipulation & Order setting forth a proposed Final Judgment resolving the matter. Under the terms of the agreement, which is subject to court approval following the public comment period, the Company is required to divest itself of certain theatres in New York and Chicago. The Company has agreed to sell these theatres, as well as seven additional theatres in suburban New York to Cablevision for $92 million. These theatres represented approximately 3.6% of total screens and generated approximately 6.8% of total box office revenue on an annual basis.

     The Company owns, manages and/or operates theaters and other properties that are subject to certain U.S. and Canadian federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing the investigation and remediation of contamination resulting from past or present releases of hazardous substances. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of such contamination, regardless of fault or the legality of the original disposal. These persons include the present or former owner or operator of a contaminated property, and companies that generated, disposed of or arranged for the disposal of hazardous substances found at the property.

     Two of the Company's leased drive-in motion picture theaters in the State of Illinois are located on properties on which certain third parties disposed of substantial quantities of auto shredder residue and other debris. Such materials may contain hazardous substances. With respect to one of these sites, located in Cicero, Illinois, the Company has been named as one of two defendants in a lawsuit commenced in August 1998 by the Illinois Attorney General's Office at the request of the Illinois Environmental Protection Agency. The action was brought pursuant to the Illinois Environmental Protection Act and alleges, among other things, that the Company caused or allowed the disposal of certain wastes bearing hazardous substances on the theater property. The action seeks civil penalties and various forms of equitable relief, including the removal of all wastes allegedly present at the property, soil and groundwater testing and remediation, if necessary. The Company's range of liability with respect to this action cannot be precisely estimated at this time due to several unknown factors, including the scope of contamination at the theater property, the allocation of such liability, if any, to other responsible parties, and the ability of such parties to satisfy their share of such liability. The Company has accrued an amount that it believes represents the minimum amount of the Company's potential liability relating to the action. The Company will continue to evaluate future information and developments with respect to conditions at the theater property and will periodically reassess any liability and adjust its accrual accordingly. Based on the foregoing, there can be no assurance that the Company's liability in connection with this action will not be material.

  SIX WEST RETAIL ACQUISITION, INC.

     On July 24, 1997, Six West Retail Acquisition, Inc., a real estate development company ("SWRA"), initiated a lawsuit against the Company and certain of its affiliates in the U.S. District Court for the Southern District of New York, seeking injunctive relief and unspecified monetary damages and alleging, among other things, the Company has violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City. SWRA owns or leases the Paris and New York Twin theatres in Manhattan. The Paris Theatre was managed by an operating subsidiary of the Company under an oral management agreement that has been terminated. The New York Twin Theatre is managed by an operating subsidiary of the Company under a written management agreement. SWRA is also alleging that the Company violated its contractual and fiduciary responsibilities in managing the two theatres. On December 3, 1997, an amended complaint was filed asserting similar claims with respect to the Festival Theatre which was operated by a subsidiary of the Company until it was closed in 1994. All of the defendants moved to dismiss the amended complaint by motion dated January 8, 1998. No decision on the motion to dismiss has been rendered by the court as of the date of this Offering Circular. The parties have commenced document production and discovery proceedings. The Company believes that SWRA's claims are without merit, and the Company intends to oppose SWRA's claims vigorously.

  ADA LITIGATION

     On or about December 17, 1997, the Disability Rights Council of Greater Washington and others commenced a lawsuit in the U.S. District Court for the District of Columbia against Cineplex Odeon and Plitt. The complaint alleges that certain Cineplex Odeon theatres in the Washington, DC metropolitan area (including Maryland and Virginia) deny persons with physical disabilities full and equal enjoyment of such theatres as a result of architectural and structural barriers. The complaint alleges that, as a consequence, Cineplex Odeon and Plitt are discriminating against such persons in violation of the ADA and, where applicable, the District of Columbia Human Rights Act. The plaintiffs are seeking a judgment with injunctive relief ordering Cineplex Odeon and Plitt to cease violating, and to bring their facilities into compliance with, such statutes. The plaintiffs are also seeking compensatory and punitive or exemplary damages in an unknown amount, as well as costs and attorneys' fees. The Company intends to defend this claim vigorously.

     The DOJ, in coordination with the New York City Commission on Human Rights, is currently investigating Cineplex Odeon theatres in New York City for compliance with the ADA and the New York City Human Rights Law, including the 13 theatres in Manhattan that the Company intends to sell in order to comply with the agreement with the DOJ and the Attorney General of New York. On May 8, 1998, the DOJ informed Cineplex Odeon that it intended to accelerate the schedule of site visits in light of the impending sale of these theatres. In addition, the DOJ has alleged that its investigation to date has identified numerous violations of the ADA. The Company has and will continue to vigorously oppose the allegations and claims of the DOJ with respect to the compliance of these theatres under the ADA. Nevertheless, the pending investigation and related allegations may adversely affect the price received by the Company in connection with the sale of these theatres.

EMPLOYEES

     As of May 15, 1998, the Company employed approximately 12,442 employees, including 2,772 full-time and 9,670 part-time employees. The Company's employment levels are generally directly related to seasonal changes in business activity. The Company is a party to collective bargaining agreements with 33 unions, of which approximately 1,220 employees are members. The Company believes that its employee relations are generally good.

     Certain of the Company's labor contracts with the I.A.T.S.E. for projectionists in Chicago expired in February of 1998. On April 27, 1998 the projectionists were locked-out by the Company, but the theatres continue to operate despite the lockout. The Company believes that it is premature to assess the outcome of these negotiations at this time.

     I.A.T.S.E. Local 523 has been locked out of a Company theatre in Quebec City since April 16, 1997, as a result of a dispute over the hours to be worked by, and wages for, projectionists, but the theatre continues to operate despite the lockout.

     The Company is currently in negotiations with a union in Seattle, Washington, where there is a possibility of a labor dispute. However, management is confident that the Company's theatres will continue to operate there in the event of a strike or lockout.

     Additionally, the Company is in negotiations with two unions in the greater New York area. It is premature to assess the outcome of such negotiations. However, the Company does not expect any disruption in operations during such negotiations.

     The Company is not currently in discussions with union members in Utah and Idaho. The current contract has expired, and the local has been decertified in Utah. Negotiations are likely to begin in the next several months in Idaho and will resume in Utah if the local is recertified.

                                 MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The following persons are the current directors and executive officers of the Company. Certain information relating to the directors and executive officers, which has been furnished to the Company by the individuals named, is set forth below.


             NAME                     AGE                       POSITION
----------------------------------   ----   -----------------------------------------------------

Lawrence J. Ruisi.................    50    President, Chief Executive Officer and Director
Allen Karp........................    58    Chairman, Chief Executive Officer of Cineplex
                                              Odeon Canada and Director
Travis Reid.......................    43    President, Loews Cineplex United States
J. Edward Shugrue.................    48    President, Loews Cineplex International
John J. Walker....................    45    Senior Vice President, Chief Financial Officer
                                              and Treasurer
John C. McBride, Jr. .............    42    Senior Vice President and General Counsel
Seymour Smith.....................    78    Senior Vice President and Deputy General Counsel
Mindy Tucker......................    38    Corporate Vice President of Strategic Planning
                                              and Secretary
Joseph Sparacio...................    38    Vice President, Finance and Controller
George A. Cohon...................    61    Director
Marinus N. Henny..................    47    Director
Ernest Leo Kolber.................    69    Director
Kenneth Lemberger.................    51    Director
Ron Meyer.........................    53    Director
Brian C. Mulligan.................    38    Director
Yuki Nozoe........................    47    Director
Karen Randall.....................    45    Director
Stanley Steinberg.................    64    Director
Howard Stringer...................    55    Director
Robert J. Wynne...................    55    Director
Mortimer B. Zuckerman.............    60    Director


     Lawrence J. Ruisi--Since May 1998, Mr. Ruisi has served as President and Chief Executive Officer of Loews Cineplex and a director of Loews Cineplex. From September 1994 until May 1998, Mr. Ruisi was President of Sony Retail Entertainment ("SRE"), and from 1990 through May 1998, Mr. Ruisi served as Executive Vice President of SPE. In such capacities, Mr. Ruisi was responsible for oversight of SPE's theatrical exhibition group, including the Loews Theatres, Star Theatres of Michigan and Magic Johnson Theatres circuits.

     Allen Karp--Mr. Karp has been Chairman and Chief Executive Officer of Cineplex Odeon Canada and a director of Loews Cineplex since May 1998. From December 1989 until May 1998, Mr. Karp served as President and Chief Executive Officer of Cineplex Odeon.

     Travis Reid--Since May 1998, Mr. Reid has served as President, U.S. Operations of Loews Cineplex. From October 1996 to May 1998, Mr. Reid had served as President of Loews Theatres and, for the preceding year, served as Executive Vice President-Film Buying of Loews Theatres. As Executive Vice President of Loews Theatres, Mr. Reid was involved in all aspects of the circuit's strategic planning, corporate development and expansion. For the three years prior to 1995, Mr. Reid served as Senior Vice President of Film. Prior to joining Loews Theatres in 1991, Mr. Reid served as Vice President of Film for General Cinema's Midwestern, Southwestern and Western regions.

     J. Edward Shugrue--Since June 1998, Mr. Shugrue has served as President, Loews Cineplex International. From 1996 until 1998, Mr. Shugrue served as a senior corporate executive of SPE's Corporate Development
Group, where he was responsible for identifying and developing growth opportunities for SPE in international markets. From 1987 to 1996, Mr. Shugrue served as president of Columbia TriStar Film Distributors International, the international theatrical arm of SPE.

     John J.  Walker--Since  1998,  Mr.  Walker has  served as Senior  Vice
President, Chief Financial Officer and Treasurer of Loews Cineplex. From 1990 until 1998, Mr. Walker served as Executive Vice President and Chief Financial Officer of Loews Theatres. From 1988 to 1990, Mr. Walker has served as Vice President-Controller of Loews Theatres. Mr. Walker is responsible for overseeing all aspects of financial reporting, budgeting, internal auditing, management information systems, treasury and risk management and insurance. Mr. Walker is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

     John C. McBride, Jr.--Since January 1998, Mr. McBride has been employed by Loews Theatres and since May 1998, Mr. McBride has served as Senior Vice President and General Counsel of Loews Cineplex. From 1996 to 1998, Mr. McBride served as Senior Vice President, Legal Affairs of SPE. From 1992 to 1996, Mr. McBride served as Vice President, Legal Affairs of SPE. From 1990 to 1992, Mr. McBride served as Assistant General Counsel of SPE.

     Seymour Smith--Effective May 1998, Mr. Smith became Senior Vice President and Deputy General Counsel of the Company. From 1993 to May 1998, Mr. Smith served as Executive Vice President and General Counsel of Loews Theatres. Until 1997, Mr. Smith served as a director of Loews Theatres.

     Mindy Tucker--Since May 1998, Ms. Tucker has served as Corporate Vice President of Strategic Planning and Secretary of Loews Cineplex. From 1996 to 1998, Ms. Tucker served as Senior Vice President of Development and Planning for SRE. From 1994 to 1996, Ms. Tucker served as Vice President of Business Development for SRE. From 1992 to 1994, Ms. Tucker served as Vice President of Corporate Strategy and Planning of SPE.

     Joseph Sparacio--Since May 1998, Mr. Sparacio has served as Vice President, Finance and Controller of Loews Cineplex. From 1990 to May 1998, Mr. Sparacio served as Vice President of Finance and Controller of Loews Theatres. Prior to joining Loews Theatres, Mr. Sparacio spent eight years with the New York City office of the independent accounting firm of Ernst & Young where he was a Senior Manager of Audit. Mr. Sparacio is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

     George A. Cohon--Since 1992, Mr. Cohon has served as Senior Chairman of the Executive Committee of McDonald's Restaurants of Canada Limited and Senior Chairman of McDonald's in Russia. Mr. Cohon also serves as a director of The Royal Bank of Canada and Astral Communications Inc. Additionally, Mr. Cohon is an officer of the Order of Canada.

     Marinus N. Henny--Since April 1997, Mr. Henny has been Executive Vice President and Chief Financial Officer of SCA. From December 1993 to April 1997, Mr. Henny was Executive Vice President of SCA.

     The Honorable Ernest Leo Kolber--Senator Kolber was appointed Chairman of the Board of Cineplex Odeon in December 1989. He has been a Member of the Senate of Canada since December 1983. From October 1987 to September 1993, Senator Kolber was Chairman of Claridge Inc. Senator Kolber is a director of The Seagram Company Ltd. Senator Kolber has been a director of Loews Cineplex since May 1998.

     Kenneth   Lemberger--Since   January  1997,  Mr.  Lemberger  has  been
President of Columbia TriStar Motion Picture Group. From 1994 to January 1997, Mr. Lemberger was Corporate Executive Vice President of SPE.

     Ron Meyer--Mr. Meyer has been President and Chief Operating Officer of Universal since August 1, 1995. Prior to August 1995, Mr. Meyer served as
President of Creative Artists Agency, Inc., a talent agency that he co-founded in 1975.

     Brian C. Mulligan--Mr. Mulligan has been Senior Vice President, Corporate Development and Strategic Planning, of Universal since January 1997. From late 1995 to January 1997, Mr. Mulligan served as Vice President of Corporate Development of Universal and he served as Vice President and Controller of Universal from 1991 to early 1995.

     Yuki Nozoe--Since October 1996, Mr. Nozoe has been Executive Vice President of SPE. From February 1996 to October 1996, Mr. Nozoe was Executive Vice President of SCA. From 1993 to February 1996, Mr. Nozoe was Senior Vice President of Marketing for Sony Electronics, Inc.

     Karen Randall--Since February 1996, Ms. Randall has been Senior Vice President and General Counsel of Universal. From 1991 to February 1996, Ms. Randall was Managing Partner of the Los Angeles office of Katten Muchin & Zavis.

     Stanley "Mickey" Steinberg--Since May 1998, Mr. Steinberg has been a consultant to Sony Development. From August 1994 to May 1998, Mr. Steinberg served as Chairman of SRE and, in that capacity, has had overall responsibility for developing and operating retail concepts, food venues and large retail entertainment centers in the United States and abroad, as well as Loews Cineplex locations, Sony Plaza and Sony Wonder interactive museum. Prior to joining SRE, Mr. Steinberg was Executive Vice President and Chief Operating Officer of Walt Disney Imagineering since 1989.

     Howard Stringer--Since May 1998, Mr. Stringer has served as Chairman of SPE. Mr. Stringer has served as President of SCA and as a member of the Boards of Directors of SCA, SPE, Sony Electronics, Inc. and Sony Music Entertainment, Inc. since May, 1997. From February 1995 to April 1997, Mr. Stringer was Chairman and CEO of TELE-TV, a company formed by Bell Atlantic, Nynex and Pacific Telesis. Prior to that time, Mr. Stringer was President of the CBS Broadcast Group since 1988.

     Robert J. Wynne--Since May 1998, Mr. Wynne has served as Co-President and Chief Operating Officer of SPE. From November 1997 to May 1998, Mr. Wynne has been Co-President and Chief of Corporate Operations of SPE, and, since January 1997, Senior Executive Vice President. He joined SPE in November 1995 as Corporate Executive Vice President. Prior to that, Mr. Wynne was a founding partner of the law firm Hill, Wynne, Troop and Meisinger, where he served as primary outside counsel to SPE on major corporate, financing and strategic transactions since the late 1970's.

     Mortimer B. Zuckerman--For more than the past five years, Mr. Zuckerman has served as Chairman of Boston Properties, Inc. Mr. Zuckerman is also Chairman and Editor-in-Chief of U.S. News and World Report, Chairman of The Atlantic Monthly, Chairman and Co-Publisher of the New York Daily News, Chairman of Fast Company and Chairman of Applied Graphics Technologies.

     Subject to the provisions of the Stockholders Agreement described elsewhere in this Prospectus, all directors hold office until the annual meeting of stockholders following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion thereof, subject to certain provisions of the Stockholders Agreement concerning the appointment of executive officers. See "The Stockholders Agreement".

EXECUTIVE COMPENSATION

     The table set forth below contains information concerning compensation for services in all capacities to Loews Cineplex of those persons who (i) served as the chief executive officer of Loews Cineplex and (ii) were the other four most highly compensated executive officers of Loews Cineplex (determined as of the end of the last fiscal year and hereafter referred to as the "Named Executive Officers") for the two fiscal years ended February 28, 1998 and February 28, 1997, respectively.


                                   SUMMARY COMPENSATION TABLE


                                             ANNUAL COMPENSATION                        LONG TERM
                              ---------------------------------------------------     COMPENSATION ON
                                                                                        SECURITIES
                      FISCAL                                         OTHER ANNUAL       UNDERLYING         ALL OTHER
NAME AND POSITION     YEAR       SALARY           BONUS              COMPENSATION        OPTIONS          COMPENSATION
-------------------  -------  -------------  ----------------  --------------------- ----------------    --------------


Lawrence J. Ruisi.   1998   $   728,875(1)    $   500,000(1)   $   1,796,933(1)(2)       900,000          $  56,313(6)
Chief Executive      1997   $   683,974(1)    $   608,802(1)   $     655,200(1)(3)                           16,183(7)
  Officer

Barrie
  Lawson-Loeks(4).   1998   $   534,070       $   250,000      $      69,360(5)                           $761,158(6)
Co-Chairman          1997   $   522,492       $   275,000      $      50,000(5)                             16,914(7)

Jim Loeks(4)......   1998   $   534,070       $   250,000      $      62,160(5)                           $761,076(6)
Co-Chairman          1997   $   522,492       $   275,000      $      50,000(5)                             16,430(7)

Travis E. Reid....   1998   $   393,026       $   225,000                                250,000          $ 12,116(6)
President            1997   $   363,903       $   175,000                                                   10,320(7)

Seymour Smith ....   1998   $   382,040       $    60,000                                 50,000          $  9,834(6)
Senior Vice          1997   $   382,061       $    60,000                                                    7,732(7)
  President,
  Deputy General
  Counsel and
  Assistant
  Secretary

----------------------------------

(1) Represents amounts paid to Mr. Ruisi as President of SRE. In this capacity, Mr. Ruisi had other responsibilities in addition to the oversight and direction of the Sony theatrical exhibition group.

(2)  Represents   amounts  paid  to  Mr.  Ruisi  in  connection   with  the
     termination of his employment agreement with SRE in satisfaction of certain outstanding incentive award obligations under the agreement.

(3) Represents amounts paid to Mr. Ruisi by SRE pursuant to its long-term incentive plan.

(4) Ceased to be employees of the Company effective April 1, 1998 upon termination of their existing employment agreements.

(5) Includes (i) for fiscal 1998, $50,000 for each of Ms. Lawson-Loeks and Mr. Loeks attributable to forgiveness by an affiliate of SPE of a portion of relocation indebtedness owed to such affiliate of SPE incurred in 1992, and $19,360 and $12,160 paid to Ms. Lawson-Loeks and Mr. Loeks, respectively, as car allowances and (ii) for fiscal 1997, $50,000 for each of Ms. Lawson-Loeks and Mr. Loeks attributable to forgiveness by an affiliate of SPE of a portion of relocation indebtedness owed to such affiliate of SPE incurred in 1992.

(6)  Represents $10,400,  $56,313,  $10,400, $11,546 and $9,834 contributed by the Company to the Company's savings plan for Ms. Lawson-Loeks and Messrs. Ruisi, Loeks, Reid and Smith, respectively; premiums paid by the Company for term-life insurance in the amounts of $758, $676 and $570 for Ms. Lawson-Loeks and Messrs. Loeks and Reid, respectively; and $750,000 paid to each of Ms. Lawson-Loeks and Mr. Loeks as separation payments.

(7)  Represents $16,183, $16,183, $15,754, $9,750 and $7,732 contributed by the Company to the Company's savings plan for Ms. Lawson-Loeks, Messrs. Ruisi, Loeks, Reid and Smith, respectively, premiums paid by the Company for term life insurance in the amounts of $731, $676 and $570 for Ms. Lawson-Loeks and Messrs. Loeks and Reid.

  STOCK OPTIONS

     The table below sets forth information with respect to grants of options to purchase Common Stock during the year ended February 28, 1998 to the Named Executive Officers.



                                          OPTION GRANTS IN LAST FISCAL YEAR


                                         INDIVIDUAL GRANTS                      GRANT DATE VALUE
                 -------------------------------------------------------------  -----------------

                      NUMBER OF      % OF TOTAL
                     SECURITIES      OPTIONS
                     UNDERLYING    GRANTED TO
                      OPTIONS     EMPLOYEES IN        EXERCISE/BASE    EXPIRATION   GRANT DATE
NAME                 GRANTED (1)  FISCAL YEAR(2)      PRICE ($/SHARE)    DATE    PRESENT VALUE(3)
-------------------  ----------   --------------      ---------------   ------   ----------------

Lawrence J. Ruisi..    900,000         42.0%          $    13.125       12/16/07   $  3,924,000
Barrie                      --           --                    --            --              --
Lawson-Loeks(4)....
Jim Loeks(4).......         --           --                    --            --              --
Travis Reid........    250,000         11.7%          $    13.125       12/16/07   $  1,090,000
Seymour Smith......     50,000          2.3%          $    13.125       12/16/07   $    218,000


-----------------

(1) All options, other than those held by Mr. Ruisi, become exercisable with respect to twenty percent of the aggregate number of shares of Common Stock covered by such options on each of the first, second, third, fourth and fifth anniversaries of the closing of the Combination, but in any event will be fully vested and exercisable as of the fifth anniversary of the date of grant. With respect to the options held by Mr. Ruisi, options to purchase 500,000 shares of Common Stock became exercisable upon grant and the remaining options will become exercisable in respect of 100,000 shares covered thereby on the first through fourth anniversaries of the closing of the Combination. Upon a change of control of the Company, all options outstanding on the date of such change of control will become immediately and fully exercisable.

(2) Percentages shown are based on a total of 2,145,000 options granted to employees of the Company during the fiscal year ended February 28, 1998.

(3) These estimates of value were developed solely for the purposes of comparative disclosure in accordance with the rules and regulations of the Commission and are not intended to predict future prices of the Company's common stock. The values assigned to each reported option on this table are computed using the Black-Scholes option pricing model. The calculations assume a risk-free rate of return of 5.77%, which represents the ten-year yield of United States Treasury Notes on the date of grant and an expected volatility of 23.46%; however, there can be no assurance as to the actual volatility of the Company's common stock in the future. The calculations also assume no dividend payout and a five year expected life.

(4) Ceased to be employees of the Company effective April 1, 1998 upon termination of their existing employment agreements.

  AGGREGATED EXERCISES AND YEAR-END HOLDINGS

     The following table sets forth as of February 28, 1998, for each of the Named Executive Officers (i) the total number of options for Common Stock (exercisable and unexercisable) held and (ii) the value of such options that were in-the-money at February 28, 1998.



              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES





                                                             NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                 SHARES                            OPTIONS AT             IN-THE-MONEY OPTIONS
                              ACQUIRED ON      VALUE        FEBRUARY 28, 1998(#)(1)     AT FEBRUARY 28, 1998($)(3)
                                EXERCISE     REALIZED     ---------------------------  ----------------------------
NAME                              (#)           ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------     -----------    --------     -----------   -------------   -----------   -------------


Lawrence J. Ruisi......            --             --        500,000       400,000       1,562,500       1,250,000
Barrie Lawson-Loeks(2).            --             --             --            --              --              --
Jim Loeks(2)...........            --             --             --            --              --              --
Travis Reid............            --             --             --       250,000              --         781,200
Seymour Smith..........            --             --             --        50,000              --         156,250


-----------------------------

(1) The number of securities underlying the options give effect to the Combination.

(2) Ceased to be employees of the Company effective April 1, 1998 upon termination of their existing employment agreements.

(3) Based on the difference between (i) ten times the per share closing price of the Common Stock of Cineplex Odeon as reported on the NYSE Composite Tape on February 28, 1998 and (ii) the exercise price of the options on such date.

EMPLOYMENT AGREEMENTS

     Loews Cineplex and Mr. Ruisi entered into an employment agreement (the "Agreement") that became effective as of the consummation of the Combination and provides for an employment term of five years (the "Employment Period"). During the Employment Period Mr. Ruisi will serve as President and Chief Executive Officer of Loews Cineplex and be a member of Loews Cineplex's Board of Directors and of its principal Canadian subsidiary's Board of Directors and of any Executive or similar committee. During the Employment Period Mr. Ruisi will be paid a base salary of $750,000 each year and will be eligible to participate in all then-operative employee benefit plans of Loews Cineplex which are applicable generally to Loews Cineplex's senior executives. In addition, Mr. Ruisi will be eligible to receive an annual bonus (the "Annual Bonus") which shall be targeted at $500,000 plus a specified cost of living adjustment and in any event will be not less than $250,000 plus the specified cost of living adjustment (the "Minimum Annual Bonus"). In addition to the initial grant of options to purchase 900,000 shares of Loews Cineplex common stock pursuant to the Loews Cineplex stock option plan at an exercise price of $13.125 (the "Initial Options"), Mr. Ruisi will be granted not less than an additional 100,000 options on each day immediately preceding the second, third and fourth anniversaries of the date of the consummation of the Combination (the "Additional Options").

     If Mr. Ruisi's employment terminates upon the expiration of his agreement, or sooner by reason of death or disability, for "cause" (as defined in Mr. Ruisi's agreement) by Loews Cineplex or by Mr. Ruisi other than by reason of Loews Cineplex's material breach of the Agreement, Loews Cineplex is obligated to pay him all accrued but unpaid salary and benefits and a pro rata portion of the Minimum Annual Bonus for the year of termination. If Loews Cineplex terminates Mr. Ruisi's employment without cause prior to the expiration of the Agreement, which it will be deemed to do if it materially reduces Mr. Ruisi's duties or responsibilities or otherwise materially breaches the Agreement, it is obligated to provide, in addition to the amounts described in the preceding sentence, his base salary, employee benefits (excluding car allowance or leasing benefits) and the Minimum Annual Bonus that would have been payable during the balance of the Employment Period (or with respect to certain benefits which are not quantifiable such as health benefits, to continue such benefits for the balance of the Employment Period), and Mr. Ruisi would have no obligation to mitigate the amount payable by the Company by seeking subsequent employment or otherwise. In addition, in the event of such a termination, the Initial Options and Additional Options awarded prior to the date of such termination shall vest immediately and continue to be exercisable in accordance with Loews Cineplex stock option plan for a period of not longer than twelve months from the date of such termination. Except in the event Mr. Ruisi's employment is terminated by Loews Cineplex for cause, for a period of three months following termination, Mr. Ruisi will be entitled, without cost, to the exclusive use of an office, as well as access to secretarial, receptionist and telephone services.

     Effective as of the consummation of the Combination, Allen Karp became a director of the Company and Chairman and Chief Executive Officer of Cineplex Odeon Canada. Allen Karp entered into an employment agreement with Cineplex Odeon dated July 4, 1996, which was amended on November 28, 1997 in anticipation of the Combination and which was assumed by the Company as part of the Combination. The agreement, as amended, provides for (i) an annual employment term ending on the third anniversary of the Combination,
(ii) a minimum annual base salary of $550,000, (iii) certain employee benefits, (iv) a guaranteed minimum annual bonus of $155,000 (the "Minimum Bonus"), (v) a special one-time cash bonus of $1,000,000 and (vi) an option to purchase 100,000 shares of the Company's common stock. Mr. Karp's employment agreement provides that Cineplex Odeon may provide written notice of non-renewal at any time during the first six months of the last year of the agreement. If Cineplex Odeon provides such notice, Mr. Karp is entitled to a termination payment upon the expiration of the agreement in an amount equal to two times the average of the sum of his annual base salary plus Minimum Bonus paid and any annual bonus paid or payable in excess of his Minimum Bonus in respect of the three preceding calendar years minus the base salary and Minimum Bonus paid to him from the date of such notice to the expiration of the agreement, together with any compensation previously deferred and not yet paid.

     Mr. Karp's employment agreement also provides that Cineplex Odeon may provide written notice of non-renewal on a date which is on or before one year prior to the expiration of the agreement. In such event, Cineplex Odeon may also elect to terminate Mr. Karp's employment as of the date which is one year prior to the expiration of the agreement. If Cineplex Odeon gives such notice of non-renewal but does not terminate Mr. Karp's employment effective one year prior to the expiry of his agreement, he is entitled to a termination payment upon the expiration of the agreement in an amount equal to his then annual base salary plus the Minimum Bonus, together with any compensation previously deferred and not yet paid by Cineplex Odeon. If Cineplex Odeon provides such notice and elects to terminate his employment as of the date which is one year prior to the expiration of the agreement, Mr. Karp is entitled to a termination payment in an amount equal to two times the average of the sum of his annual base salary plus Minimum Bonus paid and any annual bonus paid or payable in excess of his Minimum Bonus in respect of the three preceding calendar years, together with any compensation previously deferred and not yet paid. In addition, if Cineplex Odeon provides written notice of non-renewal, then, in certain circumstances, Mr. Karp may opt to terminate his employment on 90 days' notice, in which case he will be entitled to a termination payment equal to the base salary plus Minimum Bonus which would have been paid to him from the date of termination of his employment to the expiry of his agreement, together with any compensation previously deferred and not yet paid.

     If Mr. Karp's employment agreement is terminated as a result of a material breach by Cineplex Odeon, he is entitled to a payment equal to the greater of (i) his most recent annual bonus to the extent it exceeds his Minimum Bonus and his Minimum Bonus plus the base salary then being paid which would have otherwise been paid from the date of termination of employment to the expiration date of the agreement, and (ii) two times the sum of the annual base salary and Minimum Bonus then being paid plus his most recent annual bonus paid to the extent it exceeds his Minimum Bonus. In addition, Mr. Karp will be entitled to any compensation previously deferred and not yet paid by Cineplex Odeon. If, however, the Aggregate Compensation (as hereinafter defined) which would have been paid to him from the date of termination of employment to the expiration date of the agreement plus an amount equal to one times the Aggregate Compensation is greater than the aforesaid amount, then that is the termination payment to which he is entitled.

     Mr. Karp has the right to terminate his employment at any time until the first anniversary of the Combination in which event he will be entitled to a termination payment equal to the greater of (i) the amount described in the preceding paragraph, or (ii) an amount equal to the greater of (A) the Minimum Bonus and base salary that would have otherwise been paid from the date of termination of employment to the expiration date of the agreement, plus any previously deferred but unpaid amounts, or (B) an amount equal to two times the sum of his base salary and Minimum Bonus and the most recent annual bonus paid to the extent it exceeds his Minimum Bonus in the one year period prior to the Combination (the "Pre-Combination Compensation"), plus, to the extent not theretofore paid, the Pre-Combination Compensation for a period of six months or, if greater, the period from the consummation of the Combination to the date of termination of employment, plus any previously deferred but unpaid amounts. For the purpose of making all of the calculations described in this paragraph, Mr. Karp's employment will be deemed to have terminated effective as of the consummation of the Combination. In addition, the bonus paid to Mr. Karp in the one year period prior to the Combination is deemed to equal his Minimum Bonus. The approximate amount that would be payable to Mr. Karp if he terminated his employment prior to the first anniversary of the Combination is $2.8 million, plus any previously deferred but unpaid amounts.

     In addition, Cineplex Odeon may terminate Mr. Karp's employment on not less than six months' notice or payment of six months' base salary plus Minimum Bonus in lieu of notice at any time during the term of the agreement. If Cineplex Odeon provides such notice, Mr. Karp is entitled to a termination payment in an amount equal to the average of his annual base salary plus Minimum Bonus and any bonus paid or payable to the extent it exceeds his Minimum Bonus in respect of the three preceding calendar years (the "Aggregate Compensation") which would have otherwise been paid to him from the date of termination of his employment to the expiration date of the agreement plus an amount equal to one times the Aggregate Compensation, as well as any compensation previously deferred and not yet paid by Cineplex Odeon. If, however, Cineplex Odeon terminates Mr. Karp's employment on not less than six months notice within the year following the Combination, the termination payment he would be entitled to would not be less than the payment described in the preceding paragraph.

     Subject to any required regulatory approvals, if Cineplex Odeon terminates the employment of Mr. Karp for any reason, or if Mr. Karp terminates his employment due to a material breach by Cineplex Odeon or within one year following the Combination, all stock options previously granted to him and not then vested shall immediately vest and he shall remain entitled to exercise any vested and unexercised stock options previously granted to him at any time until the expiration of the full term of the exercise period of each such options.

     Travis Reid entered into an amendment to his employment contract with Loews Cineplex, effective May 1, 1998, which has a term of three years with a two year option of the Company to renew. Mr. Reid's employment agreement provides for an annual base salary, which is currently $400,000, and an annual bonus in an amount determined by Loews Cineplex. Mr. Reid is guaranteed a minimum aggregate bonus of $400,000 over the four year term of his employment agreement. Mr. Reid was also granted a non-qualified stock option with respect to 250,000 shares of Common Stock.

     J. Edward Shugrue entered into an employment agreement with Loews Cineplex dated December 15, 1997, to serve as President-International Operations for a term of four years and an option by Loews Cineplex to extend the term for an additional year. The terms of Mr. Shugrue's agreement provide for an annual base salary of $450,000, with annual cost of living increases at the end of years one, two and four and a $50,000 increase at the end of year three. The agreement also provides for a signing bonus of $75,000, an annual bonus with a target of $200,000 which is subject each year to the attainment of goals to be established by the Board of Directors of Loews Cineplex, reimbursement of relocation and related transportation expenses and an automobile allowance of $1,200 per month. Pursuant to the agreement, Mr. Shugrue was granted a non-qualified stock option with respect to 225,000 shares of Common Stock. If Mr. Shugrue's employment is terminated by Loews Cineplex for cause, he will be entitled to accrued salary through the date of termination and any accrued but unpaid bonus. If Loews Cineplex terminates Mr. Shugrue's employment without cause, he will be entitled to his base salary and bonus through the end of the contract term, reduced by any compensation paid or payable to Mr. Shugrue in respect of subsequent employment for the same period.

     John Walker and Loews Cineplex have agreed to enter into an amendment to his employment agreement with Loews Cineplex, effective on May 1, 1998, which has a term of three years with an option of the Company to renew for an additional two years. Mr. Walker's employment agreement provides for an annual base salary of $275,000, which will be adjusted each year to reflect the increase (if any) in the cost of living during the previous year, an annual bonus targeted at $125,000 and a $50,000 increase in the event the Company exercises its renewal option. Receipt of the annual bonus is subject to the attainment of performance goals established each year by the Board of Directors of Loews Cineplex. Mr. Walker was also granted a non-qualified stock option with respect to 150,000 shares of Common Stock.

     John C. McBride, Jr. began his employment with Loews Cineplex on January 19, 1998 under terms of employment set forth in a letter agreement between Loews Cineplex and Mr. McBride dated November 17, 1997 (the "McBride Agreement"). The McBride Agreement provides for a term of employment expiring January 18, 2003. Pursuant to the McBride Agreement, Mr. McBride shall receive an annual base salary of $325,000, which will be adjusted each year to reflect the increase (if any) in the cost of living during the previous year, and an annual bonus targeted at between $75,000 and $125,000. Receipt of the annual bonus is subject to the attainment of performance goals established each year by the Board of Directors of Loews Cineplex. Pursuant to the McBride Agreement, Mr. McBride received a signing bonus of $25,000 and is entitled to reimbursement of relocation expenses. If Loews Cineplex terminates Mr. McBride without cause prior to January 18, 2003, it is obligated to pay his base salary and his target bonus through such date, reduced by any compensation paid or payable to Mr. McBride in respect of subsequent employment (including self-employment) for the same period. Pursuant to the McBride Agreement, Mr. McBride was granted a non-qualified stock option with respect to 150,000 shares of Common Stock.

     Seymour Smith entered into an employment agreement with Loews Cineplex on May 1, 1990, which has been subsequently amended and expired on April 30, 1998. Mr. Smith's employment agreement provided for an annual base salary (currently $362,098), which was adjusted each year to reflect the increase (if any) in the cost of living during the previous year, and an annual bonus in an amount determined by Loews Cineplex. Mr. Smith was also granted a non-qualified stock option with respect to 50,000 shares of Common Stock.

     Mindy Tucker entered into an employment agreement with the Company on December 15, 1997 to serve as Corporate Vice President for Strategic Planning and Secretary for a term of three years, with an option by the Company for an additional two years. Ms. Tucker's employment agreement provides for an annual base salary of $200,000, with annual cost of living increases and a $25,000 increase in the event the Company exercises its option. Her employment agreement also provides for an annual bonus that will range from $50,000 to $100,000, subject in each case to the attainment of goals to be established each year by the Board of Directors of the Company. In addition, Ms. Tucker was granted a non-qualified stock option with respect to 75,000 shares of Common Stock. If Ms. Tucker's employment is terminated by the Company for cause, she will be entitled to accrued salary through the date of termination and any accrued but unpaid bonus. If the Company terminates her employment without cause, she will be entitled to receive her base salary and bonus through the balance of the contract term, reduced by any compensation paid or payable in respect of subsequent employment (including self-employment) for the same period.

     Joseph Sparacio and Loews Cineplex have agreed to enter into an amendment to his employment agreement with Loews Cineplex, effective May 1, 1998, which has a term of three years with a two year option by the Company to renew. Mr. Sparacio's employment agreement provides for an annual base salary of $200,000, with annual cost of living increases and a $25,000 increase in the event that the Company exercises the option. Mr. Sparacio's agreement also provides for an annual bonus targeted at $75,000, subject in each case to the attainment of goals to be established each year by the Board of Directors of the Company. Mr. Sparacio was also granted a non-qualified stock option with respect to 75,000 shares of Common Stock.

     During the terms of their employment agreements, Messrs. Reid, Smith, Walker and Sparacio are also entitled to participate in all employee benefit plans of SPE or its affiliates that are applicable generally to Loews Cineplex's executives of comparable rank and to receive either a car allowance in the case of Mr. Reid or reimbursement for a leased car for each of Messrs. Smith, Walker and Sparacio. Pursuant to their respective employment agreements, if the employment of Messrs. Reid, Smith, Walker or Sparacio terminates upon the expiration of the agreements (each, an "Expiration Date"), or sooner by reason of death or disability, for cause by Loews Cineplex or by Messrs. Reid, Smith, Sparacio or Walker, Loews Cineplex is obligated to pay all accrued but unpaid salary, car allowance, vacation and expenses and other benefits as provided under applicable employee benefit plans.

     If Loews Cineplex terminates the employment of Messrs. Reid, Smith, Walker or Sparacio without cause prior to the applicable Expiration Date, it is obligated to pay such employee's base salary and to continue providing all employee benefits (excluding any car allowance or leasing program) until such employee's Expiration Date. However, if any of Messrs. Reid, Smith, Sparacio or Walker obtains other employment, any amounts payable under his employment agreement shall be offset by compensation received with respect to such other employment prior to the applicable Expiration Date.

1997 STOCK INCENTIVE PLAN

     On December 16, 1997, the Company's Board of Directors Board of Directors unanimously adopted, and the stockholders of the Company approved, the LTM Holdings, Inc. 1997 Stock Incentive Plan (the "Stock Incentive Plan"). The Company's Board of Directors believes that, in order to attract, retain and reward valuable personnel, it is important for Loews Cineplex to adopt a flexible, long-term incentive plan. The principal provisions of the Stock Incentive Plan are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Stock Incentive Plan, a copy of which was filed on February 13, 1998 as an exhibit to the LTM Holdings, Inc.'s Registration Statement on Form S-4 (No. 333-46313). Terms not defined herein shall have the meanings set forth in the Stock Incentive Plan.

     The purpose of the Stock Incentive Plan is to strengthen Loews Cineplex by providing an incentive to its employees, officers, directors, consultants and advisors through the granting or awarding of incentive and nonqualified stock options, stock appreciation and dividend equivalent rights, restricted stock, performance units, and performance shares to employees (including individuals who have received a formal, written offer of employment), officers, directors, consultants and advisors of Loews Cineplex or an affiliate (collectively or individually, "Awards"), thereby encouraging them to devote their abilities and energies to the success of Loews Cineplex.

     The Stock Incentive Plan is to be administered by a committee consisting of at least two directors of Loews Cineplex (the "Plan Committee"), and it may be administered by the entire Board of Directors. If the Plan Committee consists of less than the entire Board of Directors, each member will be a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act. To the extent necessary for any Award to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), each member of the Plan Committee will be an "outside director" within the meaning of
Section 162(m) of the Code.

     Each Award under the Stock Incentive Plan will be evidenced by an agreement that sets forth the terms of the grant. Under the Stock Incentive Plan, the Plan Committee has the authority to, among other things: (i) select the individuals to whom Awards will be granted, (ii) determine the type, size and the terms and conditions of Awards and (iii) establish the terms for treatment of Awards upon a termination of employment.

     Under the Stock Incentive Plan, 4,520,000 shares of authorized and unissued Common Stock (less the number of shares of Common Stock subject to options held by Cineplex Odeon employees that were to be converted into options to acquire Loews Cineplex Common Stock pursuant to the plan of arrangement governing the Combination) will be available for the grant of Awards to Eligible Individuals, provided that the maximum number of shares with respect to which Awards may be granted to any individual during any calendar year is 900,000. In the event of any Change in Capitalization, however, the Plan Committee may adjust the maximum number and class of shares with respect to which Awards may be granted, the number and class of shares which are subject to outstanding Awards and the purchase price thereof. Of the total number of shares allotted under the Stock Incentive Plan, not more than one-third of the number of allotted shares may be used for grants of restricted stock. The maximum dollar amount that an individual may receive during the term of the Plan in respect of cash-denominated performance units may not exceed $2 million.

  STOCK OPTIONS

     The Plan Committee will determine whether any option is a nonqualified or incentive stock option at the time of grant. The per share exercise price of an option granted under the Stock Incentive Plan will be determined by the Plan Committee at the time of grant and set forth in the option agreement, provided that the purchase price per share under each incentive stock option must not be less than 100% of the fair market value of Common Stock subject to the option at the date of grant (110% in the case of an incentive stock option granted to a Ten Percent Stockholder), and each option will be exercisable at such dates and in such installments as determined by the Plan Committee. All outstanding options will become fully exercisable upon a Change in Control. In addition, the Plan Committee reserves the authority to accelerate the exercisability of any option at any time. Each option terminates at the time determined by the Plan Committee provided that the term of each option may not exceed ten years (five years in the case of any incentive stock option granted to a Ten Percent Stockholder). The Plan Committee may accept the surrender of outstanding options and may grant new options in substitution for them.

     Options are not transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order. Notwithstanding the foregoing, the Plan Committee may set forth in the option agreement, at the time of grant or at any time thereafter, that the option may be transferred to members of the optionee's immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. Options may be exercised during the optionee's lifetime only by the grantee or his guardian or legal representative. In the discretion of the Plan Committee, the purchase price for shares may be paid (i) in cash, (ii) by transferring shares of Common Stock to Loews Cineplex (provided such shares have been held by the optionee for at least six (6) months prior to the exercise of the option) or (iii) by a combination of the foregoing. In addition, options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Plan Committee.

     The Plan Committee will determine, at the time the option is granted or thereafter, and will set forth in the option agreement, the terms and conditions applicable to such option upon a termination or change in the status of the employment or service of the optionee by Loews Cineplex, a subsidiary or a division (including a termination or change by reason of the sale of a subsidiary or a division).

  STOCK APPRECIATION RIGHTS ("SARS")

     The Stock Incentive Plan permits the granting of SARs either in connection with the grant of an option or as a freestanding right. A SAR permits a grantee to receive upon exercise of the SAR, cash and/or shares, at the discretion of the Plan Committee, in an amount equal in value to the excess, if any, of the then per share fair market value over the per share fair market value on the date the SAR was granted (or option exercise price in the case of a SAR granted in connection with an option). When a SAR is granted, however, the Plan Committee may establish a limit on the maximum amount a grantee may receive on exercise. The Plan Committee will decide at the time the SAR is granted the date or dates at which it will become vested and exercisable; however, in the event of a Change in Control, all SARs become immediately and fully exercisable. The Plan Committee may accept the surrender of outstanding SARs and may grant new Awards in substitution for them.

  DIVIDEND EQUIVALENT RIGHTS ("DERS")

     DERs may be granted in tandem with any Award under the Stock Incentive Plan and may be payable currently or deferred until the lapsing of the restrictions on the DERs or until the vesting, exercise, payment, settlement or other lapse of restrictions on the related Award. DERs may be settled in cash or Common Stock or a combination thereof, in a single or multiple installments.

  RESTRICTED STOCK

     The Plan Committee will determine the terms of each restricted stock Award at the time of grant, including the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. In addition, at the time of grant, the Plan Committee, in their discretion, may decide: (i) whether any deferred dividends will be held for the account of the grantee or deferred until the restrictions thereon lapse, (ii) whether any deferred dividends will be reinvested in additional Common Stock or held in cash,
(iii) whether interest will be accrued on any dividends not reinvested in additional shares of restricted stock and (iv) whether any stock dividends paid will be subject to the restrictions applicable to the restricted stock Award. Unless otherwise provided at the time of grant, the restrictions on the restricted stock will lapse upon a Change in Control. Shares of restricted stock are non-transferable until such time as all restrictions upon such shares lapse. The Plan Committee may accept the surrender of outstanding shares of restricted stock and may grant new Awards in substitution for them.

  PERFORMANCE UNITS AND PERFORMANCE SHARES

     Performance units and performance shares will be awarded as the Plan Committee may determine, and the vesting of performance units and performance shares will be based upon the Company's attainment within an established period of specified performance objectives to be determined by the Plan Committee among the following: earnings per share, share price, pre-tax profits, net earnings, return on equity or assets (including return on specified assets), revenues, EBITDA, market share or market penetration, free cash flow or any combination of the foregoing. In the event of a Change in Control, all or a portion of the performance units will vest and the restrictions on all or a portion of the performance shares will lapse, in either case, as determined by the Plan Committee at the time of grant and as set forth in the agreement evidencing the Award of performance shares or performance units. The Plan Committee may accept the surrender of outstanding performance Awards and may grant new Awards in substitution for them.

  AMENDMENTS AND TERMINATION

     The Stock Incentive Plan will terminate on the day preceding the tenth anniversary of the date of its adoption by the Board. The Board may at any time and from time to time amend or terminate the Stock Incentive Plan; provided, however, that, to the extent necessary under applicable law, no such change will be effective without the requisite approval of Loews Cineplex's stockholders. In addition, no such change may alter or adversely impair any rights or obligations under any Awards previously granted, except with the written consent of the grantee.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year, but does allow a deduction for "performance-based compensation". The Company has structured and intends to implement and administer the Stock Incentive Plan (except with respect to any stock options granted with an exercise price less than the fair market value of the underlying shares on the date of grant) so that compensation resulting from stock options, SARs and performance awards can qualify as "performance-based compensation". The Plan Committee, however, has the discretion to grant such Awards with terms that will result in the Awards not constituting performance-based compensation. Loews Cineplex will seek, at its 1999 annual meeting of stockholders, stockholder approval of the Stock Incentive Plan and the material terms of the performance goals applicable to performance units under the Stock Incentive Plan to allow such options and SARs granted and other such compensation paid after such meeting to qualify as performance based compensation.

     Under certain  circumstances,  the accelerated  vesting or exercise of options or stock appreciation rights, or the accelerated lapse of restrictions with respect to other Awards, in connection with a Change of Control might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax, and Loews Cineplex may be denied a federal income tax deduction.

  AWARDS GRANTED UNDER THE STOCK INCENTIVE PLAN

     On December 16, 1997, the Plan Committee granted nonqualified stock options under the Stock Incentive Plan in respect of 900,000, 250,000, 225,000, 150,000, 150,000, 75,000, 75,000 and 50,000 shares of Common Stock to Lawrence J. Ruisi, Travis Reid, J. Edward Shugrue, John C. McBride, Jr., John J. Walker, Joseph Sparacio, Mindy Tucker and Seymour Smith, respectively. Each option was granted at an exercise price of $13.125 per share, the fair market value for such shares on the date of grant. The terms and conditions of each grant were set forth in a form option agreement (the "Option Agreement"), which is identical for each of the individuals listed above (other than as described below with respect to certain options granted to Mr. Ruisi). The Option Agreement incorporates by reference the terms and conditions of the Stock Incentive Plan.

     Under the Option Agreement (other than options granted to Mr. Ruisi to purchase 900,000 shares of Common Stock, 500,000 of which were vested upon grant and the remainder of which will become exercisable in respect of 100,000 shares covered thereby on the first through fourth anniversaries of the Combination) each option becomes vested and exercisable with respect to twenty percent of the aggregate number of Loews Cineplex Common Shares covered by such option on each of the first, second, third, fourth and fifth anniversaries of the closing of the Combination, but in any event will be fully vested and exercisable as of the fifth anniversary of the date of grant. Under the Option Agreement, if an optionee's employment is terminated by Loews Cineplex without Cause, or as a result of the optionee's death or Disability, the option becomes immediately and fully vested and is exercisable at any time within one year after the date of such termination of employment. If an optionee's employment is terminated as a result of his Retirement, the option shall, to the extent vested on the date of Retirement, remain exercisable for three years thereafter. If the optionee's employment is terminated for any other reason (including the optionee ceasing to be employed by a subsidiary or division of Loews Cineplex as a result of the sale of such subsidiary or division), the option shall, to the extent vested on the date of such termination, remain exercisable for ninety days thereafter, except for options held by Mr. Ruisi, which shall remain exercisable for a period of one year following any such termination. In the event that an optionee's employment is terminated following a Change in Control, the option shall remain exercisable for one year following such termination. In no event, however, is the option exercisable beyond its stated term of ten years.

COMPENSATION OF DIRECTORS

     The Company currently pays each independent director an annual stipend of $30,000 plus $1,000 for each meeting of the Board or Committees of the Board attended by the director. The Company may in the future adopt a stock compensation program for directors.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     SPE and Universal are major film studios and distributors. Loews Cineplex has exhibited films distributed by SPE and Universal in the past and expects to continue to do so in the future. Payments are made based on negotiated and/or contracted rates established on terms that management believes are equivalent to an arm's-length basis. At February 28, 1998 and February 28, 1997, respectively, Loews Cineplex owed SPE and its affiliates approximately $2.5 million and approximately $6.4 million under film licensing agreements. Loews Cineplex has recognized approximately $30.4 million in film rental expenses relating to the exhibition of films distributed by SPE for the year ended February 28, 1998. For its fiscal year ended December 31, 1997, Cineplex Odeon paid an aggregate of $27.5 million in film licensing fees to Universal or subsidiaries thereof in the ordinary course of business. A Canadian division of Cineplex Odeon has provided certain video distribution services to Universal for which Universal paid Cineplex Odeon approximately $1.0 million during its fiscal year ended December 31, 1997.

     Loews Cineplex and SCA (or its affiliates) have entered into (a) a trademark agreement governing the ongoing and future use of the "Sony" trademark in connection with the operation of certain Loews Cineplex theatres (the "Trademark Agreement"), (b) a tax sharing and indemnity agreement regarding certain tax, ERISA and other matters (the "Tax Sharing and Indemnity Agreement") and (c) a transition services agreement (the "Transition Services Agreement"). Pursuant to the Trademark Agreement, SCA has granted the Company the right to use the trademark "Sony" and all goodwill associated therewith (i) in respect of the Sony Lincoln Square Theatre, until May 14, 2003 (ii) in respect of the Yerba Buena facility (as defined below), for a period expiring five years from the latest to occur of (a) May 14, 2003 and (b) the date which is five years from the date on which theatre operations begin at the Yerba Buena facility; and (iii) in respect of certain other theatres operated by the Company, until November 14, 1998. Pursuant to the Tax Sharing and Indemnity Agreement: (i) SCA will be responsible for and will indemnify the Company and its U.S. subsidiaries against certain consolidated, combined and unitary federal, state, local and foreign income, franchise and capital taxes for all taxable years ending on or prior to the closing date of the Combination, except for such taxes incurred after the closing date of the Combination by the Company and its U.S. subsidiaries arising by reason of an audit or court proceeding;
(ii) procedures are set forth for (a) the preparation and filing of certain consolidated combined and unitary federal and state income, franchise and capital tax returns with respect to taxable years ending on or prior to the closing date of the Combination and (b) the conduct and settlement of certain tax audits and proceedings with respect to such taxable years; and
(iii) the Company has agreed to indemnify and hold harmless SCA and SPE, and their respective successors and assigns, with respect to certain liabilities that may arise in connection with certain other agreements. Pursuant to the Transition Services Agreement, SCA and SPE will provide Loews Cineplex with certain administrative services currently performed by SPE or its affiliates on behalf of Loews Cineplex to the extent such services are required by Loews Cineplex to conduct its operations in the ordinary course of business following the Combination. Such services will be provided at such prices and rates, and subject to termination, as may be agreed upon by SPE and Loews Cineplex but pursuant to terms no less favorable to Loews Cineplex than would be obtainable from unaffiliated third parties.

     An affiliate of SCA is developing an entertainment/retail complex in San Francisco, California ("Yerba Buena"). Loews Cineplex has entered into a lease on terms that management believes are equivalent to arm's-length terms with SCA's affiliate with respect to the operation of a 3D IMAX(R) theatre and a state-of-the-art 15-screen multiplex theatre to be located at Yerba Buena.

     Jim Loeks  and  Barrie  Lawson-Loeks,  who were  co-chairmen  of Loews
Cineplex until April 1998, are also 50% partners in Loeks-Star Theatres through their ownership interest in Loeks Michigan Theatres, Inc.

     In connection with Cineplex Odeon's sale of its remaining 51% interest in the Film House Partnership to The Rank Organization PLC ("Rank") in March 1990, Cineplex Odeon agreed to provide, without cost, on-screen advertisements of Universal Studios, Florida and Universal Studios, California until March 2000. Universal Studios, Florida, a motion picture and television theme amusement park, is a joint venture between Universal and Rank. Universal Studios, California, a motion picture and television theme amusement park, is owned by Universal.

     Cineplex Odeon has, since 1984, participated in a joint venture with a group of investors which developed a theatre complex at the southwest corner of Yonge and Eglinton Streets in Toronto. The investor group, in which Senator Kolber, a director of Loews Cineplex, and/or associates of Senator Kolber, have a minority interest, contributed Cdn$3.3 million of the total financing required to complete the project and is entitled to repayment thereof, together with interest thereon, and to ongoing participation in the revenue derived from the project.

     In September 1990, Cineplex Odeon sold its interest in the Universal City Cinema to Universal. Cineplex Odeon has been retained to manage the theatre on a long-term basis for a fee based on 3% of gross revenue plus 3% of net cash flow from the multiplex. In addition, Universal has the right to "put" such theatre to the Company on the terms described below.

     The number of shares of Common Stock issued to Universal pursuant to the Subscription Agreement at the closing of the Combination was subject to adjustment pursuant to anti-dilution provisions contained in the Subscription Agreement. In accordance with these provisions, Loews Cineplex was required to issue, subject to applicable stock exchange requirements, additional shares of Common Stock to Universal for no additional consideration if Loews Cineplex issued or sold any Common Stock (other than in connection with the Combination, employee stock options or the conversion of Loews Cineplex non-voting capital stock) in certain types of transactions to any person other than Universal or any of its affiliates (a "Sale"), including issuances upon conversion, exchange or exercise of voting share equivalents, whether in one or a series of transactions, for consideration (the "Subsequent Sale Price") of less than $19.0891 per share, subject to adjustment. Upon the closing of the first Sale having a Subsequent Sale Price of less than $19.0891 per share, the number of additional shares issuable to Universal was equal to (a) the quotient of $84.5 million divided by the Subsequent Sale Price, minus (b) 4,426,606 shares of Common Stock. Accordingly, upon consummation of the Equity Offering, the Company issued an additional 3,255,212 shares of Common Stock to Universal for no additional consideration. These adjustment provisions, which only applied to the first $100 million of additional issuances, terminated once the aggregate proceeds of all Sales equaled or exceeded $100 million. Accordingly, these provisions terminated upon consummation of the Equity Offering and the Universal Issuance.

     From and after the later of (i) the second anniversary of the closing date of the Combination and (ii) the fifteenth day of the month following the first month end as of which the outstanding debt of Loews Cineplex is less than 4.75 times the consolidated EBITDA of Loews Cineplex for the 12-month period then ended (the "Start Date"), Universal will have the right (the "Put Right") to cause Loews Cineplex to lease the Universal City Cinema motion picture theatre facility located at the Universal City, California retail and entertainment complex (the "Universal City Cinema") pursuant to a 20-year lease (the "Lease"). If Universal exercises the Put Right, on the date the Lease is signed (the "Lease Signing Date") Loews Cineplex will pay to Universal cash consideration for entering into the Lease and the conveyance of the related personal property equal to (i) ten times the cash flow of the Universal City Cinema for the 12-month period ended on the last day of the month preceding Universal's giving notice (the "Put Notice") of its exercise of the put minus (ii) (if applicable) the cost of eliminating any deficiencies from the operating requirements and standards set forth in the Lease specifically listed on a certificate executed by an officer of Universal, which cost shall be estimated by an engineering firm or other expert selected by Universal and reasonably acceptable to Loews Cineplex. The Put Right terminates on the third anniversary of the Start Date if the Put Notice has not been delivered prior to such date. Loews Cineplex must provide to Universal not less than five days prior written notice of the Start Date, and, if it fails to provide such notice, the Start Date is tolled until the fifth day following delivery of such notice.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's voting securities by (a) each person who is known to the Company to be the beneficial owner of more than five percent of the Company's voting securities, (b) each director of the Company, (c) each of the Named Executive Officers and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of the Company's voting securities owned by them, except to the extent such power may be shared with a spouse.

                                                   SHARES BENEFICIALLY
                                                          OWNED
                                                   -------------------
NAME AND ADDRESS OF BENEFICIAL OWNER               NUMBER      PERCENT
------------------------------------               ------      -------
COMMON STOCK, PAR VALUE $.01 PER SHARE 5%
STOCKHOLDERS:

Sony Pictures Entertainment Inc.                 23,137,111(1)   39.5%
550 Madison Avenue
New York, New York 10022

Universal Studios, Inc.                          14,946,461(1)   25.5%
100 Universal City Plaza
Universal City, CA 91608

The Claridge Group                               4,324,003(1)(2)  7.4%
c/o Claridge Inc.
1170 Peel Street, 8th Floor
Montreal, Quebec H3B 4P2

DIRECTORS:

George Cohon                                           900        *
Marinus N. Henny                                     5,000(3)     *
Hon. E. Leo Kolber                                 350,309        *
Kenneth Lemberger                                       (3)       *
Ron Meyer                                               (5)       *
Brian C. Mulligan                                       (5)       *
Yuki Nozoe                                              (3)       *
Karen Randall                                           (5)       *
Stanley Steinberg                                    1,000(3)     *
Howard Stringer                                         (3)       *
Robert J. Wynne                                         (3)       *
Mortimer B. Zuckerman                                1,000        *
EXECUTIVE OFFICERS:
Lawrence J. Ruisi                                  510,100(6)     *
Allen Karp                                         500,114(7)     *
Barrie Lawson-Loeks                                      --       *
Jim Loeks                                                --       *
Travis Reid                                              --       *
Seymour Smith                                            --       *
All Directors and Executive Officers as a Group  1,376,223        2.4%
(23 persons)

CLASS B NON-VOTING COMMON STOCK, PAR VALUE $.01
PER SHARE

Universal Studios, Inc.                             80,000       95.2%
100 Universal City Plaza
Universal City, CA 91608


-----------------------------------------
* Indicates beneficial ownership or control of less than 1.0% of the outstanding shares of Loews Cineplex Common Stock.

(1) All of such shares are subject to the terms of the Stockholders Agreement described below.

(2) Members of the Claridge Group and their holdings of voting securities are as follows: (i) The Charles Rosner Bronfman Discretionary Trust--1,918,907 shares; (ii) The Charles Bronfman Trust--1,000,000 shares; (iii) The Charles R. Bronfman Trust--1,000,000 shares; (iv) The Phyllis Lambert Foundation--31,410 shares; (v) Bojil Equities Inc.--350,309 shares with respect to which Senator Kolber exercises voting control, but disclaims any pecuniary interests; and (vi) Louis Ludwick--23,377 shares. Charles Rosner Bronfman may be deemed to share beneficial ownership of the shares held by the three trusts listed above. The number of shares does not include 9,926 shares and 7,500 shares owned by the wives of Mr. Bronfman and Senator Kolber, respectively, as to which beneficial ownership has been disclaimed.

(3) Does not include 23,137,111 shares of Loews Cineplex Common Stock owned by SPE. Messrs. Henny, Lemberger, Nozoe, Steinberg, Stringer and Wynne, officers of SPE or its affiliates, disclaim beneficial ownership of all Loews Cineplex shares owned by SPE.

(4) Includes 350,309 shares of Loews Cineplex Common Stock over which Senator Kolber has voting control but which are owned directly by Bojil Equities Inc. and as to which Senator Kolber disclaims beneficial ownership. Excludes 7,500 shares of Loews Cineplex Common Stock beneficially owned by Senator Kolber's wife, as to which he disclaims beneficial ownership.

(5) Does not include 14,946,461 shares of Common Stock and 80,000 shares of Class B Non-Voting Common Stock owned by Universal. Messrs. Meyer and Mulligan and Ms. Randall, officers of Universal or its affiliates, disclaim beneficial ownership of all Loews Cineplex shares owned by Universal.

(6)  This number  includes  500,000 options  exercisable.

(7) Includes 1,714 shares of Loews Cineplex Common Stock which are beneficially owned by the Allen and Sharon Karp Trust, as to which Mr. Karp disclaims beneficial ownership, and 498,400 shares of Loews Cineplex Common Stock which relate to options exercisable.

     Universal (in which The Seagram Company Ltd. ("Seagram") owns an approximately 84% indirect interest) beneficially owns the Loews Cineplex shares set forth on the table above (the "Seagram Shares"). Based on the most recent publicly available information related to Seagram: (i) descendants of the late Samuel Bronfman and trusts established for their benefit (the "Bronfman Trusts") beneficially owned, directly or indirectly, an aggregate of 119,923,154 of then outstanding Seagram Shares, constituting approximately 34.5% of then outstanding Seagram Shares, which amount includes the approximately 14.8% of then outstanding Seagram Shares owned by trusts established for the benefit of Charles R. Bronfman, and his descendants, including, without limitation, the Charles Rosner Bronfman Discretionary Trust and (ii) pursuant to two voting trust agreements, Charles R. Bronfman served as the voting trustee for approximately 33.3% of the outstanding Seagram Shares and a voting trustee for approximately 0.7% of then outstanding Seagram Shares, which shares are beneficially owned by the Bronfman Trusts and certain other entities.

                         THE STOCKHOLDERS AGREEMENT


     The following is a brief summary of certain provisions of the Stockholders Agreement. A copy of the Stockholders Agreement has been filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998. The following description does not purport to be complete and is subject in all respects to the detailed provisions of the Stockholders Agreement. Capitalized terms used in this section without definition elsewhere in this Prospectus shall have the meanings specified in the Stockholders Agreement, as the context requires.

     The  Stockholders   Agreement  provides  for  certain  board,  voting,
consent, standstill, purchase, transfer and other rights and obligations for the parties thereto.

THE BOARD OF DIRECTORS

     Pursuant to the Stockholders Agreement, the Company's Board of Directors is to comprise 16 members, consisting initially of six designees of SPE (the "SPE Directors"), three designees of Universal (the "Universal Directors"), one designee of the Claridge Group (the "Claridge Director"), two Management Directors and four Independent Directors. The designees of SPE, Universal and the Claridge Group were designated by such parties prior to the closing of the Combination. Two of the Independent Directors were designated by mutual agreement of the Company, SPE, Universal and a majority of the members of the Independent Committee prior to the closing of the Combination. The other two Independent Directors have not yet been designated, and the Company, SPE and Universal have each agreed to use their best efforts to cause such additional Independent Directors to be elected as soon as possible. Pursuant to the Stockholders Agreement, the Management Directors will be the two most senior executive officers of Loews Cineplex; provided that Allen Karp shall be one of the Management Directors as long as he is an executive officer of the Company or an affiliate. The initial Management Directors are Lawrence J. Ruisi, who is the President and Chief Executive Officer of Loews Cineplex, and Allen Karp, who is Chairman and Chief Executive Officer of Cineplex Odeon. For purposes of this Prospectus, an "Independent Director" is any director who
(a) is free from any relationship that, in the opinion of the nominating committee of the Company's Board of Directors, would interfere with the exercise of independent judgment as a director, (b) is not an affiliate of Loews Cineplex, SPE, Universal or the Claridge Group or a current or former officer of the Company or any of its subsidiaries or a current or former officer or director of SPE or Universal or any of their respective subsidiaries, (c) does not, in addition to such individual's role as a member of the Company's Board of Directors, also act on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to management of the Company or SPE, Universal or the Claridge Group or any of their respective subsidiaries and (d) does not represent, and is not a member of the immediate family of, a person who does not satisfy the requirements of foregoing clauses (a), (b) or (c) ("Independent Directors").

     The Stockholders Agreement provides that SPE, Universal and the Claridge Group, subject to the exceptions and limitations described below, are entitled to designate for nomination for election to the Company's Board of Directors, the number of directors of Loews Cineplex that generally corresponds to such Stockholder's "Applicable Percentage" set forth on the following chart (the "Directors Chart"):


                                                            NUMBER OF
                      APPLICABLE PERCENTAGE                 DIRECTORS
       -----------------------------------------------    -----------
       Greater than 6.25% and less than 9.375%........          1
       Greater than 9.375% and less than 15.625%......          2
       Greater than 15.625% and less than 21.875%.....          3
       Greater than 21.875% and less than 28.125%.....          4
       Greater than 28.125% and less than 34.375%.....          5
       Greater than 34.375% and less than 40.625%.....          6
       Greater than 40.625% and less than 46.875%.....          7
       Greater than 46.875% and less than 53.125%.....          8
       Greater than 53.125% and less than 59.375%.....          9
       Greater than 59.375% and less than 65.625%.....         10
       Greater than 65.625% and less than 71.875%.....         11
       Greater than 71.875% and less than 78.125%.....         12
       Greater than 78.125% and less than 84.375%.....         13
       84.375% and greater............................         14

provided, however, that

          (i) (x) until May 14, 2003, the Claridge Group shall be entitled to designate one Loews Cineplex director if its Applicable Percentage exceeds 3.5%, and, thereafter, if its Applicable Percentage exceeds 5%, and (y) the Claridge Group's entitlement to designate two or more Loews Cineplex directors shall be determined in accordance with the Stockholders Agreement on the same basis as the entitlement of the other Stockholders;

          (ii) if, pursuant to the Directors Chart, the Stockholders would in the aggregate be entitled to designate more than 14 Loews Cineplex directors, each reference to a percentage in the Directors Chart under the "Applicable Percentage" column will be increased by the least number of percentage points that would result in the Stockholders in the aggregate being entitled to designate 14 Loews Cineplex directors (after giving effect to the provisions of clause (i)(x) above); and

          (iii) prior to the four-year anniversary of the Closing, no Stockholder will be entitled to designate more than eight Loews Cineplex directors; provided, however, that if any Stockholder would be entitled to designate more than eight Loews Cineplex directors pursuant to the Directors Chart based on such Stockholder's Adjusted Applicable Percentage (rather than such Stockholder's Applicable Percentage), (x) such Stockholder will be entitled to designate the number of Loews Cineplex directors set forth in the Directors Chart based on such Stockholder's Applicable Percentage and (y) the limitation contained in this clause (iii) regarding a Stockholder's entitlement to designate Loews Cineplex directors will thereupon terminate.

     Each of SPE and Universal have agreed with the other and each member of the Claridge Group has agreed with each of SPE and Universal that, notwithstanding the foregoing:

          (i) no Stockholder shall be entitled to designate more than six Loews Cineplex directors; provided, however, that if any Stockholder would be entitled to designate more than eight Loews Cineplex directors pursuant to the Directors Chart based on such Stockholder's Adjusted Applicable Percentage (rather than such Stockholder's Applicable Percentage), such Stockholder shall be entitled to designate such greater number of Loews Cineplex directors and the limitation contained in this clause (i) regarding a Stockholder's entitlement to designate Loews Cineplex directors will thereupon terminate; provided, further, that, if at any time commencing on the three-year anniversary of the Closing, any Stockholder's Applicable Percentage exceeds 45%, the limitation contained in this clause (i) regarding a Stockholder's entitlement to designate Loews Cineplex directors will be increased from six Loews Cineplex directors to seven Loews Cineplex directors;

          (ii) at any time that SPE's Applicable Percentage equals or exceeds 40.625%, but the number of SPE Directors is limited to six by the immediately preceding clause (i) of this paragraph, Universal has agreed with SPE that one of the individuals designated by Universal to serve as a Loews Cineplex director shall be an Independent Director so long as Universal's Applicable Percentage equals or exceeds 21.875%; and

          (iii) at any time that Universal's Applicable Percentage equals or exceeds 40.625%, but the number of Universal Directors is limited to six by clause (i) of this paragraph, SPE has agreed with Universal that one of the individuals designated by SPE to serve as a Loews Cineplex director shall be an Independent Director so long as SPE's Applicable Percentage exceeds 21.875%.

     If the Stockholders collectively have the right to designate at least 13 of the members of the Company's Board of Directors pursuant to the provisions described above, SPE and Universal have agreed that at least one of the individuals designated by each such Stockholder to serve as a Loews Cineplex director shall be an Independent Director; provided that if one of such Stockholders shall be entitled to designate only one Director, such Stockholder shall not be required to designate an Independent Director and the other such Stockholder shall be required to designate two Independent Directors.

     The parties to the Stockholders Agreement have agreed that, except for the designees of the Stockholders and for the Management Directors, individuals to be nominated for election as Loews Cineplex directors shall all be Independent Directors (unless the Independent Directors shall otherwise agree), and there shall be at least two Independent Directors and two Management Directors nominated in each such election. Each Stockholder has agreed to vote (and to cause its affiliates to vote) any Voting Shares beneficially owned by it to cause the designees of SPE, Universal and the Claridge Group and each of the Independent Directors and Management Directors designated by the Nominating Committee (as described below) to be elected to the Company's Board of Directors, and Loews Cineplex has agreed to use its best efforts to cause the election of each such designee, including nominating such individuals to be elected as members of the Company's Board of Directors, as provided in the Stockholders Agreement.

     In connection with each election of members of the Company's Board of Directors, the Management Directors and the Independent Directors will be designated by a nominating committee of the Company's Board of Directors (the "Nominating Committee"), which will be established to determine whether prospective nominees as Management Directors and Independent Directors meet the criteria for such positions. The Nominating Committee will be comprised of four directors, consisting of (x) two Independent Directors designated by a majority of the Independent Directors and (y) one SPE Director and one Universal Director; provided that if at any time there shall cease to be at least one SPE Director or Universal Director, then the Nominating Committee will include two SPE Directors or two Universal Directors, as the case may be, to the extent that SPE or Universal, as applicable, then has two designees serving as Loews Cineplex directors.

     The Stockholders Agreement provides that all other committees of the Company's Board of Directors will include, subject to any applicable stock exchange or Exchange Act requirements, a number of SPE Directors and Universal Directors equivalent to the proportion of such directors then serving on the whole Company's Board of Directors multiplied by the total number of members comprising such committee. The Stockholders Agreement contains other provisions relating to committees of the Company's Board of Directors and various provisions relating to the procedures, including meetings and agendas, and the powers of the Company's Board of Directors.

     Each Stockholder has agreed that it will not without the prior written consent of each of SPE and Universal (i) seek the election or removal of any Loews Cineplex director, except in accordance with the terms of the Stockholders Agreement; (ii) deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement with respect to the voting of such shares (other than a voting trust or arrangement solely among members of the Claridge Group); (iii) subject to certain exceptions, engage in any "solicitation" (within the meaning of Rule 14a-11 under the Exchange Act) of proxies or consents or become a "participant" in any "election contest" (within the meaning of Rule 14a-11 under the Exchange Act) with respect to Loews Cineplex; or (iv) form a Group with respect to any shares of Common Stock, other than a Group consisting exclusively of Stockholders, any of their affiliates or permitted transferees.

CONSENT RIGHTS

     The Stockholders Agreement provides SPE and Universal with specified consent rights in respect of specified actions by Loews Cineplex and its Subsidiaries, so long as their respective Applicable Percentages equal or exceed the Minimum Percentage. These events include: (a) voluntary bankruptcy filings by Loews Cineplex or any "significant subsidiary"; (b) acquisitions and dispositions meeting specified tests of materiality; (c) entering into or engaging in any business other than the exhibition of films with certain limited exceptions; (d) any transaction or series of related transactions with SPE or Universal or any of their respective affiliates involving more than $1,000,000 per calendar year (excluding arm's-length transactions in the ordinary course of business, including film booking arrangements); (e) changing the number of directors comprising the entire Company's Board of Directors; (f) with certain exceptions, issuing or selling any Voting Shares or Voting Share Equivalents exceeding specified thresholds; (g) paying cash dividends on, or making any other cash distributions on or redeeming or otherwise acquiring for cash, any shares of capital stock of Loews Cineplex, or any warrants, options, rights or securities convertible into, exchangeable or exercisable for, capital stock of Loews Cineplex exceeding specified thresholds; (h) incurring any debt in excess of specified amounts with certain specified exceptions; (i) hiring, or renewing the employment contract (including option renewals) of, either of the two most senior executive officers of Loews Cineplex; (j) entering into any arrangement (other than the Stockholders Agreement or pursuant thereto) with any holder of Voting Shares in such holder's capacity as a holder of Voting Shares which subjects actions taken by Loews Cineplex or any Subsidiary to the prior approval of any Person; (k) entering into certain discriminatory shareholder arrangements including any stockholders rights plan; and (l) amending the Company's By-Laws by action of the Company's Board of Directors.

     Under the Stockholders Agreement, SPE and Universal are entitled to certain additional consent rights if Loews Cineplex fails to meet certain budgeted financial targets and their respective Applicable Percentages then equal or exceed the Minimum Percentage. These rights include the right to approve a new five-year strategic business plan for Loews Cineplex and the following actions by Loews Cineplex or any Subsidiary thereof: (a) making capital expenditures exceeding specified thresholds; (b) incurring any debt in excess of specified amounts with certain specified exceptions; (c) incurring liens to secure unsecured debt; and (d) with certain exceptions, issuing or selling any capital stock of Loews Cineplex.

     If Loews Cineplex and either SPE or Universal, as the case may be, disagree in good faith as to whether the consent rights of such Stockholder described above are triggered in connection with an action proposed to be taken by Loews Cineplex, the parties have agreed to submit such a dispute to arbitration by an independent arbitrator. Pending resolution of such dispute (which generally must be resolved within ten business days of the submission of the dispute), Loews Cineplex may not take the action which is the subject of the dispute and its operations may be interrupted or delayed during such time period as a result.

     In addition to the foregoing consent rights, in connection with any vote or action by written consent of the Company's Board of Directors related to any (a) merger, (b) voluntary liquidation, dissolution or winding up of Loews Cineplex (a "Dissolution"), (c) amendment or restatement of the Company's Charter or (d) amendment or repeal of any provision of, or addition of any provision to, the Company's By-laws (a "By-law Amendment"), each Stockholder has agreed to use its best efforts to cause the Loews Cineplex directors designated by such Stockholder to vote against such action at the request of SPE or Universal if its Applicable Percentage exceeds the Minimum Percentage. The Stockholders have also agreed to vote (and not to consent to) the Voting Shares beneficially owned by them against any of the foregoing items in connection with any vote or action by written consent of the stockholders of Loews Cineplex related thereto at the request of SPE or Universal if its Applicable Percentage exceeds the Minimum Percentage.

     So long as the Applicable Percentage of SPE or Universal equals or exceeds the Minimum Percentage, (i) the Company's Charter provides that effecting a Merger or Dissolution or adopting an amendment or restatement of the Company's Charter or adopting a By-law Amendment by action of the stockholders of Loews Cineplex shall require the affirmative vote or written consent of the holders of at least 80% of the outstanding shares of Common Stock; provided that in the case of any of the foregoing matters (other than adopting a By-law Amendment by action of the stockholders) such 80% stockholder approval requirement shall not be applicable if 14 members of the Company's Board of Directors shall have approved such matter; provided, further, that in the case of any Merger that is approved by 14 members of the Company's Board of Directors, such Merger shall require the affirmative vote or written consent of the holders of at least 66 2/3% of the outstanding shares of Common Stock and (ii) no Stockholder shall vote in favor of, consent in writing to, or take any other action to effect an amendment or repeal of such provisions of the Company's Charter.

APPROVAL OF CERTAIN COMBINATIONS BY DISINTERESTED DIRECTORS

     The Stockholders Agreement provides that so long as the Applicable Percentage of SPE or Universal equals or exceeds the Minimum Percentage, neither SPE nor any of its affiliates, nor Universal nor any of its affiliates, as the case may be, shall enter into any contract with Loews Cineplex or any Subsidiary thereof, nor shall Loews Cineplex otherwise engage in or become obligated to engage in any transaction or series of related transactions with SPE and/or its affiliates, or Universal and/or its affiliates, as the case may be, in any case involving more than $1,000,000 per calendar year, unless such contract or transaction shall have been approved by a majority of the disinterested directors following disclosure of the material facts of the contract or transaction to the disinterested directors. The approval requirement does not apply to contracts or transactions in the ordinary course of Loews Cineplex's business, including film booking arrangements.

RESTRICTIONS ON TRANSFERS OF LOEWS CINEPLEX STOCK BY THE STOCKHOLDERS

     The Stockholders Agreement includes the following restrictions on transfers by SPE and Universal:

     RESTRICTIONS ON TRANSFER BY SPE AND UNIVERSAL THROUGH NOVEMBER 14, 1998. Without the consent of a majority of the Independent Directors, each of SPE and Universal has agreed not to transfer in privately negotiated transactions more than 20% of its initial equity interest in the Company prior to November 14, 1998. This restriction does not apply to transfers
(i) to a permitted transferee, (ii) to another Stockholder or its permitted transferees, (iii) pursuant to a merger or consolidation in which Loews Cineplex is a constituent corporation or (iv) pursuant to a bona fide third party tender offer or exchange offer which was not induced directly or indirectly by such Stockholder or any of its affiliates.

     TAG-ALONG RIGHTS FOR ALL LOEWS CINEPLEX STOCKHOLDERS INCLUDING PUBLIC STOCKHOLDERS. Neither SPE nor Universal nor any of their respective affiliates may transfer, individually or collectively, an aggregate of more than 50% of the outstanding Loews Cineplex Stock in one or a series of related transactions to a third party transferee (or to one or more third party transferees constituting a Group) unless each stockholder of Loews Cineplex has the right to participate in such transfer on the same basis as the proposed transferor(s), subject to the prior right of first refusal of SPE and Universal described below to purchase the shares so being transferred if such party is not the transferring stockholder.

     TAG-ALONG RIGHTS OF UNIVERSAL AND THE CLARIDGE GROUP. Neither SPE nor any of its affiliates may transfer an aggregate of more than 50% of SPE's Initial Interest to any Person (including any Group), other than an SPE permitted transferee, in one or a series of related transactions, unless Universal and the Claridge Group each has the right to participate in such transfer on the same basis as SPE and its affiliates.

     RIGHT OF FIRST REFUSAL OF SPE AND UNIVERSAL. The following transfers of Voting Shares by SPE or Universal or their respective affiliates (the proposed transferor, the "Transferring Party") will be subject to the right of first refusal in favor of the other: (a) any transfer in one or a series of related privately negotiated transactions or a public offering if (i) 5% or more of the then outstanding Voting Shares are subject to the transfer,
(ii) any transferee, or any Group of which a transferee is a member, would, following such transfer, beneficially own 5% or more of the outstanding Voting Shares (except, in the case of any public offering, the limitation set forth in this clause (ii) shall not be applicable if the Transferring Party has taken all reasonable steps to assure that such limitation shall have been satisfied) or (iii) in the case of any transfer by SPE or any of its affiliates, SPE's Applicable Percentage exceeds 25%; (b) any transfer pursuant to a bona fide third party tender offer or exchange offer; (c) any transfer to Loews Cineplex or to a subsidiary of Loews Cineplex pursuant to a self-tender offer or otherwise; and (d) any transfer in a Market Sale. No right of first refusal applies to any transfer between SPE or Universal and any of their respective permitted transferees.

STANDSTILL AGREEMENTS

     Each of SPE and Universal and each member of the Claridge Group has agreed with Loews Cineplex and with each of SPE and Universal not to, and to cause its affiliates not to, acquire, directly or indirectly, the beneficial ownership of any additional Voting Shares, except for: (a) acquisitions of up to an aggregate of 5% of the outstanding Voting Shares during any twelve-month period, subject to certain price restrictions and
(b) acquisitions in privately negotiated transactions from five or fewer Persons pursuant to offers not made generally to holders of Voting Shares and pursuant to which the value of any consideration paid for any Voting Shares, including brokerage fees or commissions, does not exceed 115% of the "Market Price" (as determined in accordance with the regulations under the Securities Act (Ontario)). The exceptions described in clauses (a) and
(b) above are not available to a Stockholder whose Applicable Percentage would equal or exceed 25% after the acquisition if, as a result of such acquisition, the Public Stockholders would beneficially own less than 20% of the outstanding Voting Shares.

     There are additional exceptions for acquisitions, (i) from a Stockholder, (ii) pursuant to the exercise of equity purchase rights (see "--Equity Purchase Rights" below), (iii) on terms and conditions approved by the Independent Directors, (iv) pursuant to a tender or exchange offer made in accordance with applicable law, (v) to restore a Stockholder's percentage interest following a dilutive issuance of Voting Shares or (vi) acquisitions of Shares of Common Stock upon the conversion of Non-Voting Stock.

     The Stockholders have agreed that, in the case of any acquisition permitted pursuant to the foregoing provisions that would constitute a "Rule 13e-3 transaction" (as defined in Rule 13e-3 under the Exchange Act), prior to the consummation of any such transaction (x) a nationally recognized investment bank shall have delivered an opinion to the Company's Board of Directors that such transaction is fair from a financial point of view to the stockholders of Loews Cineplex, other than the applicable Stockholder, (y) a majority of the Independent Directors shall have approved the transaction and (z) if the public stockholders of Loews Cineplex beneficially own more than 20% of the Voting Shares and if approval of stockholders of Loews Cineplex is required by the DGCL or the Company's Charter, a majority of the shares of Common Stock held by such public stockholders shall have been voted in favor of the transaction.

     The restrictions described in the preceding three paragraphs terminate on the earlier of (x) May 14, 2004 and (y) any time after May 14, 2002 upon the Claridge Group ceasing to have the right to designate a Loews Cineplex director pursuant to the Stockholders Agreement, or upon the occurrence of:

          (i) a bona fide tender or exchange offer to acquire more than 20% of the Voting Shares having been made by any Person (except that such restrictions shall not terminate as to any Stockholder if such tender or exchange offer is made by such Stockholder or any of its affiliates or by any Person acting in concert with such Stockholder or any of its affiliates or is induced by such Stockholder or any of its affiliates); provided that if such offer is withdrawn or expires without being consummated, such restrictions shall be reinstated (but no such reinstatement shall prohibit any Stockholder from thereafter purchasing Voting Shares pursuant to a contract entered into prior to the withdrawal or expiration of such tender offer or exchange offer or pursuant to a tender offer or exchange offer commenced by a Stockholder prior to such time);

          (ii) the Applicable Percentage of SPE, Universal or the Claridge Group equaling or exceeding 80%; provided that, in the case of Universal, such percentage shall be 33 1/3% at any time Universal and its affiliates beneficially own more Voting Shares than any other holder of shares of Common Stock;

          (iii) with respect to any Stockholder, such Stockholder's Applicable Percentage being less than 15% (provided that such restrictions shall be reinstated if such Stockholder's Applicable Percentage equals or exceeds 15% within one year thereafter);

          (iv) any person (other than a Stockholder or a permitted transferee) beneficially owning more than 20% of the Voting Shares, excluding from the Voting Shares beneficially owned by such person and Voting Shares acquired from a Stockholder, a permitted transferee or Loews Cineplex; or

          (v) the public stockholders beneficially owning more than 66 2/3% of the Voting Shares.

     Each of SPE and Universal has agreed with the other and each member of the Claridge Group has agreed with each of SPE and Universal that neither such Stockholder nor any of its affiliates will acquire, directly or indirectly, the beneficial ownership of any Voting Shares if immediately prior to such acquisition such Stockholder's Applicable Percentage exceeds 50%, excluding Voting Shares acquired from another Stockholder or its permitted transferees, or if, as a result of such acquisition, (i) such Stockholder and its affiliates would beneficially own an aggregate of more than 50% of the Voting Shares, excluding Voting Shares acquired from another Stockholder or its permitted transferees, or (ii) the Public Stockholders would beneficially own less than 20% of the outstanding Voting Shares. The restrictions described in clause (ii) does not apply to a Stockholder and its affiliates, if, upon consummation of such acquisition, such Stockholder's Applicable Percentage would be less than 25%. This restriction does not prohibit the acquisition of shares of Common Stock upon the conversion of Non-Voting Stock.

     The restrictions described in the preceding paragraph will terminate if: (a) the Applicable Percentage of either SPE or Universal is less than 10% (provided that such restrictions shall be reinstated if such Stockholder's Applicable Percentage equals or exceeds 10% within one year thereafter); (b) a bona fide tender or exchange offer to acquire more than 15% of the outstanding Voting Shares is made by any person (except that such restrictions shall not terminate as to any Stockholder if such tender or exchange offer is made by such Stockholder or any of its affiliates or by any person acting in concert with such Stockholder or any of its affiliates or is induced by such Stockholder or any of its affiliates); provided that if such offer is withdrawn or expires without being consummated, such restrictions shall be reinstated (but no such reinstatement shall prohibit any Stockholder from thereafter purchasing Voting Shares pursuant to a contract entered into prior to the withdrawal or expiration of such tender offer or exchange offer or pursuant to a tender offer or exchange offer commenced by a Stockholder prior to such time); or (c) any person (other than a Stockholder or a permitted transferee) beneficially owns more than 15% of the Voting Shares, excluding Voting Shares acquired from a Stockholder or a permitted transferee, but only if the sum of the Applicable Percentages of SPE and Universal is less than 45%.

REGISTRATION RIGHTS

     The Stockholders Agreement grants to the Stockholders certain demand and piggyback registration rights with respect to the registration under the Securities Act of shares of Common Stock (including any shares of Common Stock issuable upon conversion of Non-Voting Stock) owned by them. At any time after May 14, 1999, the Stockholders will be able to make demands for registration ("Demand Registration") under the Securities Act of shares of Common Stock owned by them, subject to certain limitations. In no event shall the Company be required to effect, in the case of each of SPE and Universal, more than four Demand Registrations, in the case of the Claridge Group, more than one Demand Registration, and in the aggregate, nine Demand Registrations. In addition, at any time following the completion of the sale for cash by the Company in one or more underwritten public offerings of Common Stock for an aggregate offering price of $200 million (before deducting underwriting discounts and commissions), the Stockholders will have piggyback rights to include shares of Common Stock owned by them in any registration statement filed by the Company with respect to its Common Stock, subject to certain exceptions.

EQUITY PURCHASE RIGHTS

     The Stockholders Agreement provides that if Loews Cineplex proposes to issue or sell any Voting Shares pursuant to a transaction in respect of which SPE or Universal shall have the right to consent under the
Stockholders Agreement, each such Stockholder will have the right, exercisable in whole or in part and subject to the applicable rules of any stock exchange on which shares of Common Stock shall then be listed, to acquire from Loews Cineplex a portion of the Voting Shares proposed to be issued or sold to Persons other than such Stockholder and its affiliates (the "Issuance Shares") up to an amount equal to the number of Issuance Shares multiplied by such Stockholder's then Applicable Percentage, prior to giving effect to the consummation of the proposed issuance or sale and any acquisition by a Stockholder pursuant to the exercise of such rights.

ASSIGNMENTS OF RIGHTS AND OBLIGATIONS TO TRANSFEREES

     Permitted transferees of a Stockholder will be subject to the terms and conditions of the Stockholders Agreement as if such permitted transferees were SPE (in the case SPE or a permitted transferee of SPE is the transferor), Universal (in the case Universal or a permitted transferee of Universal is the transferor) or a member of the Claridge Group (in the case a member of the Claridge Group or a permitted transferee thereof is the transferor). Third party transferees of a Stockholder will be subject to certain terms and conditions in the Stockholders Agreement. In certain circumstances, third party transferees will have the right to designate directors and may also be entitled to registration rights. Third party transferees will not receive the tag-along rights, rights of first refusal or equity purchase rights described above. In addition, the rights of SPE and Universal to consent to certain significant corporate events described under "--Consent Rights" above may not be assigned to third parties.

CERTAIN REMEDIES

     In the event that SPE or Universal has a good faith belief that Loews Cineplex or any other Stockholder is likely to breach, or has breached, in any material respect, certain of its obligations under the Stockholders Agreement (including those described under "--The Board of Directors"
(other than the penultimate paragraph thereof), "--Consent Rights" and "--Standstill Agreements" above) such Stockholder may deliver notice of such belief to Loews Cineplex and/or such other Stockholder, as the case may be. Upon receipt of such notice and until the dispute is resolved (by a court of competent jurisdiction, an independent arbitrator or otherwise), neither Loews Cineplex nor any other Stockholder may take any action that would facilitate such a breach and shall take reasonable actions to prevent such breach, if it has not yet occurred, or to minimize any adverse consequences to the aggrieved Stockholder of any such breach. The operations of Loews Cineplex may be interrupted or delayed pending such resolution. In addition, in the event that SPE or Loews Cineplex breaches in any material respect any of their obligations to Universal under the Stockholders Agreement, SPE and Loews Cineplex shall, at the request of Universal, use their best efforts to amend the Company's Charter to authorize a new class of common stock to be issued by Loews Cineplex to Universal and its permitted transferees in exchange for the Common Stock held by them. Such new class would be identical in all respects to the Common Stock, except that such class would entitle the holders thereof to proportionate representation on the Company's Board of Directors on the same basis that Universal is entitled to representation thereon pursuant to the Stockholders Agreement, and that the rights described under "--Consent Rights" above would be incorporated in such class, and SPE and Universal will cease to have any consent rights under the Stockholders Agreement. Such new class of common stock, if issued, would be convertible into shares of Common Stock on a one-for-one basis at any time at the discretion of the holder.

TERMINATION

     Except as otherwise described in the Stockholders Agreement, the rights and obligations of a Stockholder and its permitted transferees under the Stockholders Agreement shall terminate upon such Stockholder's Applicable Percentage equaling less than 6.25% (or, in the case of the Claridge Group, 3.5% until May 14, 2003 and 5% thereafter), subject to an exception in circumstances where a Stockholder's Applicable Percentage is reduced as a result of the issuance of additional Voting Shares by Loews Cineplex.

                    DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following statements are brief summaries of certain provisions with respect to the Bank Credit Facilities and the Plitt Notes. The credit agreement (the "Credit Agreement") relating to the Bank Credit Facilities and the indenture under which the Plitt Notes were issued (the "Original Plitt Indenture") are filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998. The amendments to the Original Plitt Indenture (as amended, the "Plitt Indenture") effected in connection with the consummation of the At-the-Market Offer are filed as exhibits to the Registration Statement (File No. 333-56897) in respect of the Equity Offering. The following description does not purport to be complete and is subject in all respects to the detailed provisions of the Credit Agreement and the Plitt Indenture. Capitalized terms used in this section without definition shall have the meanings specified in the Credit Agreement or the Plitt Indenture, as the context requires.

CREDIT AGREEMENT

  FACILITIES

     The Bank Credit Facilities consists of a revolving credit facility in an aggregate principal amount of up to $750,000,000 for purposes of financing the Combination, future acquisitions, capital expenditures, permitted investments, working capital and other general corporate purposes and for the issuance of letters of credit. The credit facilities extended to Loews Cineplex pursuant to the Credit Agreement (including the uncommitted portion) constitute the "Bank Credit Facilities" for purposes of the Indenture and are senior to the Plitt Notes. See "Risk Factors--Effective Ranking; Subordination of the Notes; Asset Encumbrances" and "--Restrictions Imposed by Bank Credit Facilities; Variable Interest Rates".

  INTEREST RATES

     The Bank Credit Facilities provide for two pricing options: (i) Loans on which interest is payable quarterly at a Base Rate equal to the higher of (x) the rate of interest per annum publicly announced from time to time by the Bankers Trust Company at its prime commercial lending rate in effect at its principal office in New York City, or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate; and (ii) Loans on which interest accrues for one, two, three, six or if, generally available, nine or twelve month interest periods (but is payable not less frequently than every three months) at a rate of interest per annum equal to (x) the Adjusted Eurodollar Rate, plus (z) an Applicable Margin initially equal to 1.75% per annum and subject to adjustment downward based on improvements in the Leverage Ratio and Senior Debt Rating of Loews Cineplex.

  COMMITMENT FEES

     Commitment Fees initially equal to 0.25% per annum (the "Commitment Fee Percentage") will be payable quarterly in arrears with respect to the average daily unused portion of the revolving loan commitments. The Commitment Fee Percentage is subject to adjustment downward based on improvements in the Leverage Ratio and the Senior Debt Rating of Loews Cineplex.

  FACILITY FEES

     Certain other facility fees may be payable to the Administrative Agent, the Co-Syndication Agents and the Lenders and from time to time, in the amounts and at the times, separately agreed upon between Loews Cineplex and the Administrative Agent, Co-Syndication Agents and the Lenders.

  SECURITY

     The obligations of Loews Cineplex under the Credit Agreement and the other Loan Documents are secured by a first priority Lien on substantially all of the personal property of Loews Cineplex, including without limitation, a pledge of 100% of the equity interests of Loews Cineplex in each of its Domestic Subsidiaries and 100% of the equity interests of Loews Cineplex in each of its Foreign Subsidiaries, up to a maximum of 65% of the total equity interests of each such Foreign Subsidiary.

  GUARANTY

     The obligations of Loews Cineplex under the Credit Agreement and the other Loan Documents are jointly and severally guaranteed by each Domestic Subsidiary of Loews Cineplex, including Plitt, and each guarantor, including Plitt and each of Plitt's subsidiaries, has secured its obligations under the guaranty by a first priority Lien on substantially all of its personal property, including without limitation, a pledge of 100% of the equity interests of such Domestic Subsidiary in each of its Domestic Subsidiaries and 100% of the equity interests of such Domestic Subsidiary in each of its Foreign Subsidiaries, up to a maximum of 65% of the total equity interests of each such Foreign Subsidiary.

  NEGATIVE COVENANTS

     The Credit Agreement contains covenants and provisions that restrict, among other things, the ability of Loews Cineplex and its Subsidiaries to:
(i) incur Indebtedness; (ii) create, incur or suffer to exist Liens on any of its property or assets; (iii) enter into guaranties or become liable with respect to other Contingent Obligations; (iv) make Investments or enter into joint venture arrangements; (v) make restricted junior payments (including dividends); (vi) engage in mergers, consolidations and sales of all or substantially all their assets; (vii) enter into agreements restricting dividends and advances by their Subsidiaries; and (viii) engage in transactions with Affiliates.

  FINANCIAL COVENANTS

     The Credit Agreement requires Loews Cineplex and its Subsidiaries on a consolidated basis to satisfy certain financial performance criteria. Specifically, Loews Cineplex will not (i) permit at the end of any Fiscal Quarter (x) the ratio of Wholly-Owned Total Debt to Annualized Pro Forma Wholly Owned EBITDA, or (y) the ratio of Consolidated Debt to Annualized Pro Forma EBITDA, to exceed the maximum amounts set forth in the Credit Agreement for such Fiscal Quarters or (ii) permit at the end of the fiscal periods specified in the Credit Agreement, the ratio of (z) Annualized Pro Forma Wholly Owned EBITDA to (y) the sum of (A) Wholly-Owned Total Debt Interest Expense for such period plus (B) Wholly-Owned Rent Expense for such period to be less than the minimum amounts set forth in the Credit Agreement for such fiscal period.

  PREPAYMENTS

     The Credit Agreement provides that the Loans may be prepaid and the revolving loan commitments may be permanently reduced without penalty, in whole or in part, at any time; provided that Eurodollar Rate Loans may be prepaid only on the expiration of the applicable Interest Period unless certain breakage costs are reimbursed to the Lenders. In addition, the Loans are subject to mandatory prepayment and, under certain circumstances, reduction in the commitments out of (i) certain Net Asset Sales Proceeds,
(ii) Net Insurance/Condemnation Proceeds, (iii) Net Debt Securities Proceeds and (iv) commencing with the fiscal year beginning March 1, 1999, 50% of the Excess Cash Flow of Loews Cineplex and its Subsidiaries. The Loans are also subject to mandatory prepayment, without a corresponding reduction in the commitments, to the extent that Available Cash on any date exceeds $20,000,000.

THE PLITT NOTES

     Plitt has outstanding approximately $6 million in aggregate principal amount of the Plitt Notes. The Plitt Notes are guaranteed unconditionally by Loews Cineplex (which guaranty is subordinated to the Bank Credit Facilities and ranks pari passu with the Notes) under the Indenture. Plitt may, at its option, on or after June 15, 1999, redeem all or any portion of the outstanding Plitt Notes in exchange for a redemption price equal to (i) 105.438%, plus accrued interest, for Plitt Notes redeemed prior to June 15, 2000, (ii) 102.719%, plus accrued interest, for Plitt Notes redeemed on or after June 15, 2000 but prior to June 15, 2001 and (iii) 100%, plus accrued interest, for Plitt Notes redeemed on or after June 15, 2001 but before the stated maturity date of the Plitt Notes.

     The Plitt Notes are general obligations of Plitt and, accordingly, the claims of the holders thereof to the assets and cash flow of Plitt effectively rank superior to the claims of the holders of the Notes. See "Risk Factors--Holding Company Structure".

                          DESCRIPTION OF NEW NOTES

     The New Notes are to be issued under an Indenture, dated as of August 5, 1998 (the "Indenture"), between the Company and The Bank of New York, a New York banking corporation, as trustee (the "Trustee") and are substantially identical to the Old Notes, which were issued under the Indenture.

     The Indenture is, by its terms, subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements under this caption relating to the New Notes and the Indenture are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions of certain terms therein. Wherever defined terms or particular sections of the Indenture are referred to, such defined terms and sections are incorporated herein by reference. Copies of the Indenture are available at the corporate trust office of the Trustee. All references in this section to the "Company" refer solely to Loews Cineplex Entertainment Corporation, the issuer of the New Notes, and not to its subsidiaries.

GENERAL

     The New Notes will be unsecured obligations of the Company, will be limited to $300 million aggregate principal amount and will mature on August 1, 2008.

     The New Notes will bear interest at the rate per annum shown on the front cover of this Prospectus from August 5, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1999, to the Person in whose name the Note (or any predecessor
Note) is registered at the close of business on the preceding January 15 or July 15, as the case may be. Settlement for the New Notes will be made in immediately available funds and payments by the Company in respect of the New Notes (including principal, premium, if any, and interest) will be made in immediately available funds. Interest on the New Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. (ss.ss. 202, 301, 308 and 311)

     Principal of and premium, if any, and interest on the New Notes will be payable, and the New Notes may be presented for registration of transfer and exchange, at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, provided that, at the option of the Company, payment of interest on the New Notes may be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register. Until otherwise designated by the Company, such office or agency will be the corporate trust office of the Trustee, as Paying Agent and Registrar. (ss.ss. 301, 306 and 1002)

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the New Notes will be issued in fully registered form, without coupons in denominations of $1,000 and integral multiples thereof. New Notes will not be issued in bearer form. Except as described below, the New Notes will be deposited upon issuance with the Trustee as Custodian for DTC in global form (the "Global Certificate").

     DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York banking law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Certificate representing New Notes, DTC will credit the account of Participants tendering Old Notes in exchange for New Notes with an interest in the Global Certificate and (ii) ownership of beneficial interests therein will be effected only through records maintained by DTC (with respect to interests of Participants), Participants and Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer the New Notes or to pledge the New Notes as collateral to persons in such states will be limited to such extent.

     So long as DTC or its nominee is the registered owner of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the Global Certificate for all purposes under the Indenture and the New Notes. Except as provided below, owners of beneficial interests in a Global Certificate will not be entitled to have New Notes represented by such Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Certificated New Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by a Global Certificate to pledge or transfer such interest to persons or entities that do not participate in DTC's system or otherwise to take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each holder of New Notes owning a beneficial interest in a Global Certificate must rely on the procedures of DTC and, if such holder of New Notes is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder of New Notes owns its interest, to exercise any rights of a holder of Notes under the Indenture. The Company understands that under existing industry practice, in the event the Company requests any action of a holder of New Notes or a holder of New Notes that is an owner of a beneficial interest in a Global Certificate desires to take any action that DTC, as the holder of such Global Certificate, is entitled to take, DTC would authorize the Participant to take such action or would otherwise act upon the instruction of such holder of New Notes. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the New Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such New Notes or for any other matter relating to the actions or procedures of DTC.

     Payments with respect to the principal of, premium, if any, and interest on, any New Notes represented by a Global Certificate registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Certificate representing such New Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the New Notes, including the Global Certificate, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interests in the Global Certificate (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in an amount proportionate to their respective holdings in principal amount of the Global Certificate as shown on the records of DTC. The Company expects that payments by the Participant and the Indirect Participant to the beneficial owners of interests in the Global Certificate will be governed by standing instructions and customary practice and will be the responsibility of the Participant or the Indirect Participant and DTC.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from the sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  CERTIFICATED NOTES

     If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Certificate, then Certificated New Notes will be issued to each person that DTC identifies as the beneficial owner of the New Notes represented by the Global Certificate. In addition, subject to certain conditions, any person having a beneficial interest in a Global Certificate may, upon request to the Trustee, exchange such beneficial interest for Certificated New Notes. Upon any such issuance, the Trustee is required to register such Certificated New Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

OPTIONAL REDEMPTION

     The New Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after August 1, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of New Notes to be redeemed at such Holder's address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning August 1 of the years indicated:

                                  REDEMPTION
     YEAR                            PRICE
     ------------------------  -----------------
    2003.....................      104.437%
    2004.....................      102.958%
    2005.....................      101.479%
    2006 and thereafter......      100.000%

(ss.ss. 203, 1101, 1105 and 1107)

     In addition, if on or before August 1, 2001 the Company receives net proceeds from the sale of its Common Stock in one or more Public Equity Offerings, the Company may, at its option, use an amount equal to all or a portion of any such net proceeds to redeem New Notes in an aggregate principal amount of up to 33 1/3% of the original aggregate principal amount of the New Notes, provided, however, that New Notes having a principal amount equal to at least 66 2/3% of the original aggregate principal amount of the New Notes remain outstanding after such redemption. Such redemption must occur on a Redemption Date within 90 days of such sale and upon not less than 30 or more than 60 days' notice mailed to each Holder of New Notes to be redeemed at such Holder's address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000, at a redemption price of 108.875% of the principal amount of the New Notes plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

     If less than all the New Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular New Notes to be redeemed or any portion thereof that is an integral multiple of $1,000. (ss. 1101)

     The New Notes will not have the benefit of any sinking fund.

SUBORDINATION

     The indebtedness evidenced by the New Notes will, to the extent set forth in the Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company, whether voluntary or involuntary, or any bankruptcy, insolvency, receivership or similar proceedings of the Company, the holders of all Senior Debt will first be entitled to receive payment in full of such Senior Debt, or provision made for such payment, in cash or Cash Equivalents or otherwise in a manner satisfactory to the holders of such Senior Debt, before the Holders of the New Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on, or any obligation to repurchase, the New Notes. In the event that notwithstanding the foregoing, the Trustee or the Holder of any New Note receives any payment or distribution of assets of the Company of any kind or character (including any such payment or distribution which may be payable or deliverable by the reason of the payment of any other indebtedness of the Company being subordinated to the payment of the New Notes), before all the Senior Debt is so paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of assets of the Company for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full in cash or Cash Equivalents or otherwise in a manner satisfactory to the holders of such Senior Debt.

     No payments on account of principal of, premium, if any, or interest on, or in respect of the purchase or other acquisition of, the New Notes, and no defeasance of the New Notes, may be made if there shall have occurred and be continuing a Senior Payment Default. "Senior Payment Default" means any default in the payment of any principal of or premium, if any, or interest on Designated Senior Debt when due, whether at the due date of any such payment or by declaration of acceleration, call for redemption or otherwise.

     Upon the occurrence of a Senior Nonmonetary Default and receipt of written notice by the Company and the Trustee of the occurrence of such Senior Nonmonetary Default from any holder of Designated Senior Debt (or any trustee, agent or other representative for such holder) which is the subject of such Senior Nonmonetary Default, no payments on account of principal of, premium, if any, or interest on, or in respect of the purchase or other acquisition of, the New Notes, and no defeasance of the New Notes, may be made for a period (the "Payment Blockage Period") commencing on the date of the receipt of such notice and ending on the earlier of (i) the date on which such Senior Nonmonetary Default shall have been cured or waived or ceased to exist or all Designated Senior Debt the subject of such Senior Nonmonetary Default shall have been discharged and
(ii) the 179th day after the date of the receipt of such notice. No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of a Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period whether or not within a period of 360 consecutive days, unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days; provided, however, any breach of any financial covenant for a period commencing after the expiration of a Payment Blockage Period that would give rise to a new event of default, even though such breach is a breach of a provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose. In any event, notwithstanding the foregoing, no more than one Payment Blockage Period may be commenced during any 360-day period and there shall be a period of at least 181 days during each 360-day period when no Payment Blockage Period is in effect. "Senior Nonmonetary Default" means the occurrence or existence and continuance of an event of default with respect to Senior Debt, other than a Senior Payment Default, permitting the holders of the Designated Senior Debt (or a trustee or other agent on behalf of the holders thereof) then to declare such Designated Senior Debt due and payable prior to the date on which it would otherwise become due and payable.

     The failure to make any payment on the New Notes by reason of the provisions of the Indenture described under this caption "--Subordination" will not be construed as preventing the occurrence of an Event of Default with respect to the New Notes arising from any such failure to make payment. Upon termination of any Payment Blockage Period the Company shall resume making any and all required payments in respect of the New Notes, including any missed payments.

     "Senior Debt" means (i) the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding) on, and penalties and any obligation of the Company for reimbursement, indemnities and fees relating to, the Senior Bank Facility,
(ii) the principal of (and premium, if any) and interest on Debt of the Company for money borrowed, whether Incurred on or prior to the date of original issuance of the New Notes or thereafter, and any amendments, renewals, extensions, modifications, refinancings and refundings of any such Debt and (iii) Permitted Interest Rate Agreements and Permitted Currency Agreements entered into with respect to Debt described in clauses
(i) and (ii) above; provided, however, that the following shall not constitute Senior Debt: (1) any Debt as to which the terms of the instrument creating or evidencing the same provide that such Debt is not superior in right of payment to the New Notes, (2) any Debt which is subordinated in right of payment in any respect to any other Debt of the Company, (3) Debt evidenced by the New Notes, (4) any Debt owed to a Person when such Person is a Subsidiary of the Company, (5) any obligation of the Company arising from Redeemable Stock of the Company, (6) that portion of any Debt which is Incurred in violation of the Indenture and (7) Debt which, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company. (Article Twelve)

     The New Notes will rank pari passu with any Old Notes that remain outstanding following the Termination Date and with the guarantee by the Company of the Plitt Notes.

     By reason of such subordination, in the event of insolvency by the Company, creditors of the Company who are not holders of Senior Debt or of the New Notes may recover less, ratably, than holders of Senior Debt and more, ratably, than Holders of the New Notes.

     The subordination provisions described above will not be applicable to payments in respect of the New Notes from a defeasance trust established in connection with any defeasance or covenant defeasance of the New Notes as described under "--Defeasance".

COVENANTS

     The Indenture contains, among others, the following covenants:

  LIMITATION ON CONSOLIDATED DEBT

     The Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur any Debt unless immediately after giving pro forma effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, the Consolidated Cash Flow Coverage Ratio of the Company would be greater than 2.0 to 1; provided that if the Debt which is the subject of the determination under this provision is Acquired Debt, the Consolidated Cash Flow Coverage Ratio of the Company shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the immediately preceding four-quarter period) to both the Incurrence or assumption of such Acquired Debt by the Company and the inclusion in the Consolidated Cash Flow Available for Fixed Charges of the Person whose Debt would constitute Acquired Debt.

     Notwithstanding the foregoing limitation, the Company may, and may permit any Restricted Subsidiary to, incur the following Debt:

          (i) Debt under the Senior Bank Facility in an aggregate principal amount at any one time not to exceed $1 billion, less any amounts by which any revolving credit facility commitments under the Senior Bank Facility are permanently reduced pursuant to the "Limitation on Asset Dispositions" covenant below (so long as and to the extent that any required payments in connection therewith are actually made);

          (ii) the original issuance by the Company of the Debt evidenced by the Old Notes and the New Notes;

          (iii) Debt (other than Debt described in another clause of this paragraph) outstanding on the date of original issuance of the Old Notes after giving effect to the application of the proceeds of the Old Notes, as described in a schedule to the Indenture;

          (iv) Debt owed by the Company to any Wholly Owned Restricted Subsidiary of the Company or Debt owed by a Subsidiary of the Company to the Company or a Wholly Owned Restricted Subsidiary of the Company; provided, however, that (a) any such Debt owing by the Company to a Wholly Owned Restricted Subsidiary shall be Subordinated Debt evidenced by an intercompany promissory note and (b) upon either (1) the transfer or other disposition by such Wholly Owned Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Wholly Owned Restricted Subsidiary of the Company or (2) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Restricted Subsidiary to a Person other than the Company or another such Wholly Owned Restricted Subsidiary, the provisions of this clause (iv) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

          (v) Debt consisting of Permitted Interest Rate, Currency or Commodity Price Agreements;

          (vi) Debt which is  exchanged  for or the  proceeds  of which are used to refinance or refund, or any extension or renewal of, outstanding Debt Incurred pursuant to the preceding paragraph or clauses (ii) or (iii) of this paragraph (each of the foregoing, a "refinancing") in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium (including consent payments) reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company or the Restricted Subsidiary, as the case may be, incurred in connection with such refinancing; provided, however, that (A) Debt the proceeds of which are used to refinance the New Notes or Debt which is pari passu with or subordinate in right of payment to the New Notes shall only be permitted if (x) in the case of any refinancing of the New Notes or Debt which is pari passu to the New Notes, the refinancing Debt is made pari passu to the New Notes or subordinated to the New Notes, and (y) in the case of any refinancing of Debt which is subordinated to the New Notes, the refinancing Debt constitutes Subordinated Debt; (B) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (1) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof (including any redemption, defeasance, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the stated maturity of the Debt being refinanced and (2) does not permit redemption or other retirement (including pursuant to an offer to purchase) of such debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced), other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase) which is conditioned upon provisions substantially similar to those described under "--Change of Control" and "--Limitation on Asset Dispositions"; and (C) in the case of any refinancing of Debt Incurred by the Company, the refinancing Debt may be Incurred only by the Company, and in the case of any refinancing of Debt Incurred by a Restricted Subsidiary, the refinancing Debt may be Incurred only by such Restricted Subsidiary; provided, further, that Debt Incurred pursuant to this clause (vi) may not be Incurred more than 45 days prior to the application of the proceeds to repay the Debt to be refinanced;

          (vii) Acquired Debt, provided that such Debt if incurred by the Company would be in compliance with the first paragraph of this covenant; and

          (viii) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (vii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (viii), has an aggregate principal amount not in excess of $50 million at any time outstanding. (ss. 1008)

  LIMITATION ON SENIOR SUBORDINATED DEBT

     The Company may not Incur any Debt which by its terms is both (i) subordinated in right of payment to any Senior Debt and (ii) senior in right of payment to the New Notes. (ss. 1009)

  LIMITATION ON ISSUANCE OF GUARANTEES OF SUBORDINATED DEBT

     The Company may not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Debt of the Company that by its terms is pari passu or junior in right of payment to the New Notes. (ss. 1010)

  LIMITATION ON LIENS

     The Company may not, and may not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on or with respect to any property or assets of the Company or any such Restricted Subsidiary now owned or hereafter acquired except for (i) Liens incurred after the date of the Indenture securing Debt of the Company that ranks pari passu or junior in right of payment to the New Notes, if the New Notes are secured equally and ratably with such Debt; (ii) Liens outstanding on the date of the Indenture; (iii) Liens for taxes, assessments, governmental charges or claims not yet delinquent or which are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, in conformity with generally accepted accounting principles; (iv) landlords', carriers', warehousemen's, mechanics', material men's, repairmen's or the like Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings; (v) pledges or deposits made in the ordinary course of business (A) in connection with leases, performance bonds and similar obligations, or (B) in connection with workers' compensation, unemployment insurance and other social security legislation; (vi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Restricted Subsidiary; (vii) any attachment or judgment Lien that does not constitute an Event of Default; (viii) Liens securing Acquired Debt, provided, that such Liens attach solely to the acquired assets or the assets of the acquired entity and do not extend to or cover any other assets of the Company or any of its Restricted Subsidiaries; (ix) Liens to secure Senior Debt; (x) Liens in favor of the Trustee for its own benefit and for the benefit of the Holders; (xi) any interest or title of a lessor pursuant to a lease constituting a Capital Lease Obligation; (xii) pledges or deposits made in connection with acquisition agreements or letters of intent entered into in respect of a proposed acquisition; (xiii) Liens in favor of prior holders of leases on property acquired by the Company or of sublessors under leases on the Company property; (xiv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, banker's acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (xv) Liens (including extensions and renewals thereof) upon real or personal property acquired after the date of the Indenture; provided that
(a) any such Lien is created solely for the purpose of securing Debt incurred, in accordance with the "Limitation on Consolidated Debt" covenant, (1) to finance the cost (including the cost of improvement or construction) of the item, property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Debt previously so secured, (b) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (xvi) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (xvii) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xviii) Liens on property of, or on shares of stock or Debt of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary, provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xix) Liens in favor of the Company or any Restricted Subsidiary; (xx) Liens encumbering deposits securing Debt under Permitted Interest Rate, Currency or Commodity Price Agreements;
(xxi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries; (xxii) Liens on or sales of receivables; (xxiii) the rights of film distributors under film licensing contracts entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business on a basis customary in the movie exhibition industry; (xxiv) Liens arising from licenses of patents, trademarks and other intellectual property rights granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries; and (xxv) any renewal of or substitution of any Liens permitted by any of the preceding clauses, provided that the Debt secured is not increased (other than by any premium and accrued interest, plus customary fees, consent payments, expenses and costs related to such renewal or substitution of Liens or the incurrence of any related refinancing of Debt) and the Liens are not extended to any additional assets (other than proceeds and accessions). This covenant does not authorize the incurrence of any Debt not otherwise permitted by the "Limitation on Consolidated Debt" covenant. (ss. 1011)

  LIMITATION ON RESTRICTED PAYMENTS

     The Company (i) may not, directly or indirectly, declare or pay any dividend or make any distribution (including any payment in connection with any merger or consolidation derived from assets of the Company or any Restricted Subsidiary) in respect of its Capital Stock or to the holders thereof, excluding any dividends or distributions by the Company payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock), (ii) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise acquire or retire for value
(a) any Capital Stock of the Company or any Related Person of the Company or (b) any options, warrants or other rights to acquire shares of Capital Stock of the Company or any Related Person of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company or any Related Person of the Company, (iii) may not make, or permit any Restricted Subsidiary to make, any Investment other than a Permitted Investment, and (iv) may not, and may not permit any Restricted Subsidiary to, redeem, repurchase, defease or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment Debt of the Company which is subordinate in right of payment to the New Notes (each of clauses (i) through (iv) being a "Restricted Payment") if: (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result from such Restricted Payment, or (2) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal-quarter period, the Company could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in the first paragraph of "Limitation on Consolidated Debt" above, or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of issuance of the New Notes exceeds the sum of: (a) 50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) of the Company since the date of issuance of the Old Notes through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are available (taken as a single accounting period); plus (b) $75 million; provided, however, that the Company or a Restricted Subsidiary may make any Restricted Payment with the aggregate net proceeds received by the Company on or after the date of original issuance of the Old Notes (including any aggregate net proceeds received by the Company from the Equity Offering), including the fair market value of property other than cash (determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors filed with the Trustee), from contributions of capital or the issuance and sale (other than to a Restricted Subsidiary) of Capital Stock (other than Redeemable Stock) of the Company, options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of the Company and Debt of the Company that has been converted into or exchanged for Capital Stock (other than Redeemable Stock and other than by or from a Restricted Subsidiary) of the Company after the date of original issuance of the Old Notes, provided that any such net proceeds received by the Company from an employee stock ownership plan financed by loans from the Company or a Restricted Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination. Not less than semiannually, the Company shall deliver to the Trustee an Officers' Certificate setting forth any Restricted Payments made since the last period for which such certificate has been delivered, and the computations by which the determinations required by clauses (2) and
(3) above were made and stating that no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, has occurred and is continuing or will result from such Restricted Payment.

     Notwithstanding the foregoing, so long as no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result therefrom, (i) the Company may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company could have paid such dividend in accordance with the foregoing provisions; (ii) the Company may refinance any Debt otherwise permitted by clause (vi) of the second paragraph under "Limitation on Consolidated Debt" above or solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Restricted Subsidiary or from or to an employee stock ownership plan financed by loans from the Company or a Restricted Subsidiary of the Company) of shares of Capital Stock (other than Redeemable Stock) of the Company, provided that the amount of net proceeds from such exchange or sale shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph; (iii) the Company may purchase, redeem, acquire or retire any shares of Capital Stock of the Company solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Restricted Subsidiary or from or to an employee stock ownership plan financed by loans from the Company or a Restricted Subsidiary of the Company) of shares of Capital Stock (other than Redeemable Stock) of the Company; (iv) the Company or a Restricted Subsidiary may purchase or redeem any Debt from Net Available Proceeds to the extent permitted under "Limitation on Asset Dispositions"; and (v) the Company and its Restricted Subsidiaries may make Investments, in an aggregate amount not to exceed $200 million outstanding at any time, in entities engaged in owning, leasing, developing or constructing motion picture theatres or principally engaged in the business of exhibiting motion pictures. Any payment made pursuant to clause (i), (iii) or (v) of this paragraph shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments pursuant to the preceding paragraph. (ss. 1012)

  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any
Restricted Subsidiary of the Company (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary; (ii) to make loans or advances to the Company or any other Restricted Subsidiary; or (iii) to transfer any of its property or assets to the Company or any other Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction (a) pursuant to any agreement in effect on the date of original issuance of the Old Notes as described in a schedule to the Indenture; (b) pursuant to an agreement relating to any Debt Incurred by a Person (other than a Restricted Subsidiary of the Company existing on the date of original issuance of the Old Notes or any Restricted Subsidiary carrying on any of the businesses of any such Restricted Subsidiary) prior to the date on which such Person became a Restricted Subsidiary of the Company and outstanding on such date and not Incurred in anticipation of becoming a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; (c) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above, provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board of Directors; (d) in the case of clause (iii) above, restrictions contained in any security agreement (including a capital lease) securing Debt of a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement; (e) in the case of clause (iii) above, customary nonassignment provisions entered into in the ordinary course of business consistent with past practices in leases and other contracts to the extent such provisions restrict the transfer or subletting or licensing of any such lease or the assignment or licensing of rights under any such contract; (f) any restriction with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is closed or abandoned and that the closing or abandonment of such transaction occurs within one year of the date such agreement was entered into; or (g) such encumbrance or restriction is the result of applicable corporate law or regulation relating to the payment of dividends or distributions. (ss. 1013)

  LIMITATION ON ASSET DISPOSITIONS

     The Company may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition in one or more related transactions unless: (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors in good faith; (ii) at least 75% of the consideration for such disposition consists of cash or readily marketable cash equivalents or Qualifying Theater Assets or the assumption of Debt (other than Debt that is subordinated to the New Notes) relating to such assets and release from all liability on the Debt assumed; and (iii) all Net Available Proceeds, less any amounts invested or committed to be invested within 360 days of such disposition in assets related to the business of the Company, are applied within 360 days of such disposition (1) first, to the permanent repayment or reduction of Senior Debt then outstanding under any agreements or instruments which would require such application or prohibit payments pursuant to clause (2) following, (2) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding New Notes at 100% of their principal amount plus accrued interest to the date of purchase and, to the extent required by the terms thereof, any other Debt of the Company that is pari passu with the New Notes at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase, (3) third, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt of the Company or Debt of a Restricted Subsidiary of the Company, to the extent permitted under the terms thereof and (4) fourth, to the extent of any remaining Net Available Proceeds, to any other use as determined by the Company which is not otherwise prohibited by the Indenture. (ss. 1014)

  TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

     The Company may not, and may not permit any Restricted Subsidiary of the Company to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of the Company (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person. For any transaction that involves in excess of $1,000,000 but less than or equal to $5,000,000, the Chief Executive Officer of the Company shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a certificate filed with the Trustee. For any transaction that involves in excess of $5,000,000, a majority of the disinterested members of the Board of Directors of the Company shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution filed with the Trustee. For any transaction that involves in excess of $10,000,000, the Company shall also obtain an opinion from a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person of the Company, which opinion shall be filed with the Trustee. (ss. 1015)

     Notwithstanding anything to the contrary contained in the Indenture, the foregoing provisions shall not apply to (i) transactions with any employee, officer or director of the Company or any of its Restricted Subsidiaries pursuant to employee benefit plans or compensation arrangements or agreements entered into in the ordinary course of business,
(ii) transactions with any Affiliate or Related Person in which such Affiliate or Related Person acquires or purchases the capital stock of the Company or any Restricted Subsidiary at fair market value, (iii) commercial transactions, including without limitation film rentals, in the ordinary course of business with Affiliates of the Company on terms that are customary in the motion picture exhibition industry or consistent with past practice, or (iv) the performance of any agreement as in effect on the date of original issuance of the Old Notes.

  CHANGE OF CONTROL

     Within 30 days of the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all Outstanding New Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. A "Change of Control" will be deemed to have occurred at such time as either (a) any Person (other than a Permitted Holder) or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto (other than Permitted Holders), together with any Affiliates or Related Persons thereof, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto), directly or indirectly, at least 50% of the aggregate voting power of all classes of Voting Stock of the Company (for the purposes of this clause (a) a person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a "parent corporation"), if such person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation); or (b) any Person or Group (other than Permitted Holders), together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who was a nominee of or is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of Directors of the Company. (ss. 1016)

     A Change of Control may also constitute an event of default under the Senior Bank Facility in which case the lenders thereunder shall have the right to declare all or any portion of the amounts outstanding under the Senior Bank Facility immediately due and payable. If that occurs and the Company defaults in the payment of such amounts, a Senior Payment Default will have occurred and the Company will be prohibited from commencing the Offer to Purchase. See "--Subordination".

     In the event that the Company makes an Offer to Purchase the New Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

  PROVISION OF FINANCIAL INFORMATION

     For so long as any of the New Notes are outstanding, the Company shall file with the Commission the annual reports, quarterly reports and other documents which a reporting company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto. (ss. 1017)

UNRESTRICTED SUBSIDIARIES

     The Company may designate any Subsidiary of the Company to be an "Unrestricted Subsidiary" as provided below in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary. "Unrestricted Subsidiary" means (1) any Subsidiary designated as such by the Board of Directors as set forth below where (a) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary)
(i) provides credit support for, or any Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "--Limitation on Consolidated Debt" and provided, further, that the Company could make a Restricted Payment in an amount equal to the greater of the fair market value and book value of such Subsidiary pursuant to "Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. (ss. 1018)

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

     The Company may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company and (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets unless: (1) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Company is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligations under the Indenture; (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company (or other successor entity to the Company) is equal to or greater than that of the Company immediately prior to the transaction;
(4) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, the Company (including any successor entity to the Company) could Incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described in the first paragraph under "Limitation on Consolidated Debt" above; and (5) certain other conditions are met. (ss. 801)

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (ss. 101)

     "Acquired Debt" of any particular Person means Debt of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not Incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including any issuance or sale by a Restricted Subsidiary of Capital Stock of such Restricted Subsidiary, and including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly Owned Restricted
Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business, provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $2 million or more. The term "Asset Disposition" shall not include (i) any sale and leaseback of Qualifying Theater Assets effected at fair market value, and
(ii) any swap or exchange of Qualifying Theater Assets of the Company or its Subsidiaries for Qualifying Theater Assets of another Person, provided that if the fair market value of the assets exchanged by the Company or its Subsidiary exceeds the fair market value of the assets to be received, in each case as determined in good faith by the Board of Directors of the Company, such excess shall be subject to the "Limitation on Asset Dispositions" covenant.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

     "Cash Equivalents" means (i) direct obligations of the United States of America or any agency thereof having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million, with maturities of not more than one year from the date of acquisition, (iii) repurchase obligations issued by any bank described in clause (ii) above with a term not to exceed 30 days, (iv) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, in each case maturing within one year after the date of acquisition and (v) shares of any money market mutual fund, or similar fund, in each case having excess of $500 million, which invests predominantly in investments of the types described in clauses (i) through (iv) above.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of the Company and its Restricted Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Company and its Restricted Subsidiaries for such period, plus (iv) all other non-cash items reducing Consolidated Net Income of the Company and its Restricted Subsidiaries, less all non-cash items increasing Consolidated Net Income of the Company and its Restricted Subsidiaries; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of the Company (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Company) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary of the Company to the extent of such restriction.

     "Consolidated Cash Flow Coverage Ratio" as of any date of determination means the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Company and its Restricted Subsidiaries for the period of the most recently completed four consecutive fiscal quarters for which quarterly or annual financial statements are available to (ii) Consolidated Fixed Charges of the Company and its Restricted Subsidiaries for such period; provided, however, that Consolidated Fixed Charges shall be adjusted to give effect on a pro forma basis to any Debt that has been Incurred by the Company or any Restricted Subsidiary since the beginning of such period that remains outstanding and to any Debt that is proposed to be Incurred by the Company or any Restricted Subsidiary as if in each case such Debt had been Incurred on the first day of such period and as if any Debt that (i) is or will no longer be outstanding as the result of the Incurrence of any such Debt or (ii) had been repaid or retired during such period had not been outstanding as of the first day of such period; provided, however, that in making such computation, the Consolidated
Interest Expense of the Company and its Restricted Subsidiaries attributable to interest on any proposed Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided further that, in the event the Company or any of its Restricted Subsidiaries has made Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period.

     "Consolidated Fixed Charges" for any period means the sum of (i) Consolidated Interest Expense and (ii) the consolidated amount of interest capitalized by the Company and its Restricted Subsidiaries during such period calculated in accordance with generally accepted accounting principles.

     "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any commissions, fees or other payments (except reimbursement payments) with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends of Restricted Subsidiaries of the Company (other than with respect to Redeemable Stock) declared and paid or payable to Persons other than the Company or any Restricted Subsidiary; (v) accrued Redeemable Stock dividends of the Company and its Restricted Subsidiaries payable to Persons other than the Company or any Restricted Subsidiary, whether or not declared or paid; (vi) interest on Debt guaranteed by the Company and its Restricted Subsidiaries; and (vii) the portion of any rental obligation allocable to interest expense.

     "Consolidated Net Income" for any period means the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by the Company or a Restricted Subsidiary of the Company in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Subsidiary of the Company except to the extent of the amount of dividends or other distributions actually paid to the Company or a Subsidiary of the Company by such Person during such period, (c) gains or losses on Asset Dispositions by the Company or its Restricted Subsidiaries, (d) all extraordinary gains and extraordinary losses, (e) the cumulative effect of changes in accounting principles, (f) non-recurring and other one-time non-operating expenses and
(g) the tax effect of any of the items described in clauses (a) through (f) above; provided, further, that for purposes of any determination pursuant to the provisions described under "Limitation on Restricted Payments", there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary of the Company that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary of the Company to the extent of such restriction.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person; provided that, with respect to the Company, adjustments following the date of the Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

     "Consolidated Tangible Assets" of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all Redeemable Stock issued by such Person, (viii) Preferred Stock of Restricted Subsidiaries of such Person held by Persons other than such Person or one of its Wholly Owned
Restricted  Subsidiaries,   (ix)  every  obligation  under  Interest  Rate,
Currency or Commodity Price Agreements of such Person and (x) every obligation of the type referred to in clauses (i) through (ix) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by
(a) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) thereof, excluding amounts representative of yield or interest earned on such investment, (b) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof and (c) any Permitted Interest Rate, Currency or Commodity Price Agreements shall be zero.

     "Designated Senior Debt" shall mean (i) the obligations of the Company under the Senior Bank Facility and (ii) any other Senior Debt of the Company permitted under the Indenture the principal amount of which at original issuance is $25 million or more and that has been designated by the Company as Designated Senior Debt.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or
(iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

     "Interest Rate, Currency or Commodity Price Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors filed with the Trustee; provided, however, that any reduction in such reserve following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the New Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

     "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of New Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of New Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain a description of the events requiring the Company to make the Offer to Purchase and any other information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender New Notes pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

          (2) the Expiration Date and the Purchase Date;

          (3) the aggregate principal amount of the Outstanding New Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Indenture provision requiring the Offer to Purchase) (the "Purchase Amount");

          (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of New Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

          (5) that the Holder may tender all or any portion of the New Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

          (6) the place or places where New Notes are to be surrendered for tender pursuant to the Offer to Purchase;

          (7) that interest on any New Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

          (8) that on the Purchase Date the Purchase Price will become due and payable upon each New Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          (9) that each Holder electing to tender a New Note pursuant to the Offer to Purchase will be required to surrender such New Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such New Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

          (10) that Holders will be entitled to withdraw all or any portion of New Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the New Note the Holder tendered, the certificate number of the New Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

          (11) that (a) if New Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such New Notes and (b) if New Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase New Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only New Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

          (12) that in the case of any Holder whose New Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such New Note without service charge, a new New Note or New Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the New Note so tendered.

     Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Permitted Holder" means each of Sony Pictures Entertainment Inc. and Universal Studios, Inc. and their respective Affiliates.

     "Permitted Interest Rate, Currency or Commodity Price Agreement" of any Person means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby, or in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations in the ordinary course of business relating to then existing financial obligations or then existing or sold production and not for purposes of speculation.

     "Permitted Investments" means (i) an Investment in the Company or a Restricted Subsidiary of the Company; (ii) an Investment in a Person, if such Person or a Subsidiary of such Person will, as a result of the making of such Investment and all other contemporaneous related transactions, become a Restricted Subsidiary of the Company or be merged or consolidated with or into or transfer or convey all or substantially all its assets to the Company or a Restricted Subsidiary of the Company; (iii) a Temporary Cash Investment; (iv) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with generally accepted accounting principles; (v) stock, obligations or securities received in settlement of debts owing to the Company or a Restricted Subsidiary of the Company as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection, enforcement or agreement in lieu of foreclosure of any Lien in favor of the Company or a Restricted Subsidiary of the Company; (vi) refundable construction advances made with respect to the construction of properties of a nature or type that are used in a business of or similar or related to the business of the Company or its Restricted Subsidiaries in the ordinary course of business; (vii) advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred, or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business; (viii) Investments in the Old Notes and the New Notes; (ix) any consolidation or merger of a Restricted Subsidiary of the Company to the extent otherwise permitted under the Indenture; (x) Investments in Permitted Interest Rate Currency or Commodity Price Agreements; (xi) entry into and Investments in joint ventures, partnerships and other Persons engaged or proposing to engage in the indoor motion picture exhibition business, provided that the amount of such Investment, valued at the time made, together with all Investments previously made pursuant to this clause
(xi), valued at the respective times made, shall not exceed 10% of the Consolidated Tangible Assets of the Company as of the last day of the full fiscal quarter ending immediately prior to the date of such Investment; and
(xii) other Investments not to exceed $20 million.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Qualifying Theater Assets" means all motion picture theaters (whether owned in fee or leased), all other motion picture theater assets, including, without limitation, theater furniture and fixtures, all real property acquired for the purpose of motion picture theater development or construction, and joint venture interests or partnership interests in Persons owning, leasing, developing or constructing motion picture theaters or principally engaged in the business of exhibiting motion pictures.

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

     "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

     "Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the final Stated Maturity of the New Notes; provided that "Redeemable Stock" shall not include any Capital Stock that is payable at maturity, or upon required redemption or redemption at the option of the holder thereof, or that is automatically convertible or exchangeable, solely in or into Common Stock of such Person.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the Outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.

     "Restricted Subsidiary" means any Subsidiary, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

     "Senior Bank Facility" means the Credit Agreement, dated as of May 14, 1998, among the Company, as borrower, the lenders listed therein, as lenders, Bankers Trust Company, as administrative agent and co-syndication agent and Bank of America NT&SA, The Bank of New York and Credit Suisse First Boston, as co-syndication agents, as it may be amended or restated from time to time, and any renewal, extension, refinancing, refunding or replacement thereof.

     "Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the New Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the New Notes exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the New Notes, upon notice by 25% or more in principal amount of the New Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the New Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the New Notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those described under "Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Company's repurchase of the New Notes required to be repurchased by the Company pursuant to the provisions described under "Change of Control").

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Temporary Cash Investments" means any Investment in the following kinds of instruments: (A) readily marketable obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America if, on the date of purchase or other acquisition of any such instrument by the Company or any Restricted Subsidiary of the Company, the remaining term to maturity or interest rate adjustment is not more than two years; (B) obligations (including, but not limited to, demand or time deposits, bankers'
acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia, provided that (1) such instrument has a final maturity not more than one year from the date of purchase thereof by the Company or any Restricted Subsidiary of the Company and (2) such depository institution or trust company has at the time of the Company's or such Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment,
(x)  capital,  surplus  and  undivided  profits  (as of the  date  of  such institution's most recently published financial statements) in excess of $100 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company's or such Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, are rated in the highest rating category of both Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. ("S&P"), and Moody's Investors Service, Inc. ("Moody's"); (C) commercial paper issued by any corporation, if such commercial paper has, at the time of the Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment credit ratings of at least A-1 by S&P and P-1 by Moody's; (D) money market mutual or similar funds having assets in excess of $100 million; (E) readily marketable debt obligations issued by any corporation, if at the time of the Company's or Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment (1) the remaining term to maturity is not more than two years and (2) such debt obligations are rated in one of the two highest rating categories of both S&P and Moody's; (F) demand or time deposit accounts used in the ordinary course of business with commercial banks the balances in which are at all times fully insured as to principal and interest by the Federal Deposit Insurance Corporation or any successor thereto; and (G) to the extent not otherwise included herein, Cash Equivalents. In the event that either S&P or Moody's ceases to publish ratings of the type provided herein, a replacement rating agency shall be selected by the Company with the consent of the Trustee, and in each case the rating of such replacement rating agency most nearly equivalent to the corresponding S&P or Moody's rating, as the case may be, shall be used for purposes hereof.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any New Note when due;
(b) failure to pay any interest on any New Note when due, continued for 30 days; (c) default in the payment of principal and interest on New Notes required to be purchased pursuant to an Offer to Purchase as described under "Change of Control" and "Limitation on Certain Asset Dispositions" when due and payable; (d) failure to perform or comply with the provisions described under "Merger, Consolidation and Certain Sales of Assets"; (e) failure to perform any other covenant or agreement of the Company under the Indenture or the New Notes continued for 60 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of Outstanding New Notes; (f) default under the terms of any instrument evidencing or securing Debt for money borrowed by the Company or any Restricted Subsidiary having an outstanding principal amount of $15 million individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness at final maturity after expiration of any applicable grace period; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Restricted Subsidiary in an amount in excess of $15 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Restricted Subsidiary. (ss. 501) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (ss. 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (ss. 512)

     If an Event of Default (other than an Event of Default described in Clause (h) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding New Notes may accelerate the maturity of all New Notes; provided, however, that so long as any Senior Debt under the Senior Bank Facility is outstanding, any such acceleration shall not be effective until the earlier of (a) five Business Days after notice of such acceleration is delivered to the Administrative Agent for the Senior Bank Facility and (b) the acceleration of any Senior Debt under the Senior Bank Facility; provided, further, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding New Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. Notwithstanding the foregoing, if an Event of Default specified in Clause (h) above occurs, the Outstanding New Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. (ss. 502) For information as to waiver of defaults, see "Modification and Waiver".

     No Holder of any New Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding New Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding New Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (ss. 507) However, such limitations do not apply to a suit instituted by a Holder of a New Note for enforcement of payment of the principal of and premium, if any, or interest on such New Note on or after the respective due dates expressed in such New Note. (ss. 508)

     The Company will be required to furnish to the Trustee quarterly a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (ss. 1019)

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will cease to be of further effect as to all outstanding New Notes (except as to (i) rights of registration of transfer and exchange and the Company's right of optional redemption, (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen New Notes, (iii) rights of Holders to receive payment of principal and interest on the New Notes, (iv) rights, obligations and immunities of the Trustee under the Indenture and (v) rights of the Holders of the New Notes as beneficiaries of the Indenture with respect to any property deposited with the Trustee payable to all or any of them), if (x) the Company will have paid or caused to be paid the principal of and interest on the Notes as and when the same will have become due and payable or (y) all outstanding New Notes (except lost, stolen or destroyed New Notes which have been replaced or paid) have been delivered to the Trustee for cancellation.

DEFEASANCE

     The Indenture provides that, at the option of the Company, (A) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding New Notes or (B) if applicable, the Company may omit to comply with certain restrictive covenants, that such omission shall not be deemed to be an Event of Default under the Indenture and the New Notes, in either case (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding New Notes. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that Holders of the New Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the New Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied. (Article 13)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding New Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding New Note affected thereby, (a) change the stated maturity of the principal of, or any installment of interest on, any New Note, (b) reduce the principal amount of, or the premium or interest on, any New Note, (c) change the place or currency of payment of principal of, or premium or interest on, any New Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any New Note,
(e) reduce the above-stated percentage of Outstanding New Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of Outstanding New Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified. (ss. 902)

     The Holders of a majority in aggregate principal amount of the Outstanding New Notes, on behalf of all Holders of New Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. (ss. 1020) Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding New Notes, on behalf of all Holders of New Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase. (ss. 513)

GOVERNING LAW

     The Indenture and the New Notes are governed by the laws of the State of New York.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (ss. 601)

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (ss.ss. 608, 613)

                            CERTAIN FEDERAL TAX
               CONSEQUENCES OF AN INVESTMENT IN THE NEW NOTES

     The  following  is a  summary  of  certain  U.S.  federal  income  tax consequences (and, in the case of Non-U.S. Holders (as defined below) certain U.S. federal estate tax consequences) of the acquisition, ownership and disposition of New Notes by investors that acquire New Notes in the Exchange Offer. This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to certain investors in light of their particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this Prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. The discussion below deals only with New Notes held as capital assets (generally, property held for investment) and does not address holders of New Notes that may be subject to special rules (including, without limitation, certain U.S. expatriates, financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities that elect mark-to-market accounting treatment, and persons who hold New Notes as part of a straddle, hedge, conversion or other integrated transaction). Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the New Notes that may be applicable to them.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     For purposes of the following discussion, a "U.S. Holder" means a beneficial owner of a New Note that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if, in general, the trust is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code.

     TAXATION OF STATED INTEREST. In general, stated interest paid on a New Note will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes.

     MARKET DISCOUNT AND BOND PREMIUM. If a U.S. Holder purchases a New Note (or purchased the Old Note for which the New Note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over the U.S. Holder's purchase price will be treated as "market discount." However, such market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the U.S. Holder purchased such New Note (or Old Note). Under the market discount rules of the Code, a U.S. Holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a New Note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, the U.S. Holder may be required to defer, until the maturity of the New Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such New Note (or the Old Note for which the New Note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of acquisition of the New Note (or Old Note for which the New Note was exchanged, as the case may be) to the maturity date of the New Note, unless the U.S. Holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. Holder may elect to include market discount currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the New Note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

     If a U.S. Holder purchases a New Note (or purchased the Old Note for which the New Note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the New Note, such holder will be considered to have purchased the New Note (or Old Note) with "bond premium" equal to the excess of the U.S. Holder's purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the New Note (or until an earlier call date if it resulted in a smaller amortizable bond premium). The amortized amount of such premium for a taxable year generally will be treated first as a reduction of interest on such New Note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. Holder's prior interest inclusions on such New Note, and finally as a carryforward allowable against the U.S. Holder's future interest inclusions on such New Note. Such election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

     DISPOSITIONS. Upon the sale, exchange or retirement of a New Note, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on such sale, exchange or retirement and such holder's adjusted tax basis in the New Note. A U.S. Holder's adjusted tax basis in a New Note will generally equal the cost of such New Note (or, in the case of a New Note acquired in exchange for an Old Note in the Exchange Offer, the tax basis of such Old Note, as discussed above under "Certain Federal Income Tax Consequences of the Exchange Offer"), increased by the amount of any market discount previously included in the U.S. Holder's gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to such New Note. Gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of a New Note generally will be capital gain or loss (except with respect to amounts received upon a disposition attributable to accrued but unpaid interest or accrued market discount not previously included in income, which in either case will be taxable as ordinary income). Such capital gain or loss will be long-term capital gain or loss if the New Note has been held for more than one year at the time of the disposition.

     BACKUP WITHHOLDING. In general, "backup withholding" at a rate of 31% may apply to payments of principal and interest made on a New Note, and to the proceeds of a sale or exchange of a New Note before maturity, that are made to a non-corporate U.S. Holder if such holder fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a U.S. Holder's U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

     For purposes of the following discussion, a "Non-U.S. Holder" is a beneficial owner of a New Note that is not, for U.S. federal income tax purposes, a U.S. Holder (as defined above). An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

     Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

          (i) payments of principal, premium (if any) and interest on a New Note by the Company or any agent of the Company to any Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that in the case of interest (1) the Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) the Non-U.S. Holder is not (x) a controlled foreign corporation that is related to the Company through sufficient stock ownership, or (y) a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (3) either (A) the beneficial owner of the New Note certifies to the Company or its agent, under penalties of perjury, that it is not a "United States person" (as defined in the Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the New Note on behalf of the beneficial owner certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by the financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

          (ii) a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain or income realized on the sale, exchange, redemption, retirement at maturity or other disposition of a New Note (provided that, in the case of proceeds representing accrued interest, the conditions described in paragraph (i) above are met) unless (1) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, or (2) such gain is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder, or if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by such Non-U.S. Holder; and

          (iii) a New Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of such individual's death if, at the time of such death, (1) the individual did not directly or indirectly, actually or constructively, own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, and (2) the income on the New Note would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

     If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the New Note is effectively connected with the conduct of such trade or business (or, if an income tax treaty applies, and the Non-U.S. Holder maintains a U.S. "permanent establishment" to which the interest is generally attributable), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph (i) (provided that such holder furnishes a properly executed United States Internal Revenue Service ("IRS") Form 4224 or successor form on or before any payment date to claim such exemption), may be subject to U.S. federal income tax on such interest on a net basis in the same manner as if it were a U.S. Holder.

     In addition, a foreign corporation that is a holder of a New Note may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a New Note or gain recognized on the disposition of a New Note will be included in earnings and profits if such interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

     Recently finalized Treasury Regulations generally effective for payments made after December 31, 1999 (the "Final Regulations") will provide alternative methods for satisfying the certification requirement described in paragraph (i)(3) above and will require a Non-U.S. Holder which provides an IRS Form 4224 or successor form (as discussed above), and may also require a Non-U.S. Holder claiming the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number. The Final Regulations generally also will require, in the case of a New Note held by a foreign partnership, that (x) the certification described in paragraph
(i)(3) above be provided by the partners and (y) the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a New Note if such holder has provided the required certification that it is not a United States person as set forth in paragraph (i) above, provided that neither the Company nor its agent has actual knowledge that the holder is a United States person. The Company or its agent may, however, report payments of interest on the New Notes. Payments of the proceeds from a disposition by a Non-U.S. Holder of a New Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply to such payments if the broker is (i) a United States person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or (iv) with respect to payments made after December 31, 1999, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business. Payments of the proceeds from a disposition by a Non-U.S. Holder of a New Note made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder would be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                            PLAN OF DISTRIBUTION

     Except as described below, (i) a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Notes, (ii) such broker-dealer would be deemed an underwriter in connection with such distribution and (iii) such broker-dealer would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. A broker-dealer may, however, receive New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes when such Old Notes were acquired as a result of market-making activities or other trading activities. Each such broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (other than an "affiliate" of the Company) in connection with resales of such New Notes. The Company has agreed to make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date or, earlier, if all New Notes have been disposed of by such broker-dealers.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the New Notes and any commissions or concessions received by an such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in a Letter of Transmittal for a period of 180 days after the Expiration Date or, earlier, if all New Notes have been disposed of by such broker-dealers. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers and dealers and transfer taxes and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The New Notes will constitute a new issue of securities with no established trading market and, accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. In addition, if a market for the New Notes develops, the market prices of the New Notes may be volatile. Factors such as fluctuations in the Company's earnings and cash flow, the difference between the Company's actual results and results expected by investors and analysts could cause the market prices of the New Notes to fluctuate substantially.

                         VALIDITY OF THE NEW NOTES

     The  validity  of the New Notes will be passed upon for the Company by
Fried,  Frank,  Harris,   Shriver  &  Jacobson  (a  partnership   including
professional corporations), New York, New York, counsel for the Company.


                                  EXPERTS

     The consolidated financial statements of Loews Cineplex and subsidiaries as of February 28, 1998 and 1997 and for each of the three fiscal years in the period ended February 28, 1998 and the financial statements of Loeks-Star Partners at February 26, 1998 and February 27, 1997 and for each of the three fiscal years in the period ended February 26, 1998, included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Cineplex Odeon Corporation as of December 31, 1997 and December 31, 1996 and for each of the years in the three year period ended December 31, 1997 have been included in this Prospectus in reliance upon the report of KPMG, independent chartered accountants, appearing elsewhere herein, and upon the authority of the said firm as experts in accounting and auditing.

                       INDEX TO FINANCIAL STATEMENTS



                                                                          PAGE
                                                                          ----
LOEWS CINEPLEX ENTERTAINMENT CORPORATION
Three Months ended May 31, 1998 and May 31, 1997
   Unaudited Condensed Consolidated Balance Sheets ........................F-2
   Unaudited Condensed Consolidated Statements of Operations...............F-3
   Unaudited Condensed Consolidated Statements of Cash Flows...............F-4
   Notes to Unaudited Condensed Consolidated Financial Statements .........F-5

Three years ended February 28, 1998, February 28, 1997
     and February 29, 1996
   Report of Independent Accountants......................................F-12
   Consolidated Balance Sheet.............................................F-13
   Consolidated Statement of Operations...................................F-14
   Consolidated Statement of Changes in Stockholder's Equity..............F-15
   Consolidated Statement of Cash Flows...................................F-16
   Notes to Consolidated Financial Statements.............................F-17

LOEKS-STAR PARTNERS
   Three year periods ending February 26, 1998, February 27, 1997 and February 29, 1996
   Report of Independent Accountants......................................F-28
   Balance Sheet..........................................................F-29
   Statements of Income...................................................F-30
   Statements of Partners' Capital........................................F-31
   Statements of Cash Flows...............................................F-32
   Notes to Financial Statements..........................................F-33

CINEPLEX ODEON CORPORATION
   Three years ended December 31, 1997, 1996 and 1995
   Independent Auditors' Report...........................................F-37
   Consolidated Balance Sheet.............................................F-38
   Consolidated Income Statement..........................................F-39
   Consolidated Statement of Changes in Cash Resources....................F-40
   Consolidated Statement of Changes in Shareholders' Equity..............F-41
   Notes to the Consolidated Financial Statements.........................F-42

Three month periods ended March 31, 1998 and 1997 (unaudited)
   Consolidated Balance Sheet.............................................F-54
   Consolidated Income Statement..........................................F-55
   Consolidated Statement of Changes in Cash Resources....................F-56
   Notes to the Consolidated Financial Statements.........................F-57

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION

              UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
        (ALL AMOUNTS IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE DATA)


                                                                 FEBRUARY 28,
                                                    MAY 31, 1998      1998
                                                    ------------  -----------
                                                    (UNAUDITED)

                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents.....................     $    37,785  $     9,064
  Accounts receivable...........................          15,374        5,479
  Inventories...................................           4,659        1,146
  Prepaid expenses and other current assets.....          14,114        2,520
                                                     -----------  -----------
     TOTAL CURRENT ASSETS.......................          71,932       18,209
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET.........       1,180,376      609,152
EXCESS PURCHASE PRICE...........................         224,304           --
OTHER ASSETS
  Long-term investments and advances to
   partnerships.................................          28,941       31,763
  Goodwill, net.................................          83,913       53,143
  Other intangible assets, net..................           6,503        6,005
  Deferred charges and other assets.............          21,318       10,279
                                                     -----------  -----------
     TOTAL ASSETS...............................     $ 1,617,287  $   728,551
                                                     ===========  ===========
      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses.........     $   230,471  $    62,934
  Due to Sony affiliates........................              --        3,810
  Deferred revenue..............................          22,122           --
  Current maturities of long-term debt and
   other obligations............................           9,785          770
                                                     -----------  -----------
TOTAL CURRENT LIABILITIES.......................         262,378       67,514
DEFERRED INCOME TAXES...........................          16,174       18,299
LONG-TERM DEBT AND OTHER OBLIGATIONS............         720,056       10,513
DEBT DUE TO SONY AFFILIATES.....................              --      292,523
PENSION AND OTHER POSTRETIREMENT OBLIGATIONS....           9,668        3,791
OTHER LIABILITIES...............................          13,743       11,400
                                                     -----------  -----------
     TOTAL LIABILITIES..........................       1,022,019      404,040
                                                     -----------  -----------
COMMITMENTS AND CONTINGENCIES (Note 13).........
STOCKHOLDERS' EQUITY............................
  Common stock ($.01 par value, 300,000,000
   shares authorized; 44,079,924 shares issued
   and outstanding at May 31, 1998 and
   19,270,321 shares issued and outstanding at
   February 28, 1998)...........................             441          193
  Common stock-Class A non-voting ($.01 par
   value, 10,000,000 authorized; 1,202,486
   shares issued and outstanding at May 31,
   1998 and February 28, 1998)..................              12           12
  Common stock-Class B non-voting ($.01 par
   value, 10,000,000 shares authorized; 84,000
   shares issued and outstanding at May 31,
   1998 and nil issued and outstanding at
   February 28, 1998)...........................               1           --
  Additional paid-in capital....................         591,613      299,277
  Retained earnings.............................           3,201       25,029
                                                     -----------  -----------
     TOTAL STOCKHOLDERS' EQUITY.................         595,268      324,511
                                                     -----------  -----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.     $ 1,617,287  $   728,551
                                                     ===========  ===========


 The accompanying notes are an integral part of these unaudited consolidated financial statements.

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION

         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (ALL AMOUNTS IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE DATA)

                                                     FOR THE THREE MONTHS ENDED
                                                    ---------------------------
                                                        MAY 31,
                                                        1998 (B)  MAY 31, 1997
                                                    ------------  ------------
REVENUES
  Admissions.....................................     $   83,207    $   67,370
  Concessions....................................         31,170        23,486
  Other..........................................          3,437         2,360
                                                      ----------    ----------
                                                         117,814        93,216
                                                      ----------    ----------
EXPENSES
  Theatre operations and other expenses..........         85,115        67,400
  Cost of concessions............................          4,828         3,695
  General and administrative.....................          7,946         5,937
  Depreciation and amortization..................         14,681        12,597
                                                      ----------    ----------
                                                         112,570        89,629
                                                      ----------    ----------
INCOME FROM OPERATIONS...........................          5,244         3,587
INTEREST EXPENSE.................................          6,106         3,622
                                                      ----------    ----------
LOSS BEFORE INCOME TAXES.........................           (862)          (35)
INCOME TAX (BENEFIT)/ EXPENSE....................           (119)          365
                                                      ----------    ----------
NET LOSS.........................................     $     (743)   $     (400)
                                                      ==========    ==========
  Weighted Average Shares Outstanding--basic (A)..     24,619,805    20,472,807
  Weighted Average Shares Outstanding--diluted (A)     24,984,549    20,472,807
  Loss per Share--basic...........................     $    (.03)    $    (.02)
                                                      ==========    ==========
  Loss per Share--diluted.........................     $    (.03)    $    (.02)
                                                      ==========    ==========

--------------------------------------------------
(A) The quarter ended May 31, 1997 has been restated to reflect a stock dividend declared on February 5, 1998.

(B) Includes the operating results of Cineplex Odeon Corporation from May 15, 1998 through May 31, 1998.





The accompanying notes are an integral part of these unaudited consolidated financial statements.

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION

         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (ALL AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

                                                         FOR THE THREE
                                                          MONTHS ENDED
                                                   ---------------------------
                                                      MAY 31,      MAY 31,
                                                       1998          1997
                                                   ------------- -------------

OPERATING ACTIVITIES
  Net loss.....................................     $      (743)  $      (400)
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
   Depreciation and amortization...............          14,681        12,597
   Equity earnings from long-term investments,             (514)          640
     net of distributions received.............

  Changes in operating assets and liabilities:
   Decrease in deferred taxes..................          (2,125)         (953)
   (Increase)/decrease in accounts receivable..             291           491
   Increase/(decrease) in accounts payable and
     accrued expenses..........................          12,030        (1,652)
   Increase/(decrease) in other operating
     assets and liabilities, net...............           3,672          (749)
                                                   ------------- -------------

NET CASH PROVIDED BY OPERATING ACTIVITIES......          27,292         9,974
                                                   ------------- -------------
INVESTING ACTIVITIES
  Repayments/(borrowings) from partnerships....           5,994        (3,556)
  Investments in partnerships..................          (2,658)           --
  Capital expenditures.........................         (16,117)       (5,404)
  Merger related costs.........................          (5,809)           --
                                                   ------------- -------------
NET CASH USED IN INVESTING ACTIVITIES..........         (18,590)       (8,960)
                                                   ------------- -------------
FINANCING ACTIVITIES
  (Repayment)/borrowing of debt due to Sony
   affiliates..................................        (299,487)       10,535
  Proceeds from bank credit facility...........         500,000            --
  Repayment of long-term debt..................        (179,294)          (86)
  Proceeds on exercise of stock options........             351            --
  Deferred financing fees from bank credit
   facility....................................          (5,943)           --
  Dividend paid to Sony affiliate on
   Combination.................................         (80,108)           --
  Proceeds from issuance of common stock to
   Universal on Combination....................           84,500           --
                                                   ------------- -------------

NET CASH PROVIDED BY FINANCING ACTIVITIES......          20,019        10,449
                                                   ------------- -------------
INCREASE IN CASH AND CASH EQUIVALENTS..........          28,721        11,463
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD.......................................           9,064         2,160
                                                   ------------- ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.....     $    37,785   $    13,623
                                                   ============= ============
Supplemental Cash Flow Information:
     Income taxes paid, net of refunds
      received.................................     $       600   $       917
     Interest paid (including $6,942 and           ============= ============
      $6,609 paid to Sony affiliates)..........     $     9,121   $     6,861
                                                   ============= ============


     The accompanying notes are an integral part of these unaudited consolidated financial statements.

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION

       NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (ALL DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA OR AS OTHERWISE NOTED)

NOTE 1--THE COMPANY AND BASIS OF PRESENTATION

     Loews Cineplex Entertainment Corporation ("LCP" or the "Company", formerly LTM Holdings, Inc.), is a major motion picture theatre exhibition company with operations in North America and Europe. The Company conducts business under the Loews Theatres, Sony Theatres, Cineplex Odeon Theatres, Star Theatres, Magic Johnson Theatres and Yelmo Cineplex Theatres marquees. As of May 31, 1998, LCP owns, or has interests in, and operates 2,794 screens at 450 theatres in 22 states and the District of Columbia, 6 Canadian provinces, Hungary and Turkey. The Company's principal markets include New York, Boston, Chicago, Baltimore, Dallas, Houston, Detroit, Los Angeles, Seattle, Washington D.C., Toronto, Montreal and Vancouver. The Company holds a 50% partnership interest in each of the Loeks-Star Theatres ("LST") and Magic Johnson Theatres ("MJT") partnerships. LST and MJT hold interests in and operate 12 locations, comprising a total of 149 screens. Screens and locations for the partnerships are included in the Company amounts referred to above. Since June 10, 1998, the Company also has a 50% interest in 108 screens in 13 theatre locations in Spain through a joint venture with Yelmo Films S.A., called Yelmo Cineplex de Espana.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information; therefore, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The business combination with Cineplex Odeon has been accounted for under the purchase method of accounting, and, therefore, the unaudited consolidated financial statements include the operating results of Cineplex Odeon Corporation from the date of combination (May 15, 1998) to May 31, 1998. Operating results for the three months ended May 31, 1998 are not necessarily indicative of the results that may be expected for the year ending February 28, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended February 28, 1998.

NOTE 2--BUSINESS COMBINATION

     On May 14, 1998, pursuant to the Amended and Restated Master Agreement (the "Master Agreement") dated September 30, 1997, LTM Holdings, Inc. and Cineplex Odeon Corporation ("Cineplex" or "Cineplex Odeon"), another motion picture exhibitor with operations in the U.S. and Canada, combined (the "Combination"). As called for in the Master Agreement, on the date of the Combination, the outstanding common shares of Cineplex Odeon were exchanged for LCP shares on a ten for one basis.

     At the closing of the Combination, the Company issued 7,264,642 shares of Common Stock and 80,000 shares of Class B Non-Voting Common Stock to Universal Studios, Inc. ("Universal"), 4,324,003 shares of Common Stock and 4,000 shares of Class B Non-Voting Common Stock to the Charles Rosner
Bronfman Family Trust and certain related shareholders (the "Claridge Group") and 6,111,269 shares of common stock to the other shareholders of record of Cineplex Odeon Corporation, for an aggregate value of approximately $266.8 million, in exchange for the outstanding shares of Cineplex Odeon Corporation and its wholly-owned subsidiary, Plitt Theatres, Inc. In addition, the Company issued 4,426,607 shares of common stock to Universal for consideration of $84.5 million as required under a subscription agreement and 2,664,304 shares of common stock in connection with the transfer by Sony Pictures Entertainment Inc. ("SPE") of its interest in Star Theatres of Michigan, Inc. ("Star") and S&J Theatres, Inc. ("S&J") to the Company.

     As a result of the Combination, SPE, Universal, the Claridge Group and others own 51.1% (49.9% voting common stock), 26.0% (26.6% voting common stock), 9.6% and 13.3%, respectively, of LCP common stock.

     The Combination has been accounted for under the purchase method of accounting and, accordingly, the cost to acquire Cineplex Odeon will be allocated to the assets acquired and liabilities assumed of Cineplex Odeon based on their respective fair values, with the excess to be allocated to goodwill. The Company has arranged for an independent valuation and other studies required to determine the fair value of the assets acquired and liabilities assumed. These valuations and studies have not been completed and, accordingly, the balances reflected in the unaudited consolidated statement of financial position as of May 31, 1998 are preliminary and subject to further revision and adjustments. For purposes of these unaudited financial statements, the carrying value of the Cineplex Odeon net assets acquired was assumed to approximate fair value. Therefore, the $224.3 million of excess purchase price over the historical net book value of the net assets of Cineplex Odeon (excluding $31 million of historical goodwill) has been classified on the unaudited balance sheet as Excess Purchase Price and the related amortization expense reflected in the unaudited consolidated statement of operations and the following unaudited pro forma results of operations for the three months ended May 31, 1998 has been recorded on a straight line basis over a forty year period.

     Upon completion of the determination of fair value, the Excess Purchase Price will be allocated to specific assets and liabilities of Cineplex Odeon. It is anticipated that there will be reductions in the carrying value associated with certain assets, and alternatively the fair value of certain other assets and liabilities may exceed carrying value. Accordingly, the final valuation could result in materially different amounts and allocations of Excess Purchase Price from the amounts and allocations reflected in the following unaudited pro forma results of operations and the unaudited consolidated financial statements, primarily between goodwill, property, equipment and leaseholds and certain liabilities resulting in corresponding changes in depreciation and amortization amounts. For every one million dollars of Excess Purchase Price allocated to fixed assets, depreciation and amortization will increase $25 annually (assuming an average 20 year service life for fixed assets and straight line depreciation). Based on preliminary estimates of fair value related to certain assets and liabilities, additional Excess Purchase Price of between $100 million and $150 million could result at the conclusion of the valuation. The Company currently anticipates that the necessary valuations and related allocations will be completed by the end of fiscal 1999.

     The unaudited condensed pro forma results of operations presented below assumes that the Combination occurred at the beginning of each period presented. The unaudited pro forma information is not necessarily indicative of the combined results of operations of LCP and Cineplex Odeon that would have occurred if the transaction had occurred on the dates previously indicated nor are they necessarily indicative of future operating results of the combined company.


                                                     THREE MONTHS ENDED
                                               ---------------------------
                                                MAY 31, 1998  MAY 31, 1997
                                               ------------- -------------

Revenues....................................... $   214,325   $   228,358
                                               ============= =============
Net loss....................................... $   (14,536)  $    (8,310)
                                               ============= =============
Net loss per common share...................... $     (0.32)  $     (0.18)
                                               ============= =============

NOTE 3--ACCOUNTS RECEIVABLE

     As of May 31, 1998, accounts receivable consisted of trade receivables of $12,248 and other receivables of $3,126. As of February 28, 1998, accounts receivable consisted of trade receivables of $1,885 and other receivables of $3,594.

NOTE 4--PROPERTY, EQUIPMENT AND LEASEHOLDS

     Property, equipment and leaseholds totaled $1,180,376 and $609,152 as of May 31, 1998 and February 28, 1998, respectively. The increase experienced during the period is primarily due to the inclusion of the net book value of the property, equipment and leaseholds of Cineplex Odeon Corporation in conjunction with the Combination. As more fully described in
Note 2, for purposes of these unaudited consolidated financial statements, the historical carrying value of Cineplex Odeon property, equipment and leaseholds was assumed to approximate fair value and is subject to further revision and adjustment.

NOTE 5--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of:

                                                         MAY 31,   FEBRUARY 28,
                                                          1998        1998
                                                      ------------ ------------
    Accounts payable--trade...........................  $   80,973  $    36,924
    Accrued expenses and other.......................      149,498  $    26,010
                                                      ------------ ------------
                                                        $  230,471  $    62,934
                                                      ============ ============

NOTE 6--LONG-TERM DEBT AND OTHER OBLIGATIONS

   Long-term debt and other obligations consist of:

                                                        MAY 31,    FEBRUARY 28,
                                                          1998         1998
                                                      ------------ ------------
    Mortgages payable-Non-recourse, payable from
      1998 through 2008. Interest rates from
      5.61% to 11.5%.............................    $    27,373  $       250
    Capitalized lease obligations payable in
      various amounts through 2017. Interest
      rates range from 8% to 16%.................         29,468       11,033
    Bankers Trust revolving credit facility of
      up to $750,000, with interest at Base Rate
      (as defined) (8.5% at May 31, 1998) due
      2003.......................................        473,000           --
    Plitt Theatres, Inc. Senior Subordinated
      Notes with interest at 10.875% due 2004....        200,000           --
                                                    ------------ ------------
                                                         729,841       11,283
    Less: Current maturities.....................          9,785          770
                                                    ------------ ------------
                                                     $   720,056  $    10,513
                                                    ============ ============

     On May 14, 1998, in connection with the Combination, the Company entered into a $1 billion senior credit facility with Bankers Trust Company, as administrative agent. The new credit facility has been used to repay all intercompany amounts due to Sony Corporation of America and affiliates and has replaced Cineplex Odeon's existing credit facility. This credit facility is comprised of a $750 million senior secured revolving credit facility, secured by substantially all of the assets of LCP and its subsidiaries, and a $250 million uncommitted facility. The credit facility bears interest, at a rate of either the current prime rate as offered by Bankers Trust Company or an Adjusted Eurodollar rate plus an applicable margin based on the Company's Leverage Ratio (as defined). The senior credit facility includes various financial covenants, including a leverage test and interest coverage test, as well as customary restrictive covenants, including: (i) limitations on indebtedness, (ii) limitations on dividends and other payment restrictions, (iii) limitations on asset sales,
(iv) limitations on transactions with affiliates, (v) limitations on the issuance and sale of capital stock of subsidiaries, (vi) limitations on lines of business, (vii) limitations on merger, consolidation or sale of assets and (viii) certain reporting requirements. The Company's initial borrowing under the new credit facility to fund the aforementioned transactions at the time of closing was $500 million.

     The Company's revolving credit facility and Plitt Theatres, Inc. note indenture contain certain covenants including those related to the maintenance of maximum leverage ratios and a minimum debt service coverage ratio, as defined by the agreements.

     At February 28, 1998, the Company had debt due to a Sony Corporation of America affiliate totaling $296,333 carrying an interest rate of 5.9%. Concurrently with the closing of the Combination the Company repaid this debt on May 14, 1998.

NOTE 7--STOCKHOLDERS' EQUITY

     The following table reconciles the Company's stockholders' equity for the period from February 28, 1998 to May 31, 1998.


                                           CLASS A            CLASS B
                                           NON-               NON-                 ADDITIONAL
                  VOTING                   VOTING             VOTING               PAID-IN        RETAINED
                  SHARES        AMOUNT     SHARES    AMOUNT   SHARES     AMOUNT    CAPITAL        EARNINGS
                 -----------   --------   --------  -------   --------   -------   ------------   ----------


Balances,
  February
  28, 1998....   19,270,321   $  193     1,202,486  $   12        --       $  --  $   299,277    $  25,029
Net loss
  through
  May 14, 1998           --       --            --      --        --          --           --       (3,944)
Exchange of
  existing
  Cineplex
  Odeon
  shares in
  conjunction
  with the
  Combination.  17,699,914      177            --      --    84,000            1      266,579           --
Issuance of
  shares to
  Universal
  under a
  subscription
  agreement...   4,426,607       44            --      --        --           --       84,456           --
Issuance of
  shares to
  Sony
  affiliates
  for Star
  Theatres
  and S&J
  Theatres....  2,664,304        27            --      --        --           --          (27)          --
Stock Options
  Exercise....      18,778        --            --      --        --          --          351           --
Dividend to
  Sony
  affiliate...          --        --            --      --        --          --      (59,023)     (21,085)
                 ----------   ------    ----------  ------    ------       -----   ----------       -------
                 44,079,924      441     1,202,486      12    84,000           1      591,613           --
Results from
  May 14, to
  May 31, 1998           --       --            --      --        --          --           --        3,201
                 ----------   ------    ----------  ------    ------       -----   ----------       ------
Balance at
  May 31, 1998    44,079,92   $  441    1,202,486   $   12    84,000       $   1   $  591,613       $3,201
                 ==========   ======    ==========  ======    ======       =====   ==========       ======



NOTE 8--LEASES

     The Company conducts a significant part of its operations in leased premises. Leases generally provide for minimum rentals plus percentage rentals based upon sales volume and also require the tenant to pay a portion of real estate taxes and other property operating expenses. Lease terms generally range from 20 to 40 years and contain various renewal options, generally in intervals of 5 to 10 years.

     Future minimum rental commitments at May 31, 1998 and February 28, 1998, related to operating and capital leases, having an initial or remaining noncancelable lease term of one or more years, aggregated $1,838,309 and $521,469, respectively. The increase in future minimum lease commitments experienced during the period was primarily due to the inclusion of the Cineplex Odeon commitments assumed as a result of the consummation of the Combination.

NOTE 9--EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated, to conform with the requirements of SFAS No. 128. A reconciliation of the number of shares used in the computations for basic and diluted net loss per share is as follows:

                                            THREE MONTHS ENDED MAY 31, 1998
                                          -------------------------------------
                                            INCOME       SHARES    PER SHARE
                                          (NUMERATOR) (DENOMINATOR) AMOUNT
                                          ----------  -----------  ------------

Basic EPS net loss applicable to common    ($  743)   24,619,805   ($  0.03)
stock....................................
Effect of dilutive securities............       --       364,744         --
                                          ----------  -----------  ------------
Diluted EPS net loss.....................  ($  743)   24,984,549   ($  0.03)
                                          ==========  ===========  ============

                                            THREE MONTHS ENDED MAY 31, 1997
                                          -------------------------------------
                                            INCOME      SHARES     PER SHARE
                                          (NUMERATOR) (DENOMINATOR) AMOUNT
                                          ----------  -----------  ------------
Basic EPS net loss applicable to common    ($  400)   20,472,807   ($  0.02)
  stock..................................
Effect of dilutive securities............       --           --           --
                                          ----------  -----------  ------------
Diluted EPS net loss.....................  ($  400)   20,472,807   ($  0.02)
                                          ==========  ===========  ============

NOTE 10--STOCK OPTIONS

     Pursuant to the Combination, the Company has converted the outstanding Cineplex Odeon stock options as of May 14, 1998 into the Company's stock options. As a result, the Company has a total of 3,413,633 stock options at a weighted average exercise price of $13.05 outstanding at May 31, 1998. Of the total options outstanding as of that date a total of 1,526,360 are currently exercisable.

NOTE 11--NEW ACCOUNTING PRONOUNCEMENT

     The following new pronouncement has been issued but is not yet effective:

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity," is effective for all the Company's fiscal quarters for all fiscal years beginning February 28, 2000. This statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that the Company recognize those items as assets or liabilities in the statement of financial position and measure them at fair value.

     The Company expects to adopt the above standard when required and does not believe that it will have a significant impact on its financial position or operating results.

NOTE 12--SUBSEQUENT EVENTS

     Plitt Tender Offer

     As a result of the Combination, Plitt Theatres, Inc. ("Plitt"), Cineplex Odeon's U.S. theatre group became a wholly owned subsidiary of the Company. Plitt has outstanding $200 million aggregate principal amount of its 10 7/8% Senior Subordinated Notes due 2004 (the "Plitt Notes"). Additionally, a "change of control" was triggered under provisions of the indenture under which the Plitt Notes were issued (the "Plitt Indenture"). Accordingly, on June 15, 1998, Plitt commenced an offer to purchase (the "Change of Control Offer") any and all of the Plitt Notes for cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest to (but excluding) the date of purchase.

     On June 15, 1998, Plitt commenced an at-the-market tender offer and consent solicitation (the "At-the-Market Offer" and, together with the Change of Control Offer, the "Plitt Note Repurchase") for any and all outstanding Plitt Notes. Under the terms of the At-the-Market Offer, as amended on June 26, 1998, Plitt has offered to purchase the outstanding Plitt Notes for cash at a purchase price to be determined by reference to a fixed spread of 55 basis points over the yield to maturity of the United States Treasury 6.25% Bonds due May 31, 1999 (the "Reference Security") on the second business day preceding the expiration date of the At-the-Market Offer (the "Rate Date"), plus accrued and unpaid interest to (but excluding) the date of payment. The consent solicitation sought noteholder approval to amend the indenture in order to eliminate substantially all of the restrictive covenants contained in the indenture. The consent solicitation expired on July 1, 1998, when a supplemental indenture effecting the proposed amendments was executed. On July 2, 1998, the Company announced that the holders of more than 95% of the outstanding principal amount of the Plitt Notes consented, in connection with the at-the-market offer, to the above mentioned amendments. However, the proposed amendments will only become operative upon consummation of the At-the-Market Offer. The At-the-Market Offer, which expires on August 4, 1998, is subject to various conditions, including no event continuing that could materially impair the benefits to the Company of the offer and consent solicitation contemplated at the time that the offer was commenced.

     Equity Offering

     On June 15, 1998, the Company filed a Registration Statement on Form S-1 under the Securities Act of 1933 offering to sell 10 million shares of Common Stock, plus up to an additional 1.5 million shares under an over-allotment option to be granted to the underwriters.

     If the offering is consummated, the Company may be obligated to issue additional shares of Common Stock to Universal for no additional consideration pursuant to anti-dilution provisions in the Company's subscription agreement with Universal.

     Debt Offering

     On June 17, 1998, the Company commenced an offering of $200 million aggregate principal amount of Senior Subordinated Notes due 2008 to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933.

     Subsequent Events - August

     As a result of the consummation of the Combination, Loews Cineplex was obligated to offer to purchase the outstanding Plitt Notes for a price equal to 101% of the outstanding principal amount plus accrued and unpaid interest. In order to satisfy this requirement and retire the Plitt Notes, on June 15, 1998, Plitt commenced the At-the-Market Offer, which terminated on August 4, 1998. Pursuant to the At-the-Market Offer, Plitt purchased 97% of the outstanding Plitt Notes for $216 million or 109.261% of the outstanding principal amount of the Plitt Notes, plus accrued and unpaid interest, leaving approximately $6 million of the Plitt Notes outstanding. In connection with closing the Combination, the Company guaranteed the Plitt Notes on a senior subordinated basis, and Cineplex Odeon was released from its guarantee of the Plitt Notes.

     On August 5, 1998, the Company simultaneously completed a public offering of 10 million shares of its common stock at a price of $11 a share and the issuance of $300 million of 8 7/8% Senior Subordinated Notes due 2008 through a private placement. The Company used $215.7 million of the proceeds from these offerings to acquire the Plitt Notes and the remaining amount to reduce Bank Credit Facilities and pay fees and expenses associated with these offerings.

     Under the terms of an agreement with the DOJ, which was entered into in connection with its approval of the Combination, the Company agreed to divest 25 theatres, representing 85 screens in the New York and Chicago areas. The sale of these theatres is subject to approval by the DOJ. On August 27, 1998, the Company announced that it had reached an agreement to sell 31 theatres in the New York City, Chicago and suburban New York areas for $92 million to Cablevision, one of the nation's leading telecommunications and entertainment companies, subject to certain conditions, including DOJ approval. The Company is in discussions with Cablevision regarding obtaining DOJ approval. These 31 theatres include an additional seven theatres, representing 21 screens, in the suburban New York area, which will be sold, subject to certain conditions, in a separate transaction unrelated to the agreement with the DOJ. The theatres being sold represent approximately 3.6% of the Company's total screens and 6.8% of total box office receipts on an annual basis. Proceeds from the sale are expected to be used to reduce borrowings under the Bank Credit Facilities and for general corporate purposes. Subject to DOJ approval, the Company expects to close these transactions in the third quarter ending November 30, 1998.

     Two of the Company's leased drive-in motion picture theaters in the State of Illinois are located on properties on which certain third parties disposed of substantial quantities of auto shredder residue and other debris. Such materials may contain hazardous substances. With respect to one of these sites, located in Cicero, Illinois, the Company has been named as one of two defendants in a lawsuit commenced in August 1998 by the Illinois Attorney General's Office at the request of the Illinois Environmental Protection Agency. The action was brought pursuant to the Illinois Environmental Protection Act and alleges, among other things, that the Company caused or allowed the disposal of certain wastes bearing hazardous substances on the theater property. The action seeks civil penalties and various forms of equitable relief, including the removal of all wastes allegedly present at the property, soil and groundwater testing and remediation, if necessary. The Company's range of liability with respect to this action cannot be precisely estimated at this time due to several unknown factors, including the scope of contamination at the theater property, the allocation of such liability, if any, to other responsible parties, and the ability of such parties to satisfy their share of such liability. The Company has accrued an amount that it believes represents the minimum amount of the Company's potential liability relating to the action. The Company will continue to evaluate future information and developments with respect to conditions at the theater property and will periodically reassess any liability and adjust its accrual accordingly. Based on the foregoing, there can be no assurance that the Company's liability in connection with this action will not be material.

NOTE 13--COMMITMENTS AND CONTINGENCIES

     The Company has entered into commitments for the future development and construction of theatre properties aggregating approximately $290.0 million (including letters of credit in the amount of $23.1 million). The Company has also guaranteed an additional $45.4 million related to obligations under lease agreements entered into by MJT. The Company is of the opinion that MJT will be able to perform under its respective obligations and that no payment will be required and no losses will be incurred under these guarantees.

     Additionally, the Company is committed, under the terms of the joint venture agreement dated June 10, 1998 with Yelmo Films S.A., to provide funding for the future development and construction of theatre properties aggregating up to approximately $50 million. This acquisition will be accounted for under the purchase method of accounting and the operating results of the joint venture will be included from the date of acquisition.

     The Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. It is the opinion of management that any liability to the Company which may arise as a result of these matters will not have a material adverse effect on its financial condition.

                                          1177 Avenue of the Americas
                                          New York, NY 10036
                                          Telephone 212 596 7000
                                          Facsimile  212 596 8910




PRICE WATERHOUSE LLP


                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Loews Cineplex
Entertainment Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Loews Cineplex Entertainment Corporation and its subsidiaries at February 28, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


     /s/ Price Waterhouse LLP


New York, New York
May 21, 1998

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                       (FORMERLY LTM HOLDINGS, INC.)

                         CONSOLIDATED BALANCE SHEET
          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                           FEBRUARY 28,
                                                   ---------------------------
                                                         1998          1997
                                                   -------------    ----------
                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents......................     $    9,064    $    2,160
  Accounts receivable............................          5,479         4,437
  Inventories....................................          1,146         1,455
  Prepaid expenses and other current assets......          2,520         2,235
                                                   -------------    ----------
     TOTAL CURRENT ASSETS........................         18,209        10,287
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET..........        609,152       613,692
OTHER ASSETS
  Long-term investments and advances to
   partnerships..................................         31,763        23,642
  Goodwill (less accumulated amortization of
   $17,989 in 1998 and $16,200 in 1997)..........         53,143        54,932
  Other intangible assets (less accumulated
   amortization of $3,165 in 1998 and
   $3,088 in 1997)...............................          6,005         6,340
  Deferred charges and other assets..............         10,279        12,479
                                                   -------------    ----------
     TOTAL ASSETS................................     $  728,551    $  721,372
                                                   =============    ==========
      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses..........     $   62,934    $   55,685
  Due to SCA affiliates..........................          3,810         1,323
  Current maturities of long-term debt and other
   obligations...................................            770           508
                                                   -------------    ----------
     TOTAL CURRENT LIABILITIES...................         67,514        57,516
DEFERRED INCOME TAXES............................         18,299        22,111
LONG-TERM DEBT AND OTHER OBLIGATIONS.............         10,513        11,284
DEBT DUE TO SCA AFFILIATES.......................        292,523       293,227
ACCRUED POST RETIREMENT BENEFITS.................          3,791         3,483
OTHER LIABILITIES................................         11,400         9,101
                                                   -------------    ----------
     TOTAL LIABILITIES...........................        404,040       396,722
                                                   -------------    ----------
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDER'S EQUITY
  Common stock ($.01 par value, 25,000,000
   shares authorized; 19,270,321 shares issued
   and outstanding in 1998 and $200 par value
   1,000 shares authorized; 972.75 issued and
   outstanding in 1997)..........................            193           195
  Common stock--Class A non-voting ($.01 par
   value, 10,000,000 shares authorized,
   1,202,486 shares issued and outstanding in
   1998; no shares authorized in 1997)...........             12            --
  Additional paid-in capital.....................        299,277       299,082
  Retained earnings..............................         25,029        25,373
                                                   -------------    ----------
     TOTAL STOCKHOLDER'S EQUITY..................        324,511       324,650
                                                   -------------    ----------
     TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..     $  728,551    $  721,372
                                                   =============    ==========

                The accompanying notes are an integral part of these consolidated financial statements.

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                       (FORMERLY LTM HOLDINGS, INC.)

                    CONSOLIDATED STATEMENT OF OPERATIONS
          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                   FOR THE YEARS ENDED
                                          -------------------------------------
                                            FEBRUARY    FEBRUARY    FEBRUARY
                                               28,         28,         29,
                                              1998        1997        1996
                                          ------------  ----------  -----------
REVENUES
  Admissions.............................   $  296,933  $  273,498  $  264,585
  Concessions............................      104,009      90,643      84,358
  Other..................................       12,568      11,204      10,153
                                          ------------  ----------  -----------
                                               413,510     375,345     359,096
                                          ------------  ----------  -----------
EXPENSES
  Theatre operations and other expenses..      291,421     266,846     261,286
  Cost of concessions....................       16,147      15,634      16,089
  General and administrative.............       28,917      21,447      20,282
  Depreciation and amortization..........       52,307      44,576      41,273
  Loss on sale/disposals of theatres.....        7,787       9,951       7,249
                                          ------------  ----------  -----------
                                               396,579     358,454     346,179
                                          ------------  ----------  -----------
INCOME FROM OPERATIONS...................       16,931      16,891      12,917
INTEREST EXPENSE.........................       14,319      14,776      15,376
                                          ------------  ----------  -----------
INCOME/(LOSS) BEFORE INCOME TAXES........        2,612       2,115      (2,459)
INCOME TAX EXPENSE.......................        2,751       2,295         309
                                          ------------  ----------  -----------
NET LOSS.................................   $     (139) $     (180) $   (2,768)
                                          ============  ==========  ===========
  Weighted Average Shares
   Outstanding--basic (A).................  20,472,807  20,472,807  20,472,807
                                          ============  ==========  ===========
  Weighted Average Shares
   Outstanding--diluted (A)...............  20,924,890  20,472,807  20,472,807
                                          ============  ==========  ===========

  Loss per Share--basic...................   $  (.01)    $  (.01)    $  (.14)
                                          ============  ==========  ===========
  Loss Per Share--diluted.................   $  (.01)    $  (.01)    $  (.14)
                                          ============  ==========  ===========


---------------------------------------
(A) Fiscal years ended February 28, 1997 and February 29, 1996 have been restated to reflect a stock dividend declared on February 5, 1998.





            The accompanying notes are an integral part of these
                     consolidated financial statements.

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                       (FORMERLY LTM HOLDINGS, INC.)

         CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                            COMMON STOCK
                                ---------------------------------------------------------------------
                                                            CLASS A              ADDITIONAL
                                    VOTING                 NON-VOTING             PAID-IN    RETAINED
                                    SHARES      AMOUNT      SHARES      AMOUNT    CAPITAL    EARNINGS
                                ------------   ----------  ---------  ---------  ---------  ----------
BALANCES, MARCH 1, 1995...           972.75    $   195         --     $   --     $ 299,082  $  28,321

YEAR ENDED FEBRUARY 29,
  1996:
  Net loss................              --          --         --         --          --       (2,768)
                                ------------   ----------  ---------  ---------  ---------  ----------
BALANCES, FEBRUARY 29, 1996          972.75        195         --         --       299,082     25,553

YEAR ENDED FEBRUARY 28,
  1997:
  Net loss................              --          --         --         --          --         (180)
                                ------------   ----------  ---------  ---------  ---------  ----------
BALANCES, FEBRUARY 28, 1997          972.75        195         --         --       299,082     25,373

YEAR ENDED FEBRUARY 28,
  1998:
  Stock dividend..........    19,269,348.25        (2)     1,202,486      12           195       (205)
  Net loss................              --          --         --         --          --         (139)
                              --------------   ----------  ---------  ---------  ---------  ----------
BALANCES, FEBRUARY 28, 1998   19,270,321       $   193     1,202,486  $   12     $ 299,277   $ 25,029
                              ==============   ==========  =========  =========  =========  ==========

                The accompanying notes are an integral part of these consolidated financial statements.

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                       (FORMERLY LTM HOLDINGS, INC.)

                    CONSOLIDATED STATEMENT OF CASH FLOWS
                       (IN THOUSANDS OF U.S. DOLLARS)

                                                   FOR THE YEARS ENDED
                                           -----------------------------------
                                            FEBRUARY    FEBRUARY    FEBRUARY
                                               28,         28,         29,
                                              1998        1997        1996
                                           ------------ ----------- ----------

OPERATING ACTIVITIES
  Net loss..............................    $     (139) $     (180) $   (2,768)
  Adjustments to reconcile net loss to
   net cash provided by operating
   activities:
     Depreciation and amortization......        52,307      44,576      41,273
     Loss on sale/disposals of theatres.         7,787       9,951       7,249
     Equity earnings from long-term
      investments, net of
      distributions received............           887        (553)     (1,974)
  Changes in operating assets and
   liabilities:
     Increase/(Decrease) in due to SCA
      affiliates........................         2,487      (1,154)     (1,840)
     Decrease in deferred income taxes..        (3,812)     (2,806)     (1,998)
     Increase in accounts receivable....        (1,042)       (846)     (1,992)
     Increase in accounts payable and
      accrued expenses..................         7,249         977      11,850
     Increase in other operating assets
      and liabilities, net..............        (1,539)     (1,989)     (3,474)
                                            ----------- ----------- -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES       64,185      47,976      46,326
                                            ----------- ----------- -----------

INVESTING ACTIVITIES
  Proceeds from sale of assets..........            --       1,043      17,707
  (Advances to)/Repayments from
   partnerships.........................        (9,008)      6,623       1,090
  Capital contributions to partnerships.            --          --      (1,500)
  Capital expenditures..................       (42,431)    (60,920)    (51,987)
                                            ----------- ----------- -----------
NET CASH USED IN INVESTING ACTIVITIES...       (51,439)    (53,254)    (34,690)
                                            ----------- ----------- -----------

FINANCING ACTIVITIES
  (Repayment)/Borrowing of debt due to
   SCA affiliate........................        (5,333)      5,575     (13,421)
  Repayments of long-term debt..........          (509)       (527)       (584)
                                            ----------- ----------- -----------
NET CASH (USED)/PROVIDED BY FINANCING
  ACTIVITIES............................        (5,842)      5,048     (14,005)
                                            ----------- ----------- -----------
INCREASE/(DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................         6,904        (230)     (2,369)
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR...............................         2,160       2,390       4,759
                                            ----------- ----------- -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR    $    9,064  $    2,160  $    2,390
                                            =========== =========== ===========
  Supplemental Cash Flow Information:
     Income taxes paid, net of refunds
      received..........................    $    1,934  $    1,414  $      385
     Interest paid (including $14,638,      =========== =========== ===========
      $15,394 and $15,194 paid to SCA
      affiliates)......................     $   15,823  $   16,488  $   16,393
                                            =========== =========== ===========



     The accompanying notes are an integral part of these consolidated financial statements.

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                       (FORMERLY LTM HOLDINGS, INC.)

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (ALL DOLLAR AMOUNTS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED)


NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General

     Loews Cineplex Entertainment Corporation ("LCP", "Loews Cineplex" or the "Company"), formerly LTM Holdings, Inc., is one of the major motion picture exhibitors in the United States and conducts business under the Loews, Sony, Star, and Magic Johnson Theatres marquees. At February 28, 1998, LCP was an indirect wholly owned subsidiary of Sony Pictures Entertainment Inc. ("SPE"), which itself is an indirect wholly owned subsidiary of Sony Corporation of America ("SCA"). LCP owns, or has interests in, and operates 1,035 screens at 139 theatres in 16 states as of February 28, 1998. The Company's principal markets include New York, Boston, Chicago, Dallas, Houston, Baltimore and Detroit.

  Business Combination

     On May 14, 1998, pursuant to the Amended and Restated Master Agreement (the "Master Agreement") dated September 30, 1997, LTM Holdings, Inc. and Cineplex Odeon Corporation ("Cineplex" or "Cineplex Odeon"), another major motion picture exhibitor with operations in the U.S. and Canada, combined (the "Combination"). As called for in the Master Agreement, the outstanding common shares of Cineplex Odeon were exchanged for LCP shares on a ten for one basis. Universal Studios, Inc., a major shareholder of Cineplex Odeon, contributed cash of $84.5 million to the Company in exchange for additional shares of stock in the Company. SPE and its affiliates have received a cash payment of approximately $395 million (subject to certain final closing adjustments) representing (i) a cash payment to satisfy all intercompany indebtedness to affiliates of SCA as of the closing date, (ii) a cash payment equal to the fair value of certain transferred assets, and (iii) the payment of a dividend of approximately $80 million to a subsidiary of SPE. The combination will be accounted for by LCP under the purchase method of accounting and any excess of purchase price over the fair value of the net assets of Cineplex Odeon will be recorded as goodwill.

     At the closing of the Combination, the Company issued 11,691,249 shares of Common Stock and 80,000 shares of Class B Non-Voting Common Stock to Universal Studios, Inc., 4,324,003 shares of Common Stock and 4,000 shares of Class B Non-Voting Common Stock to the Claridge Group and 6,013,456 shares of common stock to the other shareholders of record of Cineplex Odeon Corporation in exchange for the outstanding shares of Cineplex Odeon Corporation and its wholly-owned subsidiary, Plitt Theatres, Inc. on that day. In addition, the Company issued 2,664,304 shares of common stock in connection with the transfer of SPE's interest in Star Theatres of Michigan, Inc. ("Star") and S&J Theatres, Inc. ("S&J") to the Company.

     As a result of the Combination, SPE, Universal Studios, Inc., the Claridge Group and others own 51.1% (49.9% voting common stock), 26.0% (26.6% voting common stock), 9.6% and 13.3%, respectively, of LCP common stock.

  Credit Facility

     On May 14, 1998, LCP entered into a $1 billion senior credit facility with Bankers Trust Company, as administrative agent. This new credit facility replaces all existing credit facilities and/or credit arrangements of Cineplex Odeon and LTM (see Note 6 for additional information).

     At the closing,  the Company guaranteed on a senior subordinated basis
$200  million   outstanding   principal   amount  of  the  10  7/8%  Senior
Subordinated Notes due 2004 of Plitt Theatres, Inc.

  Department of Justice Settlement

     On April 16, 1998, Loews Theatres and Cineplex Odeon reached an agreement with the Department of Justice allowing the Combination to proceed. This agreement has also been approved by the Attorneys General of New York and Illinois, who had opposed the proposed merger under the antitrust laws. Under the terms of the agreement, which is subject to court approval following a public comment period, LCP will divest itself of certain theatres in New York and Illinois.

     Basis of Presentation and Consolidation: The consolidated financial statements include the accounts of Loews Cineplex Entertainment Corporation and its wholly-owned subsidiaries. As part of the Combination with Cineplex Odeon, SPE and its affiliates have transferred their interests in S&J, which owns a 50% interest in the Magic Johnson Theatre Partnership ("MJT"), and Star, which indirectly owns a 50% interest in the Loeks-Star Theatre Partnership ("LST"), and certain other exhibition assets to subsidiaries of LCP. As these transfers were among parties under common control, LCP has included the assets, liabilities and results of operations of S&J and Star in these financial statements for all periods included herein on an as if pooled basis. Majority owned companies are consolidated and 50% or less owned investments in which the Company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenues and Expenses: Substantially all revenues are recognized when admission and concession sales are received at the theatres. Other revenues include the Company's equity earnings from long-term investments. Film rental costs are accrued based on a percentage of box office receipts under the terms of the film license arrangements.

     Cash and Cash Equivalents: The Company considers all operating funds held in financial institutions, cash held by the theatres and all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

     Fair Value of Financial Instruments: Cash, accounts receivable, accounts payable, accrued liabilities and notes payable are reflected in the financial statements at carrying value which approximates fair value. Long-term debt principally consists of obligations which carry floating interest rates that approximate current market rates.

     Inventories: Inventories of concession products are stated at the lower of cost (determined on the first-in, first-out method) or market.

     Long-term Investments and Advances to Partnerships: Investments in partnerships are recorded under the equity method of accounting whereby the cost of the investment is adjusted to reflect the Company's proportionate share of the partnerships' operating results. Advances to partners represent advances to respective partnerships, in which LCP has interests, for working capital and other capital requirements.

     Deferred Charges and Other Assets: Deferred charges consist principally of prepaid costs associated with recently opened theatres which are generally amortized over three years, construction advances subject to repayment and certain merger related costs.

     Property, Equipment and Leaseholds: Property, equipment and leaseholds are stated at historical cost less accumulated depreciation and amortization. The Company has acquired the rights to use certain theatre facilities under previously existing operating leases from other motion picture exhibitors. Purchase values assigned to these theatre lease rights acquired are capitalized and amortized over future periods.

     Depreciation and amortization are provided on the straight-line basis over the following useful lives:

                              YEARS
                              -----
Buildings..............       30-40
Equipment..............        5-10
Leasehold Improvements.       Life of lease but not in excess of useful lives
                              or 40 years
Theatre Lease Rights...       Life of lease but not in excess of useful lives
                              or 40 years

     Interest costs during the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset. Interest capitalized was $741, $586 and $139, respectively, during the fiscal years ended February 28, 1998, February 28, 1997 and February 29, 1996.

     Goodwill and other intangible assets: Goodwill, which represents the excess of the purchase price over the fair values of net assets acquired, is amortized using the straight-line method over 40 years. Other intangible assets are amortized over their estimated useful lives which range from 5 to 40 years. Management continuously assesses the recoverability of the net unamortized goodwill and other intangibles by determining whether the amortization of these balances over the remaining life can be recovered through projected future undiscounted income from operations.

     Long-Lived Assets: Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" requires the recoverability of the carrying value of long-lived assets to be evaluated when changes occur in historical operating results, future projections and economic and competitive factors, among others. The Company continuously assesses the recoverability of its long-lived assets in accordance with SFAS No. 121, by determining whether the carrying value of these balances over the remaining life can be recovered through projected future cash flows. Based upon these measures, management has determined that the carrying value of its long-lived assets is recoverable and fairly stated.

     Stock Based Compensation: As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company elected to account for its stock based compensation plans under the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has complied with the disclosure requirements of SFAS No. 123 (see Note 12 to these Consolidated Financial Statements).

     Earnings Per Share: In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform with the requirements of SFAS No. 128. A reconciliation of the number of shares used in the computations for basic and diluted net loss per share is as follows:

                                                            NUMBER OF SHARES
                                                           FEBRUARY 28, 1998
                                                           -----------------

Basic loss per shares..........................               20,472,807
Weighted average dilution under stock plans....                  452,083
                                                            ----------------
Weighted average diluted loss per share........               20,924,890
                                                            ================

     Net loss used in the computation of basic and diluted net loss per share is not affected by the assumed issuance of stock under the Company's stock plans and is therefore the same for both calculations.

     Seasonality: The Company's business is seasonal with a substantial portion of its revenues being derived during the summer months and holiday season.

     Income Taxes: For periods prior to the closing of the Combination, the Company filed a consolidated tax return with SCA for federal income tax purposes and combined tax returns with SCA in certain state and local jurisdictions. However, for financial reporting purposes the Company calculates federal, state and local income taxes as if it filed its tax returns on a stand-alone basis. Any federal, state or local income tax liability, resulting from the consolidated or combined filings with SCA, is recorded as a payable to a SCA affiliate. Any state or local income tax liability resulting from a separately filed tax return by the Company is recorded as state or local income taxes payable. The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes," following the liability method whereby deferred income tax assets and liabilities are established annually based on the temporary differences between the financial statement and tax recorded basis of assets and liabilities, including assets and liabilities acquired in business combinations, at currently enacted tax rates.

     New Accounting Pronouncements: The following new pronouncements have been issued but are not yet effective:

     SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," is effective for the Company's fiscal year ending February 28, 1999. The standard requires the Company to disclose financial information about business segments including certain information about products and services, activities in different geographic areas and other information.

     SFAS No. 132, "Employer's Disclosure about Pensions and Other Post-Retirement Benefits," is effective for the Company's fiscal year ending February 28, 1999. SFAS No. 132 standardizes the disclosure requirements for pension and other post-retirement plans; the standard does not change the measurement or recognition of such plans.

     The Company expects to adopt the above standards when required and does not believe they will have a significant impact.

NOTE 2--ACCOUNTS RECEIVABLE

     As of February 28, 1998, accounts receivable consisted of trade receivables of $1,885 and other receivables of $3,594. As of February 28, 1997, accounts receivable consisted of trade receivables of $2,455 and other receivables of $1,982.

NOTE 3--PROPERTY, EQUIPMENT AND LEASEHOLDS

   Property, equipment and leaseholds consists of:

                                                          FEBRUARY    FEBRUARY
                                                             28,         28,
                                                            1998        1997
                                                       -----------  ----------
 Land................................................. $    42,173  $   42,173
     Buildings........................................     227,782     218,420
     Equipment........................................     149,468     132,236
     Leasehold Improvements...........................     101,440     100,954
     Theatre Lease Rights.............................     346,176     351,747
     Construction in Progress.........................      30,859      18,758
                                                       -----------  ----------
     TOTAL PROPERTY, EQUIPMENT AND LEASEHOLDS.........     897,898     864,288

 Less: Accumulated Depreciation and Amortization......     288,746     250,596
                                                       -----------  ----------
                                                       $   609,152  $  613,692
                                                       ===========  ==========

     The cost of property and equipment under capital leases amounted to $12,971 and $13,330 with accumulated depreciation of $4,584 and $4,191 as of February 28, 1998 and February 28, 1997, respectively. Depreciation expense of property and equipment under capital leases is included in
depreciation             and             amortization              expense.

     During fiscal 1998, the Company continued to review the assets and related intangibles of its motion picture theatres for impairment in accordance with the provisions of SFAS No. 121. As a result of this process, the Company has recognized a provision for asset impairment of $4,409 which is included in depreciation and amortization in the Consolidated Statement of Operations.

NOTE 4--LONG-TERM INVESTMENTS AND ADVANCES TO PARTNERSHIPS

     As discussed in Note 1, effective May 14, 1998, SPE has contributed its interests in S&J and Star, whose principal assets are investments in LST and MJT. The historical carrying values for investments in S&J and Star totaled $22,100 and $18,100 at February 28, 1998 and February 28, 1997, respectively.

     The Company's long-term investments consist of a 50% interest in LST which operated 9 theatres with 108 screens and a 50% interest in MJT which operated 3 theatres with 36 screens at February 28, 1998. The Company accounts for these investments following the equity method of accounting.

     The Company's carrying value of its investment in LST was approximately $11,102 and $11,100 as of February 28, 1998 and February 28, 1997, respectively. The Company's carrying value in its investment in MJT was approximately $370 and $1,300 at February 28, 1998 and February 28, 1997, respectively.

     The Company's equity share of earnings in LST and MJT for the fiscal years ended February 28, 1998, February 28, 1997 and February 29, 1996 was approximately $2,905, $2,900 and $2,800, respectively.

     As of February 28, 1998 and February 28, 1997, the Company had a receivable from LST of $10,955 and $5,421, respectively. This receivable was in the form of both notes and working fund advances. As of February 28, 1998 and February 28, 1997, the Company had a receivable from MJT of $9,336 and $5,862, respectively.

     The following table presents condensed financial information for the LST and MJT partnerships on a combined basis:

                                              YEAR ENDED  YEAR ENDED  YEAR ENDED
                                                FEBRUARY    FEBRUARY    FEBRUARY
                                                   28,         28,         29,
                                                   1998        1997        1996
                                             -------------  ----------  ----------
    Admissions Revenue........................  $   48,036  $   34,248  $   30,980
        Concession and Other Revenues.........      22,461      15,378      13,514
                                             -------------  ----------  ----------
        Total Revenues........................      70,497      49,626      44,494
        Theatre Operating Costs (including
        cost of concessions)..................      55,769      38,281      33,467
        General and Administrative Costs......       2,051       1,516       1,429
                                             -------------  ----------  ----------
                                                    12,677       9,829       9,598
        Depreciation and Amortization.........       5,459       3,157       2,870
                                             -------------  ----------  ----------
        Income from Operations................  $    7,218  $    6,672  $    6,728
                                             =============  ==========  ==========
        Net Income............................  $    5,810  $    5,786  $    5,639
                                             =============  ==========  ==========
        Current Assets........................  $    2,949  $    2,109
                                             =============  ==========
        Noncurrent Assets.....................  $   50,697  $   42,946
                                             =============  ==========
        Current Liabilities...................  $   16,963  $   10,708
                                             =============  ==========
        Noncurrent Liabilities................  $   14,112  $    9,629
                                             =============  ==========


     On April 27, 1998, LST refinanced the debt then outstanding with the Company. The new facility is a line of credit with a third-party financial institution which matures on April 30, 2003. The proceeds of this line of credit were used to repay the outstanding affiliate debt due to the Company.

NOTE 5--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of:

                                                        FEBRUARY    FEBRUARY
                                                           28,         28,
                                                          1998        1997
                                                     ------------  ----------

    Accounts payable--trade..........................  $   36,924  $   31,957
    Accrued expenses and other.......................      26,010      23,728
                                                     ------------  ----------
                                                       $   62,934  $   55,685
                                                     ============  ==========

NOTE 6--LONG-TERM DEBT AND OTHER OBLIGATIONS

   Long-term debt and other obligations consist of:

                                                       FEBRUARY     FEBRUARY
                                                          28,          28,
                                                         1998         1997
                                                     ----------   -----------

    Mortgages payable--Non-recourse, payable
      through 1999. Interest rates from
      8.5% to 9%..................................    $     250   $     254
    Capitalized lease obligations related to
      theatre leases, payable in various amounts
      through 2011. Interest rates range from 8%
      to 16%......................................       11,033      11,538
                                                     ----------   -----------
                                                         11,283      11,792
    Less: Current Maturities......................          770         508
                                                     ----------   -----------
                                                      $  10,513   $  11,284
                                                     ==========   ===========

     Annual maturities of obligations under capital leases and long-term debt for the next five fiscal years and thereafter are set forth as follows:

   YEAR ENDING FEBRUARY               CAPITAL LEASES      DEBT       TOTAL
   --------------------               -------------- ---------- ------------

       1999............................  $     520   $     250   $     770
       2000............................        568          --         568
       2001............................        620          --         620
       2002............................        675          --         675
       2003............................        701          --         701
       Thereafter......................      7,949          --       7,949
                                      -------------- ---------- -------------
                                         $  11,033   $     250   $  11,283
                                      ============== ========== =============

     On May 14, 1998, in connection with the Combination, the Company entered into a $1 billion senior credit facility with Bankers Trust Company, as administrative agent. The new credit facility has been used to repay all intercompany amounts due to SCA and affiliates and has replaced Cineplex Odeon's existing credit facility. This credit facility is comprised of a $750 million senior secured revolving credit facility, secured by substantially all of the assets of LCP and its U.S. subsidiaries, and a $250 million uncommitted facility. The credit facility bears interest, at a rate of either the current prime rate as offered by Bankers Trust Company or an Adjusted Eurodollar rate plus an applicable margin based on the Company's Leverage Ratio (as defined). The senior credit facility includes various financial covenants, including a leverage test and interest coverage test, as well as customary restrictive covenants, including: (i) limitations on indebtedness, (ii) limitations on dividends and other payment restrictions, (iii) limitations on asset sales,
(iv) limitations on transactions with affiliates, (v) limitations on the issuance and sale of capital stock of subsidiaries, (vi) limitations on lines of business, (vii) limitations on merger, consolidation or sale of assets and (viii) certain reporting requirements. The Company's initial borrowing under the new credit facility to fund the aforementioned transactions at the time of closing was $500 million.

NOTE 7--LEASES

     The Company conducts a significant part of its operations in leased premises. Leases generally provide for minimum rentals plus percentage rentals based upon sales volume and also require the tenant to pay a portion of real estate taxes and other property operating expenses. Lease terms generally range from 20 to 40 years and contain various renewal options, generally in intervals of 5 to 10 years.

     Future minimum rental commitments at February 28, 1998 under the above mentioned operating and capital leases, having an initial or remaining noncancelable lease term of one or more years are set forth as follows:

                                                        OPERATING    CAPITAL
    YEAR ENDING FEBRUARY                                 LEASES      LEASES
    --------------------                               -----------  ----------

      1999............................................  $   35,860  $    1,416
      2000............................................      35,419       1,415
      2001............................................      34,719       1,416
      2002............................................      34,168       1,415
      2003............................................      33,164       1,368
      Thereafter......................................     337,106      10,892
                                                        ----------  ----------
      Total Minimum Rentals...........................  $  510,436      17,922
      Less Amount Representing Interest...............  ==========       6,889
                                                                    ----------
      Present Value of Net Minimum Rentals............              $   11,033
                                                                    ==========

     Minimum rental expense aggregated $31,368, $30,200 and $29,900 for the years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively, related to operating leases. Percentage rental expense for those same periods aggregated $3,449, $2,918 and $2,571, respectively.

NOTE 8--EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS

     The Company accrues amounts ranging from 20% to 23% of gross salaries for fringe benefits (i.e. Medical, Dental, FICA and Savings Plan Contributions), which approximates actual costs incurred and SPE billings on behalf of the Company.

     Profit   Sharing  and  Savings   Plan:   The  Company  has  a  defined
contribution Profit Sharing and Savings Plan ("Savings Plan") for substantially all eligible salaried employees under which the Company contributes by matching 50% of the employee contribution up to a maximum of 6% of the statutory limit of eligible compensation. A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit), however this amount is not eligible for matching contributions by the Company. The Savings Plan also provides for special profit sharing contributions, the annual amount of which is determined at the discretion of the Company. The expense recorded by the Company related to contributions to the Savings Plan aggregated $1,670, $1,204 and $1,037 for the years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively.

     Employee  Health  and  Welfare  and  Other  Post-retirement  Benefits:
Employee health and welfare benefits and post-retirement benefits are administered and provided for by SPE. Costs related to post-retirement benefits are allocated to the Company based on actuarially determined amounts. The Company has accrued post-retirement benefits of $3,791 and $3,483 at February 28, 1998 and February 28, 1997, respectively, and recognized an annual cost of $339, $262 and $137 for the years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively.

     Other Plans: Various employees are covered by union sponsored pension plans. The contributions are determined in accordance with provisions of negotiated labor contracts. Under these agreements, pension expense aggregated $1,204, $1,471 and $1,429 for the years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively.

NOTE 9--RELATED PARTY TRANSACTIONS

     The Company has exhibited films distributed by SPE in the past, and expects to continue to do so in the future. Payments are based on negotiated and/or contracted rates established on terms that management believes are equivalent to an arm's-length basis. At February 28, 1998 and February 28, 1997, the Company owed SPE and affiliates $2,521 and $6,352, respectively, under film licensing agreements. The Company has recognized film rental expenses relating to the exhibition of films distributed by SPE in the amount of $30,399, $16,189 and $16,668 for the years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively.

     The debt due to (from) SCA affiliates at February 28, 1998 and February 28, 1997, consists of the following:

                                                     FEBRUARY      FEBRUARY
                                                        28,           28,
                                                       1998          1997
                                                    ------------  ----------

 Short Term:
   Due from affiliates.............................  $      --     $(2,683)(C)
   Accrued interest payable........................      3,810(A)    4,006(A)
                                                    ------------  ----------
      TOTAL SHORT-TERM.............................      3,810       1,323
                                                    ------------  ----------
   Long Term:
   Promissory Notes due to affiliates..............    182,170(A)  184,420(A)
   Debt due to SCA affiliate.......................     66,135(B)   69,218(B)
                                                    ------------  ----------
                                                       248,305     253,638
 Payable due to SCA Affiliate in lieu of income
   taxes (Note 10).................................     44,218      39,589
                                                    ------------  ----------
      TOTAL LONG-TERM..............................    292,523     293,227
                                                    ------------  ----------
      TOTAL........................................   $296,333    $294,550
                                                    ============  ==========


     Interest expense incurred on the "Debt due to SCA Affiliates" was $14,638, $14,934 and $15,218 for the years ended February 28, 1998,
February 28, 1997 and February 29, 1996, respectively.

          (A) Represents promissory notes payable to an affiliate of SCA. The notes bear interest at an intercorporate rate determined by SCA which is in effect thirty days prior to the commencement date of each quarter (the "SCA Intercorporate Rate"). Interest is payable on November 1 and May 1, of each fiscal year. Interest rates were 5.9%, 6.1% and 6.2% as of February 28, 1998, February 28, 1997 and February 29, 1996, respectively. The notes mature in the form of a balloon payment due October 31, 1998 and are subordinate to all other existing and future liabilities of the Company. As described in Note 6 the Company has negotiated a new credit facility which has replaced the SCA credit facilities. The new credit facility is a long-term facility and since its proceeds have, in part, been used to pay off the existing intercompany debt, all intercompany debt is being reported by the Company as long-term.

          (B) Prior to the closing of the Combination, the Company periodically transferred excess cash to a SCA affiliate for cash management purposes and in turn receives cash advances from the SCA affiliate to fund the Company's short-term working capital requirements. The balance "Debt due to SCA Affiliate" represents the amount of cash provided by a SCA affiliate to fund the Company's working capital needs and capital expenditure requirements in excess of cash repatriated. This working fund bore interest at the SCA Intercorporate Rate. As described in Note 6, the Company has negotiated a new credit facility which has replaced the SCA credit facilities. The new credit facility is a long-term facility and since its proceeds have, in part, been used to pay off the existing intercompany debt, all intercompany debt is being reported by the Company as long-term.

          (C) Represents the amount due from a SCA affiliate for equipment purchases.

     In addition to the above related party transactions, SCA affiliates provide certain services relating to the following activities: Insurance and risk management services including excess liability, workman's compensation and officers and directors coverage among others, benefits administration and payroll processing, and tax processing services. LCP provides certain services to SCA affiliates relating to the following activities: Finance, Administrative and MIS support. The net amount charged to the Company for these services amounted to $570, $1,207 and $1,325 for the years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively. For the years ended February 28, 1998, February 28, 1997 and February 29, 1996, the Company was also charged by a SCA affiliate for certain administrative related services in the amounts of $1,835, $1,667, and $1,716, respectively. The Company believes the costs of the above mentioned services are commensurate with that which would be charged by third parties for similar services.

NOTE 10--INCOME TAXES

     For periods prior to the closing of the Combination, the Company filed a consolidated tax return with SCA for federal income tax purposes and combined tax returns with SCA in certain state and local jurisdictions. However, for financial reporting purposes, the Company calculates federal, state and local income taxes as if it filed its returns on a stand-alone basis. Any federal, state or local income tax liability resulting from the consolidated or combined filing with SCA is included in the balance sheet under the caption "Debt due to SCA affiliate" (see Note 9). Any state or local income tax liability resulting from a separately filed tax return by the Company is recorded as state and local income taxes payable.

     The provision for income taxes consists of the following:

                                            FEBRUARY    FEBRUARY    FEBRUARY
                                               28,         28,         29,
                                              1998        1997        1996
                                          ----------  ----------  ----------

  Current tax expense
    U.S. Federal........................  $    4,013  $    3,269  $    1,263
    State and Local.....................       2,551       1,832       1,044
                                          ----------  ----------  ----------
       Total Current....................       6,564       5,101       2,307
  Deferred tax expense/(benefit)
     U.S. Federal........................     (2,744)     (2,019)     (1,438)
     State and Local.....................     (1,069)       (787)       (560)
                                          ----------  ----------  -----------
        Total tax provision.............. $    2,751  $    2,295  $      309
                                          ==========  ==========  ===========

     Reconciliation of the provision for income taxes to the statutory federal income tax rate follows:


                                    FEB.          FEB.          FEB.
                                    28,           28,           29,
                                    1998    %     1997    %     1996     %
                                 --------- -----  ------- ----- ------ ----

    Provision/(benefit) on
      pre-tax income/(loss) at
      statutory federal income
      tax rate....................  $ 914   35.0%  $ 741   35.0% $(861) 35.0%
    Provision for state and local
      taxes (net of federal
      income tax benefit).........    963   36.9     679   32.1    315 (12.8)
    Other non-deductible expenses
      (primarily amortization of
      goodwill and other
      intangible assets)..........    874   33.5     875   41.4    855 (34.8)
                                   ------- -----  ------- ----- ------ ------
                                   $2,751  105.4% $2,295  108.5% $ 309 (12.6)%
                                   ======= =====  ======= ===== ====== ======

   Net deferred tax assets and liabilities are comprised of the following:

                                                        FEBRUARY    FEBRUARY
                                                           28,         28,
                                                          1998        1997
                                                     -------------  ----------

    Net deferred tax assets
      Loss on sale/disposals of theatres..............  $    6,683  $    3,540
      Accrued post retirement benefits................       1,623       1,491
      Other...........................................         189       1,242
                                                     -------------  ----------
         Total Net Deferred Tax Assets................       8,495       6,273
                                                     -------------  ----------

    Net deferred tax liabilities......................
      Depreciation--Property, equipment and leaseholds.     23,733      24,974
      Amortization--Other intangible assets............      3,061       3,410
                                                     -------------  ----------
         Total Net Deferred Tax Liabilities...........      26,794      28,384
                                                     -------------  ----------
         Net Deferred Tax Liability...................  $   18,299  $   22,111
                                                     =============  ==========

NOTE 11--LOSS ON SALE/DISPOSALS OF THEATRES

     Aggregate losses on sale/disposals of theatres were $7,787, $9,951 and $7,249 during the fiscal years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively, and were recorded primarily in connection with management's decision to dispose of several theatres during those fiscal years.

NOTE 12--STOCK OPTION PLAN

     The Company has adopted the 1997 Stock Incentive Plan (the "Plan") providing for the granting of options to employees, officers, directors, consultants and advisors of the Company or an affiliate. The Plan is administered by a committee of the Board of Directors (the "Committee"). The Plan provides for the grants or awards of incentive and non-qualified stock options, stock appreciation and dividend equivalent rights, restricted stock, performance units and performance shares. During December 1997, the Company granted non-qualified stock options to certain key employees. Except in the case of 500,000 options granted, which vest immediately, the options granted generally vest and become exercisable ratably over a five year period commencing on the first anniversary of the closing date of the Combination, but in any event, will be fully vested and exercisable as of the fifth anniversary of the date of grant. The options generally expire ten years after grant.

     The  following  table  summarizes   information  about  stock  options
outstanding at February 28, 1998:

                                                                    WEIGHTED
                                                                     AVERAGE
                                                                    EXERCISE
                                                         SHARES       PRICE
                                                        ----------  ----------

    Shares under option:
    Outstanding at beginning of year..................          --     $    --
      Granted.........................................   2,170,000      13.125
      Exercised.......................................          --          --
      Forfeited.......................................          --          --
    Outstanding at end of year........................   2,170,000     $13.125
    Options exercisable at year-end...................     500,000     $13.125
    Weighted average fair value of options granted
      during 1998.....................................                   $4.36

     The fair value of each stock option granted during fiscal 1998 is estimated on the date of grant utilizing the Black-Scholes options pricing model based on the following assumptions:

    Expected life (years)..........................             5.0
    Expected volatility............................            23.46%
    Expected dividend yield........................              --
    Risk free interest rate........................             5.77%

     The Company applies APB No. 25 and related interpretations in accounting for the Plan. Accordingly, as the exercise price at the date of grant equaled the estimated fair value of a common share, no compensation cost has been recognized in connection with the issuance of options under the Plan. Had compensation cost for the Plan been determined based upon the fair value at the date of grant, consistent with the methodology under SFAS No. 123, the Company's net loss and loss per share for the year ended February 28, 1998 would have been increased to the pro forma amounts indicated below:

                                                                     FOR THE
                                                                   YEAR ENDED
                                                                    FEBRUARY
                                                                       28,
                                                                      1998
                                                                    ----------

    Net loss.......................................... As reported  $    (139)
                                                                    ==========
                                                       Pro forma    $  (1,555)
                                                                    ==========
    Loss per share--basic.............................. As reported $   (0.01)
                                                                    ==========
                                                       Pro forma    $   (0.08)
                                                                    ==========
    Loss per share--diluted............................ As reported $   (0.01)
                                                                    ==========
                                                       Pro forma    $   (0.07)
                                                                    ==========

     The effects of applying SFAS No. 123 in this pro forma  disclosure are
not  indicative  of  future  amounts.   The  Company  anticipates  granting
additional awards in future years.

NOTE 13--COMMITMENTS AND CONTINGENCIES

     The Company has entered into commitments for the future development and construction of theatre properties aggregating approximately $177,777 (including letters of credit in the amount of $17,242). The Company has also guaranteed an additional $45,860 related to obligations under lease agreements entered into by MJT. The Company is of the opinion that MJT will be able to perform under its respective obligations and that no payment will be required and no losses will be incurred under these guarantees.

     The Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. It is the opinion of management that any liability to the Company which may arise as a result of these matters will not have a material adverse effect on its financial condition.

     Additionally, as a result of the consummation of the Combination the Company is obligated to offer to purchase all of the outstanding 10 7/8% Senior Subordinated Notes due June 15, 2004 of Plitt Theatres, Inc. ("Plitt Notes") at a price equal to 101% of the outstanding principal amount thereof plus accrued interest. If all such notes are tendered, the amount required to be paid could be approximately $202 million. The Company anticipates utilizing a portion of the Credit Facility should any bondholders accept the tender offer. In connection with the Combination, the Company guaranteed the obligations of Plitt Theatres under the Plitt Notes on a senior subordinated basis, and Cineplex Odeon was released from its guarantee of such notes.

NOTE 14--STOCKHOLDER'S EQUITY

     On December 16, 1997, the Company's Board of Directors passed a resolution increasing the number of common shares authorized from 1,000 shares to 2,000 shares. Subsequently, on February 5, 1998, the Company's Board of Directors passed an additional resolution further increasing the number of common shares authorized from 2,000 to 25,000,000, as well as authorizing the issuance of up to 10,000,000 shares of Class A Non-Voting $.01 par value Common Stock.

     Additionally, on February 5, 1998, the Board of Directors declared, and the Company paid, a stock dividend of 19,269,348.25 shares of common stock and 1,202,486 shares of Class A Non-Voting Common Stock. As a result of the stock dividend, approximately $205,000 was transferred from retained earnings to additional paid-in-capital and common stock.

     On May 7, 1998, the Company's Board of Directors passed a resolution increasing the number of common shares authorized from 25,000,000 to 300,000,000. Additionally, the resolution included the authorization to issue up to 10,000,000 shares of Class B Non-Voting $.01 par value Common Stock and 10,000,000 shares of $.01 par value preferred stock. This action was taken in conjunction with the anticipated closing of the Combination on May 14, 1998.

                                          67 West Michigan Avenue, Suite 600
                                          Telephone 616-965-1351
                                          P.O. Box 1637
                                          Battle Creek, MI 49016




PRICE WATERHOUSE LLP





                                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Loeks-Star Partners

     In our  opinion,  the  accompanying  balance  sheet  and  the  related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Loeks-Star Partners at February 26, 1998 and February 27, 1997 and the results of its operations and its cash flows for the fifty-two weeks ended February 26, 1998, the fifty-two weeks ended February 27, 1997 and the fifty-three weeks ended February 29, 1996, respectively, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


     /s/ Price Waterhouse LLP

Battle Creek, Michigan
April 15, 1998

                            LOEKS-STAR PARTNERS

                               BALANCE SHEET
                       (IN THOUSANDS OF U.S. DOLLARS)

                                                        FEBRUARY    FEBRUARY
                                                           26,         27,
                                                          1998        1997
                                                    ------------  ----------
ASSETS

Current assets:
  Cash.............................................   $      730  $      156
  Accounts receivable..............................          596         206
  Inventories......................................          164         109
  Prepaid expenses and other.......................        1,042         715
                                                    ------------  ----------
     TOTAL CURRENT ASSETS..........................        2,532       1,186
Property and equipment, net........................       27,393      23,767
Investment in Star Southfield Center, L.L.C........        6,485       5,450
Goodwill, less accumulated amortization ($1,690 in
  1998 and $1,509 in 1997) ........................        4,461       4,642
                                                    ------------  ----------
       TOTAL ASSETS................................   $   40,871  $   35,045
                                                    ============  ==========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Notes payable to partner--current portion........   $    1,000  $    2,000
  Accounts payable.................................        2,704       2,413
  Accrued film rental..............................        6,143       3,885
  Other............................................        1,582         809
                                                    ------------  ----------
     TOTAL CURRENT LIABILITIES.....................       11,429       9,107
Deferred state taxes...............................          610         580
Notes payable to partner...........................        7,000       3,200
Partners' capital..................................       21,832      22,158
                                                    ------------  ----------
     TOTAL LIABILITIES AND PARTNERS' CAPITAL.......   $   40,871  $   35,045
                                                    ============  ==========




 The accompanying notes are an integral part of these financial statements.

                            LOEKS-STAR PARTNERS

                            STATEMENTS OF INCOME
                       (IN THOUSANDS OF U.S. DOLLARS)

                                          FIFTY-TWO   FIFTY-TWO  FIFTY-THREE
                                            WEEKS       WEEKS       WEEKS
                                            ENDED       ENDED       ENDED
                                          FEBRUARY    FEBRUARY    FEBRUARY
                                             26,         27,         29,
                                            1998        1997        1996
                                         -----------  ----------  ----------

REVENUES:
  Box office receipts.................... $   39,005  $   27,992  $   27,344
  Concessions............................     18,327      12,887      12,208
  Other..................................        902         611         509
                                         -----------  ----------  ----------
     TOTAL REVENUES......................     58,234      41,490      40,061
                                         -----------  ----------  ----------

EXPENSES:
  Operating expenses.....................     44,170      30,460      28,958
  General and administrative.............      2,253       1,678       1,397
  Depreciation and amortization..........      2,490       2,371       2,323
  Amortization of pre-opening expenses...      1,237          --          --
                                         -----------  ----------  ----------
     TOTAL EXPENSES......................     50,150      34,509      32,678
                                         -----------  ----------  ----------

OPERATING INCOME.........................      8,084       6,981       7,383
                                         -----------  ----------  ----------

OTHER INCOME (EXPENSE):
  Interest income........................         74          63         342
  Interest expense.......................       (640)      (644)      (1,460)
                                         -----------  ----------  ----------
                                                (566)      (581)      (1,118)
                                         -----------  ----------  ----------
Income before equity in net loss of Star
  Southfield Center, L.L.C...............      7,518       6,400       6,265
Equity in net loss of Star Southfield
  Center, L.L.C..........................       (265)         --          --
                                         -----------  ----------  ----------
     NET INCOME.......................... $    7,253  $    6,400  $    6,265
                                         ===========  ==========  ==========


 The accompanying notes are an integral part of these financial statements.

                            LOEKS-STAR PARTNERS

                      STATEMENTS OF PARTNERS' CAPITAL
                       (IN THOUSANDS OF U.S. DOLLARS)

                                             LOEKS       STAR
                                            PARTNER     PARTNER      TOTAL
                                           -----------  ----------  ---------

Partners' capital--February 23, 1995......   $7,934.1    $7,934.1   $15,868.2
Net income allocated......................    3,132.3     3,132.3     6,264.6
Distributions to partners.................     (888.5)     (888.5)   (1,777.0)
                                           -----------  ----------  ---------
Partners' capital--February 29, 1996......   10,177.9    10,177.9    20,355.8
Net income allocated......................    3,199.9     3,199.9     6,399.8
Distributions to partners.................   (2,298.8)   (2,298.8)   (4,597.6)
                                           -----------  ----------  ---------
Partners' capital--February 27, 1997......   11,079.0    11,079.0    22,158.0
Net income allocated......................    3,626.4     3,626.4     7,252.8
Distributions to partners.................   (3,789.4)   (3,789.4)   (7,578.8)
                                           -----------  ----------  ---------
PARTNERS' CAPITAL--FEBRUARY 26, 1998......  $10,916.0   $10,916.0   $21,832.0
                                           ===========  ==========  =========



 The accompanying notes are an integral part of these financial statements.

                            LOEKS-STAR PARTNERS

                          STATEMENTS OF CASH FLOWS
                       (IN THOUSANDS OF U.S. DOLLARS)

                                                                              FIFTY-TWO    FIFTY-TWO     FIFTY-THREE
                                                                             WEEKS ENDED   WEEKS ENDED   WEEKS ENDED
                                                                             FEBRUARY 26,  FEBRUARY 27,  FEBRUARY 29,
                                                                                1998          1997          1996
                                                                              ----------   -----------   ------------

OPERATING ACTIVITIES:
  Net income ..............................................................   $  7,253    $  6,400    $  6,265
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
     Depreciation .........................................................      2,309       2,190       2,142
     Amortization .........................................................        181         181         181
     Equity in net loss of Star
      Southfield Center, L.L.C.............................................        265          --          --
     Deferred state taxes .................................................         30          --         (45)
     Changes in operating assets and
      liabilities:
      (Increase) decrease in accounts
        receivable.........................................................       (390)         15         166
      (Increase) decrease in
        inventories .......................................................        (55)          3          (7)
      (Increase) decrease in prepaid
        expenses and other.................................................       (327)        (99)         89
      Increase (decrease) in accounts
        payable............................................................        291         541        (168)
      Increase in accrued film rental .....................................      2,258         783         251
      Increase (decrease) in other
        current liabilities................................................        774        (332)        (22)
                                                                                ------    --------    --------
         NET CASH PROVIDED BY
           OPERATING ACTIVITIES ...........................................     12,589       9,682       8,852
                                                                                ------    --------    --------
INVESTING ACTIVITIES:
  Acquisition of property and equipment ...................................     (5,936)       (873)       (382)
  Construction advances--Star
   Southfield Center, L.L.C................................................       --           (55)     (1,086)
  Cash contribution to Star Southfield
   Center, L.L.C...........................................................     (1,300)     (4,309)         --
                                                                                ------    --------    --------
         NET CASH USED IN INVESTING
           ACTIVITIES......................................................     (7,236)     (5,237)     (1,468)
                                                                                ------    --------    --------
FINANCING ACTIVITIES:
  Net borrowings under the revolving
   credit line.............................................................      1,000          --          --
  Principal payments on note payable
   to partner..............................................................     (2,000)    (17,663)     (1,971)
  Proceeds from borrowings on note
   payable to partner......................................................      3,800       6,500         --
  Distributions to partners ...............................................     (7,579)     (4,598)     (1,777)
                                                                                ------    --------    --------
         NET CASH USED IN FINANCING
           ACTIVITIES......................................................     (4,779)    (15,761)     (3,748)
                                                                                ------    --------    --------
NET INCREASE (DECREASE) IN CASH ...........................................        574     (11,316)      3,636
CASH AT BEGINNING OF YEAR .................................................        156      11,472       7,836
                                                                                ------    --------    --------
CASH AT END OF YEAR .......................................................   $    730    $    156    $ 11,472
                                                                                ======    ========    ========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Cash paid during the year for:
  Interest ................................................................   $    511    $  1,001    $  1,412
  State and local taxes ...................................................   $    291    $    300    $    373


 The accompanying notes are an integral part of these financial statements.

                            LOEKS-STAR PARTNERS

                       NOTES TO FINANCIAL STATEMENTS
        (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT AS OTHERWISE NOTED)


1. ORGANIZATION

     Loeks-Star Partners (the Partnership) consists of two partners, Loeks Michigan Theatres, Inc. (Loeks) and Star Theatres of Michigan, Inc. (Star), a wholly-owned subsidiary of Sony Pictures Entertainment, Inc. (Sony). The Partnership is engaged in the business of motion picture exhibition in the State of Michigan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenues and Expenses

     Substantially all revenues are recognized when box office receipts and concession sales are received at the theatres. Film rentals are accrued based on percentage of box office receipts under the terms of the film licensee arrangements.

  Property and Equipment

     Land, buildings and equipment are stated at cost and include expenditures for major renewals and betterments. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.

     Depreciation is computed using the straight-line method and is recognized over the estimated useful lives of the related assets which range from 10 to 31.5 years. Interest costs related to the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset.

  Income Taxes

     No federal income taxes are provided in the Partnership financial statements as the Partnership results of operations are included in the federal income tax returns of the individual partners. The Partnership conducts operations in the State of Michigan, which imposes a tax based, in part, on factors other than income, and requires the Partnership entity rather than the individual partners to pay the tax. This tax is included in general and administrative expenses.

     The future tax consequences of current Michigan capital acquisitions are recognized as deferred state taxes in the year of acquisition.

  Goodwill

     Goodwill represents the excess of the Loeks credited capital contribution over the net book value of assets contributed upon Partnership formation. Goodwill is being amortized over approximately thirty-five years on a straight-line basis.

  Retirement Plan

     The Partnership has a 401(k) plan for full-time employees with over one year of service. The Partnership, at its discretion, may elect to match employee contributions up to 5% of each employee's gross wages. In 1998, 1997 and 1996, the Partnership expense for matching contributions approximated $91, $73 and $56, respectively.

  Theatre Pre-opening Expenses

     Expenses   associated  with  new  theatre  openings  are  expensed  as incurred. Pre-opening expenses incurred during 1998 aggregated $1,237. No pre-opening expenses were incurred in 1997 or 1996.

  Reclassifications

     Certain amounts in the 1997 financial statements and related notes have been reclassified to conform with the 1998 presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                        FEBRUARY    FEBRUARY
                                                           26,         27,
                                                          1998        1997
                                                       -----------  ----------

    Land..............................................  $      849  $      249
    Land and leasehold improvements...................      23,424      20,538
    Structures........................................       2,120       2,118
    Sound and projection equipment....................       4,401       3,851
    Furniture and fixtures............................       7,381       6,766
    Concession equipment..............................       1,624       1,592
    Other equipment...................................       2,714       2,712
    Construction-in-progress..........................       1,479         231
                                                       -----------  ----------
                                                            43,992      38,057
                                                               --           --
    Less--allowance for depreciation..................     (16,599)    (14,290)
                                                       -----------  ----------
                                                        $   27,393  $   23,767
                                                       ===========  ==========

4. LEASES AND COMMITMENTS

     The Partnership leases the land and/or buildings for eight of its nine theatres. These leases are classified as operating leases and certain leases require contingent lease payments, primarily based on a percentage of box office receipts in excess of stated minimum amounts. The leases also contain provisions (a series of renewal options) for each theatre which can extend lease terms up to forty years beyond the initial lease term at the option of the Partnership.

     Total rent expense included in operating expenses is comprised of the following:

                                            FEBRUARY    FEBRUARY    FEBRUARY
                                               26,         27,         29,
                                              1998        1997        1996
                                           ----------   ---------   --------

    Minimum lease payments................    $3,650      $1,513      $1,512
    Contingent lease payments.............       432         295         267
    Rentals under cancelable leases.......        28          30          20
                                           ----------   ---------   --------
                                              $4,110      $1,838      $1,799
                                           ==========   =========   ========

    Future minimum lease payments as of February 26, 1998 are as follows:

    1999..........................................................      $4,212
    2000..........................................................       4,183
    2001..........................................................       4,233
    2002..........................................................       4,169
    2003..........................................................       4,144
    Thereafter....................................................      47,822
                                                                  ------------
                                                                       $68,763
                                                                  ============

5. NOTES PAYABLE TO PARTNER

   Partnership debt payable to Star is as follows:

                                                        FEBRUARY    FEBRUARY
                                                           26,         27,
                                                          1998        1997
                                                       ---------   ----------
    Revolving credit line with interest payable
      semi-annually, plus interest at a rate of 7.31%
      at February 26, 1998, due April 1, 2000.........  $ 1,000    $      --
    Term loan, payable in semi-annual installments of
      $1,000 plus interest at a rate of 7.31% at
      February 26, 1998, due April 1, 2001............    7,000         5,200
                                                       ---------   ----------
                                                          8,000         5,200

    Less: current portion.............................   (1,000)       (2,000)
                                                       ---------   ----------
                                                        $ 7,000    $    3,200
                                                       =========   ==========

     On April 27, 1998, the Partnership refinanced the debt then outstanding under the Partnership credit facility in place at February 26, 1998. Classification of the debt outstanding at February 26, 1998 is based on the terms of the new credit facility except for the $1,000 payment made on April 1, 1998 under the old credit facility. The new credit facility is a $50,000 line of credit which matures on April 30, 2003. Interest on borrowings under the line of credit bear interest at a fixed or variable LIBOR based rate at the borrower's option, as defined by the credit agreement, and is payable monthly. In addition, a commitment fee equal to 1/4% of the daily average unused portion of the line of credit is payable quarterly. The credit agreement also includes certain financial covenants which the Partnership must comply with during the term of the agreement.

6. RELATED PARTY TRANSACTIONS

     Each partner is reimbursed for expenses incurred for services provided. Loeks was reimbursed $1,200, $911 and $903 in 1998, 1997 and 1996 respectively, for management services. Star was paid $60 in 1998, 1997 and 1996 for film-buying services.

     Star, in its capacity as film buying agent, has retained Sony Theatres Management Corp., an affiliate, as its agent to negotiate film rental terms. The Partnership recognized film rental expense of $20,552, $14,640 and $13,756 in 1998, 1997 and 1996 respectively.

     The Partnership also purchased $601, $110 and $394 of equipment at Loeks' cost from Loeks in 1998, 1997 and 1996 respectively.

7. INVESTMENT IN STAR SOUTHFIELD CENTER, L.L.C.

     In 1996, the Partnership entered into a joint venture with Millennium Partners LCC (Millennium Entertainment Partners L.P. prior to May 28, 1997) to form Star Southfield Center, L.L.C. for the purpose of constructing and leasing a twenty screen motion picture theatre and retail complex. The total investment at February 27, 1997 consisted of $1,141 of construction advances and $4,309 of cash contributions. An additional cash contribution of $1,300 was made during 1998. The complex opened for operations in June 1997.

     The investment is carried at cost and adjusted to reflect the Partnership's equity in earnings or losses and distributions of the joint venture.

     The Partnership holds a 50% voting interest in the joint venture and operating results are allocated as defined in the operating agreement.
Condensed balance sheets of Star Southfield Center, L.L.C. which has a fiscal year ending October 31 are as follows:


                                          UNAUDITED              AUDITED
                                         ------------   -----------------------
                                         FEBRUARY 28,   OCTOBER 31, OCTOBER 31,
                                            1998          1997         1996
                                         -----------    ---------   -----------


Current assets ..................          $     565  $     987     $   590
Properties, net .................             40,144     40,247      16,121
Other ...........................                265        278         315
                                           ----------  --------     -------
   Total assets .................          $  40,974  $  41,512     $17,026
                                           =========  =========     =======
Current liabilities .............          $   3,532  $   4,505     $ 3,944
Notes payable-long-term .........             24,471     23,848       2,182
Partners' capital ...............             12,971     13,159      10,900
   Total liabilities and members'          ---------   --------     -------
     equity .....................          $  40,974  $  41,512     $17,026
                                           =========  =========     =======



     The Partnership's equity in the net loss of Star Southfield Center L.L.C. through February 28, 1998 is $265. The operating results of Star Southfield Center L.L.C. through February 28, 1998 are as follows:


                                                     AUDITED
                                                   ------------
                                     UNAUDITED      NOVEMBER 1,
                                    ------------       1997       FISCAL YER
                                    TOTAL THROUGH    THROUGH         ENDED
                                     FEBRUARY 28,  FEBRUARY 28,    OCTOBER 31,
                                        1998           1998           1997
                                    ------------   ------------   ------------
Total revenues....................  $  3,044       $  1,601       $  1,443
Expenses:
  Operating expenses..............       902            477            425
  Depreciation and amortization...     1,501            693            808
                                    ------------   ------------   ------------
  Total expenses..................     2,403          1,170          1,233
                                    ------------   ------------   ------------
Operating income..................       641            431            210
Interest expense, net.............     1,170            619            551
                                    ------------   ------------   ------------
  Net loss........................  $   (529)      $   (188)      $   (341)
                                    ============   ============   ============

LOGO

     KPMG                    Suite 3300
     Chartered Accountants   Commerce Court West      Telephone (416) 777-8500
                             PO Box  31                 Telefax (416) 777-8818
                             Stn Commerce Court             http://www.kpmg.ca
                             Toronto Ontario M5L 1B2





                        INDEPENDENT AUDITORS' REPORT

To the Shareholders of Cineplex Odeon Corporation

     We have audited the consolidated balance sheets of Cineplex Odeon Corporation as at December 31, 1997 and December 31, 1996 and the consolidated statements of income and changes in shareholders' equity and cash resources for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 1997 and December 31, 1996 and the results of its operations and the changes in its shareholders' equity and cash resources for each of the years in the three year period ended December 31, 1997 in accordance with generally accepted accounting principles.

KPMG

Chartered Accountants
Toronto, Canada
February 13, 1998

                                         CINEPLEX ODEON CORPORATION

                                         CONSOLIDATED BALANCE SHEET
                                       (IN THOUSANDS OF U.S. DOLLARS)

                                                       DECEMBER    DECEMBER
                                                          31,         31,
                                                         1997        1996
                                                     ------------  ----------

ASSETS

CURRENT ASSETS
  Cash.............................................    $    3,505  $    2,718
  Accounts receivable (note 3).....................        13,222       9,552
  Other............................................         9,315       8,852
                                                     ------------  ----------
                                                           26,042      21,122
PROPERTY, EQUIPMENT AND LEASEHOLDS (note 4)........       567,431     579,841
OTHER ASSETS
  Long-term investments and receivables............         2,206       2,535
  Goodwill (less accumulated amortization of
   $12,382; 1996-$11,281)..........................        31,687      32,816
  Deferred charges (less accumulated amortization
   of $5,194; 1996-$3,671).........................         8,109       7,857
                                                     ------------  ----------

                                                           42,002      43,208
                                                     ------------  ----------
TOTAL ASSETS.......................................    $  635,475  $  644,171
                                                     ============  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accruals (note 5)...........    $   91,849  $   59,474
  Deferred income (note 6).........................        20,364      17,150
  Current portion of long-term debt and other
   obligations.....................................        27,446       6,926
                                                     ------------  ----------
                                                          139,659      83,550
LONG-TERM DEBT (note 7)............................       333,523     326,058
CAPITALIZED LEASE OBLIGATIONS (note 11)............         6,271       8,317
DEFERRED INCOME (note 6)...........................         3,965       6,594
PENSION OBLIGATION (note 9)........................           875       1,072
SHAREHOLDERS' EQUITY
  Capital stock (note 10)..........................       555,400     555,374
  Translation adjustment...........................           939       4,016
  Retained earnings (deficit)......................      (405,157)   (340,810)
                                                     ------------  ----------
                                                          151,182     218,580
                                                     ------------  ----------
COMMITMENTS AND CONTINGENCIES (note 11)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........    $  635,475  $  644,171
                                                     ============  ==========



                The accompanying notes are an integral part of these consolidated financial statements.

                         CINEPLEX ODEON CORPORATION

                       CONSOLIDATED INCOME STATEMENT
          (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE FIGURES)

                                         YEAR ENDED  YEAR ENDED  YEAR ENDED
                                          DECEMBER    DECEMBER    DECEMBER
                                          31, 1997    31, 1996    31, 1995
                                         -----------  ----------  -----------

REVENUE
  Admissions............................. $  399,171  $  358,973  $  365,220
  Concessions............................    147,892     126,636     126,319
  Other..................................     26,714      24,083      21,611
                                              ------      ------      ------
                                             573,777     509,692     513,150

EXPENSES
  Theatre operations and other expenses..    462,738     418,328     418,731
  Cost of concessions....................     28,705      22,357      22,016
  General and administrative.............     20,313      18,192      17,575
  Depreciation and amortization..........     45,715      43,648      42,621
                                              ------      ------      ------
                                             557,471     502,525     500,943
                                             -------     -------     -------
Income before the undernoted (note 17)...     16,306       7,167      12,207
Other expenses (note 12).................    (43,401)     (1,377)     (2,862)
                                             --------     -------    -------
Income/(loss) before interest on long-
  term debt and income taxes (note 17)....   (27,095)      5,790       9,345
Interest on long-term debt...............     33,900      35,482      40,983
                                              ------      ------      ------
Loss before income taxes.................    (60,995)    (29,692)    (31,638)
Income taxes (note 13)...................      1,072       1,390       1,269
                                               -----       -----       -----
NET LOSS................................. $  (62,067) $  (31,082) $  (32,907)
                                         =========== =========== ===========
BASIC
Weighted average shares outstanding......176,795,000 163,473,000 114,764,000
Loss per share............................  $  (0.35)   $  (0.19)   $  (0.29)
FULLY DILUTED
Weighted average shares outstanding......191,304,000 176,107,000 122,616,000
Loss per share............................  $  (0.35)   $  (0.19)   $  (0.29)




               The accompanying notes are an integral part of
                 these consolidated financial statements.

                         CINEPLEX ODEON CORPORATION

            CONSOLIDATED STATEMENT OF CHANGES IN CASH RESOURCES
          (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE FIGURES)

                                            YEAR ENDED   YEAR ENDED  YEAR ENDED
                                             DECEMBER     DECEMBER    DECEMBER
                                            31, 1997      31, 1996    31, 1995
                                         -------------- ----------- ----------

CASH PROVIDED BY (USED FOR)
OPERATING ACTIVITIES
  Net loss................................  $  (62,067) $  (31,082) $ (32,907)
  Depreciation and amortization...........      45,715      43,648     42,621
  Write down of property, equipment and
   leaseholds.............................      24,591          --         --
  Other non-cash items....................      (6,617)     (2,098)     1,258
                                          ------------- ----------- ---------
                                                 1,622      10,468     10,972
  Net change in non-cash working capital..      29,158       1,948     (7,450)
                                          ------------- ----------- ---------
                                                30,780      12,416      3,522
                                          ------------- ----------- ---------

FINANCING ACTIVITIES
  Decrease in long-term debt and other
   obligations............................      (5,275)    (58,411)    (9,289)
  Increase in long-term debt and other
   obligations............................      31,017          --     14,085
  Issue of share capital, net of issue
   costs..................................          26      82,895         64
  Other...................................       2,936         175       (615)
                                          ------------- ----------- ---------
                                                28,704      24,659      4,245
                                          ------------- ----------- ---------

INVESTMENT ACTIVITIES
  Additions to property, equipment and
   leaseholds.............................     (66,203)    (36,989)    (30,749)
  Long-term investments...................       4,270           --       (109)
  Proceeds on sale of certain theatre
   properties.............................       3,563        1,974     23,674
  Proposed merger costs...................      (2,280)          --         --
  Other...................................       1,953         (946)      (530)
                                          ------------- ----------- ----------
                                               (58,697)     (35,961)    (7,714)
                                          ------------- ----------- ----------
NET INCREASE DURING YEAR..................         787        1,114         53
CASH AT BEGINNING OF YEAR.................       2,718        1,604      1,551
                                          ------------- ----------- ----------
CASH AT END OF YEAR.......................  $    3,505        2,718 $    1,604
                                          ============= =========== ==========

CASH FLOW FROM OPERATING ACTIVITIES PER
  SHARE
  Basic...................................  $     0.17    $    0.08 $    0.03
  Fully Diluted...........................  $     0.16    $    0.07 $    0.03

CHANGE IN NON-CASH WORKING CAPITAL
  Current assets
  Accounts receivable.....................  $   (3,938)   $   1,117 $     629
  Other...................................        (214)      (1,024)     1,383
  Current liabilities
  Accounts payable and accruals...........      29,660         (998)   (9,509)
  Deferred income.........................       3,276        2,157       508
  Income taxes payable....................         374          696      (461)
                                          ------------- ----------- ---------
                                            $   29,158    $   1,948 $  (7,450)
                                          ============= =========== =========

SUPPLEMENTAL CASH FLOW INFORMATION
  Interest on long-term debt paid.........   $   33,900  $   35,482  $  40,983
                                          ============= =========== ==========
  Income taxes paid.......................   $    1,072  $    1,390  $   1,269
                                          ============= =========== ==========

            The accompanying notes are an integral part of these
                     consolidated financial statements.


                         CINEPLEX ODEON CORPORATION

         CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR NUMBER OF SHARES)



                                                SUBORDINATING
                                                  RESTRICTED
                         COMMON STOCK           VOTING SHARES      RETAINED                   TOTAL
                   -----------------------  ---------------------  EARNINGS   TRANSLATION  SHAREHOLDERS'
                      SHARES     AMOUNT        SHARES    AMOUNT    (DEFICIT)  ADJUSTMENT     EQUITY
                   -----------  ----------  ----------  --------  ----------  -----------  ------------

BALANCE AT
  DECEMBER 31,
  1994..........   65,541,677    $213,890   49,204,245   $258,525 $ (276,821) $   581        $196,175
  Exercise of
   options......       38,950          64                                                          64
  Net loss......                                                     (32,907)                 (32,907)
  Translation
   adjustment...                                                                2,660           2,660
BALANCE AT         -----------  ----------  ----------  --------  ----------  -----------  ------------
  DECEMBER 31,
  1995..........   65,580,627     213,954   49,204,245   258,525   (309,728)   3,241         165,992
  Exercise of
   options......      276,118         375                                                         375
  Net loss......                                                     (31,082)                 (31,082)
  Translation
   adjustment...                                                                  775             775
  Issue of
   shares.......   37,477,412      49,187   24,242,181    33,333                               82,520
                   -----------  ----------  ----------   --------  ----------  -----------  -----------
BALANCE AT
  DECEMBER 31,
  1996..........  103,334,157     263,516   73,446,426    291,858   (340,810)   4,016         218,580
  Exercise of
   options......       18,750          26                                                          26
  Net loss......                                                     (62,067)                 (62,067)
  Proposed
   merger costs
   (note 20)....                                                      (2,280)                  (2,280)
  Translation
   adjustment...                                                               (3,077)         (3,077)
                  ------------  ----------  ----------  ---------  ----------  -----------  ---------
BALANCE AT
  DECEMBER 31,
  1997..........  103,352,907    $263,542   73,446,426   $291,858  $(405,157)   $ 939        $151,182
                  ============  ==========  ==========  =========  ==========  ===========  =========




               The accompanying notes are an integral part of
                  these consolidated financial statements.

                         CINEPLEX ODEON CORPORATION

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)


1. GENERAL

     The   Corporation   is   incorporated   under  the  Ontario   Business
Corporations Act.

     The financial results of the Corporation's operations are presented in United States dollars, as approximately two-thirds of the Corporation's activities emanate from the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada, which, except as described in note 17, conform in all material respects with accounting principles generally accepted in the United States. A summary of significant accounting policies is set out below.

     Principles of Consolidation: The consolidated financial statements include the accounts of the Corporation and its subsidiaries. Intercompany accounts and transactions have been eliminated. The Corporation accounts for its interests in joint ventures through the proportionate consolidation method.

     Inventories: Inventories are stated at the lower of cost (first-in, first-out basis) and net realizable value.

     Property, Equipment and Leaseholds: Property, equipment and leaseholds are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the following methods and annual rates:

    Buildings.......................... Straight-line over 40 years
    Projection equipment............... Straight-line over 20 years
    Other equipment.................... Straight-line over 15 years
    Leaseholds......................... Straight-line over periods from 15 to
                                        40 years

     Construction in progress is depreciated from the date the asset is ready for productive use.

     Goodwill: Goodwill represents the excess of the purchase price of certain businesses over the fair value of the net identifiable assets acquired and is being amortized, on a straight-line basis, over 40 years. The Corporation regularly reviews the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected future undiscounted income from operations before interest on long-term debt and effects of goodwill amortization.

     Deferred Income: Advance payments received under a strategic marketing relationship with a major supplier, advance sales of admissions, the sale of gift certificates and income from certain promotional programs are included as deferred income, and are recognized as income when services are rendered.

     Deferred Charges: Deferred charges, consisting primarily of costs associated with debt refinancing, are amortized over the term of the related debt.

     Foreign Currency Translation: Assets and liabilities denominated in a currency other than U.S. dollars are translated to U.S. dollars at exchange rates in effect at the balance sheet date. The resulting gains or losses are accumulated in a separate component of shareholders' equity under the caption "Translation adjustment". Revenue and expense items are translated at average exchange rates prevailing during the year.

     Admissions Revenue: Admissions revenue from the exhibition of motion pictures is recognized on the dates of exhibition.

     Earnings Per Share: Basic earnings per share are calculated using the weighted daily average number of Common Shares and Subordinate Restricted Voting Shares outstanding. Fully diluted earnings per share are calculated assuming the exercise of stock options at the beginning of the year, or for those stock options issued during the year, at the date of the grant to the extent the impact is dilutive.

     Interest Rate Hedging Activities: The Corporation uses interest rate swaps to manage interest rate risk. These financial instruments are not held for trading purposes and any payments or receipts under such contracts are recognized as adjustments to interest expense.

     Measurement Uncertainty: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

3. ACCOUNTS RECEIVABLE

                                                        DECEMBER    DECEMBER
                                                        31, 1997    31, 1996
                                                       ------------ ----------

    Trade............................................. $10,246,000  $8,446,000
    Current portion of long-term receivables..........     162,000     150,000
    Other.............................................   3,021,000   1,098,000
    Employee loans....................................     210,000     323,000
    Allowance for doubtful accounts...................    (417,000)   (465,000)
                                                       ------------ ----------
                                                       $13,222,000  $9,552,000
                                                       ============ ==========

4. PROPERTY, EQUIPMENT AND LEASEHOLDS

                                                        DECEMBER 31,    DECEMBER 31,
                                                             1997        1996
                                                       --------------  -------------

    Land..............................................  $62,436,000      $63,116,000
                                                       --------------  -------------
    Buildings                Cost....................   123,023,000      126,217,000
                             Accumulated depreciation   (25,700,000)     (19,919,000)
                                                       --------------  -------------
                                                         97,323,000      106,298,000
                                                       --------------  -------------
    Equipment                Cost....................   141,499,000      136,521,000
                             Accumulated depreciation   (76,384,000)     (70,851,000)
                                                       --------------  -------------
                                                         65,115,000       65,670,000
                                                       --------------  -------------
    Leaseholds               Cost....................   566,754,000      537,153,000
    (including capital       Accumulated depreciation  (230,490,000)    (197,688,000)
    leases)                                            --------------  -------------

                                                        336,264,000      339,465,000
                                                       --------------  -------------
    Construction in progress..........................    6,293,000        5,292,000
                                                       --------------  -------------
                                                       $567,431,000     $579,841,000
                                                       ==============  =============


     The net book value of assets held under capital leases at December 31, 1997 was $18,734,000 (1996-$20,508,000), net of accumulated amortization of
$9,053,000 (1996-$7,700,000).

5. ACCOUNTS PAYABLE AND ACCRUALS

                                                       DECEMBER     DECEMBER
                                                       31, 1997     31, 1996
                                                     ----------   -----------

    Trade.........................................  $49,851,000   $40,332,000
    Accrued liabilities...........................   20,554,000     9,809,000
    Sales and other taxes.........................    9,817,000     8,517,000
    Other.........................................   11,627,000       816,000
                                                    -----------   -----------
                                                    $91,849,000   $59,474,000
                                                    ===========   ===========

6. DEFERRED INCOME

                                                    DECEMBER     DECEMBER
                                                    31, 1997     31, 1996
                                                  ------------  -----------

    Strategic marketing relationship..............  $5,665,000  $8,296,000
    Advance admission sales.......................  11,452,000   9,678,000
    Gift certificates.............................   5,522,000   5,001,000
    Promotional programs..........................   1,401,000     491,000
    Other.........................................     289,000     278,000
                                                  ------------  ----------
                                                    24,329,000  23,744,000
    Less: Current portion.........................  20,364,000  17,150,000
                                                  ------------  ----------
                                                    $3,965,000  $6,594,000
                                                  ------------  ----------

7. LONG-TERM DEBT

                                                       DECEMBER     DECEMBER
                                                       31, 1997     31, 1996
                                                     ----------  ------------

    Senior subordinated notes maturing
      June 15, 2004, bearing interest
      at 10.875%.................................. $200,000,000  $200,000,000
    Bank credit  facilities of $158,530,000
      maturing December 31, 1999..................  110,957,000    79,940,000
    Various notes and mortgages (interest
      rates from 5.61% to 11.50%).................   47,071,000    49,877,000
                                                    -----------  -------------
                                                    358,028,000   329,817,000
    Less: Current portion.........................   24,505,000     3,759,000
                                                   ------------  -------------
                                                   $333,523,000  $326,058,000
                                                   ============  =============

     The bank credit facilities bear interest at variable rates based upon an applicable margin over LIBOR or the bank's reference rate. The applicable margin for LIBOR borrowings will vary from a maximum of 2.25% to a minimum of 1.25% based upon the Corporation meeting certain financial ratios. During 1997, the Corporation reached an agreement with the bank syndicate participating in the bank credit facilities to (1) defer a commitment reduction scheduled for December 31, 1997 in the amount of $10,000,000; and (2) provide the Corporation with an additional commitment of $20,600,000. Based on the above information, commitment reductions under the bank credit facility are $40,000,000 in 1998 with the balance due in 1999. The bank credit facilities are secured by certain assets of the Corporation and its subsidiaries.

     The bank credit facilities contain restrictive covenants which require the Corporation to maintain certain financial ratios. Given the uncertainty with respect to the admission and concession revenue that the Corporation will generate, the Corporation may not meet certain financial covenants as early as the first quarter end during the next fiscal year. The Corporation believes that the bank syndicate participating in the bank credit facilities would waive the particular financial covenants if the Corporation is not in compliance at a measurement date during the next twelve month period.

     Principal repayments on long-term debt during each of the next five years approximate the following:

    1998.............................................            $24,505,000
    1999.............................................            119,047,000
    2000.............................................              2,083,000
    2001.............................................              1,169,000
    2002.............................................              4,034,000
    Thereafter.......................................            207,190,000
                                                          ------------------
                                                                $358,028,000
                                                          ==================

8. FINANCIAL INSTRUMENTS


     (i) Swap Agreements--The Corporation has entered into interest rate swap agreements to manage its interest rate exposure. At December 31, 1997 the Corporation had outstanding two interest rate swap agreements with a commercial bank. The details of the swaps are as follows:

          (a) Notional principal--$15,000,000. The Corporation pays 5.74% per annum, payable on a quarterly basis and receives three month LIBOR rate. This swap expires November 30, 1998.

          (b) Notional principal--$20,000,000. The Corporation pays 5.72% per annum, payable on a quarterly basis and receives three month LIBOR rate. This swap expires November 30, 1998.

     The Corporation is exposed to credit loss in the event of non-performance by the other party to the interest rate swap agreements. However, the Corporation does not anticipate non-performance by the counterparty.

     (ii) Currency Options--The Corporation has entered into three currency option agreements to manage its exposure to movements in the Canadian dollar relative to the United States dollar. These agreements are for a total notional principal of $6,000,000 Canadian, $44,000,000 Canadian and $50,000,000 Canadian and expire on January 14, 1998, January 28, 1998 and March 30, 1998 respectively. The Corporation is exposed to credit loss in the event of non-performance by the other party to the currency option. However, the Corporation does not anticipate non-performance by the counterparty.

     (iii) Fair Value of Financial Instruments--The carrying value of cash, accounts receivable, accounts payable and accruals and the current portion of long-term debt and other obligations approximates fair value due to the short term maturities of these instruments. Financial instruments with a carrying value different from their fair value include:


                                  DECEMBER 31, 1997               DECEMBER 31, 1996
                             -------------------------------  ----------------------------
                                CARRYING             FAIR        CARRYING         FAIR
                                  VALUE             VALUE          VALUE          VALUE
                             ----------------  -------------  -------------  -------------


    Financial assets
    Long-term investments and
      receivables
        --Practicable to
          estimate fair value.     $ 631,000   $  7,135,000     $  935,000   $  7,873,000
        --Not practicable.....    $1,575,000   $         --     $1,600,000   $         --

    Financial liabilities
      Long-term debt..........  $333,523,000   $347,523,000   $326,058,000   $326,558,000
      Swap agreements net
       receivable.............  $         --   $     32,000   $         --   $    123,000



     The fair value of long-term investments and receivables is based on quoted market prices (where applicable) or by discounting future cash flows, including interest payments, using rates currently available for similar investments and receivables. The fair value of long-term debt is based on quoted market prices (where applicable) or by discounting future cash flows, including interest payments, using rates currently available for debt of similar terms and maturity. The fair value of interest rate swap agreements are the estimated amounts that the Corporation would receive upon termination of the agreements.

9. PENSION OBLIGATION

     The Corporation has a defined benefit pension plan covering full-time employees in the United States. The benefits under this plan are based upon years of service and the employees' compensation for certain periods during the last years of employment. This plan is non-contributory and the Corporation's funding policy is to make the minimum annual contribution required by the applicable regulations. At December 31, 1997, approximately 52% of the assets of this plan were held in bonds, 36% in treasury bills, 11% in equities, and 1% in cash. The most recent actuarial estimate for the plan covering these employees as at December 31, 1997 indicates pension fund assets of $6,679,000 (1996--$6,557,000) and accrued pension benefits of $12,779,000 (1996--$12,185,000).

     The Corporation has a pension plan covering full time employees in Canada. Prior to January 1, 1993 this plan was a defined benefit plan and effective on that date it was converted to a defined contribution plan. At the date of the conversion benefits under the defined benefit plan were frozen. The most recent actuarial estimate for the plan covering Canadian employees indicates a surplus of pension fund assets over accrued benefits of approximately $2,101,000.

     At  December  31,  1997,  the  Corporation's   pension  obligation  is
$1,846,000,  of which  $875,000 is the  long-term  portion  ($2,145,000  at
December 31, 1996 of which $1,072,000 was the long-term portion).

10.   CAPITAL STOCK

                                                                             DECEMBER 31,    DECEMBER 31,
                                                                               1997              1996
                                                                            --------------   -------------

Authorized:
  Unlimited number of Common Shares, no par value......................
  Unlimited number of First Preference Shares
   issuable in series, no par value....................................
  Unlimited number of Subordinate Restricted
   Voting Shares, no par value.........................................

Issued:
  103,352,907 Common Shares (December 31,
   1996--103,334,157)..................................................    $   263,542,000   $263,516,000
  73,446,426 Subordinate Restricted Voting Shares
   (December 31, 1996--73,446,426)......................................   $   291,858,000   $291,858,000
                                                                           ---------------   ------------
                                                                           $   555,400,000   $555,374,000
                                                                           ===============   ============


     (i) On March 20, 1996 the Corporation filed a supplemented short form prospectus in Canada and the United States pursuant to the multi-jurisdictional disclosure system with respect to an offering of 25,000,000 Common Shares to the public at a price of $1.375 per share, for an aggregate consideration of $34,375,000. In addition, in accordance with the provisions of the Amended and Restated Subscription Agreement,
Universal Studios, Inc. (Universal) (formerly MCA INC.) and the Charles Rosner Bronfman Trust (the Trust) agreed to subscribe for 24,242,181 Subordinate Restricted Voting (SRV) Shares and 12,121,454 Common Shares respectively, at the same price as the offering to the public, for aggregate consideration of $50,000,000. The public offering and the subscriptions by Universal and the Trust were completed on March 28, 1996. On April 16, 1996, the Corporation issued 355,958 Common Shares at a price of $1.375 per share as part of the over-allotment option provided to the underwriters pursuant to the public offering. The net proceeds from the issuance of the Common and SRV Shares were used to reduce indebtedness owing under the Corporation's revolving bank credit facilities.

     (ii) The SRV Shares are held by Universal. Under the terms of the shares, Universal is entitled to exercise no more than one-third less one vote of the voting rights applicable to all issued voting shares.

     (iii) In 1996 the Amended and  Restated  Stock Option Plan (the Option
Plan) was approved. The Option Plan provides for the granting of rights to purchase Common Shares under both incentive and non-incentive stock option agreements. The options granted under the Option Plan are for 10 year terms and vest over various periods to a maximum of 5 years. The maximum number of options which can be granted under the Option Plan is 17,646,716.

     The following options to purchase Common Shares expire between October 15, 2001 and December 18, 2007:

                                                                 DECEMBER 31,
    OPTION PRICE PER SHARE                                          1997
    ----------------------                                       ------------

     $1.70 Canadian............................................       8,450
      1.87 Canadian............................................  14,323,939
      2.00 Canadian............................................     106,750
      2.60 Canadian............................................      15,000
      1.31 United States.......................................   1,000,000
                                                                  ---------
    Options outstanding end of year                              15,454,139
                                                                 ==========

Stock option transactions for the respective years were as follows:


                                                 DECEMBER 31, 1997           DECEMBER 31, 1996
                                             --------------------------    ---------------------
                                               NUMBER       WEIGHTED AV.   NUMBER   WEIGHTED AV.
                                                OF            EXERCISE       OF      EXERCISE
                                              OPTIONS       PRICE($CDN)   OPTIONS   PRICE ($CDN)
                                             ----------     -----------   -------   ------------


Options  outstanding beginning
  of year..................................    14,503,239     1.87      7,835,289      3.06
Additional options granted ................     1,121,750     1.79      8,019,020      1.87
Less options exercised ....................        18,750     1.87        276,118      1.87
Less options terminated,
     canceled or expired...................       152,100     1.87      1,074,952      2.74
                                               ----------    -----     ----------      ----
Options outstanding end of year............    15,454,139     1.86     14,503,239      1.87
                                               ==========    =====     ==========      ====


     At December 31, 1997 there were 10,385,334 options exercisable and 1,621,666 options available for grant.

     (iv) Under the Corporation's current financing arrangements, the Corporation is prohibited from paying any Common Share or Subordinate Restricted Voting Share dividends unless it is in compliance with specified financial ratios. The Corporation is not currently in compliance with such financial ratios. Any such payment of dividends is further subject to annual limitations.

11.   COMMITMENTS AND CONTINGENCIES

     (i) Certain theatre properties and theatre equipment are subject to lease agreements. Certain of the property leases require the Corporation to pay additional rent and to pay all business and realty taxes and a proportion of the landlord's operating costs in respect of the leased premises. Future minimum payments, by year and in the aggregate, under theatre operating leases and theatre and equipment capital leases, as at December 31, 1997, are as follows:

                                               CAPITAL LEASES   OPERATING
                                                                LEASES
                                               --------------   ----------

1998 ..................................   $    2,613,000   $   86,846,000
1999 ..................................        2,441,000       85,702,000
2000 ..................................        2,316,000       83,682,000
2001 ..................................        1,085,000       81,360,000
2002 ..................................          520,000       78,118,000
Thereafter ............................        1,521,000      755,759,000
                                               ---------      ------------
Total minimum lease payments ..........       10,496,000   $1,171,467,000
                                                           ===============
Less: Imputed interest at rates between
  7.5% and 8.5%........................        2,255,000
Current portion .......................        1,970,000
                                               ----------
                                          $    6,271,000
                                               ==========

     (ii) The Corporation and its subsidiaries are currently subject to audit by taxation authorities in several jurisdictions. The taxation authorities have proposed to reassess taxes in respect of certain transactions and income and expense items. The Corporation and its subsidiaries are vigorously contesting the adjustments proposed by the taxation authorities. Although such matters cannot be predicted with certainty, management does not consider the Corporation's exposure to such proposed reassessments to be material to these financial statements.

     (iii) The Corporation and its subsidiaries are also involved in certain litigation arising out of the ordinary course and conduct of its business. The outcome of this litigation is not currently determinable. Although such matters cannot be predicted with certainty, management does not consider the Corporation's exposure to such litigation to be material to these financial statements.

12.   OTHER INCOME (EXPENSES)

   Other income(expenses) is comprised of the following:


                                             YEAR ENDED      YEAR ENDED          YEAR ENDED
                                             DECEMBER 31,   DECEMBER 31,        DECEMBER 31,
                                               1997            1996                1995
                                            -------------  ------------        ---------------


Net loss on sale or write down of
theatre related assets....................  $(46,239,000)  $   (14,000)        $   (3,014,000)
Net gain on sale or realization of
non-theatre related assets................      3,787,000         --                1,175,000)
Other ....................................      (949,000)   (1,363,000)            (1,023,000)
                                            -------------  ------------        ---------------
                                            $(43,401,000)  $(1,377,000)        $   (2,862,000)
                                            ============   ============        ===============

     During the year ended December 31, 1997 the Corporation conducted a review of its operating assets and identified a select number of theatres for disposal. Accordingly, the Corporation took a charge of $46,239,000 representing the costs associated with terminating certain leases and disposing of certain properties and the write-off of the net book value attributable to the related properties. It is anticipated that the disposal plan will be substantially completed by the end of fiscal 1998. An amount of $10,307,000, representing remaining lease termination payments, is included in accounts payable as at December 31, 1997.

13.   INCOME TAXES

                                  YEAR ENDED      YEAR ENDED     YEAR ENDED
                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                     1997            1996           1995
                                 --------------  -------------  -------------

    Current....................    $1,072,000      $1,390,000    $1,269,000
                                 ==============  =============  =============

     The  Corporation's  income tax provision based upon income (loss) from
continuing   operations   before  income  taxes  is  made  up  as  follows:



                                                YEAR ENDED      YEAR ENDED     YEAR ENDED
                                               DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                  1997             1996          1995
                                               -------------  --------------  --------------


Statutory income tax rate ..................        44.0%            44.0%          44.0%
Provision based on statutory  income
  tax rate.................................    $(27,173,000)   $(13,064,000)   $(13,921,000)
 Increase (decrease) in income tax
  provision resulting from:
   Tax  exempt  portion  of  capital
     gains ..................................      (359,000)         (6,000)        (48,000)
   Permanent  differences other than
     capital gains...........................       519,000          62,000         766,000

Non-recognition of tax benefit of
  current year's losses for tax
  purposes:
   Canada ...................................         --              --          1,290,000
   United States ............................    35,130,000      14,050,000      11,913,000

Recognition of tax benefit of prior
  years' losses for tax purposes:
   Canada ...................................    (8,117,000)     (1,042,000)          --
   United States ............................         --            --                --
                                                -----------    ------------    ------------
Large  Corporations  Tax  and  state
  taxes..................................         1,072,000       1,390,000       1,269,000
                                                -----------    ------------    ------------
Income tax provision .....................      $ 1,072,000    $  1,390,000    $  1,269,000
                                                ===========    ============    ============


     For taxation purposes there are net operating loss carryforwards of approximately $272,000,000 available to offset future taxable income. These losses expire between the years 1998 and 2012. A portion of the United States net operating loss carryforwards, in the amount of $41,000,000, are subject to annual limitations under Section 382 of the Internal Revenue Code of 1986, as amended.

14.   SEGMENTED INFORMATION

     Substantially all of the Corporation's operations are in the exhibition business, including the exhibition and distribution of motion picture films. The geographic distribution of revenue, income(loss) before income taxes, income taxes, income (loss) and assets are shown below:


                                             YEAR ENDED       YEAR ENDED     YEAR ENDED
                                            DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                               1997               1996          1995
                                           -------------      ------------   ------------

Revenue
   Canada .........................        $206,547,000       $159,068,000   $150,026,000
   United States ..................         367,230,000        350,624,000    363,124,000
                                           ------------       ------------   ------------
                                           $573,777,000       $509,692,000   $513,150,000
                                           ============       ============   ============
Income (loss) before income taxes
   Canada .........................         $19,236,000         $2,394,000   $ (2,788,000)
   United States ..................         (80,231,000)       (32,086,000)   (28,850,000)
                                           ------------       ------------   ------------
                                           $(60,995,000)      $(29,692,000)  $(31,638,000)
                                           ============       ============   ============

Income taxes
   Canada ..........................       $    323,000       $    235,000   $    126,000
   United States ...................            749,000          1,155,000      1,143,000
                                           ------------       ------------   ------------
                                           $  1,072,000       $  1,390,000   $  1,269,000
                                           ============       ============   ============

Income (loss)
   Canada ..........................       $ 18,913,000         $2,159,000   $ (2,914,000)
   United States ...................        (80,980,000)       (33,241,000)   (29,993,000)
                                           ------------       ------------   ------------
                                           $(62,067,000)      $(31,082,000)  $(32,907,000)
                                           ============       ============   ============



                              DECEMBER 31,               DECEMBER 31,
                                 1997                      1996
                              -----------------   --------------------
    Assets
       Canada................  $163,323,000            $142,448,000
       United States.........   472,152,000             501,723,000
                              -----------------   -----------------
                               $635,475,000            $644,171,000
                              =================   =================

     Film exhibition operations outside of Canada and the United States are currently limited to one theatre (six screens) in Budapest, Hungary. This location is not material to the Corporation's financial position or results of operations and is included with Canada for segmented disclosure purposes.

15.   SUMMARY FINANCIAL INFORMATION OF PLITT THEATRES, INC. (PLITT)

     The  following is summarized  consolidated  financial  information  of
Plitt:


                                                YEAR ENDED      YEAR ENDED     YEAR ENDED
                                               DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                  1997             1996          1995
                                               ------------    ------------   -------------

Revenue ........................              $367,230,000      $350,624,000   $363,124,000
                                              ============      ============   ============

Income (loss) from continuing
  operations before general and
  administrative expenses,
  depreciation and amortization,
  interest on long-term debt and
  income taxes..................              $ (1,813,000)     $ 45,847,000   $ 46,148,000
                                              ------------      ------------   ------------
Net loss .......................              $(80,980,000)     $(33,241,000)  $(29,993,000)
                                              ============      ============   ============


     The results for the year ended December 31, 1997 include $1,313,000 of costs charged to Plitt by the Corporation (1996-$1,799,000; 1995-$Nil).


                                               DECEMBER 31,    DECEMBER 31,
                                                  1997             1996
                                               ------------    ------------

   Current assets..................            $ 14,382,000   $ 17,105,000
   Noncurrent assets...............            $457,770,000   $484,618,000
   Current liabilities.............            $130,838,000   $ 55,078,000
   Noncurrent liabilities..........            $256,008,000   $265,386,000
                                               ============   ============

     Current liabilities at December 31, 1997 include a net payable to the Corporation and other corporations within the consolidated group in the amount of $32,477,000 (1996--$9,551,000). Noncurrent liabilities at December 31, 1997 and December 31, 1996 include $10,000,000 that is owed to the Corporation.

16.   RELATED PARTY TRANSACTIONS

     Related party transactions not disclosed elsewhere in these financial statements include film distribution and exhibition agreements which the Corporation enters into with Universal. These agreements are conducted in accordance with normal business terms and conditions. Pursuant to these agreements, the Corporation, in the year ended December 31, 1997, paid approximately $27,459,000 in film licensing fees to Universal (1996--$20,631,000, 1995--$31,198,000) and received from Universal
approximately  $1,010,000  (1996--$666,000,   1995--$576,000)  relating  to
distribution services.

17. RECONCILIATION BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

     (i) The Corporation has adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS
109), for its financial statements presented under United States accounting principles. Under FAS 109 the Corporation's method of accounting for income taxes changes from the deferred method, as recorded under Canadian accounting principles, to an asset and liability approach. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     The income tax provision for the year ended December 31, 1997 calculated in accordance with United States accounting principles was the same as that reported under Canadian accounting principles after reflecting a net decrease in the valuation allowance of $58,600,000 (1996--net increase of $19,400,000, 1995--net increase of $22,700,000).

     The application of the above noted United States accounting principles on the balance sheet of the Corporation as at December 31, 1997 resulted in no net difference in deferred taxes from that reported under Canadian accounting principles. Net deferred tax assets and liabilities are comprised of the following:


                                              DECEMBER 31,    DECEMBER 31,
                                                 1997             1996
                                              ------------    ------------
    Deferred Tax Assets
       Non capital losses.............       $22,378,000     $98,039,000
       Depreciation...................        27,225,000      25,922,000
       Loss on disposals..............        13,729,000          --
       Other..........................        13,768,000      15,039,000
                                             -----------     -----------
                                              77,100,000     139,000,000
       Less: Valuation allowance......       (44,400,000)   (103,000,000)
                                             -----------    ------------
                                             $32,700,000     $36,000,000
                                             ===========    ============

    Deferred Tax Liabilities
       Depreciation....................      $32,134,000     $34,755,000
       Other..........................           566,000       1,245,000
                                             -----------     -----------
                                             $32,700,000     $36,000,000
                                             ===========    ============


     (ii) Under GAAP in the United States and the financial reporting requirements of the Securities and Exchange Commission, all operating income and expenses, such as those listed in note 12 to the consolidated financial statements, are required to be included in any subtotal purporting to represent income (loss) from operations. Therefore, under U.S. GAAP, income (loss) from operations as cross-referenced from the income statement to this note would be as follows:

             YEAR ENDED            YEAR ENDED           YEAR ENDED
         DECEMBER 31, 1997      DECEMBER 31,1996    DECEMBER 31, 1995
         -----------------      ----------------    -----------------
         $ (27,095,000)           $ 5,790,000          $ 9,345,000
         =================      ================    =================

     (iii) The Corporation applies APB Opinion No. 25 in accounting for its stock options under United States GAAP. Beginning in 1996, United States GAAP encourages, but does not require, the recording of compensation cost for stock options at fair value. The new United States accounting pronouncement, SFAS No. 123, does however, require the disclosure of pro forma net income and earnings per share information as if the Corporation had accounted for its stock options issued in 1997, 1996 and 1995 under the fair value method. Accordingly, the fair value of these options has been estimated at the date of grant or re-issue using the Black-Scholes option pricing model with the following assumptions for 1997 and 1996: weighted average risk free interest rate of 5.83% and 5.96%; dividend yield of 0%; volatility factor of the expected market price of the Corporation's Common Shares of 0.42 and 0.60; and a weighted average expected life of the options of 2.0 and 2.9 years. The weighted-average grant-date fair value of the options issued in 1997 was Canadian $0.48 and in 1996 was Canadian $0.80. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period which ranges from upon issuance or re-issue to four years. Retroactive application of the fair value method to prior years is not permitted, therefore the full effect of the fair value method will not be reflected in the pro forma disclosures until it has been applied to all non-vested options. Assuming the Corporation has accounted for its stock options issued under the fair value method, United States GAAP pro forma net loss and net loss per share for the years ended December 31, 1997 and 1996 would have been $63,559,000 ($0.36 per share) and $35,059,000 ($0.21 per share)
respectively. Compensation cost for the year ended December 31, 1995 has not been estimated as the number of options issued in the year was insignificant.

     (iv) Under GAAP in the United States and the financial reporting requirements of the Securities and Exchange Commission, presentation of Cash Flow from Operating Activities per Share is not permitted on the face of the Statement of Changes in Cash Resources.

     (v) In accordance with FAS 87 the following disclosures are made:

DEFINED BENEFIT PENSION PLAN

                                                YEAR ENDED      YEAR ENDED     YEAR ENDED
                                               DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                  1997             1996          1995
                                               ------------    ------------   -------------

    Periodic Pension Cost
      Service cost ...................          $   315,000     $   332,000     $   318,000
      Interest cost ..................              899,000         896,000         926,000
      Return on assets ...............             (554,000)       (537,000)       (460,000)
      Other ..........................              214,000         529,000         263,000
                                                -----------     -----------     -----------
                                                $   874,000     $ 1,220,000     $ 1,047,000
                                                ===========     ===========     ===========
    Key assumptions
      Discount rate ..................                 7.75%          7.50%           8.00%
      Expected long term
        return on assets .............                 8.50%          8.50%           8.50%
      Compensation increase rate .....                 6.00%          6.00%           6.00%







                                                YEAR ENDED      YEAR ENDED
                                               DECEMBER 31,    DECEMBER 31,
                                                  1997             1996
                                             --------------    ------------

    Reconciliation of Funded Status
      Projected benefit obligation .......   $(12,779,000)    $(12,185,000)
      Plan assets at fair value ..........      6,679,000        6,557,000
      Unrecognized net loss ..............      3,384,000        2,515,000
      Prior service costs not yet
        recognized .......................        108,000         129,000
      Unrecognized net transition
        obligation .......................        824,000         989,000
      Other ..............................        (62,000)       (150,000)
                                              -----------     -----------
                                              $(1,846,000)    $(2,145,000)
                                              ===========     ===========


DEFINED CONTRIBUTION PENSION PLAN

     No cost is recognized in any of the three years ended December 31, 1997 with respect to this plan.

     (vi) Under GAAP in the United States and the financial reporting requirements of the Securities and Exchange Commission, costs related to the proposed merger in the amount of $2,280,000, which have been charged to retained earnings under Canadian GAAP, would be charged to expense under U.S. GAAP. Accordingly, the following tabular reconciliation is provided for net loss in accordance with U.S. GAAP:

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                               1997
                                                            -------------

    Net loss as reported on the consolidated
      income statement...............................      $(62,067,000)
    Proposed merger costs............................         2,280,000
                                                           ------------
    Net loss in accordance with U.S. GAAP ...........      $(64,347,000)
                                                           ============

     In  accordance  with U.S.  GAAP the basic and fully  diluted  loss per
share     is     $0.36.     Shareholders'     equity     is     unaffected.

18.   JOINT VENTURES

     The Corporation's prorata share of the joint venture operations through which it carries out part of its activities is summarized below. The Balance Sheet amounts below reflect the elimination of accounts between these joint ventures and the Corporation.


                                                YEAR ENDED      YEAR ENDED      YEAR ENDED
                                               DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                                  1997             1996            1995
                                               ------------    ------------   -------------

Revenue..................................      $8,367,000       $4,727,000       $3,624,000
Expenses.................................       4,881,000        3,519,000        2,588,000
                                               ----------       ----------       ----------
Net income...............................      $3,486,000       $1,208,000       $1,036,000
                                               ==========       ==========       ==========
Cash flow from operations................      $3,969,000       $1,589,000       $1,251,000
                                               ==========       ==========       ==========


                                               DECEMBER 31,    DECEMBER 31,
                                                  1997             1996
                                               ------------    ------------

Current assets............................      $2,281,000       $966,000
Noncurrent assets.........................     $12,833,000    $10,953,000
Current liabilities.......................      $2,305,000     $1,629,000
Noncurrent liabilities....................      $2,381,000     $2,167,000
                                               ===========    ===========

19.   RECLASSIFICATIONS

     Certain prior years' balances have been reclassified to conform with the financial statement presentation adopted in the current year.

20.   PROPOSED MERGER

     On September 30, 1997, the Corporation announced that it has entered into an agreement with Sony Pictures Entertainment Inc. (SPE) and LTM Holdings, Inc. (LTM) which provides for the combination of the businesses of the Corporation and LTM. LTM is a private Delaware Corporation wholly-owned by SPE. The transaction will involve combining the Corporation with the Loews Theatres Exhibition Group, which consists of Sony/Loews Theatres and its joint ventures with Star Theatres and Magic Johnson Theatres. It is proposed that the combined company will be named Loews Cineplex Entertainment Corporation (LCE). It is anticipated that LCE will have over 2,700 screens in approximately 450 locations in North America.

     Pursuant to a series of related transactions to be effected pursuant to a Plan of Arrangement under the Business Corporations Act (Ontario), the Corporation's shares will be exchanged for shares of LCE with the result that the Corporation will become a wholly-owned subsidiary of LCE. Upon closing of the transaction, SPE will own approximately 51.1% of LCE's shares (representing 49.9% of LCE's voting shares); Universal will own approximately 26.0% of LCE's shares (subsequent to a cash subscription of approximately $84.5 million); the Charles Rosner Bronfman Family Trust and certain related parties (the "Bronfman Trusts") will own approximately 9.6% of LCE's shares; and the shareholders of the Corporation, other than SPE, Universal and the Bronfman Trusts, will own approximately 13.3% of LCE's shares. It is intended that the LCE shares will be listed on the New York Stock Exchange and the Toronto Stock Exchange.

     The merger is subject to approval by the shareholders of the Corporation and regulatory approval in both Canada and the United States. The special meeting of shareholders is scheduled for March 26, 1998. It is anticipated that closing of this transaction will take place in the second quarter of 1998.

     During the year ended December 31, 1997 the Corporation incurred legal, investment banking and other costs directly attributable to the proposed merger. Such costs are considered to be a capital transaction under Canadian GAAP and accordingly have been charged to retained earnings (note 17).

                         CINEPLEX ODEON CORPORATION

                         CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS OF U.S. DOLLARS)

                                              MARCH 31,    DECEMBER 31,
                                                 1998         1997
                                             -----------   -----------
                                             (UNAUDITED)

                   ASSETS

CURRENT ASSETS
  Cash.....................................   $     2,794  $     3,505
  Accounts receivable......................        11,404       13,222
  Other....................................         9,573        9,315
                                             ------------  -----------
                                                   23,771       26,042

PROPERTY, EQUIPMENT AND LEASEHOLDS.........       562,220      567,431

OTHER ASSETS
  Long-term investments and receivables....         5,291        2,206
  Goodwill.................................        31,414       31,687
  Deferred Charges.........................         7,951        8,109
                                             ------------  -----------
                                                   44,656       42,002
                                             ------------  -----------
TOTAL ASSETS...............................   $   630,647  $   635,475
                                             ============  ===========

    LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accruals............   $    89,289  $    91,849
  Deferred income..........................        19,301       20,364
  Current portion of long-term debt and
    other obligations......................        29,418       27,446
                                             ------------  -----------
                                                  138,008      139,659
LONG-TERM DEBT.............................       336,601      333,523

CAPITALIZED LEASE OBLIGATIONS..............         5,676        6,271

DEFERRED INCOME............................         3,369        3,965

PENSION OBLIGATION.........................           601          875

SHAREHOLDERS' EQUITY
  Capital stock............................       555,714      555,400
  Translation adjustment...................           625          939
  Retained earnings (deficit)..............      (409,947)    (405,157)
                                             ------------  -----------
                                                  146,392      151,182
COMMITMENTS AND CONTINGENCIES (note 2)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.   $   630,647  $   635,475
                                             ============  ===========



     The accompanying notes are an integral part of these consolidated financial statements.

                         CINEPLEX ODEON CORPORATION

                       CONSOLIDATED INCOME STATEMENT
          (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE FIGURES)

                                                         3 MONTHS    3 MONTHS
                                                           ENDED       ENDED
                                                         MARCH 31,   MARCH 31,
                                                           1998        1997
                                                      ------------  -----------
                                                              (UNAUDITED)

REVENUE
  Admissions........................................   $  101,731   $  106,392
  Concessions.......................................       38,718       38,347
  Other.............................................        6,262        5,807
                                                    --------------  ----------
                                                          146,711      150,546

EXPENSES
  Theatre operations and other expenses.............      120,870      116,485
  Cost of concessions...............................        7,422        7,114
  General and administrative .......................        5,163        5,167
  Depreciation and amortization.....................       10,936       11,021
                                                    --------------  ----------
                                                          144,391      139,787
                                                    --------------  ----------

Income before the undernoted........................        2,320       10,759

Other income (expenses).............................        3,330          (73)
                                                    --------------  ----------

Income before interest on long-term debt and                5,650       10,686
  income taxes......................................
Interest on long-term debt..........................        9,198        8,273
                                                    --------------  ----------

Income/(loss) before income taxes...................       (3,548)       2,413
Income taxes........................................          283          306
                                                    --------------  ----------
NET INCOME/(LOSS)...................................   $   (3,831)  $    2,107
                                                    ==============  ==========

BASIC
  Weighted average shares outstanding...............  176,878,000  176,784,000
  Income/(loss) per share...........................       ($0.02)       $0.01

FULLY DILUTED
  Weighted average shares outstanding...............  192,236,000  191,291,000
  Income/(loss) per share...........................       ($0.02)       $0.01




     The accompanying notes are an integral part of these consolidated financial statements.

                         CINEPLEX ODEON CORPORATION

            CONSOLIDATED STATEMENT OF CHANGES IN CASH RESOURCES
          (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE FIGURES)

                                                      3 MONTHS    3 MONTHS
                                                        ENDED       ENDED
                                                      MARCH 31,   MARCH 31,
                                                        1998        1997
                                                   -------------- ------------
                                                          (UNAUDITED)

CASH PROVIDED BY (USED FOR)
OPERATING ACTIVITIES
  Net (loss)/income................................   $   (3,831) $    2,107
  Depreciation and amortization....................       10,936      11,021
  Other non-cash items.............................       (4,050)       (717)
                                                   -------------- ------------
                                                           3,055      12,411
  Net change in non-cash working capital...........       (2,025)      3,792
                                                   -------------- ------------
                                                           1,030      16,203
                                                   -------------- ------------

FINANCING ACTIVITIES
  Decrease in long-term debt and other obligations.       (2,403)     (9,207)
  Increase in long-term debt and other obligations.        6,584         214
  Issue of share capital, net of issue costs.......          314          11
  Other............................................       (1,496)       (340)
                                                   -------------- ------------
                                                           2,999      (9,322)
                                                   -------------- ------------

INVESTMENT ACTIVITIES
  Additions to property, equipment and leaseholds..      (13,801)     (9,567)
  Long-term investments............................        3,402          --
  Proceeds on sale of certain theatre properties...        2,169       2,626
  Proposed merger costs............................         (959)         --
  Other............................................        4,449        (164)
                                                   -------------- ------------
                                                          (4,740)     (7,105)
                                                   -------------- ------------
NET DECREASE DURING PERIOD.........................         (711)       (224)


CASH AT BEGINNING OF PERIOD........................        3,505       2,718

CASH AT END OF PERIOD..............................   $    2,794  $    2,494
                                                   ============== ============

CASH FLOW FROM OPERATING ACTIVITIES PER SHARE
  Basic............................................   $     0.01  $     0.09
  Fully Diluted....................................   $     0.01  $     0.08

SUPPLEMENTAL CASH FLOW INFORMATION
  Interest on long-term debt paid..................   $    9,198  $    8,273
                                                   ============== ============
  Income taxes paid................................   $      283  $      306
                                                   ============== ============



     The accompanying notes are an integral part of these consolidated financial statements.

                         CINEPLEX ODEON CORPORATION

                         CINEPLEX ODEON CORPORATION

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                               MARCH 31, 1998
                             (IN U.S. DOLLARS)
                                (UNAUDITED)

1. BASIS OF PRESENTATION

     The consolidated financial statements in this document are prepared in accordance with accounting principles generally accepted in Canada. For the three months ended March 31, 1998, the application of accounting principles generally accepted in the United States did not have a material effect on the measurement of the Corporation's net loss and shareholders' equity. For information on differences between Canadian and United States generally accepted accounting principles, reference is made to the Corporation's consolidated financial statements for the year ended December 31, 1997.

     The consolidated financial statements in this document are based in part on estimates, and include all adjustments consisting of normal recurring accruals that management believes are necessary for a fair presentation of the Corporation's financial position as at March 31, 1998, and the results of its operations for the three months then ended. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

     The consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles applicable to interim periods; consequently they do not include all generally accepted accounting disclosures required for annual consolidated financial statements. For more complete information these consolidated financial statements should be read in conjunction with the Corporation's consolidated financial statements for the year ended December 31, 1997.

2. COMMITMENTS AND CONTINGENCIES

     (i) The Corporation and its subsidiaries are currently subject to audit by taxation authorities in several jurisdictions. The taxation authorities have proposed to reassess taxes in respect of certain transactions and income and expense items. The Corporation and its subsidiaries are vigorously contesting the adjustments proposed by the taxation authorities. Although such matters cannot be predicted with certainty, management does not consider the Corporation's exposure to such litigation to be material to these financial statements.

     (ii) The Corporation and its subsidiaries are also involved in certain litigation arising out of the ordinary course and conduct of its business. The outcome of this litigation is not currently determinable. Although such matters cannot be predicted with certainty, management does not consider the Corporation's exposure to such litigation to be material to these financial statements.

     (iii) The Corporation has not completed its test for compliance with the financial covenants contained in its bank credit facilities as of March 31, 1998. Given the uncertainty with respect to the admission and concession revenues that the Corporation will generate, there is a possibility that the Corporation may not meet certain financial covenants in current and future periods. The Corporation believes that the banking syndicate participating in the bank credit facilities would waive the particular financial covenants if the Corporation is not in compliance at a measurement date during the next twelve month period.

3. PROPOSED COMBINATION

     On September 30, 1997, the Corporation announced that it has entered into an agreement with Sony Pictures Entertainment Inc. (SPE) and LTM Holdings, Inc. (LTM) which provides for the combination of the businesses of the Corporation and LTM. LTM is a private Delaware corporation wholly owned by SPE. The transaction will involve combining the Corporation with the Loews Theatres Exhibition Group, which consists of Sony/Loews Theatres and its joint ventures with Loeks-Star Theatres and Magic Johnson Theatres. It is proposed that the combined company will be named Loews Cineplex Entertainment Corporation (LCE). LCE will have approximately 2,600 screens in approximately 450 locations in North America.

     Pursuant to a series of related transactions to be effected pursuant to a Plan of Arrangement under the Business Corporations Act (Ontario), the Corporation's shares will be exchanged for shares of LCE with the result that the Corporation will become a wholly owned subsidiary of LCE. Upon closing of the transaction, SPE will own approximately 51.1% of LCE's shares (representing 49.9% of LCE's voting shares); Universal Studios, Inc. (Universal) will own approximately 26% of LCE's shares (subsequent to a cash subscription of approximately $84.5 million); the Charles Rosner Bronfman Family Trust and certain related parties (the "Bronfman Trusts") will own approximately 9.6% of LCE's shares; and the shareholders of the Corporation, other than SPE, Universal and the Bronfman Trusts, will own approximately 13.3% of LCE's shares. It is intended that LCE's voting shares will be listed on The New York Stock Exchange and The Toronto Stock Exchange. On March 26, 1998, the shareholders of the Corporation voted to approve the combination.

4. RECLASSIFICATION

     Certain of the prior period's balances have been reclassified to conform with the presentation adopted in the current period.

======================================     =====================================

     NO PERSON HAS BEEN  AUTHORIZED
TO GIVE ANY  INFORMATION OR TO MAKE
ANY   REPRESENTATIONS   OTHER  THAN
THOSE  CONTAINED IN THIS PROSPECTUS
AND,   IF  GIVEN   OR  MADE,   SUCH
INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED  UPON AS HAVING  BEEN
AUTHORIZED.  THIS  PROSPECTUS  DOES
NOT  CONSTITUTE AN OFFER TO SELL OR
THE SOLICITATION OF AN OFFER TO BUY
ANY   SECURITIES   OTHER  THAN  THE
SECURITIES  TO WHICH IT  RELATES OR
AN OFFER TO SELL OR A  SOLICITATION
OF AN OFFER TO BUY SUCH  SECURITIES
IN ANY  CIRCUMSTANCES IN WHICH SUCH                   $300,000,000
OFFER OR  SOLICITATION IS UNLAWFUL.
NEITHER   THE   DELIVERY   OF  THIS
PROSPECTUS   NOR  ANY   SALE   MADE
HEREUNDER    SHALL,    UNDER    ANY
CIRCUMSTANCES,      CREATE      ANY
IMPLICATION  THAT THERE HAS BEEN NO
CHANGE  IN  THE   AFFAIRS   OF  THE
COMPANY  SINCE  THE DATE  HEREOF OR                    LOEWS CINEPLEX
THAT  THE  INFORMATION   HEREIN  IS               ENTERTAINMENT CORPORATION
CORRECT  AS OF ANY TIME  SUBSEQUENT
TO ITS DATE.

        TABLE OF CONTENTS

                                           8 7/8%  Senior Subordinated Notes due
                                                           2008

                                PAGE
                                ----
Available Information..............4
Cautionary Statement Concerning
  Forward-Looking Statements.......5
Prospectus Summary.................6
Risk Factors......................21
Capitalization....................28
The Exchange Offer................29
Certain Federal Income
 Tax Consequences of the
 Exchange Offer...................38
Selected Historical
 and Unaudited Pro Forma
 Financial Information............39
Unaudited Pro Forma Financial
 Information......................45
Management's
 Discussion and Analysis of
 Financial Condition and Results
 of Operations....................51
The Motion Picture
 Exhibition Industry..............60
Business..........................63
Management........................73
Certain Relationships
 and Related Transactions.........85
Security Ownership
 of Certain Beneficial Owners
 and Management...................87
The Stockholders
 Agreement........................89
Description of Certain                    -------------------------------------
 Indebtedness.....................97
Description of New Notes..........99                 PROSPECTUS
Certain Federal Tax
 Consequences of an Investment            -------------------------------------
 in the New Notes................120
Plan of Distribution.............124
Validity of the New Notes........125
Experts..........................125
Index to Financial Statements....F-1

======================================    =====================================

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys'
fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Article VIII of the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") requires Loews Cineplex to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Loews Cineplex) by reason of the fact that he or she is or was a director or officer of Loews Cineplex, or, while a director or officer of Loews Cineplex, is or was serving at the request of Loews Cineplex as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Loews Cineplex, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Article IX of the Restated Certificate provides that to the fullest extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of Loews Cineplex shall not be liable to Loews Cineplex or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of, or adoption of any provision of the Restated Certificate inconsistent with, such Article IX shall not adversely affect any right or protection of a director of Loews Cineplex for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     Loews Cineplex has entered into indemnification agreements with its directors and officers substantially in the form attached to this registration statement as Exhibit 10.7. These agreements provide, in general, that Loews Cineplex will indemnify such directors and officers for, and hold them harmless from and against, any and all amounts paid in settlement or incurred by, or assessed against, such directors and officers arising out of or in connection with the service of such directors and officers as a director or officer of Loews Cineplex or its Affiliates (as defined therein) to the fullest extent permitted by Delaware law. Each indemnification agreement terminates upon the later of (a) 10 years after the director or officer ceases to be an officer or director of Loews Cineplex (or any other entity at the request of Loews Cineplex) and (b) one year after the final termination of all pending or threatened proceedings for which such director or officer is or may be entitled to indemnification under such agreement.

     Loews Cineplex maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of Loews Cineplex and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of Loews Cineplex and/or its subsidiaries, as the case may be.

     Insofar as limitations of, or indemnification for, liabilities arising under the Securities Act may be permitted for directors and executive officers pursuant to the foregoing provisions, the Company understands that, in the opinion of the Commission, such limitations of, and indemnification for, liabilities is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a)      Exhibits

     2.1(1)    --   Amended  and  Restated  Master   Agreement  among  Sony
                    Pictures  Entertainment  Inc.,  Registrant and Cineplex
                    Odeon Corporation dated as of September 30, 1997

     2.2(4)    --   Amending Agreement dated May 14, 1998

     2.3(l)    --   Subscription  Agreement by and between  Registrant  and
                    Universal Studios, Inc. dated as of September 30, 1997

     2.4(1)    --   Plan of Arrangement

     3.1(4)    --   Amended and Restated  Certificate of  Incorporation  of
                    Registrant

     3.2(5)    --   Amended and Restated By-laws of Registrant

     4.1(2)    --   Indenture dated as of June 23, 1994, by and among Plitt
                    Theatres, Inc., Cineplex Odeon Corporation and The Bank of New York, as Trustee

     4.2(4)    --   Supplemental  Indenture dated as of May 14, 1998, among
                    Plitt  Theatres,  Inc.,  Registrant and The Bank of New
                    York, as Trustee

     4.3(5)    --   Second Supplemental Indenture dated as of July 1, 1998,
                    among Plitt Theatres,  Inc., Registrant and The Bank of
                    New York, as Trustee

     4.4       --   Indenture  dated as of  August  5,  1998,  by and among
                    Registrant and Bankers Trust Company, as Trustee

     4.5       --   Form of New Note (included in Exhibit 4.4 above)

     4.6       --   Exchange and Registration  Rights Agreement dated as of
                    August 5, 1998 by and among Registrant and the initial purchasers of the New Notes

     5.1       --   Opinion of Fried,  Frank,  Harris,  Shriver & Jacobson,
                    counsel to the Company, as to the validity of the securities being registered

     10.1(1)   --   Amended  and  Restated  Stockholders   Agreement  among
                    Registrant, Sony Pictures Entertainment Inc., Universal
                    Studios, Inc., Charles Rosner Bronfman Family Trust and
                    Other Parties thereto dated as of September 30, 1997

     10.2(4)   --   Tax Sharing and Indemnity Agreement dated as of May 14,
                    1998 by and among Registrant and Sony Corporation of America

     10.3(4)   --   Sony  Trademark  Agreement  dated  May 14,  1998 by and
                    among Registrant and Sony Corporation of America

     10.4(4)   --   Transition  Services Agreement dated May 14, 1998 among
                    Registrant,   Sony  Corporation  of  America  and  Sony
                    Pictures Entertainment Inc.

     10.5(4)   --   Sony Entertainment  Center Lease made as of May 9, 1997
                    between  SRE  San  Francisco   Retail  Inc.  and  Loews
                    California Theatres Inc. (portions of such exhibit were previously filed separately with the Commission under an application for confidential treatment pursuant to Rule 83 of the Commission Rules on Organization,
                    Conduct and Ethics,  and Information and Regulation (17
                    CFR (S) 200.83))

     10.6(4)   --   Sony YBG Entertainment Center Tenant Work Agreement

     10.7(l)   --   Form of Director Indemnification Agreement

     10.8(l)   --   Loews  Cineplex  Entertainment  Corporation  1997 Stock
                    Incentive Plan

     10.9(4)   --   Credit  Agreement  dated  as  of  May  14,  1998  among
                    Registrant, as Borrower, the lenders listed therein, as Lenders, Bankers Trust Company, as Administrative Agent and Co-Syndication Agent and Bank of America NT&SA, The
                    Bank of New York and Credit  Suisse  First  Boston,  as
                    Co-Syndication Agents

     10.10(4)  --   Employment Agreement between Registrant and Lawrence J.
                    Ruisi, dated May 14, 1998

     10.11(3)  --   Employment Agreement between Cineplex Odeon Corporation
                    and Allen Karp, dated July 4, 1996

     10.12(5)  --   Amended  and  Restated  Employment   Agreement  between
                    Cineplex  Odeon   Corporation  and  Allen  Karp,  dated
                    November 28, 1997

     10.13(4)--     Assumption  dated May 14, 1998 of Allen Karp Employment
                    Agreement by Registrant

     10.14(l)  --   Agreement  between  Registrant  and  Seymour H.  Smith,
                    dated May 1, 1990,  including  Letter  Amendments dated
                    November 14, 1991,  March 9, 1993, May 10, 1995,  April
                    11, 1996 and June 6, 1997

     10.15(l)  --   Agreement  between  Registrant  and Travis Reid,  dated
                    October 21, 1995

     10.16(l)  --   Agreement between Registrant and Joseph Sparacio, dated
                    August 20, 1994,  including Term Extension Letter dated
                    March 5, 1997

     10.17(l)  --   Agreement between Registrant and John J. Walker,  dated
                    June 1, 1993,  including  Term  Extension  Letter dated
                    March 5, 1997

     10.18(l)  --   Letter  Agreement   between   Registrant  and  John  C.
                    McBride, Jr., dated November 17, 1997

     10.19(4)  --   Letter Agreement  between  Registrant and Mindy Tucker,
                    dated December 15, 1997

     10.20(5)  --   Letter  Agreement  between  Registrant  and  J.  Edward
                    Shugrue, dated December 15, 1997

     10.21     --   Purchase  Agreement,  dated as of July 31, 1998, by and
                    among  Loews  Cineplex  Entertainment  Corporation  and
                    Goldman,  Sachs  & Co.,  BT  Alex  Brown  Incorporated,
                    Credit  Suisse  First  Boston  Corporation  and Salomon
                    Brothers Inc

     10.22     --   Amendment to the Purchase Agreement, dated as of August
                    4,  1998,  by and among  Loews  Cineplex  Entertainment
                    Corporation  and  Goldman,  Sachs & Co.,  BT Alex Brown
                    Incorporated, Credit Suisse First Boston Corporation and Salomon Brothers Inc

     12.1      --   Computation of Ratio of Earnings to Fixed Charges

     21.1(5)   --   Subsidiaries of the Registrant

     23.1      --   Consent of KPMG

     23.2      --   Consent of PricewaterhouseCoopers LLP

     23.3      --   Consent  of Fried,  Frank,  Harris,  Shriver & Jacobson
                    (included as part of Exhibit 5.1)

     24.1      --   Powers of  Attorney  (included  in the  signature  page
                    to the Registration Statement)

     25.1      --   Statement of Eligibility  and  Qualification  Under the
                    Trust  Indenture  Act of 1939  (T-1) of  Bankers  Trust
                    Company (bound separately)

     27.1(5)   --   Financial Data Schedule (for SEC use only)

     99.1      --   Form of Letter of Transmittal

     99.2      --   Form of Notice of Guaranteed Delivery



(1) Incorporated by reference to the Company's Registration Statement on Form S-4 filed on February 13, 1998, Commission file number 333-46313.

(2) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 of Cineplex Odeon Corporation, Commission file number 1-9454.

(3) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 of Cineplex Odeon Corporation, Commission file number 1-9454.

(4) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended February 28, 1998 of Registrant, as amended, Commission file number 1-14099.

(5) Incorporated by reference to the Company's Registration Statement on Form S-1 filed on June 15, 1998, as amended, Commission file number 333-56897.

   (b)      Schedules

      Schedule II -- Valuation and Qualifying Accounts

ITEM 22.    UNDERTAKINGS

   The undersigned Registrant hereby undertakes that:

     (1) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

     (2) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (3) for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus filed shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (5) every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) it shall file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of September, 1998.

                                    LOEWS CINEPLEX
                                    ENTERTAINMENT CORPORATION


                                    By: /s/ Lawrence J. Ruisi
                                       -----------------------------------
                                                 Lawrence J. Ruisi
                                     President and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Mindy Tucker, John J. Walker and John
C. McBride, Jr., and each of them as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places, and steads, in any and all capacities, to sign the Registration Statement to be filed in connection with the exchange offer of 8 7/8% Senior Subordinated Notes due 2008 of Loews Cineplex Entertainment Corporation and any and all amendments (including post-effective amendments) to the Registration Statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one Instrument.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

        SIGNATURE                    TITLE                      DATE
        ---------                    -----                      ----

 /s/ Lawrence J. Ruisi      President and Chief           September 30, 1998
--------------------------   Executive Officer
    Lawrence J. Ruisi        (Principal Executive
                             Officer) and Director

   /s/ John J. Walker       Senior Vice President,        September 30, 1998
--------------------------   Chief Financial Officer
      John J. Walker         and Treasurer
                             (Principal Financial
                             Officer)

  /s/ Joseph Sparacio       Vice President, Finance       September 30, 1998
--------------------------   and Controller (Principal
     Joseph Sparacio         Accounting Officer)


 /s/ George A. Cohon        Director                      September 30, 1998
-------------------------
     George A. Cohon


 /s/ Marinus N. Henny       Director                      September 30, 1998
-------------------------
     Marinus N. Henny


                            Director
-------------------------
        Allen Karp


                            Director
-------------------------
    Ernest Leo Kolber


/s/ Kenneth Lemberger       Director                      September 30, 1998
-------------------------
    Kenneth Lemberger


    /s/ Ron Meyer           Director                      September 30, 1998
-------------------------
        Ron Meyer


                            Director
-------------------------
    Brian C. Mulligan


    /s/ Yuki Nozoe          Director                      September 30, 1998
-------------------------
        Yuki Nozoe


  /s/ Karen Randall         Director                      September 30, 1998
-------------------------
      Karen Randall


 /s/ Stanley Steinberg      Director                      September 30, 1998
-------------------------
    Stanley Steinberg


 /s/ Howard Stringer        Director                      September 30, 1998
-------------------------
     Howard Stringer


                            Director
-------------------------
     Robert J. Wynne


/s/ Mortimer Zuckerman      Director                      September 30, 1998
-------------------------
    Mortimer Zuckerman

                                                                SCHEDULE II

                  LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                       (FORMERLY LTM HOLDINGS, INC.)

                     VALUATION AND QUALIFYING ACCOUNTS
                               (IN THOUSANDS)

                                            ADDITIONS
                               BALANCE      (CHARGED
                               AT           TO COSTS   DEDUCTIONS  BALANCE AT
                               BEGINNING       AND      AND OTHER    END OF
                               OF PERIOD    EXPENSES)    CHARGES     PERIOD
                           -------------- ------------ ----------- ------------

YEAR ENDED FEBRUARY 28, 1998
  Reserve for net book value
   of property, equipment and  $  3,979     $  4,409     $  2,389    $  5,999
   leaseholds ..............
  Reserve for other costs ...  $      0     $  4,656     $    859    $  3,797

YEAR ENDED FEBRUARY 28, 1997
  Reserve for net book value
   of property, equipment and  $  4,663     $  4,036     $  4,720    $  3,979
   leaseholds...............
YEAR ENDED FEBRUARY 29, 1996
  Reserve for net book value
   of property, equipment and  $  3,150     $  5,663     $  4,150    $  4,663
   leaseholds...............

                               EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                      DOCUMENT DESCRIPTION                     PAGE
----------                   --------------------                  ------------

     2.1(1)    --   Amended  and  Restated  Master   Agreement  among  Sony
                    Pictures  Entertainment  Inc.,  Registrant and Cineplex
                    Odeon Corporation dated as of September 30, 1997

     2.2(4)    --   Amending Agreement dated May 14, 1998

     2.3(l)    --   Subscription  Agreement by and between  Registrant  and
                    Universal Studios, Inc. dated as of September 30, 1997

     2.4(l)    --   Plan of Arrangement

     3.1(4)    --   Amended and Restated  Certificate of  Incorporation  of
                    Registrant

     3.2(5)    --   Amended and Restated By-laws of Registrant

     4.1(2)    --   Indenture dated as of June 23, 1994, by and among Plitt
                    Theatres, Inc., Cineplex Odeon Corporation and The Bank of New York, as Trustee

     4.2(4)    --   Supplemental Indenture dated as of May 14, 1998, among
                    Plitt  Theatres,  Inc.,  Registrant and The Bank of New
                    York, as Trustee

     4.3(5)    --   Second Supplemental Indenture dated as of July 1, 1998,
                    among Plitt Theatres,  Inc., Registrant and The Bank of
                    New York, as Trustee

     4.4       --   Indenture  dated as of  August  5,  1998,  by and among
                    Registrant and Bankers Trust Company, as Trustee

     4.5       --   Form of New Note (included in Exhibit 4.4 above)

     4.6       --   Exchange and Registration  Rights Agreement dated as of
                    August 5, 1998 by and among Registrant and the initial purchasers of the New Notes

     5.1       --   Opinion of Fried,  Frank,  Harris,  Shriver & Jacobson,
                    counsel to the Company, as to the validity of the securities being registered

     10.1(1)   --   Amended  and  Restated  Stockholders   Agreement  among
                    Registrant, Sony Pictures Entertainment Inc., Universal
                    Studios, Inc., Charles Rosner Bronfman Family Trust and
                    Other Parties thereto dated as of September 30, 1997

     10.2(4)   --   Tax Sharing and Indemnity Agreement dated as of May 14,
                    1998 by and among Registrant and Sony Corporation of America

     10.3(4)   --   Sony  Trademark  Agreement  dated  May 14,  1998 by and
                    among Registrant and Sony Corporation of America

     10.4(4)   --   Transition  Services Agreement dated May 14, 1998 among
                    Registrant,   Sony  Corporation  of  America  and  Sony
                    Pictures Entertainment Inc.

     10.5(4)   --   Sony Entertainment  Center Lease made as of May 9, 1997
                    between  SRE  San  Francisco   Retail  Inc.  and  Loews
                    California Theatres Inc. (portions of such exhibit were previously filed separately with the Commission under an application for confidential treatment pursuant to Rule 83 of the Commission Rules on Organization,
                    Conduct and Ethics,  and Information and Regulation (17
                    CFR (S) 200.83))

     10.6(4)   --   Sony YBG Entertainment Center Tenant Work Agreement

     10.7(l)   --   Form of Director Indemnification Agreement

     10.8(l)   --   Loews  Cineplex  Entertainment  Corporation  1997 Stock
                    Incentive Plan

     10.9(4)   --   Credit  Agreement  dated  as  of  May  14,  1998  among
                    Registrant, as Borrower, the lenders listed therein, as Lenders, Bankers Trust Company, as Administrative Agent and Co-Syndication Agent and Bank of America NT&SA, The
                    Bank of New York and Credit  Suisse  First  Boston,  as
                    Co-Syndication Agents

     10.10(4)  --   Employment Agreement between Registrant and Lawrence J.
                    Ruisi, dated May 14, 1998

     10.11(3)  --   Employment Agreement between Cineplex Odeon Corporation
                    and Allen Karp, dated July 4, 1996

     10.12(5)  --   Amended  and  Restated  Employment   Agreement  between
                    Cineplex  Odeon   Corporation  and  Allen  Karp,  dated
                    November 28, 1997

     10.13(4)  --   Assumption  dated May 14, 1998 of Allen Karp Employment
                    Agreement by Registrant

     10.14(l)  --   Agreement  between  Registrant  and  Seymour H.  Smith,
                    dated May 1, 1990,  including  Letter  Amendments dated
                    November 14, 1991,  March 9, 1993, May 10, 1995,  April
                    11, 1996 and June 6, 1997

     10.15(l)  --   Agreement  between  Registrant  and Travis Reid,  dated
                    October 21, 1995

     10.16(l)  --   Agreement between Registrant and Joseph Sparacio, dated
                    August 20, 1994,  including Term Extension Letter dated
                    March 5, 1997

     10.17(l)  --   Agreement between Registrant and John J. Walker,  dated
                    June 1, 1993,  including  Term  Extension  Letter dated
                    March 5, 1997

     10.18(l)  --   Letter  Agreement   between   Registrant  and  John  C.
                    McBride, Jr., dated November 17, 1997

     10.19(4)  --   Letter Agreement  between  Registrant and Mindy Tucker,
                    dated December 15, 1997

     10.20(5)  --   Letter  Agreement  between  Registrant  and  J.  Edward
                    Shugrue, dated December 15, 1997

     10.21     --   Purchase  Agreement,  dated as of July 31, 1998, by and
                    among  Loews  Cineplex  Entertainment  Corporation  and
                    Goldman,  Sachs  & Co.,  BT  Alex  Brown  Incorporated,
                    Credit  Suisse  First  Boston  Corporation  and Salomon
                    Brothers Inc

     10.22     --   Amendment to the Purchase Agreement, dated as of August
                    4,  1998,  by and among  Loews  Cineplex  Entertainment
                    Corporation  and  Goldman,  Sachs & Co.,  BT Alex Brown
                    Incorporated, Credit Suisse First Boston Corporation and Salomon Brothers Inc

     12.1      --   Computation of Ratio of Earnings to Fixed Charges

     21.1(5)   --   Subsidiaries of the Registrant

     23.1      --   Consent of KPMG


     23.2      --   Consent of PricewaterhouseCoopers LLP

     23.3      --   Consent  of Fried,  Frank,  Harris,  Shriver & Jacobson
                    (included as part of Exhibit 5.1)

     24.1      --   Powers of  Attorney  (included in the  signature  page
                    to the Registration Statement)

     25.1      --   Statement of Eligibility  and  Qualification  Under the
                    Trust  Indenture  Act of 1939  (T-1) of  Bankers  Trust
                    Company (bound separately)

     27.1(5)   --   Financial Data Schedule (for SEC use only)

     99.1      --   Form of Letter of Transmittal

     99.2      --   Form of Notice of Guaranteed Delivery



-----------------------
(1) Incorporated by reference to the Company's Registration Statement on Form S-4 filed on February 13, 1998, Commission file number 333-46313.

(2) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 of Cineplex Odeon Corporation, Commission file number 1-9454.

(3) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 of Cineplex Odeon Corporation, Commission file number 1-9454.

(4) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended February 28, 1998 of Registrant, as amended, Commission file number 1-14099.

(5) Incorporated by reference to the Company's Registration Statement on Form S-1 filed on June 15, 1998, as amended, Commission file number 333-56897.